Form 10KSB, Exhibit 13
period 1996-09-30
FIRST KEYSTONE FINANCIAL INC
filed 1996-12-30
CIK 856751

                                                              EXHIBIT 13




TABLE OF CONTENTS

Selected Consolidated and Other Financial Data ......................  2



A Message to Our Shareholders .......................................  4



The Year in Review ..................................................  6



Management's Discussion and Analysis of
      Financial Condition and Results of Operations .................  8



Report of Independent Auditors ...................................... 18


CONSOLIDATED FINANCIAL STATEMENTS

         Consolidated Statements of Financial Condition ............. 19

         Consolidated Statements of Income .......................... 20

         Consolidated Statements of Changes in Stockholders' Equity . 21

         Consolidated Statements of Cash Flows ...................... 22

         Notes to Consolidated Financial Statements ................. 23



Corporate Information ............................................... 40

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated financial and other data of First Keystone Financial, Inc. set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere herein.



                                                                                AT OR FOR THE YEAR
                                                                                ENDED SEPTEMBER 30,
                                                    ------------------------------------------------------------------------------
                                                    1996               1995                1994             1993           1992
                                                    ----               ----                ----             ----           ----
(Dollars in Thousands)
SELECTED FINANCIAL DATA:
Total assets                                     $294,241           $ 280,979           $ 237,749        $ 233,516       $ 232,399
Loans receivable, net                             167,530             158,002             142,226          137,186         147,739
Mortgage-related securities, net                   23,221              60,294              68,369           64,213          46,004
Investment securities                                                  10,710              12,145           11,238          11,997
Assets held for sale:
  Mortgage-related and equity securities           60,211              19,538                 251              946
  Loans                                             2,447                  57                 168            1,245           1,633
Real estate owned                                   1,557                 465                 503              971           2,084
Deposit accounts                                  219,205             223,753             216,065          218,361         218,731
FHLB advances and other borrowings                 46,740              28,411               5,267              343
Stockholders' equity                               23,084              24,463              11,622           11,206          10,161
Non-performing assets                               6,909               3,621               5,879            6,455           7,116
----------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
Interest income                                   $19,837           $  18,295           $  15,547        $  16,573       $  18,389
Interest expense                                   10,932              10,767               9,153           10,048          12,197
                                                   ------              ------               -----           ------          ------
Net interest income                                 8,905               7,528               6,394            6,525           6,192
Provision for loan losses                           1,250                  52                 416              390             120
Net interest income
    after provision for loan losses                 7,655               7,476               5,978            6,135           6,072
Other income (expense):
  Service charges and other fees                    1,047               1,029               1,010              962             924
  Net gain on sales of interest-earning assets        203                 113                 350              778             545
  Net gain (loss) on real estate activities             2                 (44)                (47)              17             228
  Net recovery on real estate investments                                                                                      280
  Other                                                56                  89                 158              119             116
Operating expenses                                  8,645(1)            7,036               7,728            6,918           6,334
                                                   --------             -----               -----            -----           -----
Income (Loss) before income taxes,
   extraordinary item
   and cumulative effect of change in
   accounting principle                               318 (1)           1,627                (279)           1,093           1,831
Income tax expense (benefit)                         (567)                504                 (95)             127             546
Extraordinary item, utilization of
   state tax carryforward                                                                                       79             100
Cumulative effect of change in
accounting for income taxes                                                                   600
                                                 --------           ---------           ---------        ---------       ---------
Net income                                       $    885(1)        $   1,123           $     416        $   1,045       $   1,385
                                                 ==========         =========           =========        =========       =========
Earnings per common share                        $    .74(1)        $     .74                 N/A              N/A             N/A
                                                 ==========         =========           =========        =========       =========

---------------
      (1) Includes the effects of the one-time SAIF special assessment. The effects of the assessment increased operating expenses and decreased income before income taxes by $1.4 million. The effects of the assessment also decreased net income and earnings per share by $876,000 and $.74, respectively.


                                                                               AT OR FOR THE YEAR
                                                                               ENDED SEPTEMBER 30,
                                                         ----------------------------------------------------------------------
                                                                  1996           1995          1994           1993         1992
                                                                  ----           ----          ----           ----         ----
SELECTED OPERATING RATIOS:
Average yield earned on interest-earning assets                   7.45%         7.37%          6.84%         7.31%        8.25%
Average rate paid on interest-bearing liabilities                 4.42          4.62           4.18          4.58         5.60
Average interest rate spread                                      3.03          2.75           2.66          2.73         2.65
Net interest margin                                               3.34          3.03           2.81          2.88         2.78
Ratio of interest-earning assets to
    interest-bearing liabilities                                107.65        106.55         103.77        103.33       102.37
Net interest income after provision for loan losses to
    operating expenses                                           88.55(2)     106.25          77.36         88.68        95.86
Operating expenses as a percent of average assets                 3.14(2)       2.73           3.29          2.95         2.74
Return on average assets                                          0.32(2)       0.44            .18          0.45         0.60
Return on average equity                                          3.84(2)       5.59           3.60         10.07        14.83
Ratio of average equity to average assets                         8.36          7.80           4.91          4.42         4.04
Full-service offices at end of period                                5             5              5             5            5
------------------------------------------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS:(3)
Non-performing loans as a
    percent of gross loans receivable                             3.15          1.98           3.74          3.92         3.32
Non-performing assets as a
    percent of total assets                                       2.35          2.12           2.46          2.76         3.06
Allowance for loan losses as a
     percent of gross loans receivable                            1.54           .93           1.07          0.91         1.42
Allowance for loan losses as a
    percent of nonperforming loans                               49.03         47.12          28.65         23.07        42.43
Net loans charged-off to average
   interest-earning loans receivable                              0.07          0.07           0.10          0.89         0.03
------------------------------------------------------------------------------------------------------------------------------
CAPITAL RATIOS:(3)
Tangible capital ratio                                            7.67          8.23           4.88          4.80         4.37
Core capital ratio                                                7.67          8.23           4.88          4.80         4.37
Risk-based capital ratio                                         17.24         17.82          10.13         10.77         9.34
------------------------------------------------------------------------------------------------------------------------------


      (2) Includes the effects of the one-time SAIF special assessment of $1.4 million. Excluding the one-time effects, the ratio of net interest income after provision for loan losses to operating expenses and operating expenses as a percent of average assets were 106.04% and 2.62%, respectively. In addition, return on average assets and return on average equity were .64% and 7.64%, respectively, excluding the assessment.

      (3) Asset Quality Ratios and Capital Ratios are end of period ratios, except for charge-offs to average loans. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.



The following table shows market price information for Company's Common Stock (NASDAQ Symbol: FKFS). The prices set forth below represent the high and low prices on the Nasdaq National Market System during the periods indicated. During the periods presented, the Company did not declare or pay any dividend on its common stock. (See Note 20 to the Consolidated Financial Statements.)


                                                     PRICE PER SHARE
                                                    -------------------
QUARTERLY PERIOD ENDED                              HIGH            LOW
----------------------                              ----            ---

March 31, 1995(a)                                 $12.75           $10.25
June 30, 1995                                      13.375           12.25
September 30, 1995                                 18.00            14.25
December 31, 1995                                  21.00            15.25
March 31, 1996                                     20.75            18.50
June 30, 1996                                      19.00            17.00
September 30, 1996                                 18.25            16.75


(a) The Company's Common Stock commenced trading on January 26, 1995.

A MESSAGE TO OUR SHAREHOLDERS

                          [PHOTO OF DONALD S. GUTHRIE]



  I am pleased to report that in our first full year as a public company, First Keystone Financial, Inc., the holding company for First Keystone Federal Savings Bank, has successfully implemented a number of the initiatives outlined in our strategic plan during this past fiscal year:

ENHANCING SHAREHOLDER VALUE;

As part of the Company's initiatives to enhance shareholder value, the Company repurchased 5% of its issued and outstanding shares of common stock in the first quarter of 1996. In addition, as a result of the Company's strong earnings and capital position, your Board of Directors established a dividend policy with an initial quarterly dividend of $.05 per share payable in the first quarter of 1997.

INCREASING THE COMPANY'S CORE EARNINGS;

Excluding a one-time special assessment, core earnings have grown substantially, net interest margin has increased and our profitability ratios have improved. In the fourth quarter of this fiscal year, the Company, as did most banking institutions with Savings Association Insurance Fund (SAIF) deposits, had to pay a one-time assessment to recapitalize SAIF. As a result, the Company earned net income of $885,000 or .$74 per share for the year ended September 30, 1996, which reflects the effects of this $1.4 million pre-tax charge and a $1.2 million provision for possible loan losses. Excluding the one-time special assessment, the Company's net income was $1.8 million for fiscal 1996, an increase of $638,000 or 56.8% compared to fiscal 1995. The Company's earnings per share for fiscal 1996 were $.74 per share (including the one-time special assessment) and $1.48 per share (excluding the one-time special assessment) as compared to $.74 in fiscal 1995.

The one-time special assessment of 65.7 basis points on SAIF-insured deposits was part of federal legislation passed by Congress and signed by the President in September of 1996. The legislation also lowers the SAIF premium from 23 cents per $100 of deposits to approximately 6.5 cents per $100 of deposits. We are pleased that the insurance issue has finally been resolved as this will result in an annual estimated pre-tax savings of $365,000 per year for the Company.

REDUCING THE COMPANY'S OPERATING EXPENSE RATIOS;

Excluding the one-time assessment, the Company experienced a slight increase in operating expenses of $200,000 due primarily to a one time charge of approximately $311,000 incurred in association with the implementation of a cost reduction program announced in the first quarter of fiscal 1996. However, operating expenses as a percentage of average assets decreased from 2.7% of average assets during 1995 to 2.4% of average assets during 1996. Through staff reduction, controlled expenses and greater use of technology, operating expenses have begun to decline from $1.8 million in the fourth quarter of fiscal 1995 compared to $1.7 million for the fourth quarter of 1996.

MEETING THE BANKING NEEDS OF OUR CUSTOMERS AND THE COMMUNITIES THAT WE SERVE.

In keeping with the Company's strategic plan to increase core earnings and enhance net interest margin, in 1996, First Keystone expanded its services to include commercial lending. With more than 12 years of commercial lending experience, the Vice President of this new division will focus on small to moderate sized businesses located in the Delaware Valley region. Recognizing that commercial accounts are built on relationships and not just transactions, we will develop this part of our portfolio with the same prudent management style that has been the foundation of our success. This is a natural extension to our product line as First Keystone has been serving many of these businesses with their traditional retail banking needs for years. We see this new program as a significant opportunity to grow our business accounts and diversify our portfolio by providing a quicker response time and more personalized service than larger banks headquartered in cities and states outside our region, since as a community bank, management and its Board of Directors are local and have a comprehensive understanding of the Bank's marketplace.

  As a new public company, we have had a successful first flight, but many opportunities lie ahead. We understand that there is no substitute for results and we plan to deliver even greater results in 1997. We plan to continue to increase our core earnings, improve our profitability ratios, provide our shareholders enhanced value and deliver an ever improving level of service to our valuable customers. Your Board of Directors, officers and dedicated employees are committed to these goals in 1997.

On behalf of myself, the Board of Directors, officers and employees of First Keystone, we thank you for your continued support and wish you and your family a healthy and prosperous new year.


                           /s/ Donald S. Guthrie
                           -------------------------------------
                           Donald S. Guthrie
                           President and Chief Executive Officer



[PHOTO CAPTION]
"Unlike other area banks which keep changing their names and their people, Monika and I appreciate the personal attention and relationships we've developed with the people at First Keystone Federal."

               Z. Rehoric
               Kenny's Flower Shop, Media

                             [PHOTO OF Z. Rehoric}

                           [PHOTO OF Emily R. Myers]

[PHOTO CAPTION]
"My branch manager took the time to research my account and located a cancelled check which saved me a substantial amount of money -- First Keystone Federal saved the day for me."
                  Emily R. Myers
                  Decision Design Research, Inc.

YEAR END HIGHLIGHTS

ON TECHNOLOGY...

During 1996, First Keystone introduced Check Imaging to its services portfolio. This system eliminates the cost of collating and returning customer checks by mail. It also minimizes employee time required to research account inquiries. In the fourth quarter of 1995, the Bank introduced 24-Hour Telephone Banking which has won wide acceptance with our customers in 1996. Many types of customer transactions and inquiries can now be processed through the Bank's automated system 7 days a week, 24 hours a day by a touch tone telephone. The volume of monthly transactions that are handled by this system has increased by 78% from the first quarter of this fiscal year compared to the last quarter of this year. Previously these transactions were done by Bank personnel.

OUR STRENGTH IN LENDING . . .

   Management, recognizing the customer's propensity for a more comprehensive product line and the intent of Congress as recently expressed in the newly enacted BIF/SAIF legislation, launched its commercial lending department in the fall of 1996. The solid judgement and knowledge of the marketplace that has been the cornerstone of First Keystone's success will serve as a tremendous resource as this part of the Bank's portfolio grows.

   Capitalizing on our relationship with established builders in our area, and the Company's solid reputation in the local construction market, First Keystone placed renewed emphasis on construction lending, increasing its construction and land loan portfolio from $16.3 million at September 30, 1995 to $17.7 million at September 30, 1996.

   Similarly, the Bank ended 1996 with $20.4 million in consumer loans up from $18.2 million in 1995, due primarily to a successful home equity promotion conducted in the third and fourth quarters.

   Refinancing activity increased in the third quarter as a result of further reductions in long-term interest rates. Overall, originations of single-family real estate remained steady at $54.0 million.

   In accordance with the Company's strategic plan to diversify its portfolio in order to enhance shareholder value through increased interest rate margins and fee revenue, after several years as a correspondent for nonconforming loans, in 1996 the Company began to expand its residential product line to include the origination of credit-impaired loans through First Keystone's new "Fresh Start" mortgage program. A third outside loan solicitor was hired to augment these efforts.

                                     REINVESTING IN THE COMMUNITY...

   First Keystone, like many local banks, was started more than 100 years ago during the industrial revolution, when the thousands of workers who manned the factories and maintained the port of Chester needed loans to buy their homes. The big city banks weren't there for these laborers, and so the community established its own building and loan associations which provided mortgages and a means to save for the future. This sense of community is a tradition that hasn't been lost at First Keystone Federal. The Bank supports and sponsors many civic and community activities such as the Halloween Parade and the Media Arts and Crafts Show.

   The Company is proud of our leadership role in the participation in loan programs for low and moderate incomes as we continue to be recognized by the Federal Home Loan Bank of Pittsburgh's Affordable Housing Program as a leader among our financial peers. The federal regulators have also recognized First Keystone's achievements by its designation of an "outstanding" in community reinvestment for the last five years.

                                                             PRODUCT DEVELOPMENT
                                                      AND STRATEGIC MARKETING...


   Direct mail will continue to be a major marketing tool throughout 1997 as we focus our efforts on providing multiple services to our existing household base in order to develop more loyal and less rate sensitive customers. In addition, we will continue to cross-sell our new "Escrow Manager," a single escrow account designed to enhance record keeping and reporting for commercial deposit account holders, as we evaluate the demand for a Cash Management Account allowing these commercial accounts greater flexibility in controlling their specific cash needs.

   Also for 1997, we are investigating new areas for acquisition and/or branch development. In each of these instances, our objective is to take advantage of growth opportunities as they present themselves -- opportunities that will further refine the quality and efficiency of our services to meet the needs of our ever changing and growing customer base.


[PHOTO CAPTION]
"I needed a 'rainy day' savings account for my business, one that didn't require a huge minimum deposit. I looked all over town, and First Keystone Federal was the only bank who would help me!"

     Larry Cooperman
     Media Pretzel Company

                           [PHOTO OF Larry Cooperman]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

  On January 25, 1995, the Board of Directors of First Keystone Federal Savings Bank (the "Bank") completed its Conversion from a federally chartered mutual savings bank to a federally chartered stock savings bank with the concurrent formation of a holding company (the "Conversion"). The Conversion resulted in the Bank becoming a wholly-owned subsidiary of First Keystone Financial, Inc. (the "Company"). The Conversion was accounted for in a manner similar to a pooling of interests. Accordingly, the Bank's assets, liabilities and equity continue to be reflected based on historical amounts.

  As the Company presently does not own any operating subsidiaries other than the Bank, the discussion below with respect to the results of operations relates primarily to the Bank, and the financial data for the period prior to the Conversion reflects financial data of the Bank. For purposes of this discussion, First Keystone Financial, Inc., including its wholly-owned subsidiaries, will be referred to as the "Company". The following discussion should be read in conjunction with the Company's consolidated financial statements presented elsewhere herein.

  The Company's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans, mortgage-related securities and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and Federal Home Loan Bank ("FHLB") advances. The Company's results of operations also are affected by the provision for loan losses, resulting from management's assessment of the adequacy of the allowance for loan losses; the level of its non-interest income, including service charges and other fees, and gains and losses from the sale of certain assets, the level of its operating expenses; and income tax expense.

Asset and Liability Management

    The principal objective of the Company's asset and liability management function is to evaluate the interest rate risk included in certain assets and liabilities, determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board approved guidelines. Through management, the Company seeks to reduce both the vulnerability and volatility of its operations to changes in interest rates and to manage the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing dates. The Company's actions in this regard are taken under the guidance of the Asset/Liability Committee ("ALCO"), which is chaired by the Chief Financial Officer and comprised of members of the Company's senior management. The ALCO, at a minimum, meets quarterly to review, among other things, the sensitivity to interest rate changes of the Company's assets and liabilities, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity and maturities of investments and borrowings. In connection therewith, the ALCO generally reviews the Company's liquidity, cash flow needs, maturities of investments, deposits and borrowings, current market conditions and interest rates. In addition, the pricing of the Company's residential loans and deposits is reviewed at least weekly while the pricing of loans originated for sale in the secondary market is reviewed daily. The ALCO reports to the Company's Board of Directors on a quarterly basis.

    The Company's primary asset/liability monitoring tool consists of various asset/liability simulation models, which are prepared on a quarterly basis and are designed to capture the dynamics of balance sheet, rate and spread movements and to quantify variations in net interest income under different interest rate environments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


 The Company also utilizes market value analysis, which addresses the change in equity value arising from movements in interest rates. The market value of equity is estimated by valuing the Company's assets and liabilities. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market value basis. Market value analysis is intended to evaluate the impact of immediate and sustained shifts of the current yield curve upon the market value of the current balance sheet.

  A more conventional but limited Asset/Liability monitoring tool involves an analysis of the extent to which assets and liabilities are "interest rate sensitive" and measures an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

Changes in Financial Condition

  General. Total assets of the Company increased by $13.3 million, or 4.7%, from $281.0 million at September 30, 1995 to $294.2 million at September 30, 1996. The increase was due primarily to a $11.9 million or 7.5% increase in loans receivable and loans held for sale, and a $9.4 million, or 10.4% , increase in investment and mortgage-related securities (including securities classified as available for sale) offset, in part, by a $10.8 million, or 52.3% decrease in interest-bearing deposits. The net increase was funded primarily from proceeds of shorter term borrowings.

  Cash and Investments. Cash and investments (including investments available for sale) decreased by $5.2 million, or 15.4%, to $28.2 million at September 30, 1996 compared to $33.4 million at September 30, 1995. The decrease was due to decreases in cash and cash equivalents as the Company used various cash management techniques to increase earnings, including investing the funds in higher-yielding shorter term government securities and maintaining minimal lower yielding overnight deposits.

  Loans Held For Sale and Loans Receivable, Net. Aggregate loans receivable (loans receivable, net and loans held for sale) increased $11.9 million or 7.5% to $170.0 million at September 30, 1996 compared to $158.1 million at September 30, 1995. The increase is the result of the Company's continued emphasis on residential and consumer lending. Contributing to the increase were a $7.0 million or 6.1% increase in originated residential loans, a $1.3 million or 8.2% increase in originated construction loans and a $2.9 million or 14.0% increase in originated consumer loans.

    Mortgage-Related Securities and Mortgage-Related Securities Available For Sale. Mortgage-related securities and mortgage-related securities available for sale increased in the aggregate by $3.6 million, or 4.5%, to $83.4 million at September 30, 1996 compared to $79.8 million at September 30, 1995. The increase is a result of the Company's leveraging its equity position, in conjunction with its loans receivable portfolio, to increase interest income. In accordance with the requirements of a Financial Accounting Standards Board ("FASB") special report and in order to enhance the Company's ability to respond to changes in interest rates, the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Company reclassified in December 1995 approximately $50.5 million in securities from its held to maturity category to the available for sale category. Additional purchases during the year were designated as either held to maturity or available for sale depending on bond characteristics (i.e. term, yield and price volatility, prepayment speeds) and the Company's asset/liability strategy.

    Non-Performing Assets. The Company's total non-performing loans and real estate owned increased $3.3 million or 90.8% from $3.6 million or 1.3% of total assets at September 30, 1995 to $6.9 million or 2.3% of total assets at September 30, 1996. The increase in the nonperforming assets was due to the inclusion of lease financings from the Bennett Funding Group, Inc., a closely-held Syracuse, New York-based leasing company ("Bennett Funding") and affiliated companies.

    Between September 1992 and March 1996, the Company purchased 16 separate pools of lease financings from Bennett Funding and its affiliates with a total balance outstanding as of September 30, 1996 of $3.8 million. Included in the total balance were $890,000 in equipment leases (some of which are insured by a private insurer), $800,000 in interim contract financings for equipment leases which have not yet been pooled and sold and $380,000 in consumer financings. Also included in the Company's total balance were $1.3 million in consumer receivables issued by Resort Funding, Inc., an affiliate of Bennett Funding, secured by timeshare financing contracts and $475,000 in equipment leases from Aloha Capital Corp., another affiliate of Bennett Funding. On March 29, 1996, Bennett Funding filed for Chapter 11 bankruptcy protection. On April 24, 1996, Aloha Capital Corp. and other Bennett Funding affiliates, including affiliates who act as the processor for payments due holders of lease and loans issued by Bennett Funding and its affiliates, also filed for Chapter 11 bankruptcy protection. Although the Company is continuing to receive payments on the $1.3 million in consumer receivables (approximately $100,000 in principal reduction had been received through September 30, 1996) from Resort Funding, Inc., the Company has chosen to place the entire $3.8 million on non-accrual status and has classified the credits as substandard. Although the Company has not established any specific reserves or charged off any portion of the financings, the Company, in accordance with its policy regarding classified assets, has allocated approximately $1.4 million of its unallocated general loss allowance. The Company is actively monitoring the bankruptcy proceedings and is vigorously pursuing all options available to protect its interest. However, no assurance can be given that significant additional provisions or charge offs will not be required or that losses will not be incurred in connection with the resolution of the situation. Other non-performing loans, which amounted to $1.5 million at September 30, 1996, consist primarily of single-family residential mortgage loans.

    Real estate owned increased $1.1 million to $1.6 or .53% of total assets at September 30, 1996 as compared to $465,000 or .17% at September 30, 1995. The increase was a result of the Company's acceptance of a deed in lieu of foreclosure on the Company's only delinquent construction loan for the acquisition and improvement of a 107-lot real estate development project located in Pennsylvania. Seventy-one of the townhouses have been completed and sold and the Company has engaged a local builder to complete the project. It is expected that the project should be completed in 18 to 24 months.


    Deposits. Deposits decreased by $4.5 million, or 2.0%, from $223.8 million at September 30, 1995 to $219.2 million at September 30, 1996. This decrease was primarily due to a $4.5 million decrease in non-interest bearing accounts as the balance in the prior year was unusually high. Certificates of deposit increased $1.8 million or 1.4% from September 30, 1995 to September 30, 1996 despite the maturing of approximately $20.0 million in high rate, long-term certificates. Offsetting this increase was a $1.9 million or 2.1% net decline in passbook, NOW and money market accounts. The shift in deposits accounts reflects general market conditions as customers sought to invest in higher yielding certificates of deposit.

    Borrowings. The Company's borrowings, comprised solely of advances from the FHLB, increased $18.3 million to $46.7 million at September 30, 1996 from $28.4 million at

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

September 30, 1995. The FHLB advances had a weighted average interest rate of 5.83% at September 30, 1996 and were used to fund loan and investment growth.

    Equity. At September 30, 1996, total stockholders' equity was $23.1 million or 7.8% of total assets, compared to $24.5 million or 8.7% of total assets at September 30, 1995. The $1.4 million decrease was due to the Company's repurchase of 67,500 shares of treasury stock for $1.3 million, a decrease of $636,000 in unrealized loss on available for sale securities and the purchase of stock for employee benefit programs of $704,000, offset by net income for the year and the amortization of expense relating to the employee benefit plans. The decrease in the capital ratio was due to the aforementioned factor as well as the increase in total assets as the Company leveraged its capital.


    Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate;
(iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods.

                                                                        YEAR ENDED SEPTEMBER 30,
                                                                        ------------------------
                                                     1996                        1995                        1994
                                                     ----                        ----                        ----

                                YIELD/COST AT                        AVERAGE                    AVERAGE                     AVERAGE
                                SEPTEMBER 30,   AVERAGE              YIELD/   AVERAGE           YIELD/    AVERAGE           YIELD/
                                     1996       BALANCE    INTEREST  COST     BALANCE  INTEREST  COST     BALANCE  INTEREST COST
                                     ----       -------    --------  ----     -------  --------  ----     -------  -------- ----
                                                                        (Dollars in Thousands)

INTEREST-EARNING ASSETS:
  Loans receivable(1)                   7.89%    $164,359  $13,459  8.19%   $151,198   $12,472  8.25%   $137,457  $11,066   8.05%
  Mortgage-related securities(2)        6.73       80,539    5,229  6.49      71,832     4,377  6.09      67,843    3,581   5.28
  Investment securities                 6.57       11,534      715  6.20      12,844       756  5.89      10,872      584   5.37
  Other interest-earning assets         5.75        9,930      434  4.37      12,433       690  5.55      11,150      316   2.83
                                                  -------   ------           -------    ------           -------   ------
   Total interest-earning assets        7.38      266,362   19,837  7.45     248,307    18,295  7.37     227,322   15,547   6.84
                                        ----                ------  ----                ------  ----               ------   ----

  Noninterest-earning assets                        9,325                      9,198                       7,785
                                                    -----                      -----                       -----

   Total assets                                  $275,687                   $257,505                    $235,107
                                                 ========                   ========                    ========


INTEREST-BEARING LIABILITIES:
  Deposits                              4.05     $220,303    9,363  4.25    $216,511     9,732  4.49    $218,338    9,112   4.17
  FHLB advances and other
     borrowings                         5.83       27,119    1,569  5.79      16,539     1,035  6.26         721       41   5.69
                                        ----       ------    -----            ------     -----               ---       --

   Total interest-bearing liabilities   4.36      247,422   10,932  4.42     233,050    10,767  4.62     219,059    9,153   4.18
                                        ----                ------  ----                ------  ----                -----   ----


  Noninterest-bearing liabilities                   5,210                      4,382                       4,500
                                                    -----                      -----                       -----

   Total liabilities                              252,632                    237,432                     223,559
Stockholders' equity                               22,604                     20,073                      11,548
                                                   ------                     ------                      ------

   Total liabilities and
   stockholders' equity                          $275,687                   $257,505                    $235,107
                                               ==========                   ========                    ========


Net interest-earning assets                      $ 18,940                   $ 15,257                    $  3,763
                                                 ========                   ========                    ========


Net interest income/interest
   rate spread                          3.02%              $ 8,905  3.03%               $7,528  2.75%             $ 6,394   2.66%
                                        ====               =======  ====                ======  ====              =======   ====


Net yield on interest-earning assets(3)                             3.34%                       3.03%                       2.81%
                                                                    ====                        ====                        ====
Ratio of average interest-earning
assets to average interest-bearing
liabilities                                                       107.65%                     106.55%                     103.77%
                                                                  ======                      ======                      ======

---------------

(1)      Includes non-accrual loans.
(2) Includes assets classified as either available for sale or held for sale.
(3)      Net interest income divided by interest-earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                                    YEAR ENDED SEPTEMBER 30,
                                                                    ------------------------

                                                       1996 VS. 1995                           1995 vs. 1994
                                                       -------------                           -------------
                                                   INCREASE                TOTAL             INCREASE                  TOTAL
                                               (DECREASE) DUE TO          INCREASE        (DECREASE)DUE TO           INCREASE
                                                 RATE         VOLUME     (DECREASE)         RATE         VOLUME     (DECREASE)
                                                 ----         ------     ----------         ----         ------     ----------
                                                                                   (In Thousands)
INTEREST-EARNINGS ASSETS:
   Loans receivable(1)                         $   (90)       $ 1,077        $   987        $   278       $ 1,128        $ 1,406
   Mortgage-related securities(1)                  298            554            852            576           220            796
   Investment securities                            44            (85)           (41)            59           113            172
   Other interest-earning assets                  (132)          (124)          (256)           334            40            374
                                                  ----           ----           ----            ---            --            ---

      Total interest-earning assets                120          1,422          1,542          1,247         1,501          2,748
                                                   ---          -----          -----          -----         -----          -----

INTEREST-BEARING LIABILITIES:
   Deposits                                       (543)           174           (369)           695           (75)           620
   FHLB advances on other borrowings               (71)           605            534              4           990            994
                                                   ---            ---            ---              -           ---            ---

      Total interest-bearing liabilities          (614)           779            165            699           915          1,614
                                                  ----            ---            ---            ---           ---          -----

Increase in net interest income                $   734        $   643        $ 1,377        $   548       $    58        $ 1,134
                                               =======        =======        =======        =======       =======        =======

---------------

(1)   Includes assets classified as either available for sale or held for sale.


Results of Operations

  General. The Company reported net income of $885,000, $1.1 million, and $416,000 for the years ended September 30, 1996, 1995 and 1994, respectively. The $238,000, or 21.2%, decrease in net income for the year ended September 30, 1996 compared to the year ended September 30, 1995 was primarily due to a $1.6 million, or 22.9% increase in operating expenses and a $1.2 million increase in the provision for loan losses offset by a $1.4 million, or 18.3% increase in net interest income, a $1.1 million decrease in income taxes and a $121,000 or 10.2% increase in other income. The increase in operating expenses for the year ended September 30, 1996 was primarily due to the one-time Savings Association Insurance Funds ("SAIF") special assessment of $1.4 million. Excluding this assessment, net income increased $638,000 to $1.8 million in fiscal 1996, an increase of 56.8%.

  The $707,000, or 170.0%, increase in net income for the year ended September 30, 1995 compared to the year ended September 30, 1994 was primarily due to a $1.1 million, or 17.7%, increase in net interest income, a $692,000, or 9.0%, decrease in operating expenses and a $364,000, or 87.5%, decline in the provision for loan losses, which were partially offset by a $284,000, or 19.3%, decrease in other income, a $599,000 increase in income tax expense and the recognition of a cumulative effect of a change in accounting principle of $600,000 during the year ended September 30, 1994.

  Net Interest Income. Net interest income is determined by interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest-rate spread was 3.03%, 2.75% and 2.66% during the years ended September 30, 1996, 1995 and 1994, respectively. The Company's interest-rate spread was 3.02% at September 30, 1996. The Company's net interest

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

margin (i.e., net interest income as a percentage of average interest-earning assets) was 3.34%, 3.03% and 2.81% during the years ended September 30, 1996, 1995 and 1994, respectively.

  Net interest income increased by $1.4 million, or 18.3%, in the year ended September 30, 1996 to $8.9 million compared to $7.5 million in fiscal 1995. The reason for such increase was a $1.5 million, or 8.4%, increase in total interest income offset by a $165,000, or 1.5%, increase in total interest expense. Net interest income increased by $1.1 million, or 17.7%, in fiscal 1995 compared to fiscal 1994 due to a $2.7 million, or 17.7% increase in interest income offset by a $1.6 million, or 17.6% increase in total interest expense.

  Interest Income. Total interest income amounted to $19.8 million for the year ended September 30, 1996 compared to $18.3 million for the year ended September 30, 1995. The primary reason for the increase in the 1996 period was a $987,000, or 7.9%, increase in interest on loans as a result of a $13.2 million, or 8.7%, increase in the average balance of the loan portfolio partially offset by a 6 basis point (with 100 basis points being equal to 1.0%) decrease in the average yield earned thereon. The increase in the average balance of the loan portfolio in fiscal 1996 reflects increased origination of both fixed and adjustable-rate mortgage loans held in the portfolio while the decrease in the yield reflects lower rates of interest earned during fiscal 1996. Additionally, interest income on mortgage-related securities, investments and other interest-earning assets increased $555,000, or 9.5% due to a $4.9 million, or 5.0% increase in the aggregate average balances thereof and a 25 basis point increase in the yield earned due to general increases in the interest rate environment.

  The $2.7 million, or 17.7%, increase in total interest income during the year ended September 30, 1995 over 1994 was primarily due to a $1.4 million, or 12.7%, increase in interest income on loans. This increase was due to a $13.7 million, or 10.0% increase in the average balance of the loan portfolio combined with a 20 basis point rise in the average yield earned thereon. The increase in the average balance of the loan portfolio in the 1995 period reflects increased origination of both fixed and adjustable-rate mortgage loans held in the portfolio while the increase in the yield reflects higher market rates of interest earned in the 1995 period. Additionally, interest income on mortgage-related securities, investments and other interest-earning assets increased $1.3 million, or 29.9%, due to a $7.2 million, or 8.1%, increase in the aggregate average balances and a 101 basis point increase in the yield earned. The increases reflected a combination of both the effects of the general rise in interest rates during the period and the implementation of various asset liability strategies.

    Interest Expense. Total interest expense increased by $165,000, or 1.5%, in the year ended September 30, 1996 compared to fiscal 1995. The reason for such increase was a $534,000 increase in interest expense on borrowings offset by a $369,000 decrease in interest expense on deposits. The increase in interest expense on borrowings was due to a $10.6 million, or 64.0% increase in the average balance offset by a 47 basis point decline in the average rate paid on borrowings. The decrease in interest paid on deposits was due to a 24 basis point decline in the average rate paid on deposits offset in part by a $3.8 million increase in the average balance of deposits. The increase in the average balances of deposits and borrowings was used to fund loan originations and purchases of investment securities. The decrease in the rates paid on deposits was due to the maturing of some long-term high interest rate deposits. Interest rates on borrowings also declined due to a decline in short-term interest rates.

  Total interest expense amounted to $10.8 million for the year ended September 30, 1995 as compared to $9.2 million for fiscal 1994. The $1.6 million, or 17.6%, increase in interest expense in fiscal 1995 compared to fiscal 1994 was due to a $620,000 increase in interest expense on deposits and a $994,000 increase in interest expense on borrowings. The increase in interest expense on deposits was due to a 32 basis point increase in the average rate paid on deposits partially offset by a decline in the average balances of $1.8 million. The

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


increase in interest expense on borrowings was primarily due to an increase in the average balance of $15.8 million along with an increase in the average rate paid of 57 basis points. The increase in the average balance of borrowings was used to fund mortgage originations and, to a lesser extent, purchases of mortgage-related and investment securities. The increase in the average paid reflects the effects of the general increases in market rates of interest during fiscal 1995.

  Provisions for Loan Losses. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Company, the amount of the Company's classified assets, the status of past due principal and interest payments, general economic conditions, particularly as they relate to the Company's market area, and other factors related to the collectibility of the Company's loan portfolio. Management of the Company assesses the allowance for loan losses on a monthly basis and makes provisions for loan losses as deemed appropriate by management in order to maintain the adequacy of the allowance for loan losses. For the year ended September 30, 1996, the provision for loan losses amounted to $1.2 million as compared to $52,000 for fiscal 1995. The increase in the provision for fiscal 1996 reflected an increased amount for the Bennett Funding bankruptcies. (See Changes in Financial Condition -- Non Performing Assets) For the year ended September 30, 1994, the provision for loan losses was $416,000. The decrease in the provision for loan losses during fiscal 1995 reflected management's assessment of the risk of loss inherent in the loan portfolio. At September 30, 1996, the Company's allowance for loan losses amounted to 49.03% of total non-performing loans and 1.54% of gross loans receivable.

  Although management of the Company believes that the Company's allowance for loan losses was adequate at September 30, 1996, based on facts and circumstances available to it, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect the Company's results of operations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's provision for loan losses and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination. The Company was last examined by the OTS as of April 1996. The Company was not required to increase its provision for loan losses or adjust the carrying value of its other non-performing assets as a result of such examination.

  Other Income. For the year ended September 30, 1996, the Company reported other income of $1.3 million compared to $1.2 million of other income for the year ended September 30, 1995. The primary reason for the $121,000 or 10.2% increase in other income in fiscal 1996 was a $156,000 increase in net gain on sales of mortgage loans held for sale partially offset by an decrease of $66,000 on gains on sales of investments and mortgage-related securities. The $284,000, or 19.3%, decline in other income for the year ended September 30, 1995 as compared to fiscal 1994 was due to decreases in gains on sales of mortgage loans of $297,000, partially offset by an increase of $60,000 on gains on sales of investments and mortgage-related securities. The increase in gains on sales of loans for fiscal 1996 reflected the Company's increased emphasis on the origination and sale, servicing released, of non-conforming loans. The decline in the gains on sales of mortgage loans during fiscal 1995 reflected the decrease in mortgage banking activity as a result of the increasing interest rate environment experienced during most of the year.

    Operating Expenses. Operating expenses include compensation and employee benefits, occupancy and equipment expense, FDIC premiums, data processing expense and other items. Operating expenses increased $1.6 million, or 22.9%, for the year ended September 30, 1996 compared to the year ended September 30, 1995 and amounted to $8.6 million in fiscal 1996 compared to $7.0 million in fiscal 1995. The primary reason for the increase in operating expenses was the one-time SAIF special assessment of $1.4 million relating to deposit

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


insurance. As a result of recent legislation, the one-time assessment will recapitalize the SAIF insurance fund to the 1.25% of total insured deposits currently required by the Federal Deposit Insurance Corporation. This recapitalization will decrease the amount of insurance that the Company will pay to insure deposit accounts from the current $.23 per $100 of deposits to $.065 per $100, which amount effectively reflects the amount required to be paid by SAIF-insured institutions to pay the debt service on the Financing Corporation bonds. Also contributing to the increase in expenses for fiscal 1996 was a $311,000 charge to earnings for certain costs relating to the restructuring that the Company commenced in the first fiscal quarter. In addition, professional fees increased $257,000, or 47.9%, due to increased costs relating to litigation involving the Company as well as increased professional costs in the first full year of operation as a public company. Operating expenses decreased $692,000, or 9.0%, for the year ended September 30, 1995 compared to the year ended September 30, 1994, and amounted to $7.0 million in fiscal 1995 compared to $7.7 million in fiscal 1994. The primary reason for the decrease in operating expenses was a $572,000, or 14.8%, decrease in salaries and employee benefits. Salary and employee benefits expense was higher in fiscal 1994 due to the accrual for certain pension benefits under deferred compensation plans. In addition, professional fees decreased $130,000, or 19.5%, to $536,000 during the year ended September 30, 1995 as compared to fiscal 1994 due to the completion of the discovery stages of litigation. See Note 15 to the Consolidated Financial Statements.

  Income Taxes. The Company recognized an income tax benefit of $567,000 for the year ended September 30, 1996, compared to income tax expense of $504,000 for fiscal 1995. The benefit in fiscal 1996 was the result of an adjustment for prior year tax contingencies of approximately $700,000. Excluding this benefit, the income tax expense was $133,000, or 41.8% of pre-tax income. The Company's effective tax rate amounted to 31.0% for the year ended September 30, 1995. The higher percentage in fiscal 1996 related to the expiration of state tax carryforwards during fiscal 1995. The Company incurred income tax expense of $504,000 for the year ended September 30, 1995, compared to recognizing an income tax benefit of $95,000 for fiscal 1994. The benefit recorded during the year ended September 30, 1994 reflected the effects of the loss before income taxes (exclusive of the effects of the extraordinary item and the change in accounting principle).

   The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for income Taxes," during fiscal 1994. The general objective of SFAS No. 109 is to recognize annually the deferred tax assets and liabilities which will arise from future tax consequences of events that have been recognized in the Company's financial statements or tax returns. As a result of the adoption of SFAS No. 109, the Company recognized $600,000 in income during the year ended September 30, 1994 representing the cumulative effect of this change in accounting principle. See Note 11 to the Consolidated Financial Statements.

  Federal legislation enacted in August 1996 repealed the percentage of taxable income method of accounting for bad debts for thrift institutions effective for years beginning after December 31, 1995. The Company was required as of October 1, 1996 to adopt the experience method computation for bad debts and to provide for taxes relating to excess bad debts reserves over the base year of December 1987. As of September 30, 1996, the Company has provided deferred income taxes on their excess bad debt reserves.

Liquidity and Capital Resources

  The Company's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Company's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-related securities, sales of loans, maturities of investment securities and other short-term investments, borrowings and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, the Company invests excess funds in overnight deposits and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Company has the ability to obtain advances from the FHLB of Pittsburgh through several credit programs and in addition, has established a line of credit with the FHLB in an amount not to exceed 10% of assets and subject to certain conditions, including holding a predetermined amount of FHLB stock as collateral. This line of credit is used from time to time for liquidity purposes. As an additional source of funds, the Company has access to the Federal Reserve discount window, but only after it has exhausted its access to the FHLB of Pittsburgh. At September 30, 1996, the Company had $46.7 million of outstanding advances from the FHLB of Pittsburgh.

  Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer term basis, the Company maintains a strategy of investing in various lending products and mortgage-related securities. The Company uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At September 30, 1996, the total approved loan commitments outstanding amounted to $5.7 million. At the same date, commitments under unused lines of credit and loans in process on construction loans amounted to $ 9.9 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1996 totalled $73.1 million. Based upon its historical experience, management believes that a significant portion of maturing deposits will remain with the Company.

  The Company is required by the Office of Thrift Supervision ("OTS") to maintain average daily balances of liquid assets and short-term liquid assets (as defined) in amount equal to 5% and 1%, respectively, of net withdrawable deposits and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The liquidity requirements may vary from time to time at the direction of the OTS depending upon economic conditions and deposit flows. The Company's average monthly liquidity ratio and short-term liquid assets for September 1996 was 8.46% and 3.02%, respectively.

  The OTS requires that the Bank meet minimum regulatory tangible, core, tier 1 risk-based and total risk-based capital requirements. At September 30, 1996, the Bank exceeded all regulatory capital requirements and was deemed a "well capitalized" institution for regulatory purposes. See Note 12 to the Consolidated Financial Statements.

  The Company, as a separately incorporated holding company, has no significant operations other than serving as the sole stockholder of the Bank. On an unconsolidated basis, the Company has no paid employees. The Company's assets consist primarily of its investment in the Bank and its only material source of income consists of earnings from its investment in the Bank. The only expenses incurred by the Company relate to its reporting obligations under the Securities Exchange Act of 1934, and related expenses as a publicly traded company. The Company is directly reimbursed by the Bank for all such expenses. Management believes that the Company has adequate liquidity available to respond to its limited liquidity demands. Under applicable federal regulations, the Bank may pay dividends within certain limits and only after notice to the OTS. See Note 20 to the Consolidated Financial Statements.

Recent Accounting Pronouncements

  In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This standard requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)


carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is recognized only if the sum of the expected future cash flow is less than the carrying amount of the asset. It also requires that long-lived assets and certain identifiable intangibles be reported at the lower of carrying amount or fair value less cost to sell. This standard is effective for financial statements issued for fiscal years beginning after December 15, 1995. The adoption of SFAS No.121 is not expected to have a material effect on the Company's financial condition or results of operations.

  In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This standard, effective for fiscal years beginning after December 31, 1995, will prospectively require the Company, which services mortgage loans for others in return for a servicing fee, to recognize these servicing rights as assets, regardless of how such asset was acquired. Additionally, the Company will be required to assess the fair value of these assets at each reporting date to determine impairment. The adoption of SFAS No. 122 is not expected to have a material effect on the financial condition or results of operations of the Company.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," establishing financial accounting and reporting standards for stock-based employee compensation plans. This statement encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if this Statement had been adopted. The accounting requirements of this Statement are effective for transactions entered into for fiscal years that begin after December 15, 1995; however, companies are required to disclose information for awards granted in their first fiscal year beginning after December 15, 1994. The adoption of SFAS No. 123 is not expected to have a material effect on the Company's financial condition or results of operations.

  In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under SFAS No. 125, after the transfer of a financial asset, the Company would recognize the financial and servicing assets it controls and the liabilities it has incurred. Furthermore, the Company would no longer recognize the financial assets for which control has been surrendered and liabilities that have been extinguished. SFAS No.125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The adoption of SFAS No.125 is not expected to have a material effect on the Company's financial condition or results of operations.

Impact of Inflation and Changing Prices

  The Consolidated Financial Statements of the Company and related notes presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

  Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

                       [DELOITTE & TOUCHE LLP LETTERHEAD]

Board of Directors
First Keystone Financial, Inc. and Subsidiaries
Media, Pennsylvania  19063

  We have audited the accompanying consolidated statements of financial condition of First Keystone Financial, Inc. and Subsidiaries (the "Company") as of September 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. We have also audited the related consolidated statements of income, retained earnings and cash flows of First Keystone Federal Savings Bank and Subsidiaries (the "Predecessor Bank") for the year ended September 30, 1994. These consolidated financial statements are the responsibility of the Company's and the Predecessor Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Financial, Inc. and Subsidiaries at September 30, 1996 and 1995 and the results of their operations and their cash flows for the years then ended, and the results of operations and cash flows of First Keystone Federal Savings Bank and Subsidiaries for the year ended September 30, 1994 in accordance with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, on January 25, 1995, the Predecessor Bank converted from a federally chartered mutual savings bank into a federally chartered capital stock savings bank with the concurrent formation of the Company.

  As discussed in Note 11 to the consolidated financial statements, the Predecessor Bank changed its method of accounting for income taxes to conform with SFAS No. 109, effective October 1, 1993.



/s/ DELOITTE & TOUCHE LLP
----------------------------
    Deloitte & Touche LLP
Philadelphia,  Pennsylvania
November 8, 1996

DELOITTE TOUCHE
TOHMATSU
INTERNATIONAL

First Keystone Financial, Inc. and Subsidiaries
Consolidated Statements of Financial Condition


(dollars in thousands)

                                                                                                         SEPTEMBER 30
                                                                                                         ------------
                                                                                                    1996             1995
                                                                                                    ----             ----
ASSETS
Cash and amounts due from depository institutions                                                $   1,870        $   2,091
Interest-bearing deposits with depository institutions                                               9,824           20,577
                                                                                                     -----           ------
                  Total cash and cash equivalents                                                   11,694           22,668
Investment securities available for sale                                                            16,532
Mortgage-related securities available for sale                                                      60,211           19,538
Loans held for sale                                                                                  2,447               57
Investment securities held to maturity -- at amortized cost (approximate fair value
   of $10,650)                                                                                                       10,710
Mortgage-related securities held to maturity -- at amortized cost (approximate fair value
   of $22,060 and $59,010 at September 30, 1996 and 1995, respectively)                             23,221           60,294
Loans receivable -- net                                                                            167,530          158,002
Accrued interest receivable                                                                          2,404            2,407
Real estate owned                                                                                    1,557              465
Federal Home Loan Bank stock -- at cost                                                              2,337            1,492
Office properties and equipment -- net                                                               2,507            2,943
Deferred income taxes                                                                                2,111            1,010
Prepaid expenses and other assets                                                                    1,690            1,393
                                                                                                     -----            -----
                  TOTAL ASSETS                                                                   $ 294,241        $ 280,979
                                                                                                 =========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                                                                      $ 219,205        $ 223,753
   Advances from Federal Home Loan Bank                                                             46,740           28,411
   Accrued interest payable                                                                          1,501            1,096
   Advances from borrowers for taxes and insurance                                                     921            1,035
   Accounts payable and accrued expenses                                                             2,790            2,221
                                                                                                     -----            -----
                  Total liabilities                                                                271,157          256,516
                                                                                                   -------          -------
Commitments and Contingencies
Stockholders' Equity:
   Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued
   Common stock, $.01 par value, 20,000,000 shares authorized; issued and outstanding; September 30, 1996 and 1995, 1,292,500
      and 1,360,000 shares, respectively                                                                14               14
   Additional paid in capital                                                                       12,659           12,568
   Common stock acquired by stock benefit plans                                                     (1,437)          (1,006)
   Treasury stock at cost, 67,500 shares                                                            (1,288)
   Unrealized (loss) gain on available for sale securities -- net of tax                              (494)             142
   Retained earnings -- partially restricted                                                        13,630           12,745
                                                                                                    ------           ------
                  Total stockholders' equity                                                        23,084           24,463
                                                                                                    ------           ------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $ 294,241        $ 280,979
                                                                                                 =========        =========



See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)
                                                                                          YEAR ENDED SEPTEMBER 30
                                                                                          -----------------------
                                                                                 1996            1995            1994
                                                                                 ----            ----            ----
INTEREST INCOME:
Interest on:
   Loans                                                                       $ 13,459        $ 12,472        $ 11,066
   Mortgage-related securities                                                    5,229           4,377           3,581
   Investments                                                                      715             756             584
   Interest-bearing deposits                                                        434             690             316
                                                                                 ------          ------          ------
                  TOTAL INTEREST INCOME                                          19,837          18,295          15,547
                                                                                 ------          ------          ------
INTEREST EXPENSE:
Interest on:
   Deposits                                                                       9,363           9,732           9,112
   Federal Home Loan Bank advances                                                1,569           1,035              41
                                                                                  -----           -----           -----
                  TOTAL INTEREST EXPENSE                                         10,932          10,767           9,153
                                                                                 ------          ------           -----
Net interest income                                                               8,905           7,528           6,394
Provision for loan losses                                                         1,250              52             416
                                                                                  -----           -----           -----
Net interest income after provision for loan losses                               7,655           7,476           5,978
                                                                                  -----           -----           -----
OTHER INCOME (LOSS):
   Service charges and other fees                                                 1,047           1,029           1,010
   Net (loss) gain on sale of:
      Investments and mortgage-related securities                                    (6)             60
      Loans                                                                         209              53             350
      Real estate owned                                                              34              (3)              2
   Real estate operations                                                           (32)            (41)            (49)
   Other income                                                                      56              89             158
                                                                                  -----           -----           -----
                  TOTAL OTHER INCOME                                              1,308           1,187           1,471
                                                                                  -----           -----           -----
OPERATING EXPENSES:
   Salaries and employee benefits                                                 3,236           3,289           3,861
   Occupancy and equipment                                                        1,022             911             850
   Professional fees                                                                793             536             666
   Federal deposit insurance premium                                                530             550             602
   SAIF special assessment                                                        1,426
   Bank service charges                                                             401             434             415
   Data processing                                                                  337             371             364
   Advertising                                                                      201             195             210
   Other                                                                            699             750             760
                                                                                  -----           -----           -----
                  TOTAL OPERATING EXPENSES                                        8,645           7,036           7,728
                                                                                  -----           -----           -----

Income (Loss) before income tax expense (benefit)                                   318           1,627            (279)
Income tax expense (benefit)                                                       (567)            504             (95)
                                                                               --------        --------        --------
Income (Loss) before cumulative effect of change in accounting principle            885           1,123            (184)
Cumulative effect of change in accounting for income taxes                                                          600
                                                                               --------        --------        --------
                  NET INCOME                                                   $    885        $  1,123        $    416
                                                                               ========        ========        ========
                  EARNINGS PER COMMON SHARE                                    $    .74        $    .74             N/A
                                                                               ========        ========        ========



See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


(dollars in thousands)
--------------------------------------------------------------------------------

                                                                                         UNREALIZED
                                                                                        GAIN (LOSS)ON
                                                                 COMMON                  SECURITIES                    TOTAL
                                                  ADDITIONAL   ACQUIRED BY                AVAILABLE                   STOCK-
                                         COMMON     PAID-IN   STOCK BENEFIT  TREASURY     FOR SALE      RETAINED     HOLDERS'
                                          STOCK     CAPITAL       PLANS        STOCK    (NET OF TAX)    EARNINGS      EQUITY
                                          -----     -------       -----        -----    ------------    --------      ------
Balance at September 30, 1993                                                                           $11,206       $11,206
   Net income                                                                                               416           416
                                          ---      --------     -------       -------        -----      -------       -------
Balance at September 30, 1994                                                                            11,622        11,622

    Common stock issued                   $14       $12,539                                                            12,553
    Common stock acquired
       by stock benefit plans                                   $(1,088)                                               (1,088)
    ESOP stock committed
       to be released                                                82                                                    82
    Excess of fair value above
       cost of  stock benefit plans
       committed to be released                          29                                                                29
    Net unrealized gain on
       securities available for
       sale, net of tax                                                                      $ 142                        142
    Net income                                                                                            1,123         1,123
                                          ---      --------     -------       -------        -----      -------       -------
Balance at September 30, 1995              14        12,568      (1,006)                       142       12,745        24,463

    Common stock acquired
       by stock benefit plans                                      (704)                                                 (704)
    ESOP stock committed
       to be released                                               109                                                   109
    Excess of fair value above
       cost of  stock benefit plans
       committed to be released                          91                                                                91
    RRP amortization                                                164                                                   164
    Net unrealized loss relating to
       transfer of securities from held
       to maturity to available for sale,
       net of tax                                                                             (227)                      (227)
    Net unrealized loss on
       securities available for
       sale, net of tax                                                                       (409)                      (409)
    Purchase of treasury stock                                                $(1,288)                                 (1,288)
    Net income                                                                                              885           885
                                          ---      --------     -------       -------        -----      -------       -------
BALANCE AT SEPTEMBER 30, 1996             $14      $ 12,659     $(1,437)      $(1,288)       $(494)     $13,630       $23,084
                                          ===      ========     =======       =======        =====      =======       =======


See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

(dollars in thousands)
--------------------------------------------------------------------------------

                                                                                                      YEAR ENDED SEPTEMBER 30
                                                                                                      -----------------------
                                                                                                  1996          1995          1994
                                                                                                  ----          ----          ----
OPERATING ACTIVITIES:
Net income                                                                                     $    885      $  1,123      $    416
    Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
       Provision for depreciation and amortization                                                  520           408           324
       Amortization of premiums (discounts)                                                        (161)          (54)          169
       Gain on sales of loans                                                                      (209)          (53)         (350)
       Gain (Loss) on sales of investments and
          mortgage-related securities available for sale                                              6           (60)
       (Gain) Loss on sales of real estate owned                                                    (34)            3            (2)
       Provision for loan losses                                                                  1,250            52           416
       Amortization of stock benefit plans                                                          364           111
   Changes in assets and liabilities which provided (used) cash:
       Origination of loans held for sale                                                       (30,239)       (5,501)      (27,996)
       Loans sold in the secondary market                                                        27,849         5,612        29,073
       Deferred income taxes                                                                       (700)          146          (939)
       Accrued interest receivable                                                                    3          (117)         (293)
       Prepaid expenses and other assets                                                           (297)         (252)         (372)
       Accrued interest payable                                                                     405          (136)          142
       Accrued expenses                                                                             569          (344)          856
                                                                                               --------      --------      --------
                  Net cash provided by operating activities                                         211           938         1,444
                                                                                               --------      --------      --------
INVESTING ACTIVITIES:
       Loans originated or acquired                                                             (52,056)      (51,976)      (42,682)
    Purchases of:
       Investments held to maturity                                                                            (5,065)       (5,145)
       Investments available for sale                                                           (18,000)
       Mortgage-related securities held to maturity                                              (4,013)
       Mortgage-related securities available for sale                                           (25,770)      (21,919)      (32,310)
    (Purchase) Redemption of FHLB stock                                                            (845)         (122)        1,868
    Proceeds from sales of investment and mortgage-related
       securities available for sale                                                             17,790         3,247
    Proceeds from sales of real estate owned                                                      1,009           579           732
    Principal collected on loans                                                                 40,160        35,073        37,630
    Proceeds from maturities, calls or repayments of:
       Investment securities available for sale                                                   3,065
       Mortgage-related securities available for sale                                             3,908           578
       Investment securities held to maturity                                                     4,000         6,500         1,000
       Mortgage-related securities held to maturity                                               8,347         7,881        28,446
    Purchase of property and equipment                                                              (84)         (765)         (523)
    Net expenditures on real estate acquired through foreclosure and in development                (371)          (69)          (82)
                                                                                               --------      --------      --------
                  Net cash used in investing activities                                         (22,860)      (26,058)      (11,066)
                                                                                               --------      --------      --------
FINANCING ACTIVITIES:
    Net increase (decrease) in deposit accounts                                                  (4,548)        7,688        (2,296)
    Net proceeds from FHLB and other borrowings                                                  18,329        23,144         4,924
    Net increase (decrease) in advances from borrowers for taxes and insurance                     (114)           37           191
    Common stock acquired by stock benefit plans                                                   (704)
    Purchase of treasury stock                                                                   (1,288)
    Proceeds from the sale of stock, net of conversion costs                                                   11,465
                                                                                               --------      --------      --------
                  Net cash provided by financing activities                                      11,675        42,334         2,819
                                                                                               --------      --------      --------

Increase (Decrease) in cash and cash equivalents                                                (10,974)       17,214        (6,803)
Cash and cash equivalents at beginning of year                                                   22,668         5,454        12,257
                                                                                               --------      --------      --------
Cash and cash equivalents at end of year                                                       $ 11,694      $ 22,668      $  5,454
                                                                                               ========      ========      ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest on deposits and borrowings                                          $ 10,500      $ 10,900      $  8,970
Cash payments (refunds) of income taxes                                                             720           (47)           17
Transfers of loans receivable into real estate owned                                              1,768           507           283
Transfers of investment securities to investment securities available for sale                    6,710
Transfers of mortgage-related securities to mortgage-related securities available for sale       43,823
Conversion of loans into mortgage-related securities available for sale                                           993


See notes to consolidated financial statements

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

1.       NATURE OF OPERATIONS AND ORGANIZATION STRUCTURE

                  On September 21, 1994, the Board of Directors of First Keystone Federal Savings Bank (the "Bank") adopted a plan of conversion to convert from a federally chartered mutual savings bank to a federally chartered capital stock savings bank with the concurrent formation of a holding company (the "Conversion").

                  The Conversion was completed on January 25, 1995 with the issuance by the holding company, First Keystone Financial, Inc. (the "Company"), of 1,360,000 shares of its common stock in a public offering to the Bank's eligible depositors and borrowers, members of the general public and the Bank's employee stock ownership plan (the "ESOP"). In exchange for the net conversion proceeds of $11.5 million, less $1.0 million retained by the Company, the Company acquired 100% of the issued and outstanding capital stock of the Bank.

                  The Bank is principally in the business of attracting deposits through its branch offices and investing those deposits together with funds from borrowings and operations in single family residential, commercial real estate and commercial business loans. The Bank is primarily supervised and regulated by the Office of Thrift Supervision.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation

                  The accompanying consolidated financial statements include the accounts of the Company, the Bank, and the Bank's wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

         Use of Estimates in the Preparation of Financial Statements

                  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

         Securities Held to Maturity and Securities Available for Sale

                  The Company requires that investments be categorized as held to maturity or available for sale or trading. Securities held to maturity are carried at amortized cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to equity, net of tax. At September 30, 1996 and 1995, there were no securities held in a trading account.

                  In November 1995, the Financial Accounting Standards Board (the "FASB") issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the "Questions and Answers Guide"). In December 1995, in accordance with the provisions of the Questions and Answers Guide, the Company reclassified certain securities with an aggregate amortized cost of $50.5 million from held to maturity to available for sale. The Questions and Answers Guide further states that reclassifications from the held-to-maturity category that result from this one-time reassessment will not call into question the intent of an enterprise to hold other debt securities to maturity in the future.

         Allowance for Loan Losses

                  An allowance for loan losses is maintained at a level that management considers adequate to provide for losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation of the portfolio is based upon past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make such evaluation, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

                  The Company adopted Statement of Financial

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

         Accounting Standards ("SFAS") No. 114 "Accounting by Creditors for Impairment of a Loan" and No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," as of October 1, 1995. SFAS No. 114 requires that impaired loans be measured based either on the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of losses in the current loan and lease portfolio, including the evaluation of impaired loans under SFAS No. 114. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At September 30, 1996, the Company's impaired loans consisted of smaller balance consumer and residential mortgage loans.

         Mortgage Banking Activities

                  The Company originates mortgage loans held for investment and for sale. At origination, the mortgage loan is identified as either held for sale or for investment purposes. Mortgage loans held for sale are carried at the lower of cost or forward committed contracts (which approximates market), determined on a net aggregate basis.

                  At September 30, 1996, 1995, and 1994, loans serviced for others totalled approximately $127,229, $134,600 and $140,900, respectively. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing. Loan servicing income is recorded on the cash basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Company has fiduciary responsibility for related escrow and custodial funds aggregating approximately $998 and $950 at September 30, 1996 and 1995, respectively.

         Income Recognition on Loans

                  Interest on loans is credited to income when earned. Accrual of loan interest is discontinued and a reserve established on existing accruals if management believes after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

         Real Estate Owned

                  Real estate owned consists of properties acquired by foreclosure or deed in-lieu-of foreclosure. These assets are initially recorded at the lower of carrying value of the loan or estimated fair value less selling costs at the time of foreclosure and at the lower of the new cost basis or net realizable value thereafter. The amounts recoverable from real estate owned could differ materially from the amounts used in arriving at the net carrying value of the assets at the time of foreclosure because of future market factors beyond the control of the Company. Costs relating to the development and improvement of real estate owned properties are capitalized and those relating to holding the property are charged to expense.

         Office Properties and Equipment

                  Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

         Income Taxes

                  Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carry-

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

         ing amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

         Interest Rate Risk

                  At September 30, 1996 and 1995, the Company's assets consist primarily of assets that earned interest at either adjustable or fixed interest rates whose average life is longer term. Those assets were funded primarily with shorter term liabilities that have interest rates which vary over time with market rates. Since the assets and liabilities reprice at different times, the Company is exposed to interest rate risk.

         Statement of Cash Flows

                  For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits with depository institutions.

         New Accounting Pronouncements Not Yet Adopted

                  In May 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights." This statement, which is effective for fiscal years beginning after December 15, 1995, will require the Company, which services mortgage loans for others in return for servicing fees, to recognize, prospectively, these servicing rights as assets, regardless of how such assets are acquired. Additionally, the Company would be required to assess the fair value of these assets at each reporting date to determine any potential impairment. Management of the Company does not believe this pronouncement will have a material effect on its results of operations or financial position.

                  In June 1996, FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement, which is effective for transactions occurring after December 31, 1996, requires an entity to recognize the financial and servicing assets it controls and liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. It requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the asset sold, if any, and retained interest, if any, based on their relative fair values at the date of the transfer. It also provides implementation guidance for servicing of financial assets, securizations, loan syndications and participations and transfers of loan receivables with recourse. The statement supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights." Management of the Company does not believe the statement will have a material impact on the Company's results of operations or financial position when adopted.

                  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages, rather than requires, entities to account for stock compensation awards based on the estimated fair value at the date of the grant. Entities would be permitted, however, to continue to apply Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Entities who continue to apply APB No. 25 would be required to disclose in a footnote, pro forma net income and earnings per share determined as if the entity had applied the new method.

                  This method is effective for the Company's financial statements for fiscal year ending September 30, 1997 with pro forma disclosures of the application for awards made in fiscal year 1996 presented in the 1997 financial statements. The Company has not elected to adopt the recognition provisions of SFAS No. 123 for its employee stock-based arrangements. SFAS No. 123, when adopted, is not expected to have a material impact on the Company's financial position or results of operations.

         Reclassifications

                  Certain reclassifications have been made to the September 30, 1995 and 1994 consolidated financial statements to conform with the September 30, 1996 presentation. Such reclassifications had no impact on the reported net income.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

3.       INVESTMENT SECURITIES

         The amortized cost and approximate fair value of investment securities, by contractual maturities, are as follows:

                                                                         SEPTEMBER 30, 1996
                                                        ----------------------------------------------------
                                                                        GROSS        GROSS
                                                        AMORTIZED    UNREALIZED   UNREALIZED     APPROXIMATE
                                                          COST          GAIN         LOSS        FAIR VALUE
                                                        ---------    ----------   ----------     -----------
Available for Sale:
     U.S. Treasury securities and securities
        of U.S. Government agencies:
           1 to 5 years                                  $ 13,500       $ 48        $ 30           $13,518
           5 to 10 years                                    3,000                    130             2,870
           Other investments                                  145                      1               144
                                                         --------       ----        ----           -------
                Total                                    $ 16,645       $ 48        $161           $16,532
                                                         ========       ====        ====           =======

                                                                        SEPTEMBER 30, 1995
                                                        ----------------------------------------------------
                                                                        GROSS         GROSS
                                                        AMORTIZED    UNREALIZED    UNREALIZED    APPROXIMATE
                                                          COST          GAIN          LOSS       FAIR VALUE
                                                        ---------    ----------   ----------     -----------
Held to Maturity:
     U.S. Treasury securities and securities
        of U.S. Government agencies:
           1 to 5 years                                  $  9,565       $ 10        $ 70           $ 9,505
           5 to 10 years                                    1,000                                    1,000
     Other investments                                        145                                      145
                                                         --------       ----        ----           -------
              Total                                      $ 10,710       $ 10        $ 70           $10,650
                                                         ========       ====        ====           =======


                  Included in investment securities are structured notes with various U.S. Government agencies. At September 30, 1995, these structured notes were comprised of step-up bonds with par values of $3,000. There were no structured notes as of September 30, 1996.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

4.       MORTGAGE-RELATED SECURITIES

                  Mortgage-related securities available for sale and mortgage-related securities held to maturity are summarized as follows:

                                                          SEPTEMBER 30, 1996
                                            --------------------------------------------------
                                                           GROSS        GROSS
                                            AMORTIZED   UNREALIZED   UNREALIZED    APPROXIMATE
                                              COST         GAIN         LOSS       FAIR VALUE
                                              ----         ----         ----       ----------
Available for Sale:
   FHLMC pass-through certificates           $12,852       $ 93       $  144         $12,801
   FNMA pass-through certificates             11,079          8          162          10,925
   GNMA pass-through certificates              8,355                     230           8,125
   Collateralized mortgage obligations        28,616        102          358          28,360
                                             -------       ----       ------         -------
       Total                                 $60,902       $203       $  894         $60,211
                                             =======       ====       ======         =======



Held to Maturity:

   FHLMC pass-through certificates           $ 3,631                  $  161         $ 3,470
   FNMA pass-through certificates             11,383       $ 27          510          10,900
   Collateralized mortgage obligations         8,207                     517           7,690
                                             -------       ----       ------         -------
       Total                                 $23,221       $ 27       $1,188         $22,060
                                             -------       ----       ------         -------

                                                                  SEPTEMBER 30, 1995
                                            --------------------------------------------------
                                                           GROSS        GROSS
                                           AMORTIZED    UNREALIZED   UNREALIZED    APPROXIMATE
                                              COST         GAIN         LOSS       FAIR VALUE
                                              ----         ----         ----       ----------
Available for Sale:
FHLMC pass-through certificates              $ 3,935       $ 75                      $ 4,010
FNMA pass-through certificates                 2,913                  $    16          2,896
GNMA pass-through certificates                 1,136          8                        1,145
Collateralized mortgage obligations           11,322        165                       11,487
                                             -------       ----       ------         -------
       Total                                 $19,306       $248       $    16        $19,538
                                             =======       ====       =======        =======
Held to Maturity:

FHLMC pass-through certificates              $ 8,743       $ 54       $   167       $ 8,630
FNMA pass-through certificates                26,014         87           601        25,500
Collateralized mortgage obligations           25,537         63           720        24,880
                                             -------       ----       ------         -------
       TOTAL                                 $60,294       $204       $ 1,488       $59,010
                                             =======       ====       =======       =======



                  The collateralized mortgage obligations contain both fixed and adjustable classes of securities which are repaid in accordance with a predetermined priority. The underlying collateral of the securities are loans which are primarily insured by FHLMC, FNMA, and GNMA.

                  Mortgage-related securities with a carrying value of $6,467 and $4,787 were pledged as collateral for public funds on deposit and treasury tax and loan processing at September 30, 1996 and 1995, respectively (see Note 9).

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

5.       ACCRUED INTEREST RECEIVABLE

         The following is a summary of accrued interest receivable by category:

                                                 SEPTEMBER 30
                                         --------------------------
                                            1996             1995
                                            ----             ----
Loans                                    $   1,724         $  1,781
Mortgage-related securities                    476              445
Investment securities                          204              181
                                         ---------         --------
      Total                              $   2,404         $  2,407
                                         =========         ========

6.       LOANS RECEIVABLE

         Loans receivable consist of the following:

                                                  SEPTEMBER 30
                                         --------------------------
                                            1996             1995
                                            ----             ----
Real estate loans:
   Single-family                         $ 122,270        $ 115,225
   Construction and land                    17,682           16,343
   Multi-family and commercial              11,129           11,789
Consumer loans:
   Home equity and lines of credit          20,444           18,229
   Deposit                                     457              350
   Education                                   917            1,010
   Other                                     2,212            1,491
Commercial loans                             2,923            2,533
                                         ---------        ---------
   Total loans                             178,044          166,970
Loans in process                            (6,368)          (6,070)
Allowance for loan losses                   (2,624)          (1,487)
Deferred loan fees                          (1,512)          (1,411)
                                         ---------         --------
      Loans receivable -- net            $ 167,530        $ 158,002
                                         =========        =========


                  The Company originates loans primarily in its local market area of Delaware and Chester Counties, Pennsylvania to borrowers that share similar attributes. This concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

                  The Company offers loans to its directors and senior officers on terms available to the general public. There were approximately $435 and $474 of loans outstanding to senior officers and directors as of September 30, 1996 and 1995, respectively. The amount of repayments during the years ended September 30, 1996 and 1995 totalled $81 and $35, respectively. There was $41 of new loans granted during fiscal year 1996 while none were granted during fiscal year 1995.

                  The Company has undisbursed portions under consumer and commercial lines of credit as of September 30, 1996 of $2,803 and $707, respectively.

                  The Company originates both adjustable and fixed interest rate loans and purchases mortgage-backed securities and collateralized mortgage obligations in the secondary market. The originated adjustable-rate loans have interest rate adjustment limitations and are generally indexed to U.S. Treasury securities plus a fixed margin. The adjustable mortgage-related securities adjust to various national indices plus a fixed margin. Future market factors

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

         may affect the correlation of the interest rate adjustment with rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans. At September 30, 1996, the composition of these loans and mortgage-related securities follows:

                  FIXED-RATE                                  ADJUSTABLE-RATE
      ------------------------------------         -----------------------------------
                                                      TERM TO
      TERM TO MATURITY          BOOK VALUE         RATE ADJUSTMENT          BOOK VALUE
      ----------------          ----------         ---------------          ----------
      1 month to 1 year         $   3,919          1 month to 1 year         $ 72,178
      1 year to 3 years             8,381          1 year to 3 years           31,038
      3 years to 5 years           11,482          3 years to 5 years           4,337
      5 years to 10 years          18,214
      Over 10 years               105,559
                                ---------                                    --------
            Total               $ 147,555                                    $107,553
                                =========                                    ========


         The following is an analysis of the allowance for loan losses:

                                         YEAR ENDED SEPTEMBER 30
                                         -----------------------
                                    1996           1995           1994
                                    ----           ----           ----
Beginning balance                  $ 1,487        $ 1,540        $ 1,265
Provisions charged to income         1,250             52            416
Charge-offs                           (113)          (168)          (141)
Recoveries                                             63
                                   -------        -------        -------
      Total                        $ 2,624        $ 1,487        $ 1,540
                                   =======        =======        =======

                  At September 30, 1996 and 1995, non-performing loans (which include loans in excess of 90 days delinquent) amounted to approximately $5,352 and $3,156, respectively.

7.       REAL ESTATE OWNED

         Real estate owned is comprised of:

                                                    SEPTEMBER 30
                                                   ---------------
                                                   1996       1995
                                                   ----       ----
Real estate acquired in settlement of loans       $  365       $465
Real estate acquired and in development            1,192
                                                  ------       ----
        Total                                     $1,557       $465
                                                  ======       ====



                  In fiscal year 1996, First Pointe, Inc., a subsidiary of the Company, accepted a deed in lieu of foreclosure on a construction loan for the acquisition and improvement of a 107-lot real estate development project located in Pennsylvania. As of September 30, 1996, seventy one of the townhouses were completed and sold. Work-in-process consists of 13 units of which one is a sample home.

8.       OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment are summarized by major classification as follows:

                                                     SEPTEMBER 30
                                                  -------------------
                                                  1996           1995
                                                  ----           ----
Land and buildings                              $ 3,878        $ 3,857
Furniture, fixtures and equipment                 3,333          3,340
                                                -------        -------
      Total                                       7,211          7,197
Accumulated depreciation and amortization        (4,704)        (4,254)
                                                -------        -------
      Net                                       $ 2,507        $ 2,943
                                                =======        =======

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

9.       DEPOSITS

         Deposits consist of the following major classifications:

                                                       SEPTEMBER 30
                                     ---------------------------------------------------
                                             1996                         1995
                                     ---------------------       -----------------------
                                     AMOUNT        PERCENT       Amount          Percent
                                     ------        -------       ------          -------
Non-interest bearing accounts       $  4,710           2.2%     $  9,167           4.1%
NOW accounts                          28,085          12.8        26,621          11.9
Passbook accounts                     41,504          18.9        43,088          19.3
Money market demand accounts          16,159           7.4        17,892           8.0
Certificate accounts                 128,747          58.7       126,985          56.7
                                    --------         -----      --------         -----
      Total                         $219,205         100.0%     $223,753         100.0%
                                    ========         =====      ========         =====

                  The weighted average interest rates for deposits were 4.05% and 4.38% at September 30, 1996 and 1995, respectively.

                  At September 30, 1996 and 1995, the Company has pledged certain mortgage-related securities aggregating approximately $3,415 and $1,535, respectively as collateral for government deposits.

         A summary of scheduled maturities of certificates is as follows:

                        SEPTEMBER 30
                        ------------
                           1996
                           ----
Within one year          $ 73,143
One to two years           23,460
Two to three years          6,778
Thereafter                 25,366
                         --------
        Total            $128,747
                         --------

         A summary of interest expense on deposits is as follows:

                                       YEAR ENDED SEPTEMBER 30
                                       -----------------------
                                    1996         1995         1994
                                    ----         ----         ----
NOW accounts                       $  372       $  436       $  417
Passbook accounts                   1,030        1,169        1,381
Money market demand accounts          487          536          651
Certificate accounts                7,474        7,591        6,663
                                   ------       ------       ------
        Total                      $9,363       $9,732       $9,112
                                   ======       ======       ======

10.      ADVANCES FROM FEDERAL HOME LOAN BANK

         A summary of advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh follows:

                                                                             SEPTEMBER 30
                                                            ----------------------------------------------
                                                                    1996                     1995
                                                            -------------------       --------------------
                                                                       WEIGHTED                   Weighted
                                                                        AVERAGE                    average
                                                                       INTEREST                   interest
                                                            AMOUNT       RATE          Amount       rate
                                                            ------       ----          ------       ----
      Advances from FHLB due by September 30,
         1996                                                                         $21,950        6.0%
         1997                                              $ 39,200       5.8%          6,200        5.9
         1998                                                 6,700       5.9
         Thereafter                                             840       6.1             261        6.0
                                                           --------       ---         -------        ---
              Total                                        $ 46,740       5.8%        $28,411        6.0%
                                                           ========       ===         =======        ===


         The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

11.      INCOME TAXES

                  The Company is permitted under the Internal Revenue Code (the "Code") to deduct an annual addition to the reserve for bad debts in determining taxable income, subject to certain limitations.

                  The Company's deduction is based upon the percentage of taxable income method as defined by the Code. The bad debt deduction allowable under this method equals 8% of taxable income determined without regard to that deduction and with certain adjustments. This addition differs from the bad debt experience used for financial accounting purposes.

                  In August 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act repealed the percentage of taxable income method of accounting for bad debts for thrift institutions effective for years beginning after December 31, 1995. The Act will require the Company as of October 1, 1996 to change its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method will allow the Company to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Company's reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years net chargeoffs divided by the sum of the previous six years total outstanding loans at year end.

                  A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. The timing of this recapture may be delayed for a two-year period provided certain residential lending requirements are met. For financial reporting purposes, the Company will not incur any additional tax expense. At September 30, 1996, under SFAS No. 109, deferred taxes were provided on the difference between the book reserve at September 30, 1996 and the applicable excess reserve in the amount equal to the Bank's increase in the tax reserve from December 31, 1987 to September 30, 1996. Retained earnings at September 30, 1996 and 1995 includes approximately $2.5 million representing bad debt deductions for which no deferred income taxes have been provided.

                  Income tax provision (benefit) is comprised of the following:

                                  YEAR ENDED SEPTEMBER 30
                                  -----------------------
                               1996        1995        1994
                               ----        ----        ----
      Current
        Federal               $  30        $307       $ 242
        State                   103          51           2
                              -----        ----       -----
               Subtotal         133         358         244
      Deferred                 (700)        146        (339)
                              -----        ----       -----
               Total          $(567)       $504       $ (95)
                              =====        ====       =====

                  The Company's effective tax rate is less than the statutory federal income tax rate for the following reasons:


                                                                              YEAR ENDED SEPTEMBER 30
                                                     ------------------------------------------------------------------------
                                                           1996                       1995                      1994
                                                     --------------------     ---------------------      --------------------
                                                               PERCENTAGE                Percentage                Percentage
                                                                OF PRETAX                 of Pretax                 of Pretax
                                                     AMOUNT      INCOME       Amount       Income        Amount      Income
                                                     ------      ------       ------       ------        ------      ------

      Tax at statutory rate                          $ 108        34.0%         $553        34.0%         $(95)        34.0%
      Increase (decrease) in taxes resulting from:
         Adjustment for resolution
            of tax contingency                        (700)     (220.2)
         State tax -- net of federal tax effect         68        21.3            33         2.0             1
         Other                                         (43)      (13.4)          (82)       (5.1)           (1)
                                                    ------      ------          ----        ----          ----         ----
      Total                                         $ (567)     (178.3)         $504        30.9%         $(95)        34.0%
                                                    ======      ======          ====        ====          ====         ====

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

                  The tax effect of temporary differences that give rise to significant portions of the deferred tax accounts, calculated at 34%, are as follows:

                                                                  SEPTEMBER 30
                                                                  ------------
                                                               1996          1995
                                                               ----          ----
Accelerated depreciation                                      $  209       $   172
Allowance for loan losses                                        851           506
Deferred loan fees                                                25           112
Accrued expenses                                                 678           259
Unrealized gain (loss) on available for sale securities          311           (90)
Other                                                             37            51
                                                              ------       -------
    Total deferred tax asset                                  $2,111       $ 1,010
                                                              ======       =======

                  Effective October 1, 1993, the Company adopted SFAS No. 109 "Accounting for Income Taxes." A cumulative effect of a change in accounting principle of $600 was recorded during the year ended September 30, 1994.

12.      REGULATORY CAPITAL REQUIREMENTS

                  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted assets (as defined), and of Tier I and total capital (as defined) to average assets (as defined). Management believes, as of September 30, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

                  As of September 30, 1996, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum tangible, core and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                  The Bank's actual capital amounts and ratios are also presented in the table. At September 30, 1995, core capital and tangible capital are adjusted by $9, which is the amount excluded for certain purchased mortgage servicing rights which did not occur in fiscal year 1996. At September 30, 1996 and 1995, risk-based capital, for regulatory requirements, is increased by $1,775 and $1,412, respectively, of general loan loss reserves and decreased by $55 for equity investments, for a total of $24,328 and $24,477, respectively.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

                                                                                           REQUIRED TO BE
                                                                REQUIRED FOR              WELL CAPITALIZED
                                                              CAPITAL ADEQUACY              UNDER PROMPT
                                          ACTUAL                  PURPOSES                CORRECTIVE ACTION
                                   ----------------------   ----------------------      ----------------------
                                   AMOUNT      PERCENTAGE   AMOUNT      PERCENTAGE      AMOUNT      PERCENTAGE
                                   ------      ----------   ------      ----------      ------      ----------
      At September 30, 1996:
         CORE (LEVERAGE)           22,608          7.7%      8,841         3.0%         14,735            5.0%
         TIER I RISK-BASED         23,120         16.8      11,223         4.0          16,835            6.0
         TOTAL RISK-BASED          24,328         17.2      11,289         8.0          14,111           10.0
         TANGIBLE                  22,608          7.7       4,421         1.5
      At September 30, 1995:
         Core (Leverage)           23,120          8.2%      8,425         3.0%         14,041            5.0%
         Tier I risk-based         23,120         16.8      11,223         4.0          16,835            6.0
         Total risk-based          24,477         17.8      11,986         8.0          14,111           10.0
         Tangible                  23,120          8.2       4,212         1.5

                  At the date of the Conversion, the Bank established a liquidation account in an amount equal to its retained income as of August 31, 1995. The liquidation account is maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account is reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holders and supplemental eligible account holders will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

                  The Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

13.      LEASE COMMITMENTS

                  The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 1996 are as follows:

       September 30:
          1997                                         $  96
          1998                                            96
          1999                                            96
          2000                                            96
          2001                                            27
          Thereafter                                     115
                                                       -----
            Total minimum future rental payments       $ 526
                                                       =====

                  Leasehold expense was approximately $155, $137 and $143 for the years ended September 30, 1996, 1995 and 1994, respectively.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

14.      EMPLOYEE BENEFITS

         401(k/) Profit Sharing Plan

                  The Bank's 401(k/) profit sharing plan covers substantially all full-time employees of the Company and provides for pre-tax contributions by the employees with matching contributions at the discretion of the Board of Directors determined at the beginning of the calendar year. All amounts are fully vested. The Board has approved up to a 5% of salary match for calendar years 1995 and 1994 and up to a 2.5% of salary match for calendar year 1996. Pension expense was $88, $142 and $137 for the years ended September 30, 1996, 1995 and 1994, respectively.

         Common Stock Acquired By The Employee Stock Ownership Plan

                  In connection with the Conversion, the Company established an ESOP for the benefit of eligible employees. The Company purchased 108,800 shares of common stock on behalf of the ESOP in the Conversion. At September 30, 1996, 19,040 shares of the total ESOP shares were committed to be released. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6, "Employers Accounting for Employee Stock Ownership Plans," which requires the Company to recognize compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity as additional paid-in-capital. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. The Company's ESOP, which is internally leveraged, does not report the loan receivable from the ESOP as an asset and does not report the ESOP debt from the employer as a liability. The Company recorded compensation and employee benefit expense related to the ESOP of $200 and $111 for the year ended September 30, 1996 and 1995, respectively. During fiscal 1996, the Board of Directors authorized the Company to lend funds to ESOP to permit it to purchase an additional 38,775 shares of common stock on behalf of the ESOP.

         Recognition and Retention Plan

                  At a Special Meeting of the Stockholders held on July 26, 1995, the 1995 Recognition and Retention Plan and Trust (the "RRP") was approved by the Company's stockholders. The Company has granted an aggregate of 38,148 shares to the Company's Board of Directors and executive officers subject to vesting and other provisions of the RRP.

                  At September 30, 1996 the deferred cost of unearned RRP shares totaled $540 and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period for shares granted. For the fiscal years ended September 30, 1996 and 1995, the Company recorded compensation and employee benefit expense of $137 and $27 relating to the RRP.

         Stock Option Plan

                  At a Special Meeting of the Stockholders held on July 26, 1995, the 1995 Stock Option Plan (the "Plan") was approved by the Company's stockholders. Common Stock totaling 136,000 shares has been reserved for issuance under the Plan. An aggregate of 118,184 stock options have been granted to the Company's executive officers, nonemployee directors and other key employees, subject to vesting and other provisions of the Plan. Such options were not materially dilutive during the years ended September 30, 1996 and 1995. During the years ended September 30, 1996 and 1995, no options were exercised.

                  A summary of transactions under the Plan is as follows:

                                                                   EXERCISE             AVERAGE
                                             NUMBER OF              PRICE                PRICE
                                           OPTION SHARES            RANGE              PER SHARE
                                           -------------            -----              ---------
      Outstanding at September 30, 1994
      Granted                                 119,680          $15.00  - 15.00          $15.00
                                              -------          ---------------          ------
      Outstanding at September 30, 1995       119,680           15.00  - 15.00           15.00
      Granted                                   3,400           17.00  - 17.00           17.00
      Canceled                                 (4,896)          15.00  - 15.00           15.00
                                              -------          ---------------          ------
      Outstanding at September 30, 1996       118,184          $15.00  - 17.00          $15.06
                                              =======          ===============          ======

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

         Other

                  The Company established an expense accrual in connection with the anticipated funding of a trust to be created to formalize the Company's deferred compensation arrangements with four former officers of the Company. A total of $532 and $616 was included in the Company's liabilities at September 30, 1996 and 1995.

15.      COMMITMENTS AND CONTINGENCIES

                  The Company has outstanding loan commitments, excluding undisbursed portion of loans in process and equity lines of credit, of approximately $5,651 and $6,428 as of September 30, 1996 and 1995, respectively, which are all expected to be funded within four months. Of these commitments outstanding, the breakdown between fixed and adjustable rate loans is as follows:

                                                   SEPTEMBER 30
                                                   ------------
                                                 1996         1995
                                                 ----         ----
Fixed-rate (ranging from 6.38% to 16.75%)       $3,551       $3,951
Adjustable-rate                                  2,100        2,477
                                                ------       ------
            Total                               $5,651       $6,428
                                                ======       ======

                  Generally, long-term, fixed rate loans are sold in the secondary market, depending on cash flow, interest rate, risk management and other considerations. There were approximately $3,653 and $57 in outstanding commitments to sell loans at September 30, 1996 and 1995, respectively.

                  In April 1994, a lawsuit was filed on behalf of the estates of eight individuals arising out of the activities of a now deceased attorney who maintained a law practice in Media, Pennsylvania. The attorney was accused of misappropriating the funds of such estates for which he served as counsel, executor and administrator. During the year, the case settled with all of the plaintiffs in the amount of $400,000, with the settlement amount being completely covered by insurance, less any deductible. There are various claims and pending actions against the Company and its subsidiaries arising out of the conduct of its business. In the opinion of the Company's management and based upon advice of legal counsel, the resolution of these matters will not have a material adverse impact on the consolidated financial position or the results of operations of the Company and its subsidiaries.

16.      RELATED PARTY TRANSACTIONS

                  The Company retains a law firm in which one of the Company's Directors is a member. In addition to providing general legal counsel to the Company, the firm also prepares mortgage documents and attends loan closings for which it is paid directly by the borrower.

17.      SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

                  On September 30, 1996, the Economic Growth and Paperwork Reduction Act of 1996, which includes the recapitalization of the Savings Association Insurance Fund (SAIF), became law. Accordingly, all depository institutions with SAIF insured deposits will be charged a one-time special assessment on their SAIF-assessible deposits as of March 31, 1995 at the rate of 65.7 basis points, payable on November 27, 1996. The Bank accrued $1.4 million for this special assessment at September 30, 1996.

18.      FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about the Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

         estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                   SEPTEMBER 30
                                             ----------------------------------------------------
                                                       1996                        1995
                                             -------------------------     ----------------------
                                                             ESTIMATED                  Estimated
                                             CARRYING          FAIR        Carrying        Fair
                                              AMOUNT           VALUE        Amount        Value
                                              ------           -----        ------        -----
      Assets:
   Cash and interest-earning deposits       $ 11,694       $ 11,694       $ 22,668       $ 22,668
   Investment securities                      16,532         16,532         10,710         10,650
   Loans                                     169,977        177,320        158,059        159,283
   Mortgage-related securities                83,432         82,271         79,832         78,548

Liabilities:
   Savings deposits                           41,504         41,504         43,088         43,088
   NOW and MMDA deposits                      48,954         48,954         53,680         53,680
   Certificates of deposit                   128,747        127,915        126,985        127,317
   FHLB advances                              46,740         48,016         28,411         28,381

Off balance sheet commitments                 15,529         15,529         15,527         15,527

                  The fair value of cash and interest-earning deposits is their carrying value due to their short term nature. The fair value of investments and mortgage-related securities is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair value of loans is estimated, based on present values using approximate current entry-value interest rates, applicable to each category of such financial instruments.

                  The fair value of NOW deposits, MMDA deposits, and savings deposits is the amount reported in the financial statements. The fair value of certificates of deposit and FHLB advances is based on a present value estimate, using rates currently offered for deposits of similar remaining maturity.

                  No adjustment was made to the entry-value interest rates for changes in credit performing commercial loans, construction loans, and land loans for which there are no known credit concerns. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the performing commercial, construction, and land loan portfolios for which there are no known credit concerns, result in a fair valuation of such loans on an entry-value basis. The fair value of non-performing loans, with a recorded book value of approximately $5,352 and $3,156 (which are collateralized by real estate properties with property values in excess of carrying amounts) as of September 30, 1996 and 1995 respectively was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

19.      PARENT COMPANY FINANCIAL INFORMATION

         Condensed financial statements of First Keystone Financial, Inc. are as follows:


                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                            SEPTEMBER 30
                                                            ------------
                                                        1996            1995
                                                        ----            ----
ASSETS
Interest-bearing deposits                             $  1,008        $  1,194
Investment in subsidiary bank                           22,115          23,272
Other assets                                                35              35
                                                      --------        --------
         Total assets                                 $ 23,158        $ 24,501
                                                      ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities                                     $     74        $     38
                                                      --------        --------
Stockholders' Equity:
   Common stock                                             14              14
   Preferred stock
   Additional paid-in capital                           12,659          12,568
   Common stock acquired by stock benefit plans         (1,437)         (1,006)
   Treasury stock                                       (1,288)
   Unrealized gain (loss) on mortgage-related
       available for sale                                 (494)            142
   Retained earnings                                    13,630          12,745
                                                      --------        --------
Total stockholders' equity                              23,084          24,463
                                                      --------        --------
         Total liabilities
         and stockholders' equity                     $ 23,158        $ 24,501
                                                      ========        ========

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                           PERIOD FROM
                                                    FOR THE YEAR         JANUARY 25, 1995
                                                       ENDED                 THROUGH
                                                 SEPTEMBER 30, 1996     SEPTEMBER 30, 1995
                                                 ------------------     ------------------
INTEREST INCOME
   Loan to Employee Stock Ownership Plan               $ 88                   $ 70
   Interest-earning deposits                             20                     18

      Total interest income                             108                     88
                                                       ----                   ----
OPERATING EXPENSES                                       13                      8
                                                       ----                   ----
Income before income taxes and equity in
   undistributed income of subsidiary bank               95                     80
Federal income tax expense                               39                     32
                                                       ----                   ----
Income before equity in undistributed
   income of subsidiary bank                             56                     48
Equity in undistributed income
   of subsidiary bank                                   829                    880
                                                       ----                   ----

   NET INCOME                                          $885                   $928
                                                       ====                   ====

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994 (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                        PERIOD FROM
                                                   FOR THE YEAR       JANUARY 25, 1995
                                                       ENDED               THROUGH
                                                SEPTEMBER 30, 1996   SEPTEMBER 30, 1995
                                                ------------------   ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                           $    885           $    928
Adjustments to reconcile net income
   to cash provided by operations:
      Equity in undistributed earnings
         of subsidiary bank                              (829)              (880)
      Amortization of common stock acquired
         by stock option plans                            364                111
      Increase in other assets                                               (35)
      Increase in other liabilities                        36                 38
                                                     --------           --------

         Net cash provided
            by operating activities                       456                162
                                                     --------           --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of common stock of subsidiaries                              (10,433)
   Dividends received from subsidiary                   1,350
                                                     --------           --------

         Net cash provided (USED)
            by investing activities                     1,350            (10,433)
                                                     --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from
      issuance of common stock                                            12,553
   Common stock acquired by
      stock benefit plans                                (704)            (1,088)
   Purchase of treasury stock                          (1,288)
                                                     --------           --------

         Net cash (Used) Provided By
             financing activities                      (1,992)            11,465
                                                     --------           --------

         Increase (Decrease) in cash                     (186)             1,194

   Cash at beginning of period                          1,194
                                                     --------           --------
         Cash at end of period                       $  1,008           $  1,194
                                                     ========           ========


20.      SUBSEQUENT EVENT

                  On November 8, 1996, the Board of Directors of the Company declared a cash dividend of $.05 per common share payable on December 1, 1996 to stockholders of record on November 20, 1996.

FIRST KEYSTONE FINANCIAL, INC.


First Keystone Financial, Inc. is a unitary savings and loan holding company conducting business through its wholly-owned subsidiary, First Keystone Federal Savings Bank. The savings bank is a federally chartered SAIF-insured savings institution operating through five full-service offices located in Delaware County, Pennsylvania. The Company's headquarters is located at 22 West State Street, Media, PA 19063.



DIRECTORS
Donald A. Purdy, Esquire
   Chairman of the Board
William K. Betts; retired
   Former Senior Vice President of Human Resources,
   First Keystone Federal Savings Bank
Edward Calderoni
   President of Century-21 Calderon Brothers
Silvio F. D'Ignazio
   Owner of the Towne House Restaurant
Olive J. Faulkner; retired
   Former Vice President and Corporate Secretary,
   First Keystone Federal Savings Bank
Donald S. Guthrie, Esquire
   President/CEO
Edmund Jones, Esquire
   Chairman Emeritus
   Member Jones, Guthrie & Strohm, P.C.
Willard F. Letts
   President and Principal Stockholder
   Eastern Flame Hardening Company
Walter J. Lewicki; retired
   Former associate of Looker, Lees and Melcher, Inc.
Charles E. Rankin, Esquire
   Vice Chairman of the Board
Joan G. Taylor; retired
   Former Executive Director of the Young Women's
   Christian Association (YWCA)

SENIOR OFFICERS
Donald S. Guthrie,
   President/CEO
Thomas M. Kelly,
   Executive Vice President/CFO
Stephen J. Henderson,
   Senior Vice President/Lending
Elizabeth M. Mulcahy,
    Senior Vice President/Human Resources
Carol Walsh,
   Corporate Secretary

COUNSEL
Lawrence G. Strohm, Jr. Esquire
10 Beatty Road
Media, PA 19063

SPECIAL COUNSEL
Elias, Matz, Tiernan and Herrick L.L.P.
Suite 1200
734 15th Street, N.W.
Washington, DC 20005

TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

EXECUTIVE OFFICES
22 West State Street
Media, PA 19063
(610) 565-6210

INDEPENDENT AUDITORS
Deloitte & Touche LLP
Twenty-Fourth Floor
1700 Market Street
Philadelphia, PA 19103-3984

INVESTOR INFORMATION
Thomas M. Kelly
Executive Vice President/CFO
(610) 565-6210

SHAREHOLDER INFORMATION
Carol Walsh
Corporate Secretary
(610) 565-6210

STOCK INFORMATION

First Keystone Financial is traded on the Nasdaq National Market under the symbol of "FKFS." There were approximately 526 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks.

The Annual Meeting of Shareholders is scheduled for Wednesday, January 29, 1997, at 2:00 p.m. to be held at the Towne House Restaurant, 117 Veterans Square, Media, Pennsylvania.


40