Form 10KSB40, Exhibit 13
period 1997-09-30
FIRST KEYSTONE FINANCIAL INC
filed 1998-01-12
CIK 856751

TABLE OF CONTENTS
Selected Consolidated and Other Financial Data  . . . . .  2

A Message to Our Shareholders . . . . . . . . . . . . . .  5

Business Features . . . . . . . . . . . . . . . . . . . .  7

Management's Discussion and Analysis of Financial

    Condition and Results of Operations   . . . . . . . .  9

Report of Independent Auditors  . . . . . . . . . . . .   18

Consolidated Financial Statements

    Consolidated Statements of Financial Condition  . .   19

    Consolidated Statements of Income   . . . . . . . .   20

    Consolidated Statements of

          Changes in Stockholders' Equity   . . . . . .   21

    Consolidated Statements of Cash Flows   . . . . . .   22

Notes to Consolidated Financial Statements  . . . . . .   23

Corporate Information . . . . . . . . . . . . . . . . .   40

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Return on Average Assets*

9/30/95     0.44%
9/30/96     0.64%
9/30/97     0.84%

*excludes SAIF assessment

The selected consolidated financial and other data of First Keystone Financial, Inc. set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere herein.

                                                                          AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                       -------------------------------------------------------------------
                                                           1997         1996            1995         1994          1993
                                                       ===================================================================
(dollars in thousands, except per share data)
SELECTED FINANCIAL DATA:
Total assets                                             $373,430     $294,241       $280,979     $237,749       $233,516
--------------------------------------------------------------------------------------------------------------------------
Loans receivable, net                                     188,289      167,530        158,002      142,226        137,186
--------------------------------------------------------------------------------------------------------------------------
Mortgage-related securities, net                           20,707       23,221         60,294       68,369         64,213
--------------------------------------------------------------------------------------------------------------------------
Investment securities                                      10,000       16,532         10,710       12,145         11,238
--------------------------------------------------------------------------------------------------------------------------
Assets held for sale:
   Mortgage-related and equity securities                 104,472       60,211         19,538          251            946
--------------------------------------------------------------------------------------------------------------------------
   Investment securities                                   10,211
--------------------------------------------------------------------------------------------------------------------------
   Loans                                                    4,577        2,447             57          168          1,245
--------------------------------------------------------------------------------------------------------------------------
Real estate owned                                           1,672        1,557            465          503            971
--------------------------------------------------------------------------------------------------------------------------
Deposit accounts                                          227,918      219,205        223,753      216,065        218,361
--------------------------------------------------------------------------------------------------------------------------
Borrowings                                                 99,987       46,740         28,411        5,267            343
--------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                       24,752       23,084         24,463       11,622         11,206
--------------------------------------------------------------------------------------------------------------------------
Non-performing assets                                       3,749        6,909          3,621        5,879          6,455
==========================================================================================================================
SELECTED OPERATIONS DATA:
Interest income                                          $ 22,750     $ 19,837       $ 18,295     $ 15,547       $ 16,573
--------------------------------------------------------------------------------------------------------------------------
Interest expense                                           12,639       10,932         10,767        9,153         10,048
==========================================================================================================================
Net interest income                                        10,111        8,905          7,528        6,394          6,525
--------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                     239        1,250             52          416            390
--------------------------------------------------------------------------------------------------------------------------
Net interest income
after provision for loan losses                             9,872        7,655          7,476        5,978          6,135
--------------------------------------------------------------------------------------------------------------------------
Other income (expense):
   Service charges and other fees                             972        1,047          1,029        1,010            962
--------------------------------------------------------------------------------------------------------------------------
   Net gain on sales of interest-earning assets               285          203            113          350            778
--------------------------------------------------------------------------------------------------------------------------
   Net gain on sale of other assets                            46
--------------------------------------------------------------------------------------------------------------------------
   Net gain (loss) on real estate activities                    7            2            (44)         (47)            17
--------------------------------------------------------------------------------------------------------------------------
   Other                                                       40           56             89          158            119
--------------------------------------------------------------------------------------------------------------------------
Operating expenses                                          6,921        8,645          7,036        7,728          6,918
==========================================================================================================================
Income (Loss) before income taxes,
extraordinary item and cumulative effect of
change in accounting principle                              4,301          318          1,627         (279)         1,093
--------------------------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                                1,664         (567)           504          (95)           127
--------------------------------------------------------------------------------------------------------------------------
   Extraordinary item, utilization of state
      tax carryforward                                                                                                 79
--------------------------------------------------------------------------------------------------------------------------
   Cumulative effect of change in accounting
      for income taxes                                                                                 600
==========================================================================================================================
Net income                                               $  2,637    $   885(1)     $   1,123      $   416       $  1,045
==========================================================================================================================
Earnings per common share                                $   2.27    $   .74(1)     $     .74          N/A            N/A
==========================================================================================================================

      (1) Includes the effects of the one-time SAIF special assessment. The effects of the assessment increased operating expenses and decreased income before income taxes by $1.4 million. The effects of the assessment also decreased net income and earnings per share by $876,000 and $.74, respectively.

                                                                       AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                         -----------------------------------------------------------------
                                                           1997         1996            1995         1994          1993
                                                         =================================================================
SELECTED OPERATING RATIOS:
Average yield earned on interest-earning assets              7.54%        7.45%          7.37%        6.84%          7.31%
--------------------------------------------------------------------------------------------------------------------------
Average rate paid on interest-bearing liabilities            4.48         4.42           4.62         4.18           4.58
--------------------------------------------------------------------------------------------------------------------------
Average interest rate spread                                 3.07         3.03           2.75         2.66           2.73
--------------------------------------------------------------------------------------------------------------------------
Net interest margin                                          3.35         3.34           3.03         2.81           2.88
--------------------------------------------------------------------------------------------------------------------------
Ratio of interest-earning assets to
   interest-bearing liabilities                            106.82       107.65         106.55       103.77         103.33
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan
   losses to operating expenses                            142.64      88.55(2)        106.25        77.36          88.68
--------------------------------------------------------------------------------------------------------------------------
Operating expenses as a percent of average assets            2.21       3.14(2)          2.73         3.29           2.95
--------------------------------------------------------------------------------------------------------------------------
Return on average assets                                     0.84       0.32(2)          0.44          .18           0.45
--------------------------------------------------------------------------------------------------------------------------
Return on average equity                                    11.46       3.92(2)          5.59         3.60          10.07
--------------------------------------------------------------------------------------------------------------------------
Ratio of average equity to average assets                    7.36         8.20           7.80         4.91           4.42
--------------------------------------------------------------------------------------------------------------------------
Full-service offices at end of period                           5            5              5            5              5
==========================================================================================================================
ASSET QUALITY RATIOS: (3)
Non-performing loans as a
   percent of gross loans receivable                         1.09         3.15           1.98         3.74           3.92
--------------------------------------------------------------------------------------------------------------------------
Non-performing assets as a
   percent of total assets                                   1.00         2.35           1.29         2.47           2.76
--------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses as a
    percent of gross loans receivable                         .86         1.54            .93         1.07           0.91
--------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses as a
   percent of nonperforming loans                           78.38        49.03          47.12        28.65          23.07
--------------------------------------------------------------------------------------------------------------------------
Net loans charged-off to average
   interest-earning loans receivable                          .68         0.07           0.07         0.10           0.89
==========================================================================================================================
CAPITAL RATIOS: (3)
Tangible capital ratio                                       8.12         7.67           8.23         4.88           4.80
--------------------------------------------------------------------------------------------------------------------------
Core capital ratio                                           8.12         7.67           8.23         4.88           4.80
--------------------------------------------------------------------------------------------------------------------------
Risk-based capital ratio                                    19.91        17.24          17.82        10.13          10.77
==========================================================================================================================

      (2) Includes the effects of the one-time SAIF special assessment of $1.4 million. Excluding the one-time effects, the ratio of net interest income after provision for loan losses to operating expenses and operating expenses as a percent of average assets ratios were 106.04% and 2.62%, respectively. In addition, return of average assets and return on average equity were .64% and 7.79%, respectively, excluding the special assessment..

     (3) Asset Quality Ratios and Capital Ratios are end of period ratios, except for charge-offs to average loans. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.

Return on Average Equity*

9/30/95      5.59%
9/30/96      7.79%
9/30/97     11.46%

*excludes SAIF assessment

NASDAQ STOCK PRICES
FISCAL YEAR 1997

The following table shows market price information for Company's Common Stock (NASDAQ Symbol: FKFS). The prices set forth below represent the high and low prices on the Nasdaq National Market System during the periods indicated.

For each quarter in fiscal 1997, a cash dividend of $0.05 per common share was declared.

MONTH             HIGH        LOW       CLOSE
-----             ----        ---       -----
Mar 1995         12.75       10.25      12.75
Jun 1995         14.75       12.25      14.25
Sep 1995         18.00       14.25      16.00
Dec 1995         21.00       15.25      20.875
Mar 1996         20.75       18.50      19.00
Jun 1996         19.00       17.00      17.25
Sep 1996         18.25       16.75      18.25
Dec 1996         20.00       19.25      19.25
Mar 1997         22.50       21.75      21.75
Jun 1997         23.375      22.50      23.375
Sep 1997         33.25       27.75      32.25

A
MESSAGE
TO OUR
SHAREHOLDERS

[PHOTO]
Donald S. Guthrie
President and
Chief Executive Officer

-        Significant increase in net income
-        Total assets increased by 27%
-        The establishment of a dividend policy
- A successful second stock repurchase program to increase shareholder value
-        Dramatic reduction in total non-performing assets

It is with great enthusiasm that I report our outstanding performance for fiscal year 1997. With the completion of our second full year as a public company, it is clear that our strong results are rooted in the fact that First Keystone Financial, Inc., the holding company for First Keystone Federal Savings Bank, was built from a solid foundation, with a sound strategic plan that centered on its clear vision of the Company's future within the financial services industry.

   Although there is always room for improvement, it is appropriate to pause to celebrate milestones achieved. The challenges facing us have been met successfully, and I would like to take a moment to thank the team of professionals and dedicated employees who enabled the Company to reach its performance goals. We are proud of our performance, and are pleased to report that the Company is poised to continue its mission to enhance shareholder value by providing first-class products and services.

CORE EARNINGS UP SIGNIFICANTLY

   For the year ended September 30, 1997, the Company earned $2.6 million or $2.27 per share as compared to $1.8 million or $1.48 per share for fiscal 1996 reflecting a significant 53% increase (fiscal 1996 excludes the one-time special assessment to recapitalize the Savings Association Insurance Fund).

   Net interest income substantially increased by $1.2 million or 14% compared to fiscal 1996. First Keystone Financial, Inc. also maintained its return on average assets despite its notable growth of assets. However, and more importantly, the Company increased its return on equity to 11.60% from 7.79% for fiscal 1997 compared to fiscal 1996 (excluding the special assessment).

BUILDING THE COMPANY'S ASSETS

   During the year, the Company's total assets grew to $373.4 million at September 30, 1997 from $294.2 million at September 30, 1996. The Company's growth strategies included increasing its portfolio of mortgage-related securities available for sale which was funded by advances from the Federal Home Loan Bank, securities sold under agreements to repurchase, and by core deposits. The infusion of capital supporting the Company's asset growth was accomplished through the successful completion of a preferred stock offering by First Keystone Capital Trust I, a newly formed subsidiary of First Keystone Financial, Inc.

MODERNIZING INFRASTRUCTURES

   After an independent, in-depth, analysis of current and future demographics, the newest First Keystone branch opened in November 1997 at the Willowdale crossroads in Kennett Square, Chester County, to meet customers' needs in the rapidly growing southern part of that county. As with the Company's

[PHOTO]
Donald Guthrie, State Senator Clarence Bell and Bank Director Edmund Jones celebrate the opening of the newest First Keystone Federal branch at Willowdale Town Center, Kennett Square.

[PHOTO]
First Keystone Federal expanded its ATM network, including a free-standing drive-through machine in a local shopping center.

other five branch offices, the Willowdale Office will provide superior customer service, offer a full line of financial products, and focus on community involvement.

   In the fall of 1997, the Company also expanded its ATM network with the opening of its first free-standing drive-through ATM in a new shopping center in Upper Chichester Township, Delaware County.

   As a Company that attributes much of its success to its strong foundation, it is only natural as one begins the expansion of its franchise to also examine its infrastructure of established offices. As a result, the Company renovated its drive-in lanes at the Bank's largest office in Brookhaven with state-of-the art equipment, added an additional lane and a drive-through ATM machine for added customer convenience. A complete interior remodeling is scheduled to be completed in 1998. The main office in Media was also remodeled including the addition of a night depository and an ATM machine to assist customers in a more efficient and professional manner as the Company looks to expand both its retail and commercial base.

DRAMATIC REDUCTION IN NON-PERFORMING ASSETS

   A high note for the year end was the successful negotiation of a restructured debt that contributed greatly to the decline of the Company's total non-performing assets by $2.8 million for fiscal 1997, which represents a 40.2% reduction. As a result of a settlement with a bankruptcy trustee of a leasing company in Syracuse, New York, the Company's ratio of non-performing assets and troubled debt restructuring to total assets declined from 2.35% at September 30, 1996 to 1.11% at the close of fiscal 1997.

OUTSTANDING SHAREHOLDER VALUE

   The Company's increased earnings, dividend policy and successful stock repurchases were favorably received by the market, reflected in part by the significant increase in the price of the Company's stock. The price of the stock rose to $32.25 at September 30, 1997 from $18.25 at September 30, 1996. This $14.00 increase per share represents an outstanding 77% increase in value.

A VISION TOWARD THE FUTURE

   As evidenced by so many well-publicized transactions during this past year, the bank merger mania continues. As these large regional banks continue to expand into unfamiliar neighborhoods with corporate headquarters far removed from their satellite offices, your Company welcomes the new business opportunities that this presents. We clearly see our niche as a community bank that understands the needs of its customers because our Board of Directors, senior management, and employees live within the market area we serve.

   The Company will continue to enhance its core earnings by increasing its services to existing households through the use of new products and more efficient technology, aggressive advertising campaigns directed to the market segment that prefers doing business with a local bank, and expanding its business accounts as our new commercial loan department becomes integrated into the Company's operations. In addition, the Company will focus on increasing market share by expanding its franchise within our market area and offering its customers a full range of financial services.

   On behalf of the Board of Directors, senior management, our employees and myself, we thank you for the trust that you have placed in us. Strengthened by our success, we move forward with renewed enthusiasm and dedication.

         /s/ DONALD S. GUTHRIE
         Donald S. Guthrie
         President and Chief Executive Officer

BUSINESS
FEATURES

COMMERCIAL LENDING MAKES STRONG DEBUT

In September of 1996, in accordance with the Company's strategic plan to increase both core earnings and net interest margin, the commercial lending department was formed. With seasoned professionals leading the efforts, after one year, the Company's balance sheet is now comprised of $8.5 million in secured and unsecured commercial loans. The Bank specializes in small to moderate-sized businesses offering term loans and lines of credit ranging from $10,000 to $1 million. The Bank is enjoying success in establishing corresponding deposit relationships with its commercial businesses, resulting in significant increases in these types of deposits.

  As a value-added service to the Company's expanding commercial customer base, the Bank now offers companies an employee package account which includes discounted checking and other benefits. As customer needs are further defined, new products will be developed that better enable small to moderate-sized businesses to streamline their operations and maximize their cash flow.

BUILDING ON THE CONSTRUCTION LOAN PORTFOLIO

  Taking a leadership role in the Home Builders Association of Delaware and Chester Counties, the Company has a long standing reputation for serving on its Board and various committees. With the Company's extensive experience in the local construction market and its strong capital position, a renewed emphasis is being placed on construction lending for the 1998 fiscal year as the Company seeks to further strengthen this aspect of its loan portfolio mix.

CORRESPONDENT PROGRAM FLOURISHES

  Building on the Company's solid reputation for providing single family residential loans, significant benefits were seen in fiscal 1997 as the Company expanded its loan production channels to include the origination for sale of non-conforming and sub-prime credit loans both in-house and through a correspondent program. These programs, in which the majority of the originated loans are sold servicing released, have significantly added to fee income and improved the mix of residential loan products in fiscal 1997.

[PHOTO]
The Bank provides financing to area businesses. First Keystone Federal commercial loan officer Bud Amentt is shown a state-of-the-art planetarium system by controller Paul Dailey of Spitz Space Systems.

[PHOTO]
A renewed emphasis is being placed on construction lending for the coming fiscal year as the Company looks to further expand this aspect of its loan porfolio mix.

THE RIGHT PRODUCT MIX TO GROW MARKET SHARE

  With the successful establishment of a commercial loan department, the Company now offers more than the usual line of retail banking products, to which a debit card will be added in the third quarter of this fiscal year. Small to medium size business loans and lines of credit can be structured with such flexibility that each one is a custom fit.

  New products to further benefit the business customer include the Total Treasury Manager which capabilities include payroll processing, account reconciliation, and the transfer of funds both internally and externally for total cash management optimization. This product was successfully introduced as a pilot program in fiscal 1997 to serve a local municipality.

  Fiscal 1997 also marked the introduction of the Company's website on the Internet. When you log onto the Internet, you can find First Keystone Financial at www.firstkeystone.com. You will be greeted by a user-friendly screen full of information about special promotional rates, Company stock prices, and financial press releases. You can also request an annual report or read about an upcoming local event sponsored by the Bank. For added convenience, the Company's webpage is linked to local, city, state and various government agency sites. Correspondence may also be sent via e-mail to fkfsb@firstkeystone.com.

PREPARED FOR THE YEAR 2000

In recognition of the significant impact the Year 2000 could have on the Company's system of operations, an internal committee was formed, nicknamed the "Y2K Committee," to assess the situation and to formulate a plan of action.
The committee has completed its analysis of the Company's computerized systems and has developed a plan to address the Company's software and hardware needs in order to be prepared for the year 2000.

[PHOTO]
First Keystone Federal's user-friendly website on the internet is full of information and links to other sites.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

GENERAL

  First Keystone Financial, Inc. (the "Company") is the holding company of its wholly owned subsidiary, First Keystone Federal Savings Bank (the "Bank"). For purposes of this discussion, First Keystone Financial, Inc., including its wholly-owned subsidiaries, will be referred to as the Company. The Company is a community oriented banking organization that focuses on customer and business services within its primary market area.

  The following discussion should be read in conjunction with the Company's consolidated financial statements presented elsewhere herein. Accordingly, the discussion below with respect to results of operations relates primarily to the Bank, and the financial data for the periods prior to the conversion to a federally chartered stock savings bank, which was completed on January 25, 1995, also reflect financial data of the Bank.

  The Company's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans, mortgage-related securities and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and Federal Home Loan Bank ("FHLB") advances. The Company's results of operations also are affected by the provision for loan losses, resulting from management's assessment of the adequacy of the allowance for loan losses; the level of its non-interest income, including service charges and other fees as well as gains and losses from the sale of certain assets, the level of its operating expenses; and income tax expense.

ASSET AND LIABILITY MANAGEMENT

  The principal objective of the Company's asset and liability management is to evaluate the interest rate risk existing in certain assets and liabilities, determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board approved guidelines. Through management, the Company seeks to reduce both the vulnerability and volatility of its operations to changes in interest rates and to manage the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing periods. The Company's actions in this regard are taken under the guidance of the Asset/Liability Committee ("ALCO"), which is chaired by the Chief Financial Officer and comprised of members of the Company's senior management. The ALCO meets at least quarterly to review, among other things, the sensitivity to interest rate changes of the Company's assets and liabilities, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity and maturities of investments and borrowings. In connection therewith, the ALCO generally reviews the Company's liquidity, cash flow needs, maturities of investments, deposits and borrowings, current market conditions and interest rates. In addition, the pricing of the Company's residential loans and deposits is reviewed at least weekly while the pricing of loans originated for sale in the secondary market is reviewed daily. The ALCO reports to the Company's Board of Directors on a quarterly basis.

  The Company's primary asset/liability monitoring tool consists of various asset/liability simulation models, which are prepared on a quarterly basis and are designed to capture the dynamics of the balance sheet as well as rate and spread movements and to quantify variations in net interest income under different interest rate scenarios. The Company also utilizes market value analysis, which addresses the change in equity value arising from movements in interest rates. The market value of equity is estimated by valuing the Company's assets and liabilities. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market value basis. Market value analysis is intended to evaluate the impact of immediate and sustained shifts of the current yield curve upon the market value of the current balance sheet.

  A more conventional but limited Asset/Liability monitoring tool involves an analysis of the extent to which assets and liabilities are interest rate sensitive and measures an institution's interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)


Total Assets
(dollars in thousands)

9/30/95     280,979
9/30/96     294,241
9/30/97     373,430

period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

CHANGES IN FINANCIAL CONDITION

  General. Total assets of the Company increased by $79.2 million, or 26.9%, from $294.2 million at September 30, 1996 to $373.4 million at September 30, 1997. The increase occurred primarily in mortgage-related securities available for sale, loans receivable and cash and cash equivalents. The asset growth was funded by increases in advances from the FHLB, securities sold under agreements to repurchase, customer deposits and the newly issued Corporation-obligated mandatorily redeemable capital securities ("trust preferred securities"). See
Note 20 to the Consolidated Financial Statements for further information regarding the trust preferred securities. Asset growth was also funded by an increase in stockholders' equity despite the completion of a stock repurchase program and the acquisition of stock for employee benefit plans and dividend payouts.

  Cash and Investments. Cash and investments (including investments available for sale) increased by $13.6 million, or 48.0%, to $41.8 million at September 30, 1997 compared to $28.2 million at September 30, 1996. The increase was primarily due to increased cash resulting from the Company's issuance of the trust preferred securities in August 1997 prior to deployment of the proceeds into various investment vehicles.

  Loans Held For Sale and Loans Receivable, Net. Aggregate loans receivable (loans receivable, net and loans held for sale) increased $22.9 million or 13.5% to $192.9 million at September 30, 1997 compared to $170.0 million at September 30, 1996. The increase was the result of the Company's continued emphasis on residential and consumer lending as well as increases in the commercial real estate loan portfolio. Contributing to the increase was a $12.9 million or 10.5% increase in originated residential loans, a $7.2 million, or 64.5%, increase in originated commercial real estate loans and a $2.5 million or 12.3% increase in originated home equity and lines of credit loans.

  Mortgage-Related Securities and Mortgage-Related Securities Available For Sale. Mortgage-related securities and mortgage-related securities available for sale increased in the aggregate by $41.8 million, or 50.1%, to $125.2 million at September 30, 1997 compared to $83.4 million at September 30, 1996. The increase was the result of the Company's leveraging the proceeds resulting from the issuance of the trust preferred securities and the subsequent increase in equity, in conjunction with the expansion of its loans portfolio, in order to increase interest income.

  Non-Performing Assets. The Company's total non-performing assets was primarily due to the resolution of certain lease financings purchased from the Bennett Funding Group, Inc., a closely-held Syracuse, New York-based leasing company ("Bennett Funding") and affiliated companies.

  Real estate owned increased modestly by $115,000 to $1.7 million or .45% of total assets at September 30, 1997 as compared to $1.6 million or .53% of total assets at September 30, 1996. Non-performing assets consist primarily of single-family residential loans.

  Deposits. Deposits increased by $8.7 million, or 4.0%, from $219.2 million at September 30, 1996 to $227.9 million at September 30, 1997. This increase was primarily due to a $10.8 million increase in certificates of deposit and a $1.5 million,or 30.9%, increase in non-interest bearing accounts. Offsetting this increase was a $3.5 million,or 4.1%, net decline in passbook, NOW and money market accounts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)

CHANGES IN FINANCIAL CONDITION
(continued)

The shift in deposits accounts reflects general market conditions as customers sought to invest in higher yielding certificates of deposit.

  Borrowings. The Company's total borrowings increased $53.3 million to $100.0 million at September 30, 1997 from $46.7 million at September 30, 1996. The FHLB advances and securities sold under agreements to repurchase were used to fund loan and investment growth and had a weighted average interest rate of 5.8% at September 30, 1997.

  Equity. At September 30, 1997, total stockholders' equity was $24.8 million or 6.6% of total assets, compared to $23.1 million or 7.8% of total assets at September 30, 1996. The $1.7 million increase was due to net income for the year of $2.6 million and an increase of $902,000 in unrealized gain on available for sale securities offset by the Company's stock repurchases, the purchase of stock for employee benefit programs and dividends paid. The decrease in the capital ratio was due to the increase in total assets as the Company leveraged its capital using the proceeds from the issuance of the trust preferred securities which are included in the capital for regulatory purposes.

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

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                -----------------------------------------------------------------------------------
                                                                              1997                              1996
                                                YIELD/COST   ======================================================================
                                                    AT                                  AVERAGE                         Average
                                                 SEPT. 30,    AVERAGE                   YIELD/    Average                Yield/
                                                   1997       BALANCE       INTEREST     COST     Balance     Interest    Cost
                                                ===================================================================================
                                                                                  (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(1)                             8.19%      $179,566     $ 14,737      8.21%   $ 164,359    $ 13,459    8.19%
-----------------------------------------------------------------------------------------------------------------------------------
   Mortgage-related securities(2)                  6.95         92,393        6,197      6.71       80,539       5,229    6.49
-----------------------------------------------------------------------------------------------------------------------------------
   Investment securities                           7.15         21,774        1,478      6.79       11,534         715    6.20
-----------------------------------------------------------------------------------------------------------------------------------
   Other interest-earning assets                   6.31          7,793          338      4.34        9,930         434    4.37
===================================================================================================================================
      Total interest-earning assets                7.59        301,526       22,750      7.54      266,362      19,837    7.45
===================================================================================================================================
Noninterest-earning assets                                      11,193                               9,325
===================================================================================================================================
   Total assets                                               $312,719                           $ 275,687
===================================================================================================================================
Interest-bearing liabilities:
   Deposits                                        4.26       $221,140        9,182      4.15    $ 220,303       9,363    4.25
-----------------------------------------------------------------------------------------------------------------------------------
   FHLB advances and other borrowings              5.75         61,124        3,457      5.65       27,119       1,569    5.79
===================================================================================================================================
      Total interest-bearing liabilities           4.84        282,264       12,639      5.91      247,422      10,932    4.42
===================================================================================================================================
Noninterest-bearing liabilities                                  7,453                               5,210
===================================================================================================================================
   Total liabilities                                           289,717                             252,632
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                            23,002                              22,604
===================================================================================================================================
   Total liabilities and stockholders' equity                 $312,719                           $ 275,687
===================================================================================================================================

Net interest-earning assets                                   $ 19,262                           $  18,940
===================================================================================================================================

Net interest income/interest rate spread          2.75%                    $ 10,111     3.07%                 $  8,905   3.03%
===================================================================================================================================
Net yield on interest-earning assets(3)                                                 3.35%                            3.34%
===================================================================================================================================
Ratio of average interest-earning assets to
   average interest-bearing liabilities                                               106.82%                          107.65%
===================================================================================================================================


                                                       YEAR ENDED SEPTEMBER 30,
                                                -----------------------------------
                                                              1995
                                                ===================================
                                                                            Average
                                                  Average                   Yield/
                                                  Balance       Interest     Cost
                                                ===================================
                                                      (Dollars in Thousands)

Interest-earning assets:
   Loans receivable(1)                          $  151,198     $  12,472     8.25%
-----------------------------------------------------------------------------------
   Mortgage-related securities(2)                   71,832         4,377      6.09
-----------------------------------------------------------------------------------
   Investment securities                            12,844           756      5.89
-----------------------------------------------------------------------------------
   Other interest-earning assets                    12,433           690      5.55
===================================================================================
      Total interest-earning assets                248,307        18,295      7.37
===================================================================================
Noninterest-earning assets                           9,198
===================================================================================
   Total assets                                 $  257,505
===================================================================================
Interest-bearing liabilities:
   Deposits                                     $  216,511         9,732      4.49
-----------------------------------------------------------------------------------
   FHLB advances and other borrowings               16,539         1,035      6.26
===================================================================================
      Total interest-bearing liabilities           233,050        10,767      4.62
===================================================================================
Noninterest-bearing liabilities                      4,382
===================================================================================
   Total liabilities                               237,432
-----------------------------------------------------------------------------------
Stockholders' equity                                20,073
===================================================================================
   Total liabilities and stockholders' equity   $  257,505
===================================================================================

Net interest-earning assets                     $   15,257
===================================================================================

Net interest income/interest rate spread                       $   7,528     2.75%
===================================================================================
Net yield on interest-earning assets(3)                                      3.03%
===================================================================================
Ratio of average interest-earning assets to
   average interest-bearing liabilities                                    106.55%
===================================================================================

(1)     Includes non-accrual loans.
(2) Includes assets classified as either available for sale or held for sale.
(3)     Net interest income divided by interest-earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)

CHANGES IN FINANCIAL CONDITION
(continued)

Loans Receivable
(dollars in thousands)

9/30/95     158,002
9/30/96     167,530
9/30/97     188,289

Net Income
(dollars in thousands)

9/30/95     1,123
9/30/96     1,426 (before SAIF special assessment)
9/30/97     2,637

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

                                                                YEAR ENDED SEPTEMBER 30,
                                            -------------------------------------------------------------------------
                                                      1997 VS. 1996                    1996 VS. 1995
                                            =========================================================================
                                                 INCREASE                            INCREASE
                                             (DECREASE) DUE TO                   (DECREASE) DUE TO
                                            =========================================================================
                                                                TOTAL INCREASE           TOTAL INCREASE
                                             RATE      VOLUME    (DECREASE)        RATE      VOLUME      (DECREASE)
                                            =========================================================================
Interest-earnings assets:
   Loans receivable(1)                      $   30     $1,248     $   1,278    $     (90)    $ 1,077     $     987
---------------------------------------------------------------------------------------------------------------------
   Mortgage-related securities(1)              178        790           968          298         554           852
---------------------------------------------------------------------------------------------------------------------
   Investment securities                        74        689           763           44         (85)          (41)
---------------------------------------------------------------------------------------------------------------------
   Other interest-earning assets                (3)       (93)          (96)        (132)       (124)         (256)
=====================================================================================================================
      Total interest-earning assets            279      2,634         2,913          120       1,422         1,542
=====================================================================================================================
Interest-bearing liabilities:
   Deposits                                   (217)        36          (181)        (543)        174          (369)
---------------------------------------------------------------------------------------------------------------------
   FHLB advances on other borrowings            34      1,922         1,888          (71)        605           534
=====================================================================================================================
      Total interest-bearing liabilities      (251)     1,958         1,707         (614)        779           165
=====================================================================================================================
Increase (decrease) in net interest income  $  530     $  676     $   1,206    $     734     $   643     $   1,377
=====================================================================================================================

(1) Includes assets classified as either available for sale or held for sale.

RESULTS OF OPERATIONS

  General. The Company reported net income of $2.6 million, $885,000, and $1.1 million for the years ended September 30, 1997, 1996 and 1995, respectively. The $1.7 million increase in net income for the year ended September 30, 1997 compared to the year ended September 30, 1996 was primarily due to a $1.2 million, or 13.5%, increase in net interest income, a $1.7 million, or 19.9%, decrease in operating expenses and a $1.0 million decrease in the provision for loan losses offset by a $2.2 million increase in income taxes. The decrease in operating expenses for the year ended September 30, 1997 was primarily due to the one-time $1.4 million special assessment on Savings Association Insurance Fund ("SAIF") insured deposits in fiscal 1996 of $1.4 million. The special assessment was effected in order to recapitalize the SAIF.

  The $238,000, or 21.2%, decrease in net income for the year ended September 30, 1996 compared to the year ended September 30, 1995 was primarily due to a $1.6 million, or 22.9%, increase in operating expenses and a $1.2 million increase in the provision for loan losses offset by a $1.4 million, or 18.3%, increase in net interest income, a $1.1 million decrease in income taxes and a $121,000,or 10.2%, increase in other income. The increase in operating expenses for the year ended September 30, 1996 was primarily due to the one-time SAIF special assessment. Excluding this assessment, net income increased $638,000 to $1.8 million in fiscal 1996, an increase of 56.8%.

  Net Interest Income. Net interest income is determined by interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest-rate spread was 3.07%, 3.03% and 2.75% during the years ended September 30, 1997, 1996 and 1995, respectively. The Company's interest-rate spread was 2.75% at September 30, 1997. The

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS
(continued)

Net Interest Income
(dollars in thousands)

9/30/95      7,528
9/30/96      8,905
9/30/97     10,111

Company's net interest margin (i.e., net interest income as a percentage of average interest-earning assets) was 3.35%, 3.34% and 3.03% during the years ended September 30, 1997, 1996 and 1995, respectively.

  Net interest income increased by $1.2 million, or 13.5%, in the year ended September 30, 1997 to $10.1 million compared to $8.9 million in fiscal 1996. The reason for such increase was a $2.9 million, or 14.7%, increase in interest income partially offset by a $1.7 million, or 15.6%, increase in interest expense. Net interest income increased by $1.4 million, or 18.3%, in fiscal 1996 compared to fiscal 1995 due to a $1.5 million, or 8.4%, increase in total interest income offset by a $165,000, or 1.5%, increase in total interest expense.

  Interest Income. Total interest income amounted to $22.8 million for the year ended September 30, 1997 compared to $19.8 million for the year ended September 30, 1996. The primary reason for the increase in the 1997 period was a $1.6 million, or 25.6%, increase in interest income on mortgage-related securities, investments and other interest-earning assets as a result of a $20.0 million, or 19.6%, increase in the average balance thereof and a 32 basis point (with 100 basis points being equal to 1.0%) increase in the yield earned thereon.
The increase in the average balances and the yield was due to increased leveraging of the Company;s capital base and investment in higher yielding assets. Additionally, interest income on loans increased $1.3 million, or 9.5%, due to a $15.2 million, or 9.3%, increase in the average loan balance and a 3 basis point increase in the yield earned thereon. The increase in the average balance of the loan portfolio in fiscal 1997 reflects increased originations of both fixed and adjustable-rate loans held in portfolio.

  The $1.5 million, or 8.4%, increase in total interest income during the year ended September 30, 1996 over 1995 was primarily due to a $987,000, or 7.9%, increase in interest on loans as a result of a $13.2 million, or 8.7%, increase in the average balance of the loan portfolio partially offset by a 6 basis point decrease in the average yield earned thereon. The increase in the average balance of the loan portfolio in fiscal 1996 reflects increased origination of both fixed- and adjustable-rate mortgage loans while the decrease in the yield reflects the effects of lower market rates of interest earned during fiscal 1996. Additionally, interest income on mortgage-related securities, investments and other interest-earning assets increased $555,000, or 9.5% due to a $4.9 million, or 5.0% increase in the aggregate average balances thereof and a 25 basis point increase in the yield earned reflecting increases in the general market interest rate environment.

  Interest Expense. Total interest expense increased by $1.7 million, or 15.6%, in the year ended September 30, 1997 compared to fiscal 1996. The reason for such increase was a $1.9 million increase in interest expense on borrowings offset by a $181,000 decrease in interest expense on deposits. The increase in interest expense on borrowings was due to a $34.0 million increase in the average balance of total borrowings partially offset by a 13 basis point decline in the average rate paid thereon. The decrease in interest paid on deposits was due to a 10 basis point decline in the average rate paid offset in part by a $837,000 increase in the average balance of deposits. The increase in the average balances of deposits and borrowings was used to fund loan originations and purchases of investment securities. The decrease in the rates paid on deposits and borrowings was due to general market interest rate fluctuations.

  Total interest expense amounted to $10.9 million for the year ended September 30, 1996 as compared to $10.8 million for fiscal 1995. The $165,000, or 1.5%, increase in interest expense in fiscal 1996 compared to fiscal 1995 was due to a $534,000 increase in interest expense on borrowings offset partially by a $369,000 decrease in interest expense on deposits. The increase in interest expense on borrowings was due to a $10.6 million increase in the average balance partially offset by a 47 basis point decline in the average rate paid on borrowings. The decrease in interest paid on deposits was due to an 24 basis point decline in the average rate paid on deposits offset in part by a $3.8 million increase in the average balance of deposits. The increase in the average balances of borrowings and deposits was used to fund mortgage originations and the purchase of mortgage-related and investment securities. The decrease in the average

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS
(continued)

Operating Expenses to Average Total Assets

9/30/95      2.73%
9/30/96      2.62%
9/30/97      2.21%


rate paid on deposits reflected, in part, the maturing of some long-term high interest rate deposits. Interest rates on borrowing also declined due to a decline in short-term interest rates.

  Provisions for Loan Losses. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Company, the amount of the Company's classified assets, the status of past due principal and interest payments, general economic conditions, particularly as they relate to the Company's market area, and other factors related to the collectibility of the Company's loan portfolio. Management of the Company assesses the allowance for loan losses on a monthly basis and makes provisions for loan losses as deemed appropriate in order to maintain the adequacy of the allowance for loan losses. For the year ended September 30, 1997, the provision for loan losses amounted to $239,000 as compared to $1.2 million for fiscal 1996. The decrease in the provision reflected the more normalized credit risk associated with the Bank's portfolio as the non-performing Bennett funding credits were resolved in fiscal 1997.
For the year ended September 30, 1995, the provision for loan losses was $52,000. The increase in the provision for fiscal 1996 reflected an increased amount established for potential losses related to the Bennett Funding bankruptcies. (See "-Changes in Financial Condition-Non-Performing Assets"). At September 30, 1997, the Company's allowance for loan losses amounted to 78.4% of total non-performing loans and .82% of gross loans receivable.

  Although management of the Company believes that the Company's allowance for loan losses was adequate at September 30, 1997, based on facts and circumstances available to it, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect the Company's results of operations for such periods. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's provision for loan losses and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination. The Company was last examined by the Office of Thrift Supervision ("OTS") as of May 1997. The Company was not required to increase its provision for loan losses or adjust the carrying value of its other non-performing assets as a result of such examination.

  Other Income. For the year ended September 30, 1997, the Company reported other income of $1.4 million compared to $1.3 million of other income for the year ended September 30, 1996. The primary reason for the $42,000 or 3.2% increase in other income in fiscal 1997 was a $76,000 increase in net gain on sales of mortgage loans held for sale and a $46,000 gain on the sale of other assets partially offset by a decrease of $75,000 in service charges and other fees. The $121,000, or 10.2%, increase in other income for the year ended September 30, 1996 as compared to fiscal 1995 was due to increases in gains on sales of mortgage loans of $156,000, partially offset by an decrease of $66,000 on gains on sales of investments and mortgage-related securities. The increase in gains on sales of loans for fiscal 1997 and 1996 reflected the Company's increased emphasis on the origination and sale, servicing released, of non-conforming loans.

  Operating Expenses. Operating expenses include compensation and employee benefits, occupancy and equipment expense, FDIC premiums, data processing expense and other items. Operating expenses decreased $1.7 million, or 19.9%, for the year ended September 30, 1997 compared to the year ended September 30, 1996 and amounted to $6.9 million in fiscal 1997 compared to $8.6 million in fiscal 1996. The primary reason for the substantially higher level of operating expenses for fiscal 1996 was the one-time SAIF special assessment of $1.4 million relating to deposit insurance charged in such period. The special assessment was the result of legislation enacted in the fall of 1996 which was designed to recapitalize the SAIF insurance fund to the 1.25% of total insured deposits required by the Federal Deposit Insurance Corporation ("FDIC"). The recapitalization decreased the amount of insurance that

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS
(continued)

the Company now pays to insure deposit accounts from $.23 per $100 of deposits to $.065 per $100, which amount effectively reflects the amount required to be paid by SAIF-insured institutions to pay the debt service on the Financing Corporation bonds. FDIC insurance premium expense was reduced by $323,000, or 60.9% for fiscal 1997. Also contributing to the decrease in operating expenses was a $311,000 charge to earnings in fiscal 1996 for certain costs relating to the restructuring that the Company commenced in the first fiscal quarter of 1996. Offsetting these decreases were modest increases in advertising, other expenses and a $153,000 expense for minority interests in expense of subsidiaries which relates to expenses incurred from the issuance of the Company's trust preferred securities. Operating expenses increased $1.6 million, or 22.9%, to $8.6 million for the year ended September 30, 1996 compared to the year ended September 30, 1995. The primary reason for the increase in operating expenses in fiscal 1996 was the SAIF special assessment and the restructuring charge. In addition, professional fees increased $257,000, or 47.9%, due to increased costs relating to litigation involving the Company as well as increased professional costs during the first full year of operation as a public company.

  Income Taxes. The Company recognized income tax expenses of $1.7 million, or 38.7% of pre-tax income, for the year ended September 30, 1997, compared to an income tax benefit of $567,000 for fiscal 1996. The benefit in fiscal 1996 was the result of an adjustment for prior year tax contingencies of approximately $700,000. Excluding this benefit, the income tax expense would have been $133,000, or 41.8% of pre-tax income. The Company incurred income tax expense of $504,000 for the year ended September 30, 1995 which resulted in an effective tax rate of 31.0%. The higher percentage in fiscal 1997 and 1996 related to the expiration of state tax net operating loss carryforwards during fiscal 1995 which were used to offset taxable income.

LIQUIDITY AND CAPITAL RESOURCES

  Federal legislation enacted in August 1996 repealed the percentage of taxable income method of accounting for bad debts for thrift institutions effective for years beginning after December 31, 1995. The Company was required as of October 1, 1996 to adopt the experience method computation for bad debts and to provide for taxes relating to excess bad debts reserves over the base year of December 1987. As of September 30, 1996, the Company has provided deferred income taxes totalling $85,000 on its excess bad debt reserves.

  The Company's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Company's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-related securities, sales of loans, maturities of investment securities and other short-term investments, borrowings and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, the Company invests excess funds in overnight deposits and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Company has the ability to obtain advances from the FHLB of Pittsburgh through several credit programs and in addition, has established a line of credit with the FHLB in an amount not to exceed 10% of assets and subject to certain conditions, including holding a predetermined amount of FHLB stock as collateral. This line of credit is used from time to time for liquidity purposes. As an additional source of funds, the Company has access to the Federal Reserve discount window, but only after it has exhausted its access to the FHLB of Pittsburgh. At September 30, 1997, the Company had $75.4 million of outstanding advances from the FHLB of Pittsburgh.

  Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer term basis, the Company maintains a strategy of investing in various lending products and mortgage-related securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)

LIQUIDITY AND CAPITAL RESOURCES
(continued)

The Company uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At September 30, 1997, the total of approved loan commitments outstanding amounted to $7.7 million. At the same date, commitments under unused lines of credit and loans in process on construction loans amounted to $11.8 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1997 totalled $78.1 million. Based upon its historical experience, management believes that a significant portion of maturing deposits will remain with the Company.

  The Company is required by the OTS to maintain average daily balances of liquid assets and short-term liquid assets (as defined) in amount equal to 5% and 1%, respectively, of net withdrawable deposits and borrowings payable in one year or less to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The liquidity requirements may vary from time to time at the direction of the OTS depending upon economic conditions and deposit flows. The Company's average monthly liquidity ratio and short-term liquid assets for September 1997 were 9.74% and 8.56%, respectively.

  The OTS requires that the Bank meet minimum regulatory tangible, core, tier 1 risk-based and total risk-based capital requirements. At September 30, 1997, the Bank exceeded all regulatory capital requirements and was deemed a well capitalized institution for regulatory purposes. See Note 13 to the Consolidated Financial Statements.

  The Company, as a separately incorporated holding company, has no significant operations other than serving as the sole stockholder of the Bank and paying interest to its subsidiary for junior subordinated debt in conjunction with the issuance of trust preferred securities. On an unconsolidated basis, the Company has no paid employees. The Company's assets consist primarily of its investment in the Bank and its only material source of income consists of earnings from its investment in the Bank. The expenses incurred by the Company relate to its reporting obligations under the Securities Exchange Act of 1934, related expenses incurred as a publicly traded company, and expenses relating to the issuance of the trust preferred securities. Management believes that the Company has adequate liquidity available to respond to its liquidity demands. Under applicable federal regulations, the Bank may pay dividends within certain limits after notice to the OTS. See Note 21 to the Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

  In February 1997, the FASB issued SFAS No. 128 "Earnings Per Share." This statement, which supersedes APB Opinion No. 15, establishes standards for computing and presenting earnings per share ("EPS") and applies to publicly held common stock or potential common stock. This statement is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior period EPS data presented. The Company does not expect the adoption of this statement to have a material impact on the Company's results of operations or financial position when adopted.

  In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which requires an entity to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholder's equity.

  Also in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for years beginning after December 15, 1997. This statement requires an entity to disclose information in a manner consistent to internally used information and requires more detailed disclosure of operating and reporting segments than are currently in practice.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)

Management has not completed an analysis of the impact the adoption of SFAS Nos. 130 and 131 will have on the Company's financial condition or results of operations.

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

[DELOITTE & TOUCHE LLP LOGO]

Board of Directors
First Keystone Financial, Inc. and Subsidiaries
Media, Pennsylvania 19063

  We have audited the accompanying consolidated statements of financial condition of First Keystone Financial, Inc. and Subsidiaries (the "Company") as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Financial, Inc. and Subsidiaries at September 30, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in accordance with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
November 7, 1997

-----------------
DELOITTE TOUCHE
TOHMATSU
INTERNATIONAL
-----------------

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



(dollars in thousands, except per share data)
-------------------------------------------------------------------------------------------------------
                                                                                  SEPTEMBER 30
                                                                       --------------------------------
                                                                              1997             1996
                                                                       --------------------------------
ASSETS
Cash and amounts due from depository institutions                       $     1,832        $    1,870
-------------------------------------------------------------------------------------------------------
Interest-bearing deposits with depository institutions                       19,729             9,824
=======================================================================================================
    Total cash and cash equivalents                                          21,561            11,694
Investment securities available for sale                                     10,211            16,532
-------------------------------------------------------------------------------------------------------
Mortgage-related securities available for sale                              104,472            60,211
-------------------------------------------------------------------------------------------------------
Loans held for sale                                                           4,577             2,447
-------------------------------------------------------------------------------------------------------
Investment securities held to maturity--at amortized
   cost (approximate fair value of $9,960)                                   10,000
-------------------------------------------------------------------------------------------------------
Mortgage-related securities held to maturity--at
   amortized cost (approximate fair value of $20,200
   and $22,060 at September 30, 1997 and 1996,
   respectively)                                                             20,707            23,221
-------------------------------------------------------------------------------------------------------
Loans receivable--net                                                       188,289           167,530
-------------------------------------------------------------------------------------------------------
Accrued interest receivable                                                   2,565             2,404
-------------------------------------------------------------------------------------------------------
Real estate owned                                                             1,672             1,557
-------------------------------------------------------------------------------------------------------
Federal Home Loan Bank stock--at cost                                         3,769             2,337
-------------------------------------------------------------------------------------------------------
Office properties and equipment--net                                          2,552             2,507
-------------------------------------------------------------------------------------------------------
Deferred income taxes                                                           680             2,111
-------------------------------------------------------------------------------------------------------
Prepaid expenses and other assets                                             2,375             1,690
=======================================================================================================
   TOTAL ASSETS                                                         $   373,430        $  294,241
=======================================================================================================
LIABILITIES, MINORITY INTEREST IN SUBSIDIARIES
AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                                             $   227,918        $  219,205
-------------------------------------------------------------------------------------------------------
   Advances from Federal Home Loan Bank                                      75,387            46,740
-------------------------------------------------------------------------------------------------------
   Securities sold under agreements to repurchase                            24,600
-------------------------------------------------------------------------------------------------------
   Accrued interest payable                                                   1,575             1,501
-------------------------------------------------------------------------------------------------------
   Advances from borrowers for taxes and insurance                              913               921
-------------------------------------------------------------------------------------------------------
   Accounts payable and accrued expenses                                      2,085             2,790
=======================================================================================================
       Total liabilities                                                    332,478           271,157
=======================================================================================================
   Guaranteed preferred beneficial interest in
       subordinated debt                                                     16,200
=======================================================================================================
Stockholders' Equity:
   Preferred stock, $.01 par value, 10,000,000 shares
       authorized; none issued
-------------------------------------------------------------------------------------------------------
   Common stock, $.01 par value, 20,000,000 shares authorized; issued and outstanding; September 30, 1997 and 1996, 1,228,419
       and 1,292,500 shares, respectively                                        14                14
-------------------------------------------------------------------------------------------------------
   Additional paid in capital                                                12,896            12,659
-------------------------------------------------------------------------------------------------------
   Common stock acquired by stock benefit plans                              (2,038)           (1,437)
-------------------------------------------------------------------------------------------------------
   Treasury stock at cost, 132,125 and 67,500 shares
       at September 30, 1997 and 1996, respectively                          (2,545)           (1,288)
-------------------------------------------------------------------------------------------------------
   Unrealized gain (loss) on available for
       sale securities--net of tax                                              408              (494)
-------------------------------------------------------------------------------------------------------
   Retained earnings--partially restricted                                   16,017            13,630
-------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                            24,752            23,084
-------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES, MINORITY INTEREST IN SUBSIDIARIES
   AND STOCKHOLDERS' EQUITY                                             $   373,430        $  294,241
=======================================================================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)
----------------------------------------------------------------------------------------------------------
                                                                         YEAR ENDED SEPTEMBER 30
                                                              --------------------------------------------
                                                                  1997             1996            1995
                                                              ============================================
INTEREST INCOME:
Interest on:
   Loans                                                       $ 14,737          $13,459          $12,472
----------------------------------------------------------------------------------------------------------
   Mortgage-related securities                                    6,197            5,229            4,377
----------------------------------------------------------------------------------------------------------
   Investments                                                    1,478              715              756
----------------------------------------------------------------------------------------------------------
   Interest-bearing deposits                                        338              434              690
==========================================================================================================
        TOTAL INTEREST INCOME                                    22,750           19,837           18,295
==========================================================================================================
INTEREST EXPENSE:
Interest on:
   Deposits                                                       9,182            9,363            9,732
----------------------------------------------------------------------------------------------------------
   Federal Home Loan Bank advances                                3,381            1,569            1,035
----------------------------------------------------------------------------------------------------------
   Securities sold under agreements to repurchase                    76
==========================================================================================================
        TOTAL INTEREST EXPENSE                                   12,639           10,932           10,767
==========================================================================================================
Net interest income                                              10,111            8,905            7,528
----------------------------------------------------------------------------------------------------------
Provision for loan losses                                           239            1,250               52
==========================================================================================================
Net interest income after provision for loan losses               9,872            7,655            7,476
==========================================================================================================
OTHER INCOME (LOSS):
   Service charges and other fees                                   972            1,047            1,029
----------------------------------------------------------------------------------------------------------
   Net (loss) gain on sale of:
      Investments and mortgage-related securities                                     (6)              60
----------------------------------------------------------------------------------------------------------
      Loans                                                         285              209               53
----------------------------------------------------------------------------------------------------------
      Real estate owned                                              32               34               (3)
----------------------------------------------------------------------------------------------------------
      Other assets                                                   46
----------------------------------------------------------------------------------------------------------
   Real estate operations                                           (25)             (32)             (41)
----------------------------------------------------------------------------------------------------------
   Other income                                                      40               56               89
==========================================================================================================
        TOTAL OTHER INCOME                                        1,350            1,308            1,187
==========================================================================================================
OPERATING EXPENSES:
   Salaries and employee benefits                                 3,174            3,236            3,289
----------------------------------------------------------------------------------------------------------
   Occupancy and equipment                                          858            1,022              911
----------------------------------------------------------------------------------------------------------
   Professional fees                                                733              793              536
----------------------------------------------------------------------------------------------------------
   Federal deposit insurance premium                                207              530              550
----------------------------------------------------------------------------------------------------------
   SAIF special assessment                                                         1,426
----------------------------------------------------------------------------------------------------------
   Bank service charges                                             384              401              434
----------------------------------------------------------------------------------------------------------
   Data processing                                                  335              337              371
----------------------------------------------------------------------------------------------------------
   Advertising                                                      280              201              195
----------------------------------------------------------------------------------------------------------
   Minority interest in expense of subsidiaries                     153
----------------------------------------------------------------------------------------------------------
   Other                                                            797              699              750
==========================================================================================================
        TOTAL OPERATING EXPENSES                                  6,921            8,645            7,036
==========================================================================================================
Income before income tax expense (benefit)                        4,301              318            1,627
----------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                                      1,664             (567)             504
==========================================================================================================
        NET INCOME                                             $  2,637          $   885          $ 1,123
==========================================================================================================
EARNINGS PER COMMON SHARE: PRIMARY AND FULLY DILUTED           $   2.27          $   .74          $   .74
==========================================================================================================

See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

 (dollars in thousands)
--------------------------------------------------------------------------------------------------------------------------
                                                                                     UNREALIZED
                                                              COMMON                GAIN (LOSS)ON
                                                               STOCK                 SECURITIES                   TOTAL
                                                ADDITIONAL  ACQUIRED BY               AVAILABLE                   STOCK-
                                       COMMON     PAID-IN  STOCK BENEFIT  TREASURY    FOR SALE      RETAINED     HOLDERS'
                                       STOCK      CAPITAL      PLANS       STOCK    (NET OF TAX)    EARNINGS      EQUITY
==========================================================================================================================
Balance at September 30, 1994                                                                       $ 11,622     $11,622
--------------------------------------------------------------------------------------------------------------------------
    Common stock issued                  $14     $12,539                                                          12,553
--------------------------------------------------------------------------------------------------------------------------
    Common stock acquired
         by stock benefit plans                             $(1,088)                                              (1,088)
--------------------------------------------------------------------------------------------------------------------------
    ESOP stock committed
         to be released                                          82                                                   82
--------------------------------------------------------------------------------------------------------------------------
    Excess of fair value above
         cost of ESOP shares
         committed to be released                     29                                                              29
--------------------------------------------------------------------------------------------------------------------------
    Net unrealized gain on
         securities available for
         sale, net of tax                                                             $ 142                          142
--------------------------------------------------------------------------------------------------------------------------
    Net income                                                                                          1,123      1,123
==========================================================================================================================
Balance at September 30, 1995             14      12,568     (1,006)                    142            12,745     24,463
--------------------------------------------------------------------------------------------------------------------------
    Common stock acquired
         by stock benefit plans                                (704)                                                (704)
--------------------------------------------------------------------------------------------------------------------------
    ESOP stock committed
         to be released                                         109                                                  109
--------------------------------------------------------------------------------------------------------------------------
    Excess of fair value above
         cost of ESOP shares
         committed to be released                     91                                                              91
--------------------------------------------------------------------------------------------------------------------------
    RRP amortization                                            164                                                  164
--------------------------------------------------------------------------------------------------------------------------
    Net unrealized loss relating to
         transfer of securities from held
         to maturity to available for sale,
         net of tax                                                                    (227)                        (227)
--------------------------------------------------------------------------------------------------------------------------
    Net unrealized loss on securities
         available for sale, net of tax                                                (409)                        (409)
--------------------------------------------------------------------------------------------------------------------------
    Purchase of treasury stock                                          $(1,288)                                  (1,288)
--------------------------------------------------------------------------------------------------------------------------
    Net income                                                                                            885        885
==========================================================================================================================
Balance at September 30, 1996             14      12,659     (1,437)     (1,288)       (494)           13,630     23,084
--------------------------------------------------------------------------------------------------------------------------
    Common stock acquired
         by stock benefit plans                                (775)                                                (775)
--------------------------------------------------------------------------------------------------------------------------
    ESOP stock committed
         to be released                                          33                                                   33
--------------------------------------------------------------------------------------------------------------------------
    Excess of fair value above
         cost of ESOP shares
         committed to be released                    237                                                             237
--------------------------------------------------------------------------------------------------------------------------
    RRP amortization                                            141                                                  141
--------------------------------------------------------------------------------------------------------------------------
    Net unrealized gain on securities
         available for sale, net of tax                                                 902                          902
--------------------------------------------------------------------------------------------------------------------------
    Exercise of stock options                                                11                                       11
--------------------------------------------------------------------------------------------------------------------------
    Purchase of treasury stock                                           (1,268)                                  (1,268)
--------------------------------------------------------------------------------------------------------------------------
    Dividends paid ($0.20 per share)                                                                     (250)      (250)
--------------------------------------------------------------------------------------------------------------------------
    Net income                                                                                          2,637      2,637
==========================================================================================================================
Balance at September 30, 1997            $14     $12,896    $(2,038)    $(2,545)       $408           $16,017    $24,752
==========================================================================================================================


See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

 (dollars in thousands)
------------------------------------------------------------------------------------------------------------------
                                                                            Year Ended September 30
                                                              ----------------------------------------------------
                                                                     1997                1996             1995
                                                              ====================================================
OPERATING ACTIVITIES:
Net income                                                        $   2,637           $       885       $   1,123
------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
------------------------------------------------------------------------------------------------------------------
        Provision for depreciation and amortization                     364                   520             408
------------------------------------------------------------------------------------------------------------------
        Amortization of discounts                                      (872)                 (161)            (54)
------------------------------------------------------------------------------------------------------------------
        Gain (Loss) on sales of:
            Loans                                                      (285)                 (209)            (53)
------------------------------------------------------------------------------------------------------------------
            Investments and mortgage-related
                securities available for sale                                                  6              (60)
------------------------------------------------------------------------------------------------------------------
            Real estate owned                                           (32)                  (34)              3
------------------------------------------------------------------------------------------------------------------
            Other assets                                                (46)
------------------------------------------------------------------------------------------------------------------
        Provision for loan losses                                       239                 1,250              52
------------------------------------------------------------------------------------------------------------------
        Amortization of stock benefit plans                             422                   364             111
------------------------------------------------------------------------------------------------------------------
   Changes in assets and liabilities which provided (used) cash:
------------------------------------------------------------------------------------------------------------------
        Origination of loans held for sale                          (37,209)              (30,239)         (5,501)
------------------------------------------------------------------------------------------------------------------
        Loans sold in the secondary market                           35,079                27,849           5,612
------------------------------------------------------------------------------------------------------------------
        Deferred income taxes                                           862                  (700)            146
------------------------------------------------------------------------------------------------------------------
        Accrued interest receivable                                    (161)                    3            (117)
------------------------------------------------------------------------------------------------------------------
            Prepaid expenses and other assets                          (740)                 (297)            (252)
------------------------------------------------------------------------------------------------------------------
            Accrued interest payable                                     74                   405            (136)
------------------------------------------------------------------------------------------------------------------
        Accounts payable and accrued expenses                          (705)                  569            (344)
==================================================================================================================
            Net cash (used in) provided by operating activities        (373)                  211             938
==================================================================================================================
INVESTING ACTIVITIES:
   Loans originated or acquired                                     (56,049)              (52,056)        (51,976)
------------------------------------------------------------------------------------------------------------------
   Purchases of:
        Investments held to maturity                                (12,000)                               (5,065)
------------------------------------------------------------------------------------------------------------------
        Investments available for sale                               (6,030)             (18,000)
------------------------------------------------------------------------------------------------------------------
        Mortgage-related securities held to maturity                                      (4,013)
------------------------------------------------------------------------------------------------------------------
        Mortgage-related securities available for sale              (51,654)             (25,770)         (21,919)
------------------------------------------------------------------------------------------------------------------
   Purchase of FHLB stock                                            (1,432)                (845)            (122)
------------------------------------------------------------------------------------------------------------------
   Proceeds from sales of investment and
        mortgage-related securities available for sale                                    17,790            3,247
------------------------------------------------------------------------------------------------------------------
   Proceeds from sales of real estate owned                             944                1,009              579
------------------------------------------------------------------------------------------------------------------
   Proceeds from sales of other assets                                  101
------------------------------------------------------------------------------------------------------------------
   Principal collected on loans                                      35,418               40,160           35,073
------------------------------------------------------------------------------------------------------------------
   Proceeds from maturities, calls or repayments of:
        Investment securities available for sale                     12,500                3,065
------------------------------------------------------------------------------------------------------------------
        Mortgage-related securities available for sale                9,243                3,908              578
------------------------------------------------------------------------------------------------------------------
        Investment securities held to maturity                        2,000                4,000            6,500
------------------------------------------------------------------------------------------------------------------
        Mortgage-related securities held to maturity                  2,483                8,347            7,881
------------------------------------------------------------------------------------------------------------------
   Purchase of property and equipment                                  (409)                 (84)            (765)
------------------------------------------------------------------------------------------------------------------
   Net expenditures on real estate acquired through
        foreclosure and in development                                 (734)                (371)             (69)
==================================================================================================================
           Net cash used in investing activities                    (65,619)             (22,860)         (26,058)
==================================================================================================================
FINANCING ACTIVITIES:
   Net increase (decrease) in deposit accounts                        8,713               (4,548)           7,688
------------------------------------------------------------------------------------------------------------------
   Net proceeds from FHLB and other borrowings                       53,247               18,329           23,144
------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) in advances from
        borrowers for taxes and insurance                                (8)                (114)              37
------------------------------------------------------------------------------------------------------------------
   Proceeds from issuance of capital securities                      16,200
------------------------------------------------------------------------------------------------------------------
   Common stock acquired by stock benefit plans                        (775)                (704)
------------------------------------------------------------------------------------------------------------------
   Purchase of treasury stock                                        (1,268)              (1,288)
------------------------------------------------------------------------------------------------------------------
   Cash dividends                                                      (250)
------------------------------------------------------------------------------------------------------------------
   Proceeds from the sale of stock, net of conversion costs                                                11,465
==================================================================================================================
            Net cash provided by financing activities                75,859               11,675           42,334
==================================================================================================================
Increase (Decrease) in cash and cash equivalents                      9,867              (10,974)          17,214
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                       11,694               22,668            5,454
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                          $  21,561           $   11,694       $   22,668
==================================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest on deposits and borrowings             $  12,600           $   10,500       $   10,900
------------------------------------------------------------------------------------------------------------------
Cash payments (refunds) of income taxes                                 630                  720              (47)
------------------------------------------------------------------------------------------------------------------
Transfers of loans receivable into real estate owned                    411                1,768              507
------------------------------------------------------------------------------------------------------------------
Transfers of investment securities to investment
   securities available for sale                                                           6,710
------------------------------------------------------------------------------------------------------------------
Transfers of mortgage-related securities to
   mortgage-related securities available for sale                                         43,823
------------------------------------------------------------------------------------------------------------------
Conversion of loans into mortgage-related
   securities available for sale                                                                              993
==================================================================================================================

See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

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

  The Bank is principally in the business of attracting deposits through its branch offices and investing those deposits together with funds from borrowings and operations in single-family residential, commercial real estate and commercial business loans. The Bank is primarily supervised and regulated by the Office of Thrift Supervision ("OTS").

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

Securities Held to Maturity and Securities Available for Sale

  Securities held to maturity are carried at amortized cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to equity, net of tax. At September 30, 1997 and 1996, there were no securities held in a trading account.

  In November 1995, the Financial Accounting Standards Board (the "FASB") issued a special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the "Questions and Answers Guide"). In December 1995, in accordance with the provisions of the Questions and Answers Guide, the Company reclassified certain securities with an aggregate amortized cost of $50.5 million from held to maturity to available for sale. The Questions and Answers Guide provided that reclassifications from the held-to-maturity category that resulted from this one-time reassessment would not call into question the intent of an enterprise to hold other debt securities to maturity in the future.

Allowance for Loan Losses

  An allowance for loan losses is maintained at a level that management considers adequate to provide for probable losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation of the portfolio is based upon past loss experience, current economic conditions and other relevant factors. While management uses the best information available to make such evaluation, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

  The Company accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

"Accounting by Creditors for Impairment of a Loan" and No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Impaired loans are predominantly measured based on the fair value of the collateral. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of possible losses and impairment existing in the current loan and lease portfolio. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Large groups of smaller balance homogeneous loans, including residential real estate and consumer loans, are collectively evaluated for impairment, except for loans restructured under a troubled debt restructuring. At September 30, 1997 and 1996, the Company's impaired loans consisted of smaller balance consumer and residential real estate loans.

Mortgage Banking Activities

  The Company originates mortgage loans held for investment and for sale. At origination, the mortgage loan is identified as either held for sale or for investment purposes. Mortgage loans held for sale are carried at the lower of cost or forward committed contracts (which approximates market), determined on a net aggregate basis.

  At September 30, 1997, 1996, and 1995, loans serviced for others totalled approximately $114,554, $127,229 and $134,600, respectively. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing. Loan servicing income is recorded on the cash basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Company has fiduciary responsibility for related escrow and custodial funds aggregating approximately $793 and $998 at September 30, 1997 and 1996, respectively.

  The Company adopted SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinquishments of Liabilities" at January 1, 1997. This statement requires an entity which sells loans with servicing retained to assess the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period of estimated net servicing income and net servicing loss, as appropriate. Assessment of the fair value of the retained interest is performed on a continuing basis. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

Income Recognition on Loans

  Interest on loans is credited to income when earned. Accrual of loan interest is discontinued and a reserve established on existing accruals if management believes after considering, among other things, economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

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

Office Properties and Equipment

  Office properties and equipment are recorded

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

Income Taxes

  Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Interest Rate Risk

  At September 30, 1997 and 1996, the Company's assets consist primarily of assets that earned interest at either adjustable or fixed interest rates and the average life of which is long term. Those assets were funded primarily with medium-term liabilities that have interest rates which vary over time with market rates. Since the assets and liabilities reprice at different times, the Company is exposed to interest rate risk.

Earnings Per Share

  Earnings per common share is computed based on the weighted average number of shares of common stock outstanding and common stock equivalents.

Accounting for Stock Options

  Effective October 1, 1995, the Company adopted SFAS No. 123 "Accounting for Stock-Based Compensation," which allows an entity to choose between the intrinsic value method, as defined in Accounting Principals Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" or the fair value method of accounting for stock based compensation described in SFAS No. 123. An equity using the intrinsic value method must disclose proforma net income and earnings per share as if the stock based compensation was accounted for using the fair value method. The Company continues to account for stock based compensation using the intrinsic value method and has not recognized compensation expense under this method.

Statement of Cash Flows

  For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits with depository institutions.

New Accounting Pronouncements Not Yet Adopted

  In February 1997, the FASB issued SFAS No. 128 "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share ("EPS") and applies to publicly held common stock or potential common stock. This statement is effective for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior-period EPSdata presented. The Company does not expect the adoption of this statement to have a material impact on the Company's financial statements.

  In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which requires an entity to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholders' equity.

  Also in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires an entity to disclose information in a manner consistent to internally used information and requires more detailed disclosures of operating and reporting segments than are currently in practice. These statements are effective for years beginning after December 15, 1997. Management has not completed an analysis of the effect the adoption of two statements will have on the Company's financial condition or results of operations.

Reclassifications

  Certain reclassifications have been made to the September 30, 1996 and 1995 consolidated financial statements to conform with the September 30, 1997 presentation. Such reclassifications had no impact on the reported net income.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

 3.       INVESTMENT SECURITIES

  The amortized cost and approximate fair value of investment securities, by contractual maturities, are as follows:

                                                           SEPTEMBER 30, 1997
                                        --------------------------------------------------------
                                                           GROSS         GROSS
                                           AMORTIZED    UNREALIZED     UNREALIZED   APPROXIMATE
                                             COST          GAIN           LOSS       FAIR VALUE
================================================================================================
Available for Sale:
U.S. Treasury securities and securities
   of U.S. Government agencies:
    1 to 5 years                            $ 4,000          $15                      $  4,015
------------------------------------------------------------------------------------------------
    5 to 10 years                             3,000                       $17            2,983
------------------------------------------------------------------------------------------------
    Municipal obligations                     3,138           75                         3,213
================================================================================================
      Total                                 $10,138          $90          $17         $ 10,211
================================================================================================

Held to Maturity:
U.S. Treasury securities and securities
   of U.S. Government agencies:
      Over 10 years                         $10,000                        40         $  9,960
================================================================================================


                                                            SEPTEMBER 30, 1996
                                          ------------------------------------------------------
                                                           GROSS         GROSS
                                           AMORTIZED    UNREALIZED     UNREALIZED   APPROXIMATE
                                             COST          GAIN           LOSS       FAIR VALUE
================================================================================================
Available for Sale:
U.S. Treasury securities and securities
   of U.S. Government agencies:
    1 to 5 years                            $13,500          $48         $ 30          $13,518
------------------------------------------------------------------------------------------------
    5 to 10 years                             3,000                       130            2,870
------------------------------------------------------------------------------------------------
    Municipal obligations                       145                         1              144
================================================================================================
      Total                                 $16,645          $48         $161          $16,532
================================================================================================


 4.       MORTGAGE-RELATED SECURITIES

  Mortgage-related securities available for sale and mortgage-related securities held to maturity are summarized as follows:

                                                            SEPTEMBER 30, 1997
                                         -------------------------------------------------------
                                                           GROSS         GROSS
                                           AMORTIZED    UNREALIZED     UNREALIZED   APPROXIMATE
                                             COST          GAIN           LOSS       FAIR VALUE
------------------------------------------------------------------------------------------------
Available for Sale:
  FHLMC pass-through certificates         $  17,540         $213         $  9         $ 17,744
------------------------------------------------------------------------------------------------
  FNMA pass-through certificates             14,587          149           21           14,715
------------------------------------------------------------------------------------------------
  GNMA pass-through certificates             28,938          133           17           29,054
------------------------------------------------------------------------------------------------
  Collateralized mortgage obligations        42,814          376          231           42,959
================================================================================================
   Total                                  $ 103,879         $871         $278         $104,472
================================================================================================
Held to Maturity:
  FHLMC pass-through certificates         $   2,747         $ 15         $ 52         $  2,710
------------------------------------------------------------------------------------------------
  FNMA pass-through certificates             10,053           29          272            9,810
------------------------------------------------------------------------------------------------
  Collateralized mortgage obligations         7,907           17          244            7,680
================================================================================================
   Total                                  $  20,707         $ 61         $568         $ 20,200
================================================================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)


                                                           SEPTEMBER 30, 1996
                                         -------------------------------------------------------
                                                           GROSS         GROSS
                                           AMORTIZED    UNREALIZED     UNREALIZED   APPROXIMATE
                                             COST          GAIN           LOSS       FAIR VALUE
================================================================================================
Available for Sale:
  FHLMC pass-through certificates          $ 12,852         $  93       $  144         $12,801
------------------------------------------------------------------------------------------------
  FNMA pass-through certificates             11,079             8          162          10,925
------------------------------------------------------------------------------------------------
  GNMA pass-through certificates              8,355                        230           8,125
------------------------------------------------------------------------------------------------
  Collateralized mortgage obligations        28,616           102          358          28,360
================================================================================================
    Total                                  $ 60,902         $ 203       $  894         $60,211
================================================================================================
Held to Maturity:

  FHLMC pass-through certificates          $  3,631                     $  161         $ 3,470
------------------------------------------------------------------------------------------------
  FNMA pass-through certificates             11,383         $  27          510          10,900
------------------------------------------------------------------------------------------------
  Collateralized mortgage obligations         8,207                        517           7,690
================================================================================================
    Total                                  $ 23,221         $  27       $1,188         $22,060
================================================================================================


  The collateralized mortgage obligations contain both fixed and adjustable classes of securities which are repaid in accordance with a predetermined priority. The underlying collateral of the securities are loans which are primarily insured by FHLMC, FNMA, and GMNA.

  Mortgage-related securities with a carrying value of $21,923 and $6,467 were pledged as collateral for public funds on deposit, treasury tax and loan processing and financings as September 30, 1997 and 1996, respectively (see Notes 9 to 11).

 5.       ACCRUED INTEREST RECEIVABLE

  The following is a summary of accrued interest receivable by category:

                                                SEPTEMBER 30
                                          --------------------------
                                           1997             1996
                                          ==========================
Loans                                     $ 1,593          $1,724
--------------------------------------------------------------------
Mortgage-related securities                   726             476
--------------------------------------------------------------------
Investment securities                         246             204
====================================================================
   Total                                  $ 2,565          $2,404
====================================================================

 6.       LOANS RECEIVABLE

  Loans receivable consist of the following:

                                                SEPTEMBER 30
                                          --------------------------
                                           1997             1996
                                          ==========================
Real estate loans:
  Single-family                          $ 135,168      $122,270
--------------------------------------------------------------------
  Construction and land                     16,400        17,682
--------------------------------------------------------------------
  Multi-family and commercial               18,305        11,129
--------------------------------------------------------------------
Consumer loans:
  Home equity and lines of credit           22,964        20,444
--------------------------------------------------------------------
  Deposit                                      348           457
--------------------------------------------------------------------
  Education                                    365           917
--------------------------------------------------------------------
  Other                                      1,690         2,212
--------------------------------------------------------------------
  Commercial loans                           2,000         2,923
====================================================================
   Total loans                             197,240       178,044
====================================================================
  Loans in process                          (5,670)       (6,368)
--------------------------------------------------------------------
  Allowance for loan losses                 (1,628)       (2,624)
--------------------------------------------------------------------
  Deferred loan fees                        (1,653)       (1,512)
====================================================================
   Loans receivable--net                 $ 188,289       $167,530
====================================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

  The Company originates loans primarily in its local market area of Delaware and Chester Counties, Pennsylvania to borrowers that share similar attributes. This concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

  The Company offers loans to its directors and senior officers on terms permitted by OTS regulations. There were approximately $440 and $454 of loans outstanding to senior officers and directors as of September 30, 1997 and 1996, respectively. The amount of repayments during the years ended September 30, 1997 and 1996 totalled $266 and $62, respectively. There was $271 and $41 of new loans granted during fiscal year 1997 and 1996, respectively.

  The Company has undisbursed portions under consumer and commercial lines of credit as of September 30, 1997 of $3,621 and $2,497, respectively.

  The Company originates both adjustable and fixed interest rate loans and purchases mortgage-backed securities and collateralized mortgage obligations in the secondary market. The originated adjustable-rate loans have interest rate adjustment limitations and are generally indexed to U.S. Treasury securities plus a fixed margin. Future market factors may affect the correlation of the interest rate adjustment with rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans. The adjustable-rate mortgage-related securities adjust to various national indices plus a fixed margin. At September 30, 1997, the composition of these loans and mortgage-related securities follows:

                FIXED-RATE                                     ADJUSTABLE-RATE
===========================================================================================
                                                      TERM TO
TERM TO MATURITY             BOOK VALUE            RATE ADJUSTMENT             BOOK VALUE
===========================================================================================
1 month to 1 year           $    3,133            1 month to 1 year             $  77,007
-------------------------------------------------------------------------------------------
1 year to 3 years                4,780            1 year to 3 years                21,613
-------------------------------------------------------------------------------------------
3 years to 5 years              11,012            3 years to 5 years                3,504
-------------------------------------------------------------------------------------------
5 years to 10 years             20,461
-------------------------------------------------------------------------------------------
Over 10 years                  166,288
===========================================================================================
         Total              $  205,674                                          $ 102,124
===========================================================================================

  The following is an analysis of the allowance for loan losses:

                                                           YEAR ENDED SEPTEMBER 30
                                                 ------------------------------------------
                                                    1997            1996           1995
===========================================================================================
Beginning balance                                 $ 2,624          $1,487         $1,540
-------------------------------------------------------------------------------------------
Provisions charged to income                          239           1,250             52
-------------------------------------------------------------------------------------------
Charge-offs                                        (1,252)           (113)          (168)
-------------------------------------------------------------------------------------------
Recoveries                                             17                             63
===========================================================================================
   Total                                          $ 1,628          $2,624         $1,487
===========================================================================================

  At September 30, 1997 and 1996, non-performing loans (which include loans in excess of 90 days delinquent) amounted to approximately $2,077 and $5,352, respectively.

7.       REAL ESTATE OWNED

  Real estate owned is comprised of:

                                                                        SEPTEMBER 30
                                                                ---------------------------
                                                                     1997             1996
                                                                ===========================
Real estate acquired in settlement of loans                       $   168            $  365
-------------------------------------------------------------------------------------------
Real estate acquired and in development                             1,504             1,192
===========================================================================================
   Total                                                          $ 1,672            $1,557
===========================================================================================

  In fiscal year 1996, First Pointe, Inc., a subsidiary of the Company, accepted a deed in lieu of

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

foreclosure on a construction loan for the acquisition and improvement of a 106-lot real estate development project located in Pennsylvania. As of September 30, 1997, seventy eight of the townhouses were completed and sold. Work-in-process consists of 13 units of which two consist of a sample home and a sales office.

8.       OFFICE PROPERTIES AND EQUIPMENT

   Office properties and equipment are summarized by major classification as follows:

                                                                         SEPTEMBER 30
                                                                 --------------------------
                                                                     1997           1996
                                                                 ==========================
Land and buildings                                                  $4,045        $3,878
-------------------------------------------------------------------------------------------
Furniture, fixtures and equipment                                    3,448         3,333
===========================================================================================
    Total                                                            7,493         7,211
-------------------------------------------------------------------------------------------
Accumulated depreciation and amortization                           (4,941)       (4,704)
===========================================================================================
    Net                                                             $2,552        $2,507
===========================================================================================


9.       DEPOSITS

  Deposits consist of the following major classifications:

                                                            SEPTEMBER 30
                                         --------------------------------------------------
                                                   1997                      1996
                                         ==================================================
                                           AMOUNT      PERCENT        Amount      Percent
===========================================================================================
Non-interest bearing accounts            $   6,165          2.7%      $ 4,710       2.2%
-------------------------------------------------------------------------------------------
NOW accounts                                27,754         12.2        28,085      12.8
-------------------------------------------------------------------------------------------
Passbook accounts                           38,035         16.7        41,504      18.9
-------------------------------------------------------------------------------------------
Money market demand accounts                16,429          7.2        16,159       7.2
-------------------------------------------------------------------------------------------
Certificate accounts                       139,535         61.2       128,747      58.7
===========================================================================================
    Total                                $ 227,918        100.0%     $219,205     100.0%
===========================================================================================

  The weighted average interest rates paid on deposits were 4.15% and 4.05% at September 30, 1997 and 1996, respectively.

  Included in deposits as of September 30, 1997 are deposits greater than $100,000 of approximately $34,500.

  At September 30, 1997 and 1996, the Company had pledged certain mortgage-related securities aggregating approximately $2,870 and $3,415, respectively, as collateral for government deposits.

  A summary of scheduled maturities of certificates is as follows:

                                                                  SEPTEMBER 30,
                                                                 ----------------
                                                                       1997
                                                                 ================
Within one year                                                     $  78,135
---------------------------------------------------------------------------------
One to two years                                                       32,785
---------------------------------------------------------------------------------
Two to three years                                                     14,163
---------------------------------------------------------------------------------
Thereafter                                                             14,452
=================================================================================
   Total                                                            $ 139,535
=================================================================================


  A summary of interest expense on deposits is as follows:

                                                        YEAR ENDED SEPTEMBER 30
                                            ----------------------------------------------
                                                 1997             1996             1995
                                            ==============================================
NOW accounts                                  $   360            $  372           $  436
==========================================================================================
Passbook accounts                                 949             1,030            1,169
------------------------------------------------------------------------------------------
Money market demand accounts                      450               487              536
------------------------------------------------------------------------------------------
Certificate accounts                            7,423             7,474            7,591
==========================================================================================
    Total                                     $ 9,182            $9,363           $9,732
==========================================================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)


10.      ADVANCES FROM FEDERAL HOME LOAN BANK

  A summary of advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh follows:

                                                              SEPTEMBER 30
                                            ----------------------------------------------
                                                     1997                   1996
                                            ==============================================
                                                          WEIGHTED               Weighted
                                                          AVERAGE                 average
                                                          INTEREST               interest
                                             AMOUNT         RATE      Amount       rate
------------------------------------------------------------------------------------------
Advances from FHLB due by
September 30,
  1997                                                                $39,200      5.8%
------------------------------------------------------------------------------------------
  1998                                      $ 33,200      5.7%          6,700      5.9
------------------------------------------------------------------------------------------
  1999                                        11,325      5.7
------------------------------------------------------------------------------------------
  2000                                           257      6.0             350      6.0
------------------------------------------------------------------------------------------
  Thereafter                                  30,605      5.6             490      6.2
==========================================================================================
     Total                                  $ 75,387      5.7%        $46,740      5.8%
==========================================================================================

  The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans.

11.      SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

  The Company sold, under agreements to repurchase, mortgage-related securities to broker-dealers. Securities underlying the agreements with broker-dealers were delivered to the dealer who arranged the transaction. Securities delivered to broker-dealers may have been sold, loaned, or otherwise disposed of, such securities to other parties in the normal course of their operations.

  Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                   SEPTEMBER 30,
                                                                   =============
                                                                       1997
--------------------------------------------------------------------------------
Average balance for months outstanding                                $11,179
--------------------------------------------------------------------------------
Average interest rate for months outstanding                             5.90%
--------------------------------------------------------------------------------
Maximum month-end balance during the year                             $24,600
--------------------------------------------------------------------------------

Mortgage-related securities underlying the agreements at year-end:
   Carrying value                                                     $27,255
--------------------------------------------------------------------------------
   Estimated fair value                                               $27,267
--------------------------------------------------------------------------------


12.      INCOME TAXES

  In August 1996, the Small Business Job Protection Act (the "Act") was signed into law. The Act repealed the percentage of taxable income method of accounting for bad debts for thrift institutions effective for years beginning after December 31, 1995. Prior to October 1, 1996, the Company was permitted under the Internal Revenue Code (the "Code") to deduct an annual addition to the reserve for bad debts in determining taxable income, subject to certain limitations. The Company's deduction was based upon the percentage of taxable income method as defined by the Code. The bad debt deduction allowable under this method equaled 8% of taxable income determined without regard to that deduction and with certain adjustments. This addition differs from the bad debt experience used for financial accounting purposes. The Act required the Company, as of October 1, 1996, to change its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method allowed the Company to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Company's reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years net chargeoffs divided by the sum of the previous six years total outstanding loans at year end.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

  The Company treated such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. The timing of this recapture may be delayed for a two-year period provided certain residential lending requirements are met. For financial reporting purposes, the Company will not incur any additional tax expense. At September 30, 1997, under SFAS No. 109, deferred taxes were provided on the difference between the book reserve at September 30, 1997 and the applicable excess reserve in the amount equal to the Bank's increase in the tax reserve from December 31, 1987 to September 30, 1996. Retained earnings at September 30, 1997, 1996 and 1995 included approximately $2.5 million representing bad debt deductions for which no deferred income taxes have been provided.

      Income tax expense (benefit) is comprised of the following:

                                                                    YEAR ENDED SEPTEMBER 30
                                                                -------------------------------
                                                                  1997       1996        1995
                                                                ===============================
Current
   Federal                                                       $   489     $  30       $307
-----------------------------------------------------------------------------------------------
   State                                                             313       103         51
===============================================================================================
     Subtotal                                                        802       133        358
-----------------------------------------------------------------------------------------------
   Deferred                                                          862      (700)       146
===============================================================================================
     Total                                                       $ 1,664     $(567)      $504
===============================================================================================


  The Company's effective tax rate is less than the statutory federal income tax rate for the following reasons:

                                                           YEAR ENDED SEPTEMBER 30
                                         --------------------------------------------------------
                                                1997              1996              1995
                                         ========================================================
                                                 PERCENTAGE        Percentage         Percentage
                                                 OF PRETAX          of Pretax         of Pretax
                                          AMOUNT   INCOME    Amount  Income    Amount   Income
                                         ========================================================
Tax at statutory rate                     $1,462     34.0%   $ 108     34.0%    $553     34.0%
-------------------------------------------------------------------------------------------------
Increase (decrease) in taxes resulting from:
    Adjustment for resolution
        of tax contingency                                   (700)    (220.2)
-------------------------------------------------------------------------------------------------
   State tax--net of federal tax effect      207       4.8      68      21.3      33       2.0
-------------------------------------------------------------------------------------------------
   Other                                      (5)     (0.1)   (43)     (13.4)   (82)      (5.1)
=================================================================================================
     Total                                $1,664     38.7%   $(567)    (178.3)%  $504     30.9%
=================================================================================================

  The tax effect of temporary differences that give rise to significant portions of the deferred tax accounts, calculated at 34%, are as follows:

                                                                    SEPTEMBER 30
                                                             --------------------------
                                                               1997             1996
                                                             ==========================

Accelerated depreciation                                       $ 221           $  209
---------------------------------------------------------------------------------------
Allowance for loan losses                                        525              851
---------------------------------------------------------------------------------------
Deferred loan fees                                               (43)              25
---------------------------------------------------------------------------------------
Accrued expenses                                                 185              678
---------------------------------------------------------------------------------------
Unrealized gain (loss) on available for sale securities         (258)             311
---------------------------------------------------------------------------------------
Other                                                             50               37
=======================================================================================
   Total deferred tax asset                                    $ 680           $2,111
=======================================================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

13.      REGULATORY CAPITAL REQUIREMENTS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted assets (as defined), and of Tier I and total capital (as defined) to average assets (as defined). Management believes, as of September 30, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

  As of September 30, 1997, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum tangible, core and risk-based ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

  The Bank's actual capital amounts and ratios are also presented in the table. At September 30, 1997 and 1996, risk-based capital, for regulatory requirements, is increased by $1,578 and $1,775, respectively, of general loan loss reserves and decreased by $55 for equity investments for fiscal 1996, for a total of $31,832 and $24,328, respectively. During fiscal 1997, regulatory capital was increased by a $6.0 million capital contribution by the holding company in conjunction with the issuance of junior subordinated debentures (see
Note 20).

                                                                                REQUIRED TO BE
                                                           REQUIRED FOR        WELL CAPITALIZED
                                                         CAPITAL ADEQUACY        UNDER PROMPT
                                          ACTUAL             PURPOSES         CORRECTIVE ACTION
                                   ===================================================================
                                     AMOUNT  PERCENTAGE    AMOUNT     PERCENTAGE   AMOUNT  PERCENTAGE
                                   ===================================================================
AT SEPTEMBER 30, 1997:
  Core (Leverage)                    30,254     8.1%      11,188     3.0%      14,735          5.0%
------------------------------------------------------------------------------------------------------
  Tier I risk-based                  30,254     18.9        N/A       N/A       9,594           6.0
------------------------------------------------------------------------------------------------------
  Total risk-based                   31,832     19.9      12,792      8.0      15,990          10.0
------------------------------------------------------------------------------------------------------
  Tangible                           30,254      8.1       5,594      1.5
------------------------------------------------------------------------------------------------------
At September 30, 1996:
  Core (Leverage)                    22,608     7.7%       8,841     3.0%      14,735          5.0%
------------------------------------------------------------------------------------------------------
  Tier I risk-based                  22,608     16.0        N/A       N/A       8,467           6.0
------------------------------------------------------------------------------------------------------
  Total risk-based                   24,328     17.2      11,289      8.0      14,111          10.0
------------------------------------------------------------------------------------------------------
  Tangible                           22,608      7.7       4,421      1.5
------------------------------------------------------------------------------------------------------

  At the date of the Conversion, the Bank established a liquidation account in an amount equal to its retained income as of August 31, 1995. The liquidation account is maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account is reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

  The Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

14.      LEASE COMMITMENTS

  The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 1997 are as follows:

     September 30:
          1998                                                          $116
        ---------------------------------------------------------------------
          1999                                                           119
        ---------------------------------------------------------------------
          2000                                                           121
        ---------------------------------------------------------------------
          2001                                                            53
        ---------------------------------------------------------------------
          2002                                                            36
        ---------------------------------------------------------------------
          Thereafter                                                      87
        =====================================================================
           Total minimum future rental payments                         $532
        =====================================================================

  Leasehold expense was approximately $148, $155 and $137 for the years ended September 30, 1997, 1996 and 1995, respectively.

15.      EMPLOYEE BENEFITS

401(k) Profit Sharing Plan

  The Bank's 401(k) profit sharing plan covers substantially all full-time employees of the Company and provides for pre-tax contributions by the employees with matching contributions at the discretion of the Board of Directors determined at the beginning of the calendar year. All amounts are fully vested. For calendar year 1997, the Board approved an 1% of salary profit sharing contribution of all contributing participants. For calendar years 1996 and 1995, a salary match up to 2.5% and 5%, respectively, was approved by the Board. Pension expense was $35, $88 and $142 for the years ended September 30, 1997, 1996 and 1995, respectively.

Common Stock Acquired By The Employee Stock Ownership Plan

  In connection with the Conversion, the Company established an ESOP for the benefit of eligible employees. The ESOP purchased 108,800 shares of common stock in the Conversion. During November 1996, the ESOP purchased an additional 38,775 shares of common stock. At September 30, 1997, 29,920 shares of the total number of shares held by the ESOP were committed to be released. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6, "Employers Accounting for Employee Stock Ownership Plans," which requires the Company to recognize compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity as additional paid-in-capital. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. The Company's ESOP, which is internally leveraged, does not report the loan receivable from the ESOP as an asset and does not report the ESOP debt from the employer as a liability. The Company recorded compensation and employee benefit expense related to the ESOP of $275, $200 and $111 for the years ended September 30, 1997, 1996 and 1995, respectively.

Recognition and Retention Plan

  At a Special Meeting of the Stockholders held on July 26, 1995, the 1995 Recognition and Retention Plan and Trust (the "RRP") was approved by the Company's stockholders. As of September 30, 1997, the Company had outstanding awards aggregating 23,018 shares to the Company's Board of Directors and executive officers subject to vesting and other provisions of the RRP.

  At September 30, 1997 and 1996, the deferred cost of unearned RRP shares totaled $399 and $540, respectively, and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period for shares awarded. For the fiscal years ended September 30, 1997, 1996 and 1995, the Company recorded compensation and employee benefit expense of $141, $137 and $27, respectively, relating to the RRP.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

Stock Option Plan

  At a Special Meeting of the Stockholders held on July 26, 1995, the 1995 Stock Option Plan (the "Plan") was approved by the Company's stockholders. Common Stock totaling 136,000 shares has been reserved for issuance for the Plan. An aggregate of 126,480 stock options have been granted to the Company's executive officers, nonemployee directors and other key employees, subject to vesting and other provisions of the Plan. Such options were not materially dilutive during the years ended September 30, 1996 and 1995. During the year ended September 30, 1997, 544 shares were exercised at an exercise price of $15.00.

  The following is a summary of transactions under the Plan:

                                                                                  WEIGHTED
                                                                    EXERCISE       AVERAGE
                                                    NUMBER OF         PRICE    EXERCISE PRICE
                                                  OPTION SHARES       RANGE       PER SHARE
                                                 =============================================
Outstanding at September 30, 1995                    119,680    $15.00 -  15.00     $ 15.00
----------------------------------------------------------------------------------------------
Granted                                                3,400     17.00 -  17.00       17.00
----------------------------------------------------------------------------------------------
Canceled                                              (4,896)    15.00 -  15.00       15.00
==============================================================================================
Outstanding at September 30, 1996                    118,184     15.00 -  17.00       15.06
----------------------------------------------------------------------------------------------
Granted                                                7,860     24.75 -  28.50       27.04
----------------------------------------------------------------------------------------------
Canceled                                              (2,516)    15.00 -  17.00       15.27
----------------------------------------------------------------------------------------------
Exercised                                               (544)    15.00 -  15.00       15.00
==============================================================================================
Outstanding at September 30, 1997                    122,984    $15.00 -  28.50     $ 15.82
==============================================================================================

  A summary of the exercise price range at September 30, 1997 is as follows:

                                                               WEIGHTED         WEIGHTED
                 EXERCISE                                      AVERAGE          AVERAGE
                   PRICE           NUMBER OF                  REMAINING      EXERCISE PRICE
                   RANGE         OPTION SHARES             CONTRACTUAL LIFE    PER SHARE
           ===================================================================================
             $15.00  - 17.00       115,124                      8.03             $15.05
           -----------------------------------------------------------------------------------
              24.75  - 28.50         7,860                     10.00              27.04
           ===================================================================================
             $15.00  - 28.50       122,984                      8.16             $15.82
           ===================================================================================

  The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below:

                                                                    YEAR ENDED SEPTEMBER 30
                                                                  --------------------------
                                                                     1997             1996
                                                                  ==========================
Net income:
   As reported                                                      $2,637            $885
--------------------------------------------------------------------------------------------
   Pro forma                                                         2,624             882
--------------------------------------------------------------------------------------------
Net income per common and common equivalent share:
   Earnings per common share- As reported                            $2.27            $.74
--------------------------------------------------------------------------------------------
                            - Pro forma                               2.26             .74
--------------------------------------------------------------------------------------------
Weighted average fair value of options granted
    during the period                                               $10.55           $6.80
--------------------------------------------------------------------------------------------

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

  Significant assumptions used to calculate the above fair value of the awards are as follows:

                                                                1997           1996
                                                              =======================
Risk free interest rate of return                              6.12%           6.64%
-------------------------------------------------------------------------------------
Expected option life (months)                                    60              60
-------------------------------------------------------------------------------------
Expected volatility                                              37%             37%
-------------------------------------------------------------------------------------
Expected Dividends                                                1%              1%
-------------------------------------------------------------------------------------

Other

  The Company established an expense accrual in connection with the anticipated funding of a trust to be created to formalize the Company's deferred compensation arrangements with four former officers of the Company. A total of $448 and $532 was included in the Company's liabilities at September 30, 1997 and 1996.

16.      COMMITMENTS AND CONTINGENCIES

  The Company has outstanding loan commitments, excluding undisbursed portion of loans in process and equity lines of credit, of approximately $7,651 and $5,651 as of September 30, 1997 and 1996, respectively, which are all expected to be funded within four months. Of these commitments outstanding, the breakdown between fixed and adjustable rate loans is as follows:

                                                                         SEPTEMBER 30
                                                                ---------------------------
                                                                     1997             1996
                                                                ===========================
Fixed-rate (ranging from 5.75% to 15.99%)                          $ 4,073          $ 3,551
-------------------------------------------------------------------------------------------
Adjustable-rate                                                      3,578            2,100
===========================================================================================
Total                                                              $ 7,651          $ 5,651
===========================================================================================

  Generally, non-conforming loans are sold in the secondary market, depending on cash flow, interest rate, risk management and other considerations. There were approximately $5,324 and $3,653 in outstanding commitments to sell loans at September 30, 1997 and 1996, respectively.

17.      RELATED PARTY TRANSACTIONS

  The Company retains the services of a law firm in which one of the Company's Directors is a member. In addition to providing general legal counsel to the Company, the firm also prepares mortgage documents and attends loan closings for which it is paid directly by the borrower.

18.      SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

  On September 30, 1996, the Economic Growth and Paperwork Reduction Act of 1996, which includes the recapitalization of the Savings Association Insurance Fund ("SAIF"), became law. Accordingly, all depository institutions with SAIF-insured deposits were charged a one-time special assessment on their SAIF-assessible deposits as of March 31, 1995 at the rate of 65.7 basis points, which was paid on November 27, 1996. The Bank accrued $1.4 million for this special assessment at September 30, 1996.

19.      FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about the Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)



market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                            SEPTEMBER 30
                                          -------------------------------------------------
                                                   1997                      1996
                                          =================================================
                                                        ESTIMATED              Estimated
                                          CARRYING        FAIR       Carrying     Fair
                                           AMOUNT         VALUE       Amount     Value
                                          =================================================
Assets:
  Cash and interest-earning deposits      $ 21,561     $  21,561      $ 11,694   $ 11,694
  Investment securities                     20,211        20,171        16,532     16,532
  Loans                                    192,866       205,382       169,977    177,320
  Mortgage-related securities              125,179       124,672        83,432     82,271
Liabilities:
  Savings deposits                          38,035        38,035        41,504     41,504
  NOW and MMDA deposits                     50,348        50,348        48,954     48,954
  Certificates of deposit                  139,535       139,741       128,747    127,915
  Borrowed funds                            99,987       108,130        46,740     48,016

Off balance sheet commitments               19,439        19,439        15,529     15,529

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

  No adjustment was made to the entry-value interest rates for changes in credit performing commercial loans, construction loans, and land loans for which there are no known credit concerns. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the performing commercial, construction, and land loan portfolios for which there are no known credit concerns, result in a fair valuation of such loans on an entry-value basis. The fair value of non-performing loans, with a recorded book value of approximately $2,077 and $5,352 (which are collateralized by real estate properties with property values in excess of carrying amounts) as of September 30, 1997 and 1996, respectively, was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

20.      CAPITAL SECURITIES

  On August 21, 1997, First Keystone Capital Trust I ("the Trust"), a trust formed under Delaware law, that is a subsidiary of the Company, issued $16.2 million of preferred securities at an interest rate of 9.7%, with a scheduled maturity of August 15, 2027. The Company owns all the common stock of the Trust. The proceeds from the issue were invested in Junior Subordinated Debentures (the "Debentures") issued by the Company. The Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debentures represent the sole assets of the

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)


Trust. Interest on the Preferred Securities is cumulative and payable semi-annually in arrears. The Company has the option, subject to required regulatory approval, to prepay the securities beginning August 15, 2007.

  The securities are shown on the liability side of the balance sheet as "Guaranteed preferred beneficial interest in subordinate debt." The Company has, under the terms of the Debentures and the related Indenture as well as the other operative corporate documents, agreed to irrevocably and unconditionally guarantee the Trust's obligations under the Debentures. The Company contributed approximately $6.0 million of the net proceeds to the Bank to support the Bank's lending activities. The interest cost associated with this issue is treated as a non-interest expense on the consolidated statement of operations rather than interest expense.

21.      PARENT COMPANY FINANCIAL INFORMATION

  Condensed financial statements of First Keystone Financial, Inc. are as follows:

                 CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                         SEPTEMBER 30
                                                                 ----------------------------
                                                                     1997             1996
                                                                 ============================
ASSETS
Interest-bearing deposits                                         $  9,832          $  1,008
---------------------------------------------------------------------------------------------
Investment in subsidiaries                                          31,168            22,115
---------------------------------------------------------------------------------------------
Other assets                                                           712                35
=============================================================================================
   Total assets                                                   $ 41,712           $23,158
=============================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Other borrowed money                                              $ 16,702
---------------------------------------------------------------------------------------------
Other liabilities                                                      258        $       74
=============================================================================================
   Total liabilities                                                16,960                74
=============================================================================================


Stockholders' Equity:
  Common stock                                                          14                14
---------------------------------------------------------------------------------------------
  Preferred stock
---------------------------------------------------------------------------------------------
  Additional paid-in capital                                        12,896            12,659
---------------------------------------------------------------------------------------------
  Common stock acquired by stock benefit plans                      (2,038)           (1,437)
---------------------------------------------------------------------------------------------
  Treasury stock                                                    (2,545)           (1,288)
---------------------------------------------------------------------------------------------
  Unrealized gain (loss) on mortgage-related available for sale        408              (494)
---------------------------------------------------------------------------------------------
  Retained earnings                                                 16,017            13,630
=============================================================================================
Total stockholders' equity                                          24,752            23,084
=============================================================================================
   Total liabilities and stockholders' equity                      $41,712           $23,158
=============================================================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

                       CONDENSED STATEMENTS OF OPERATIONS


                                                    FOR THE YEARS ENDED          PERIOD FROM
                                                       SEPTEMBER 30,          JANUARY 25, 1995
                                                -----------------------            THROUGH
                                                   1997            1996      SEPTEMBER 30, 1995
                                                =================================================
INCOME:
   Dividends from subsidiary                     $ 1,000         $1,350
-------------------------------------------------------------------------------------------------
   Loan to Employee Stock Ownership Plan             129             88              $ 70
-------------------------------------------------------------------------------------------------
   Interest on deposits                               48             20                18
=================================================================================================
     Total income                                  1,177          1,458                88
  Operating expenses                                 179             13                 8
=================================================================================================
Income before income taxes and equity in
   undistributed income of subsidiaries              998          1,445                80
-------------------------------------------------------------------------------------------------
  Income tax expense                                  10             39                32
=================================================================================================
Income before equity in undistributed
   income of subsidiary bank                         988          1,406                48
-------------------------------------------------------------------------------------------------
Equity in (return of) undistributed income
   of subsidiaries                                 1,649           (521)              880
=================================================================================================
NET INCOME                                       $ 2,637          $ 885              $928
=================================================================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995 (DOLLARS IN THOUSANDS)

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                      FOR THE YEARS ENDED        PERIOD FROM
                                                         SEPTEMBER 30,        JANUARY 25, 1995
                                                   -----------------------         THROUGH
                                                       1997       1996       SEPTEMBER 30, 1995
                                                   ==============================================
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $2,637      $  885           $   928
-------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income
      to cash provided by operations:
      (Equity in) Return of undistributed
         earnings of subsidiaries                    (1,649)        521              (880)
-------------------------------------------------------------------------------------------------
      Increase in investment of subsidiaries         (1,000)     (1,350)
-------------------------------------------------------------------------------------------------
      Amortization of common stock acquired
         by stock option plans                          411         364               111
-------------------------------------------------------------------------------------------------
      Increase in other assets                         (677)                          (35)
-------------------------------------------------------------------------------------------------
      Increase in other liabilities                     184          36                38
=================================================================================================
         Net cash (used in) provided
           by operating activities                      (94)        456               162
=================================================================================================

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of common stock of subsidiaries                                       (10,433)
-------------------------------------------------------------------------------------------------
   Dividends received from subsidiaries               1,000       1,350
=================================================================================================
      Net cash provided (used in)
         by investing activities                      1,000       1,350           (10,433)
=================================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of debentures              16,200
-------------------------------------------------------------------------------------------------
      Net proceeds from
         issuance of common stock                                                  12,553
-------------------------------------------------------------------------------------------------
      Capital contribution to subsidiary             (6,000)
-------------------------------------------------------------------------------------------------
      Common stock acquired by
         stock benefit plans                           (775)       (704)           (1,088)
-------------------------------------------------------------------------------------------------
      Purchase of treasury stock                     (1,257)     (1,288)
-------------------------------------------------------------------------------------------------
      Dividends paid                                   (250)
=================================================================================================
         Net cash (used in) provided by
            financing activities                      7,918      (1,992)           11,465
=================================================================================================
         Increase (Decrease) in cash                  8,824        (186)            1,194
=================================================================================================
   Cash at beginning of period                        1,008       1,194
=================================================================================================
     Cash at end of period                           $9,832      $1,008           $ 1,194
=================================================================================================

[FIRST KEYSTONE LOGO]

DIRECTORS
Donald A. Purdy, Esquire
   Chairman of the Board
William K. Betts; retired
   Former Senior Vice President of Human Resources,
    First Keystone Federal Savings Bank
Edward Calderoni
   President of Century-21 Calderon Brothers
Silvio F. D'Ignazio
   Owner of the Towne House Restaurant
Olive J. Faulkner; retired
   Former Vice President and Corporate Secretary,
   First Keystone Federal Savings Bank
Donald S. Guthrie, Esquire
   President/CEO
Edmund Jones, Esquire
   Chairman Emeritus
   Member Jones, Guthrie & Strohm, P.C.
Thomas M. Kelly
   Executive Vice President and Chief Financial Officer
Willard F. Letts
   President and Principal Stockholder
   Eastern Flame Hardening Company
Walter J. Lewicki; retired
   Former associate of Looker, Lees and Melcher, Inc.
Joan G. Taylor; retired
   Former Executive Director of the Young Women's Christian Association (YWCA)

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

EXECUTIVE OFFICES
22 West State Street
Media, PA 19063
(610) 565-6210

INDEPENDENT AUDITORS
Deloitte & Touche LLP
Twenty-Fourth Floor
1700 Market Street
Philadelphia, PA 19103-3984

INVESTOR INFORMATION
Thomas M. Kelly
Executive Vice President/CFO
(610) 565-6210

SHAREHOLDER INFORMATION
Carol Walsh
Corporate Secretary
(610) 565-6210

STOCK INFORMATION

First Keystone Financial is traded on the Nasdaq National Market under the symbol of "FKFS." There were approximately 463 shareholders of record, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks.

The Annual Meeting of Shareholders is scheduled for Wednesday, January 28, 1998, at 2:00 p.m. to be held at the Towne House Restaurant, 117 Veterans Square, Media, Pennsylvania.


First Keystone Financial, Inc. is a unitary savings and loan holding company conducting business through its wholly-owned subsidiary, First Keystone Federal Savings Bank. The savings bank is a federally chartered SAIF-insured savings institution operating through six full-service offices located in Delaware County, Pennsylvania. The Company's headquarters is located at 22 West State Street, Media, PA 19063.





40