Form 10-K405, Exhibit 13
period 1998-09-30
FIRST KEYSTONE FINANCIAL INC
filed 1998-12-29
CIK 856751

                                                                       EXHIBIT B


SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated financial and other data of First Keystone Financial, Inc. set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere herein.

                                                                 AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                   -----------------------------------------------------------------
                                                     1998          1997         1996           1995          1994
                                                   -----------------------------------------------------------------
(dollars in thousands, except per share data)
SELECTED FINANCIAL DATA:
Total assets                                       $ 415,863     $ 373,430    $ 294,241      $ 280,979     $ 237,749
--------------------------------------------------------------------------------------------------------------------
Loans receivable, net                                198,343       188,289      167,530        158,002       142,226
--------------------------------------------------------------------------------------------------------------------
Mortgage-related securities held to maturity          18,769        20,707       23,221         60,294        68,369
--------------------------------------------------------------------------------------------------------------------
Investment securities held to maturity                              10,000       16,532         10,710        12,145
--------------------------------------------------------------------------------------------------------------------
Assets held for sale:
   Mortgage-related securities                       115,486       104,472       60,211         19,538           251
--------------------------------------------------------------------------------------------------------------------
   Investment securities                              40,621        10,211
--------------------------------------------------------------------------------------------------------------------
   Loans                                               2,799         4,577        2,447             57           168
--------------------------------------------------------------------------------------------------------------------
Real estate owned                                      1,663         1,672        1,557            465           503
--------------------------------------------------------------------------------------------------------------------
Deposits                                             247,311       227,918      219,205        223,753       216,065
--------------------------------------------------------------------------------------------------------------------
Borrowings                                           120,878        99,987       46,740         28,411         5,267
--------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                  26,664        24,752       23,084         24,463        11,622
--------------------------------------------------------------------------------------------------------------------
Non-performing assets                                  5,367         3,749        6,909          3,621         5,879
--------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA:
Interest income                                    $  27,393     $  22,750    $  19,837      $  18,295     $  15,547
--------------------------------------------------------------------------------------------------------------------
Interest expense                                      15,625        12,639       10,932         10,767         9,153
--------------------------------------------------------------------------------------------------------------------
Net interest income                                   11,768        10,111        8,905          7,528         6,394
--------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                186           239        1,250             52           416
--------------------------------------------------------------------------------------------------------------------
Net interest income
   after provision for loan losses                    11,582         9,872        7,655          7,476         5,978
--------------------------------------------------------------------------------------------------------------------
Other income (expense):
   Service charges and other fees                        898           972        1,047          1,029         1,010
--------------------------------------------------------------------------------------------------------------------
   Net gain on sales of interest-earning assets          577           285          203            113           350
--------------------------------------------------------------------------------------------------------------------
   Net gain on sale of other assets                        1            46
--------------------------------------------------------------------------------------------------------------------
   Net gain (loss) on real estate activities             (25)            7            2            (44)          (47)
--------------------------------------------------------------------------------------------------------------------
   Other                                                  57            40           56             89           158
--------------------------------------------------------------------------------------------------------------------
Operating expenses                                     9,059         6,921        8,645          7,036         7,728
--------------------------------------------------------------------------------------------------------------------
Income (Loss) before income taxes,
    extraordinary item and cumulative effect of
    change in accounting principle                     4,031         4,301          318          1,627          (279)
--------------------------------------------------------------------------------------------------------------------
Income tax expense (benefit)                           1,250         1,664         (567)           504           (95)
--------------------------------------------------------------------------------------------------------------------
Extraordinary item, utilization of state
   tax carryforward
--------------------------------------------------------------------------------------------------------------------
Cumulative effect of change in accounting
   for income taxes                                                                                              600
--------------------------------------------------------------------------------------------------------------------
Net income                                         $   2,781     $   2,637    $     885(2)   $   1,123     $     416
--------------------------------------------------------------------------------------------------------------------
Diluted earnings per common share(1)               $    1.23     $    1.13    $     .37(2)   $     .37           N/A
--------------------------------------------------------------------------------------------------------------------

(1) Adjusted for the effect of a 2 for 1 stock split declared December 4, 1997.

(2) Includes the effects of the one-time SAIF special assessment. The effects of the assessment increased operating expenses and decreased income before income taxes by $1.4 million. The effects of the assessment also decreased net income and earnings per share by $876,000 and $.74, respectively.

                                                            At or For the Year Ended September 30,
                                                     ----------------------------------------------------
                                                      1998       1997       1996         1995       1994
                                                     ----------------------------------------------------
SELECTED OPERATING RATIOS:
Average yield earned on interest-earning assets        7.40%      7.54%      7.45%        7.37%      6.84%
---------------------------------------------------------------------------------------------------------
Average rate paid on interest-bearing liabilities      4.68       4.48       4.42         4.62       4.18
---------------------------------------------------------------------------------------------------------
Average interest rate spread                           2.72       3.07       3.03         2.75       2.66
---------------------------------------------------------------------------------------------------------
Net interest margin                                    3.18       3.35       3.34         3.03       2.81
---------------------------------------------------------------------------------------------------------
Ratio of interest-earning assets to
   interest-bearing liabilities                      110.80     106.82     107.65       106.55     103.77
---------------------------------------------------------------------------------------------------------
Net interest income after provision for loan
   losses to operating expenses                      127.84     142.64      88.55(3)    106.25      77.36
---------------------------------------------------------------------------------------------------------
Operating expenses as a percent of average assets      2.37       2.21       3.14(3)      2.73       3.29
---------------------------------------------------------------------------------------------------------
Return on average assets                               0.73       0.84       0.32(3)      0.44        .18
---------------------------------------------------------------------------------------------------------
Return on average equity                              11.13      11.46       3.92(3)      5.59       3.60
---------------------------------------------------------------------------------------------------------
Ratio of average equity to average assets              6.54       7.36       8.20         7.80       4.91
---------------------------------------------------------------------------------------------------------
Full-service offices at end of period                     6          5          5            5          5
---------------------------------------------------------------------------------------------------------
ASSET QUALITY RATIOS: (4)
Non-performing loans as a
   percent of gross loans receivable                   1.85%      1.09%      3.15%        1.98%      3.74%
---------------------------------------------------------------------------------------------------------
Non-performing assets as a
   percent of total assets                             1.29       1.00       2.35         1.29       2.47
---------------------------------------------------------------------------------------------------------
Allowance for loan losses as a
    percent of gross loans receivable                  0.87       0.86       1.54         0.93       1.07
---------------------------------------------------------------------------------------------------------
Allowance for loan losses as a
   percent of non-performing loans                    46.92      78.38      49.03        47.12      28.65
---------------------------------------------------------------------------------------------------------
Net loans charged-off to average
   interest-earning loans receivable                   0.04       0.68       0.07         0.07       0.10
---------------------------------------------------------------------------------------------------------
CAPITAL RATIOS: (4) (5)
Tangible capital ratio                                 8.27%      8.12%      7.67%        8.23%      4.88%
---------------------------------------------------------------------------------------------------------
Core capital ratio                                     8.27       8.12       7.67         8.23       4.88
---------------------------------------------------------------------------------------------------------
Risk-based capital ratio                              21.09      19.91      17.24        17.82      10.13
---------------------------------------------------------------------------------------------------------

(3) Includes the effects of the one-time SAIF special assessment of $1.4 million. Excluding the one-time effects, the ratio of net interest income after provision for loan losses to operating expenses and operating expenses as a percent of average assets ratios were 106.04% and 2.62%, respectively. In addition, return of average assets and return on average equity were .64% and 7.79%, respectively, excluding the special assessment.

(4) Asset Quality Ratios and Capital Ratios are end of period ratios, except for charge-offs to average loans. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.

(5) Regulatory capital ratios of the Company's wholly-owned subsidiary, First Keystone Federal Savings Bank.


                                LOANS RECEIVABLE

                                  [PIE CHART]

Single Family                             148088
Construction                               15858
Non-residential                            20563
Consumer Equity                            19609
Commercial Business                         1390
Other                                       2059


                                DEPOSIT ACCOUNTS

                                  [PIE CHART]

Non-interest bearing accounts           $   8,254
NOW accounts                            $  28,181
Passbook accounts                       $  37,988
Money Market demand accounts            $  16,087
Certificate of Deposit accounts         $ 156,801

MESSAGE TO OUR
SHAREHOLDERS

[PRESIDENT ANNOUNCES NEW OFFICE GRAPHIC]

First Keystone Federal President and Chief Executive Officer Donald S. Guthrie announces plans for the Bank's newest office, slated to open in the summer of 1999 in western Delaware County, Pennsylvania.

     With the same attributes needed to solve the challenges of a Rubik Cube(R), patience, foresight, solid analytical thinking and good strategic planning, I am pleased to report that First Keystone's management team guided your Company to new record earnings. Despite the challenges in fiscal 1998 arising from a declining interest rate environment, your Company experienced a significant increase in its net interest income and an increase in earnings per share.

      Recognizing that each piece is an integral part of the whole, and accomplishments are achieved by remaining focused, the Company earned $2.8 million, or $1.23 diluted earnings per share for the year ended September 30, 1998, compared to $2.6 million, or $1.13 diluted earnings per share for fiscal 1997, reflecting a per share increase of 8.8%.

2 FOR 1 STOCK SPLIT

     I am pleased to report that, as a result of your Company's strong financial performance in the first quarter of fiscal 1998, First Keystone announced a 2 for 1 stock split. The dividend per share was unaffected by the stock split, thereby effectively increasing the dividend paid by 100%. This split was intended to recognize solid fundamental achievements, and reward shareholders with additional stock.

     The Company also instituted a dividend reinvestment plan and a stock purchase program during fiscal 1998, enabling shareholders to make additional cash purchases during the dividend declaration period directly from the Company's transfer agent. As evidenced by the nearly 50% of the Company's shareholders of record who have taken advantage of the program, it has been very well received.

         As our fiscal year came to a close on September 30, 1998, U.S. financial markets were experiencing great volatility as they reacted to the financial turbulence throughout the world economy. Major indexes slipped considerably in August and September from their record breaking highs earlier in the fiscal year, and like our banking peers, First Keystone's stock price was impacted by the overall uncertainty in the global economy. I am pleased to report, however, in accordance with the Company's strategic plan, the Board of Directors remained focused on building long-term shareholder value. Accordingly, I am pleased to state that the Company's stock price as of September 30, 1998, has appreciated over 170% since its initial offering in January 1995. This is a very healthy annualized rate of return of 31%.

ASSETS GREW

     The Company's total assets increased to $415.9 million at September 30, 1998 from $373.4 million at September 30, 1997. The asset growth was primarily attributable to a $29.5 million increase in investment and mortgage-related securities available for sale to $174.9 million at fiscal year end from $145.4 million at September 30, 1997. Growth in assets can also be attributed to an increase in origination of loans receivable. The Company's net loan portfolio increased by $10.1 million to $198.3 million at September 30, 1998 from $188.3 million at September 30, 1997.

SIGNIFICANT INCREASE IN DEPOSITS

     The asset growth was funded through increases in deposit accounts and borrowed money. I am pleased to report that deposits were up by 8.5% this fiscal year. Total deposits increased to $247.3 million at year end from $227.9 million at September 30, 1997. This increase can be attributed to cross-selling efforts in the branches, increased relationship banking with our commercial customers, and from new deposits at the Willowdale Office, the Bank's most recent branch located in Chester County, Pennsylvania.

[WILLOWDALE AD GRAPHIC]

Aggressive advertising, a sales oriented staff, and participation in community events helped the Bank's Willowdale Office more than double its projected deposits in the first year.

     The Willowdale Office has more than doubled its projected deposits in less than one year. By capturing this new marketshare and by serving the needs of the customers, we reaffirm that there is a strong market niche for a progressive community bank. Although competition in the financial industry is fierce, many consumers appreciate and seek out the local bank that can make decisions quickly, provide a wide range of services and show the customer his business is important to the bank.

CONTINUED EXPANSION

     Your Company continues to strategically implement its business plan to increase its branch operations in southern Chester County and the western part of Delaware County as these contiguous counties experience a tremendous influx of commercial and residential development. In the summer of 1999, within the heart of our market area, the newest free-standing First Keystone office will open at The Shoppes at Darlington Square in Chester Heights Borough in Delaware County, Pennsylvania.

STRONG FINANCIAL POSITION

     The Company's increase in net interest income is primarily a result of management's investing and leveraging strategies in conjunction with the issuance of $16.2 million of trust preferred securities in August 1997. As part of the on-going capital management plan, these proceeds enabled First Keystone to continue with its asset liability strategies to leverage its capital, increase its investments in mortgage-related securities, and continue to repurchase the Company's common stock throughout the fiscal year.

     The Company is well capitalized with a shareholders' equity to assets ratio of 6.4% at fiscal year end. In addition, the Bank is also considered a well capitalized institution and exceeds all federal regulatory requirements.

A LOOK AHEAD FOR CONTINUED SUCCESS

     Moving forward, our team of experienced professionals will continue to show good judgment and strong leadership. With the challenges that lie ahead from a relatively flat yield curve creating pressure on our margins, First Keystone will remain focused on each piece of its business. We will proceed using similar skills required in solving a strategic puzzle including patience, foresight and analytical thinking. Areas of concentration to increase earnings include growing the Bank's commercial loan portfolio, enhancing consumer loan programs and expanding fee based services. We will continue to aggressively market relationship checking accounts and improve the delivery system through deployment of efficient operational strategies.

     We will continue to explore other alternatives that could provide First Keystone with additional sources of quality assets and increase net income to enhance shareholder value.

     Most importantly, we will continue to do what we do best...serve the customer; and constantly strive to treat our customers the way we would like to be treated. Service is the key to our niche market -- a strong, progressive community bank that makes the customer feel welcomed and important.

     On behalf of the employees and the Board of Directors, I wish you a prosperous and healthy new year. We appreciate the trust that you have placed in us, and we pledge to work diligently to produce solid results again for this coming year.

                                   Sincerely,

                                   /s/ Donald S. Guthrie
                                   -----------------------------------
                                   Donald S. Guthrie
                                   President & Chief Executive Officer

                                                                          1998
                                                                        THE YEAR
                                                                       IN REVIEW

COMMERCIAL LENDING SLIDES INTO PLACE

[TECHNOLOGY INDUSTRY GRAPHIC]

Through the commercial loan department, the Bank was able to provide financing for a local company that holds a patent in the technology industry.

     As a locally based financial institution, the Bank's loan officers are knowledgeable about the community and well acquainted with its business leaders. As a result, management is able to quickly evaluate and approve an unsecured loan to the local volunteer fire company for a new ambulance, a real estate loan to a young couple to renovate a storefront building with upper story offices, and preliminary financing to a company in the development stage which holds a patented process in the technology industry. With each loan, a new bond is formed creating a long-term relationship and additional transaction accounts.

     Focusing on developing and maintaining long-term account relationships contributed to the success of the commercial lending department this fiscal year. In just its second year, the Bank's commercial lending increased its number of loan originations by 71%. The Bank's philosophy focusing on small to moderate businesses minimizes risk, and provides a diversified cross-section of borrowers throughout First Keystone's market area.

BUILDING A SOLID FRAMEWORK OF CONSTRUCTION LOANS

     The construction, development and acquisition department continued to have a strong presence in the community. Each year additional relationships are forged with new developers as a result of First Keystone's experience, reputation and active participation in area trade associations.

     Enhancement of the department's computer software has enabled construction loan officers to offer more innovative loan products, such as construction revolvers. This loan is similar to a line of credit, but the loan is secured through the real estate of the development project and the cash flow revolves throughout the life of the project. The advantage to the builder is that it's faster and more efficient, enabling the developer to complete his customers' homes in a very timely manner.

RESIDENTIAL LENDING REMAINS AN INTEGRAL PIECE OF THE BUSINESS

     Single-family residential loan originations for fiscal 1998 increased by $12.9 million. The increase was spurred, in part, by low interest rates creating a demand for both refinancing and first time homebuyers. The increase in market share can also be attributed to the Bank's outstanding reputation in the community, and the fact that many customers seek out the Bank because it is one of the few area financial institutions that still retains servicing over a majority of the loans it originates.

     Fiscal 1998 marked the first for an affinity program launched by the Bank with a national retailer. An innovative consumer loan program that rewarded customers with a gift certificate for The Home Depot(R) was kicked off at the close of the Company's fiscal year. In the spirit of home improvement, the Bank aggressively advertised the loan program with in-lobby banners, aprons and hard hats in addition to its multi-media advertising strategy.

[ARCM CORP. GRAPHIC]

ARCM Corporation's patented truck side view mirror helps prevent blind spots, right turn crashes and jackknifing.

[HOME DEPOT GRAPHIC]

As part of a home equity loan promotion, the consumer loan department offered gift certificates for The Home Depot(R).


The Home Depot(R) is not affiliated with First Keystone Federal. The Home Depot(R) is a Registered Trademark of Homer TLC, Inc.

BLENDING TECHNOLOGY WITH ENHANCED PRODUCTS AND SERVICES

[DEBIT CARD GRAPHIC]

First Keystone introduced its debit card in the fall of 1998, and enhanced its ATM network to provide customers with on-line real time.

     Testing the Bank's computer systems and that of its vendors for the Year 2000 is well underway. First Keystone is testing its software and hardware on a simulated mainframe and applications are currently being performed on schedule.

     The Bank also enhanced its ATM network in fiscal 1998 with on-line real time. Now the customer can receive faster and more accurate account information 24 hours a day. In conjunction with this ATM enhancement, at the end of fiscal 1998, the Bank introduced its Debit Card, allowing customers to use the MasterMoney(TM) card wherever the MasterCard(R) logo is accepted. This new product has been very well received as customers appreciate the flexibility it provides in managing their money.

     The Company's web site at www.firstkeystone.com continued to grow in popularity with inquiries increasing throughout the year. In addition, the Bank continues to expand its Internet and Bank-By-Phone services. The Bank can now offer its commercial customers credit card merchant processing through their computers which enables the merchant to approve sales through the Internet.

     Blending efficient uses of technology with enhanced products and services will enable First Keystone to offer its customers the services they need provided by a staff of professionals that make it user-friendly for the consumer.

THE RIGHT PRODUCT MIX IN A CHANGING MARKET

[ADVERTISING CAMPAIGN GRAPHIC]

Capitalizing on area bank mergers and acquisitions, First Keystone launched hard-hitting advertising campaigns throughout the year targeting displaced customers of affected institutions.

     Bank mergers and acquisitions continued in fiscal 1998, and First Keystone geared its marketing efforts to welcome these displaced customers. Throughout the year, the Bank offered special checking account packages for new customers and aggressively priced its products accordingly.

     In response to the Bank's commercial customers' requests, First Keystone introduced new products such as "Member Select" which enables business owners to offer their employees discounted and free banking services. Also, in conjunction with opening day of minor league baseball, the Bank launched an "All-Star Youth Savings Club." With each new account, the child received a collectable baseball embossed with the Wilmington Blue Rocks' logo as well as First Keystone's, a full-sized baseball pennant, stickers and a birthday gift.

     A community bank, as recently reported in the region's largest daily newspaper, can often deliver both innovative and basic products and services for less than the larger regional banks.

[MEDIA ARTS AND CRAFTS SHOW GRAPHIC]

The Bank hit a home run at the Annual Media Arts and Craft Show (which it sponsors), promoting its very popular All Star Savings Club for children.

[ALL STAR SAVINGS CLUB GRAPHIC]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


GENERAL

      First Keystone Financial, Inc. (the "Company") is the holding company of its wholly owned subsidiary, First Keystone Federal Savings Bank (the "Bank"). For purposes of this discussion, First Keystone Financial, Inc., including its wholly owned subsidiaries, will be referred to as the "Company". The Company is a community oriented banking organization that focuses on providing customer and business services within its primary market area, consisting of Delaware and Chester counties.

      The following discussion should be read in conjunction with the Company's consolidated financial statements presented elsewhere herein. Accordingly, the discussion below with respect to results of operations relates primarily to the Bank, and the financial data for the periods prior to the conversion of the Bank to stock completed in January 1995, reflects solely financial data of the Bank and its subsidiaries.

      The Company's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans, mortgage-related securities and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and Federal Home Loan Bank ("FHLB") advances. The Company's results of operations also are affected by the provision for loan losses, resulting from management's assessment of the adequacy of the allowance for loan losses, the level of its non-interest income, including service charges and other fees as well as gains and losses from the sale of certain assets, the level of its operating expenses, and income tax expense.

ASSET AND LIABILITY MANAGEMENT

      The principal objective of the Company's asset and liability management is to evaluate the interest rate risk existing in certain assets and liabilities, determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines, and manage the risk consistent with Board approved guidelines. Through asset and liability management, the Company seeks to reduce both the vulnerability and volatility of its operations to changes in interest rates and to manage the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing periods. The Company's actions in this regard are taken under the guidance of the Asset/Liability Committee ("ALCO"), which is chaired by the Chief Financial Officer and comprised of members of the Company's senior management. The ALCO meets at least quarterly to review, among other things, liquidity and cash flow needs, current market conditions and interest rate environment, the sensitivity to interest rate changes of the Company's assets and liabilities, the book and market values of assets and liabilities, unrealized gains and losses, and the purchase and sale activity and maturities of investments, deposits and borrowings. In addition, the pricing of the Company's residential loans and deposits is reviewed at least weekly while the pricing of loans originated for sale in the secondary market is reviewed daily. The ALCO reports to the Company's Board of Directors on at least a quarterly basis.

      The Company's primary asset/liability monitoring tool consists of various asset/liability simulation models, which are prepared on a quarterly basis and are designed to capture the dynamics of the balance sheet as well as rate and spread movements and to quantify variations in net interest income under different interest rate scenarios. A more conventional but limited Asset/Liability monitoring tool involves an analysis of the extent to which assets and liabilities are interest rate sensitive and measures an institution's interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. While a conventional gap measure may be useful, it

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)


ASSET AND LIABILITY MANAGEMENT (CONTINUED)

is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. For purposes of the table below, annual prepayment assumptions range from 10% to 40% for fixed-rate mortgage loans and mortgage-backed securities and 6% to 15% for adjustable rate mortgage loans and mortgage-backed securities. Passbook and statement savings accounts are assumed to decay at a rate of 30.0%, 30.0%, and 40.0% in each of the first three years, respectively. Money market ("MMDA") and negotiable order of withdrawal ("NOW") accounts are assumed to decay at a rate of 75% and 25%, in one year or less and over one year, respectively. First Keystone's passbook, statement savings, MMDA and NOW accounts are generally subject to immediate withdrawal. However, management considers a portion of these deposits to be core deposits having significantly longer effective maturities based upon the Bank's retention of such deposits in changing interest rate environments.

      Management believes that the assumptions used by it to evaluate the vulnerability of the Bank's operations to changes in interest rates are conservative and consider them reasonable. However, the interest rate sensitivity of the Bank's assets and liabilities as portrayed in the table below could vary substantially if different assumptions were used or actual experience differs from the assumptions used in the table.

The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of September 30, 1998, based on the information and assumptions set forth above.


                                                                          More Than      More Than
                                             Within         Six to        One Year         Three          Over
                                              Six           Twelve        to Three        Years to        Five
                                             Months         Months          Years        Five Years       Years         Total
                                            ---------      ---------      ---------      ---------      ---------     ---------
(Dollars in thousands)
Interest-earning assets:
   Loans receivable(1)                      $  52,969      $  25,765      $  46,921      $  28,485      $  43,896     $ 198,036
   Mortgage-related securities                 41,186         18,904         49,020         21,130          4,015       134,255
   Loans held for sale                          2,799                                                                     2,799
   Investment securities                          813         12,000                         2,435         30,452        45,700
   Interest-earning deposits                   21,669                                                                    21,669
-------------------------------------------------------------------------------------------------------------------------------
      Total interest-earning assets         $ 119,436      $  56,669      $  95,941      $  52,050      $  78,363     $ 402,459
===============================================================================================================================

Interest-bearing liabilities:
   Deposits                                 $  89,459      $  71,404      $  76,911      $   9,537                    $ 247,311
   Borrowed funds                              30,325                         5,159         49,425      $  35,969       120,878
-------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities    $ 119,784      $  71,404      $  82,070      $  58,962      $  35,969     $ 368,189
===============================================================================================================================

Excess (deficiency) of interest-
  earning assets over
  interest-bearing liabilities              $    (348)     $ (14,735)     $  13,871      $  (6,912)     $  42,394     $  34,270
===============================================================================================================================
Cumulative excess (deficiency) of
  interest-earning assets over
  interest- bearing liabilities             $    (348)     $ (15,083)     $  (1,212)     $  (8,124)     $  34,270
===============================================================================================================================
Cumulative excess (deficiency) of
  interest-earning assets over interest-
  bearing liabilities as a percentage of
  total assets                                  (0.08)%        (3.63)%        (0.29)%        (1.95)%         8.24%
===============================================================================================================================

(1) Balances have been reduced for non-accruing loans, which amounted $3.8 million at September 30, 1998 and, with respect to construction loans, the amount of loans in process.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)


ASSET AND LIABILITY MANAGEMENT (CONTINUED)

      The Company also utilizes market value analysis, which addresses the estimated change in the Company's equity value arising from movements in interest rates. The market value of portfolio equity is estimated by valuing the Company's assets and liabilities. The extent to which assets gain or lose value in relation to gains or losses of liabilities determines the appreciation or depreciation in equity on a market value basis. Market value analysis is intended to evaluate the impact of immediate and sustained shifts of the current yield curve upon the market value of the Company's current balance sheet.

CHANGES IN FINANCIAL CONDITION

      General. Total assets of the Company increased by $42.4 million, or 11.3%, from $373.4 million at September 30, 1997 to $415.8 million at September 30, 1998. The increase reflected primarily growth in investment and mortgage-related securities available for sale and loans receivable. The asset growth was funded by increases in customer deposits and advances from the FHLB of Pittsburgh. Asset growth was also funded by a modest increase in stockholders' equity.

      Cash and Investments. Cash and investments (including investments available for sale) increased by $22.9 million, or 55.0%, to $64.7 million at September 30, 1998 compared to $41.8 million at September 30, 1997. The increase was primarily due to increases in investment securities available for sale as the Company increased its securities portfolio with purchases of tax-exempt municipal securities.

      Loans Held For Sale and Loans Receivable, Net. Aggregate loans receivable (loans receivable, net, and loans held for sale) increased $8.3 million or 4.3% to $201.1 million at September 30, 1998 compared to $192.9 million at September 30, 1997 despite increasing levels of loan prepayments due to the declining interest rate environment. Single-family mortgage loans increased $12.9 million, or 9.6%, while multi-family and commercial mortgages increased $2.3 million, or 12.3%, for the year ended September 30, 1998.

      Mortgage-Related Securities and Mortgage-Related Securities Available For Sale. Mortgage-related securities and mortgage-related securities available for sale increased in the aggregate by $9.1 million, or 7.3%, to $134.3 million at September 30, 1998 compared to $125.2 million at September 30, 1997. The increase was the result of the Company's continued use of leveraging to increase interest income.

      Non-Performing Assets. The Company's total non-performing loans (including troubled debt restructurings) and real estate owned increased $1.3 million or 31.7% from $4.1 million, or 1.1%, of total assets at September 30, 1997 to $5.4 million, or 1.0%, of total assets at September 30, 1998. The increase in the non-performing assets was primarily due to the inclusion in fiscal 1998 of one loan with a principal balance of approximately $900,000 which is collateralized by a single-family residence. Non-performing assets consist primarily of single-family residential loans.

      Real estate owned decreased modestly by $9,000 to $1.7 million, or .40%, of total assets at September 30, 1998 as compared to $1.7 million, or .45%, of total assets at September 30, 1997.

      Deposits. Deposits increased by $19.4 million, or 8.5%, from $227.9 million at September 30, 1997 to $247.3 million at September 30, 1998. This increase was primarily due to a $17.3 million increase in certificates of deposit and a $2.1 million, or 33.9%, increase in non-interest bearing accounts as the Company continues its emphasis in the commercial accounts area. Passbook, NOW and money market accounts remained relatively unchanged from the prior year.

      Borrowings. The Company's total borrowings increased $20.9 million to $120.9 million at September 30, 1998 from $100.0 million at September 30, 1997. The FHLB advances were used to fund loan and investment growth and had a weighted average interest rate of 5.6% at September 30, 1998.

                                  TOTAL ASSETS
                             (DOLLARS IN THOUSANDS)

                                  [BAR GRAPH]

1996                          $ 294,241
1997                          $ 373,430
1998                          $ 415,863

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)


CHANGES IN FINANCIAL CONDITION (CONTINUED)

      Equity. At September 30, 1998, total stockholders' equity was $26.7 million or 6.4% of total assets, compared to $24.8 million or 6.6% of total assets at September 30, 1997. The $1.9 million increase was due to net income for the year of $2.8 million and an increase of $1.1 million in unrealized gain on available for sale securities offset in part by the Company's stock repurchases and dividends paid aggregating $2.5 million. The slight decrease in the capital ratio was due to the increase in total assets as the Company continued to leverage its capital.

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

                                                                          YEAR ENDED SEPTEMBER 30,
                                               ---------------------------------------------------------------------------
                                                                        1998                           1997
                                               YIELD/COST -------------------------------  -------------------------------
                                                   AT                           AVERAGE                         Average
                                                SEPT. 30,  AVERAGE               YIELD/   Average                Yield/
                                                  1998     BALANCE    INTEREST    COST    Balance    Interest     Cost
                                               ---------------------------------------------------------------------------
                                                                                        (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(1) (2)                        8.05%    $197,776   $ 16,447    8.32%   $179,566   $ 14,737     8.21%
   Mortgage-related securities(2)                 6.75      123,283      8,029    6.51      92,393      6,197     6.71
   Investment securities(2)                       5.99       38,475      2,429    6.31      21,774      1,478     6.79
   Other interest-earning assets                  5.80       10,585        488    4.61       7,793        338     4.34
--------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets              7.27      370,119   $ 27,393    7.40     301,526   $ 22,750     7.54
Noninterest-earning assets                                   11,608                         11,193
--------------------------------------------------------------------------------------------------------------------------
   Total assets                                            $381,727                       $312,719
==========================================================================================================================
Interest-bearing liabilities:
   Deposits                                       4.21     $234,937   $  9,937    4.23    $221,140   $  9,182     4.15
   FHLB advances and other borrowings             5.68       99,092      5,688    5.74      61,124      3,457     5.65
--------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities          4.69      334,029     15,625    4.68     282,264     12,639     4.47
Noninterest-bearing liabilities                              22,730                          7,453
--------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                        356,759                        289,717
Stockholders' equity                                         24,968                         23,002
--------------------------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity              $381,727                       $312,719
==========================================================================================================================
   Net interest-earning assets                             $ 36,090                       $ 19,262
==========================================================================================================================
Net interest income/interest rate spread          2.58%               $ 11,768    2.72%              $ 10,111     3.07%
==========================================================================================================================
Net yield on interest-earning assets(3)                                           3.18%                           3.35%
==========================================================================================================================
Ratio of average interest-earning assets to
    average interest-bearing liabilities                                        110.80%                         106.82%
==========================================================================================================================

                                              ---------------------------------
                                                            1996
                                              ---------------------------------
                                                                        Average
                                               Average                  Yield/
                                               Balance      Interest     Cost
                                              ---------- ----------------------

Interest-earning assets:
   Loans receivable(1) (2)                    $ 164,359     $ 13,459     8.19%
   Mortgage-related securities(2)                80,539        5,229     6.49
   Investment securities(2)                      11,534          715     6.20
   Other interest-earning assets                  9,930          434     4.37
-----------------------------------------------------------------------------
       Total interest-earning assets            266,362     $ 19,837     7.45
Noninterest-earning assets                        9,325
------------------------------------------------------------------------------
   Total assets                               $ 275,687
=============================================================================
Interest-bearing liabilities:
   Deposits                                    $220,303     $  9,363     4.25
   FHLB advances and other borrowings            27,119        1,569     5.79
-----------------------------------------------------------------------------
      Total interest-bearing liabilities        247,422       10,932     4.42
Noninterest-bearing liabilities                   5,210
-----------------------------------------------------------------------------
   Total liabilities                            252,632
Stockholders' equity                             22,604
-----------------------------------------------------------------------------
   Total liabilities and stockholders' equity $ 275,687
=============================================================================
   Net interest-earning assets                $  18,940
=============================================================================
Net interest income/interest rate spread                    $  8,905     3.03%
=============================================================================
Net yield on interest-earning assets(3)                                  3.34%
=============================================================================
Ratio of average interest-earning assets to
    average interest-bearing liabilities                               107.65%
=============================================================================

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

                                                                  YEAR ENDED SEPTEMBER 30,
                                             --------------------------------------------------------------------
                                                      1998 VS. 1997                     1997 VS. 1996
                                             --------------------------------------------------------------------
                                                INCREASE                           INCREASE
                                            (DECREASE) DUE TO                  (DECREASE) DUE TO
                                             --------------------------------------------------------------------
                                                               TOTAL INCREASE                      TOTAL INCREASE
                                             RATE      VOLUME    (DECREASE)     RATE      VOLUME     (DECREASE)
                                             --------------------------------------------------------------------
Interest-earnings assets:
   Loans receivable(1)                       $ 198     $1,512      $1,710      $   30    $ 1,248       $ 1,278
   Mortgage-related securities(1)             (174)     2,006       1,832         178        790           968
   Investment securities(1)                    (95)     1,046         951          74        689           763
   Other interest-earning assets                22        128         150          (3)       (93)          (96)
-----------------------------------------------------------------------------------------------------------------
      Total interest-earning assets            (49)     4,692       4,643         279      2,634         2,913
-----------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Deposits                                    174        581         755        (217)        36          (181)
   FHLB advances and other borrowings           (2)     2,233       2,231         (34)     1,922         1,888
-----------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities       172      2,814       2,986        (251)     1,958         1,707
-----------------------------------------------------------------------------------------------------------------
Increase (decrease) in net interest income   $(221)    $1,878      $1,657      $  530    $   676       $ 1,206
-----------------------------------------------------------------------------------------------------------------

(1)   Includes assets classified as either available for sale or held for sale.


                              RESULTS OF OPERATIONS

                                   NET INCOME
                             (Dollars in thousands)

                                  [BAR GRAPH]

1995                   $ 1,123
1996                   $ 1,426
1997                   $ 2,637
1998                   $ 2,781

      General. The Company reported net income of $2.8 million, $2.6 million and $885,000 for the years ended September 30, 1998, 1997 and 1996, respectively. The $144,000 increase in net income for the year ended September 30, 1998 compared to the year ended September 30, 1997 was primarily due to a $1.7 million, or 16.4%, increase in net interest income, a $158,000, or 11.7%, increase in other income, and a $414,000 decrease in income tax expense offset by a $2.1 million, or 30.9%, increase in operating expenses. The increase in operating expenses for the year ended September 30, 1998 was primarily due to the minority interest expense related to the issuance of certain trust preferred securities.

      The $1.7 million increase in net income for the year ended September 30, 1997 compared to the year ended September 30, 1996 was primarily due to a $1.2 million, or 13.5%, increase in net interest income, a $1.7 million, or 19.9%, decrease in operating expenses and a $1.0 million decrease in the provision for loan losses offset in part by a $2.2 million increase in income taxes. The decrease in operating expenses for the year ended September 30, 1997 as compared to fiscal 1996 was primarily due to the one-time SAIF special assessment recognized in fiscal 1996. Excluding this assessment, net income increased $1.1 million in fiscal 1997, an increase of 73.1% over that earned in fiscal 1996.

      Net Interest Income. Net interest income is determined by interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's average interest-rate spread was 2.72%, 3.07% and 3.03% during the years ended September 30, 1998, 1997 and 1996, respectively. The Company's interest-rate spread was 2.58% at September 30, 1998. The Company's net interest margin (i.e., net interest income as a percentage of average interest-earning

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)


RESULTS OF OPERATIONS (CONTINUED)

assets) was 3.18%, 3.35% and 3.34% during the years ended September 30, 1998, 1997 and 1996, respectively. In fiscal 1998, the Company's net interest spread and net interest margin were impacted by the relatively flat yield curve in which assets have repriced at lower interest rate levels than liabilities.

                               NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                  [BAR GRAPH]

1995                     $  7,528
1996                     $  8,905
1997                     $ 10,111
1998                     $ 11,768

      Net interest income increased by $1.7 million, or 16.4%, in the year ended September 30, 1998 to $11.8 million compared to $10.1 million in fiscal 1997. The reason for such increase was a $4.6 million, or 20.4%, increase in interest income partially offset by a $3.0 million, or 23.6%, increase in interest expense. Net interest income increased by $1.2 million, or 13.5%, in fiscal 1997 compared to fiscal 1996 due to a $2.9 million, or 14.7%, increase in total interest income offset in part by a $1.7 million, or 15.6%, increase in total interest expense.

      Interest Income. Total interest income amounted to $27.4 million for the year ended September 30, 1998 compared to $22.8 million for the year ended September 30, 1997. The primary reason for the increase in the 1998 period was a $2.9 million, or 36.6%, increase in interest income from mortgage-related securities, investments and other interest-earning assets as a result of a $50.4 million, or 41.3%, increase in the average balance thereof. Such increase was partially offset by a 22 basis point (with 100 basis points being equal to 1.0%) decrease in the yield earned thereon. The increase in the average balances was due to increased leveraging of the Company's capital base while the decrease in the yield reflected the effects of both purchases of lower yielding tax free municipal obligations as well as the declining interest rate environment existing during fiscal 1998. In addition, interest income from loans increased $1.7 million, or 11.6%, due to a $18.2 million, or 10.1%, increase in the average loan balance and a 11 basis point increase in the yield earned thereon. The increase in the average balance of the loan portfolio in fiscal 1998 reflected increased originations of primarily fixed-rate loans held in portfolio.

      The $2.9 million, or 14.7%, increase in total interest income during the year ended September 30, 1997 over 1996 was primarily due to a $1.6 million, or 25.6%, increase in interest income from mortgage-related securities, investments and other interest-earning assets as a result of a $20.0 million, or 19.6%, increase in the average balance thereof and a 32 basis point increase in the yield earned thereon. The increase in the average balances and the yield was due to increased leveraging of the Company's capital base during fiscal 1997 and investment in higher yielding assets. Additionally, interest income on loans increased $1.3 million, or 9.5%, due to a $15.2 million, or 9.3%, increase in the average balance of the loan portfolio and a 2 basis point increase in the average yield earned thereon. The increase in the average balance of the loan portfolio in fiscal 1997 reflects increased originations of both fixed and adjustable-rate loans held in portfolio.

      Interest Expense. Total interest expense increased by $3.0 million, or 23.6%, in the year ended September 30, 1998 compared to fiscal 1997. The reason for such increase was a $2.2 million increase in interest expense on borrowings and $755,000 increase in interest expense on deposits. The increase in interest expense on borrowings was due to a $38.0 million increase in the average balance of total borrowings and a 9 basis point increase in the average rate paid thereon. The increase in interest paid on deposits was due to a $13.8 million increase in the average balance of deposits combined with an 8 basis point increase in the average rate paid. The increase in the average balances of deposits and borrowings was used to fund loan originations and purchases of investment securities. The modest increase in the rates paid on deposits and borrowings was due to general market interest rate fluctuations.

      Total interest expense amounted to $12.6 million for the year ended September 30, 1997 as compared to $10.9 million for fiscal 1996. The $1.7 million, or 15.6%, increase in interest expense in fiscal 1997 compared to fiscal 1996 was due to a $1.9 million increase in interest expense on borrowings offset partially by a $181,000 decrease in interest expense on deposits. The increase in interest expense on borrowings was due to a $34.0 million increase in the average balance partially offset by a 14 basis

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)

RESULTS OF OPERATIONS (CONTINUED)

point decline in the average rate paid on borrowings. The decrease in interest paid on deposits was due to an 10 basis point decline in the average rate paid on deposits offset in part by a $837,000 increase in the average balance of deposits. The increase in the average balances of borrowings and deposits was used to fund mortgage originations and the purchase of mortgage-related and investment securities. The decrease in the average rate paid on deposits and borrowings was due to general market interest rate fluctuations.

                                  OTHER INCOME
                             (DOLLARS IN THOUSANDS)


             [BAR GRAPH]


1996                     $ 1,308
1997                     $ 1,350
1998                     $ 1,543

      Provisions for Loan Losses. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Company, the amount of the Company's classified assets, the status of past due principal and interest payments, general economic conditions, particularly as they relate to the Company's primary market area, and other factors related to the collectibility of the Company's loan and loans held for sale portfolios. Management of the Company assesses the allowance for loan losses on a monthly basis and makes provisions for loan losses as deemed appropriate in order to maintain the adequacy of the allowance for loan losses. For the year ended September 30, 1998, the provision for loan losses amounted to $186,000 as compared to $239,000 for fiscal 1997. For the year ended September 30, 1996, the provision for loan losses was $1.2 million. The substantial provision established for potential losses in fiscal 1996 related to the Bennett Funding bankruptcies which were resolved in fiscal 1997. At September 30, 1998, the Company's allowance for loan losses amounted to 46.9% of total non-performing loans and .87% of gross loans receivable.

      Although management of the Company believes that the Company's allowance for loan losses was adequate at September 30, 1998, based on facts and circumstances available to it, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect the Company's results of operations for such periods. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's provision for loan losses and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination.

      Other Income. For the year ended September 30, 1998, the Company reported other income of $1.5 million compared to $1.4 million for the year ended September 30, 1997. The primary reason for the $158,000 or 11.7% increase in other income in fiscal 1998 was a $241,000 increase in net gain on sales of mortgage loans held for sale and a $51,000 gain on the sale of investments and mortgage-related securities partially offset by a decrease of $74,000 in service charges and other fees.

      The $42,000, or 3.2%, increase in other income for the year ended September 30, 1997 as compared to fiscal 1996 was due to increases in gains on sales of mortgage loans of $76,000 and gain on sale of other assets of $46,000 partially offset by a decrease of $75,000 in service charges and other fees. The increase in gains on sales of loans for fiscal 1998 and 1997 reflected the Company's increased emphasis on the origination and sale, servicing released, of non-conforming loans. See Note 6 to the Consolidated Financial Statements.

      Operating Expenses. Operating expenses include compensation and employee benefits, occupancy and equipment expense, Federal Deposit Insurance Corporation ("FDIC") insurance premiums, data processing expense and other items. Operating expenses increased $2.1 million, or 30.9%, for the year ended September 30, 1998 compared to the year ended September 30, 1997 and amounted to $9.1 million in fiscal 1998 compared to $6.9 million in fiscal 1997. The primary reason for the substantially higher level of operating expenses for fiscal 1998 was the $1.6 million minority interest in expense of subsidiary relating to the issuance of trust preferred securities by the Company. See Note 20 to the Consolidated Financial Statements for further information regarding the trust preferred securities. Also contributing to the increase was a $468,000, or 14.7% increase in compensation expense, a $241,000, or 30.2% increase in other expenses, and a $155,000, or 18.1%, increase in occupancy and equipment

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)


RESULTS OF OPERATIONS (CONTINUED)

expense partially offset by a $153,000, or 20.9%, decrease in professional fees and a $62,000, or 30.0%, decrease in FDIC insurance premiums. Expansion of the branch network contributed to both the increased occupancy and equipment expense and compensation expense. Compensation expense also increased due to general salary increases as well as increased costs associated with the market value accounting for the employee stock ownership plan in accordance with Statement of Position 93-6. The increase in other expenses was due to a provision established for the Company's real estate owned property.

      Operating expenses decreased $1.7 million, or 19.9%, to $6.9 million for the year ended September 30, 1997 compared to the year ended September 30, 1996. The primary reason for the decrease in operating expenses in fiscal 1997 was the one-time Savings Association Insurance Fund ("SAIF") special assessment of $1.4 million relating to deposit insurance charged in fiscal 1996. The special assessment was the result of legislation enacted in the fall of 1996 which was designed to recapitalize the SAIF insurance fund to the 1.25% of total insured deposits required by the FDIC. The recapitalization decreased the amount of insurance that the Company now pays to insure deposit accounts from $.23 per $100 of deposits to $.065 per $100, which amount effectively reflects the amount required to be paid by SAIF-insured institutions to pay the debt service on bonds issued by the Financing Corporation. FDIC insurance premium expense was reduced by $323,000, or 60.9% for fiscal 1997. Also contributing to the decrease in operating expenses was a $311,000 charge to earnings in fiscal 1996 for certain costs relating to the restructuring that the Company effected in fiscal 1996. Offsetting these decreases were modest increases in advertising, other expenses and a $153,000 expense for minority interests in expense of subsidiaries which relates to expenses incurred from the issuance of the Company's trust preferred securities.

      Income Taxes. The Company recognized income tax expenses of $1.3 million, or 31.0%, of pre-tax income, for the year ended September 30, 1998, compared to $1.7 million, or 38.7%, of pre-tax income, for the year ended September 30, 1997. The primary reason for the decrease in the percentage of tax expense was the reduction in state income taxes and the increase in tax-free income resulting from purchases of tax-exempt securities, as the Company employed various strategies to reduce both federal and state income taxes. The Company recognized an income tax benefit of $567,000 for fiscal 1996. The benefit in fiscal 1996 was the result of an adjustment for prior year tax contingencies of approximately $700,000. Excluding this benefit, the income tax expense would have been $133,000, or 41.8%, of pre-tax income.

      Federal legislation enacted in August 1996 repealed the percentage of taxable income method of accounting for bad debts for thrift institutions effective for years beginning after December 31, 1995. The Company was required as of October 1, 1996 to adopt the experience method computation for bad debts and to provide for taxes relating to excess bad debts reserves over the base year of December 1987. As of September 30, 1998, the Company has provided deferred income taxes totalling $74,000 on its excess bad debt reserves.

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

requirements. The Company has the ability to obtain advances from the FHLB of Pittsburgh through several credit programs and in addition, has established a line of credit with the FHLB in an amount not to exceed 10% of assets and subject to certain conditions, including holding a predetermined amount of FHLB stock as collateral. This line of credit is used from time to time for liquidity purposes. As an additional source of funds, the Company has access to the Federal Reserve discount window, but only after it has exhausted its access to the FHLB of Pittsburgh. At September 30, 1998, the Company had $101.6 million of outstanding advances from the FHLB of Pittsburgh.

                                LOANS RECEIVABLE
                             (DOLLARS IN THOUSANDS)

           [BAR GRAPH]

1996                     $ 167,530
1997                     $ 188,289
1998                     $ 198,343

      Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer term basis, the Company maintains a strategy of investing in various lending products and mortgage-related securities. The Company uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-backed and investment securities. At September 30, 1998, the total of approved loan commitments outstanding amounted to $11.8 million. At the same date, commitments under unused lines of credit and loans in process on construction loans amounted to $14.6 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1998 totalled $113.8 million. Based upon its historical experience, management believes that a significant portion of maturing deposits will remain with the Company.

      The Company is required by the Office of Thrift Supervision ("OTS") to maintain average daily balances of liquid assets, defined as a ratio of cash and certain marketable securities that can be readily converted into cash to total deposits and short-term borrowings, of 4% to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The Company's liquidity ratio under these guidelines was 4.98% for the quarter ended September 30, 1998.

      The OTS requires that the Bank meet minimum regulatory tangible, core, tier 1 risk-based and total risk-based capital requirements. At September 30, 1998, the Bank exceeded all regulatory capital requirements and was deemed a well capitalized institution for regulatory purposes. See Note 13 to the Consolidated Financial Statements.

      The Company's assets consist primarily of its investment in the Bank and investments in various corporate debt and equity instruments and its only material source of income consists of earnings from its investment in the Bank and interest and dividends earned on other investments. The Company, as a separately incorporated holding company, has no significant operations other than serving as the sole stockholder of the Bank and paying interest to its subsidiary for junior subordinated debt in conjunction with the issuance of trust preferred securities. On an unconsolidated basis, the Company has no paid employees. The expenses incurred by the Company relate to its reporting obligations under the Securities Exchange Act of 1934, related expenses incurred as a publicly traded company, and expenses relating to the issuance of the trust preferred securities. Management believes that the Company has adequate liquidity available to respond to its liquidity demands. Under applicable federal regulations, the Bank may pay dividends within certain limits after providing written notice to the OTS. See Note 21 to the Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

      In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," which requires an entity to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholders' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)


RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

      Also in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which requires an entity to disclose information in a manner consistent to internally used information and requires more detailed disclosures of operating and reporting segments than are currently in practice. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. These statements are effective for fiscal years beginning after December 15, 1997. Management has not completed an analysis of the effect the adoption of the statements will have on the Company's financial condition or results of operations.

      In June 1998, SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 1999, and will not be applied retroactively to financial statements of prior periods. Management of the Company does not believe this statement will have a material impact on the Company financial position or results of operations when adopted.

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

YEAR 2000 ISSUES

(YEAR 2000 READINESS DISCLOSURE STATEMENT)

      In order to be ready for the year 2000 (the "Year 2000 Issue"), the Company has developed a Year 2000 Policy (the "Policy") which was presented to the Board of Directors during June 1997. The Policy was developed using the guidelines outlined in the Federal Financial Institutions Examination's Council's "The Effect of 2000 on Computer Systems". The Board of Director and their Executive Committee assigned responsibility for the Policy to the Year 2000 Committee, which reports to the Board of Directors on a monthly basis. The Policy recognizes that the Company's operating, processing and accounting operations are computer reliant and could be affected by the Year 2000 Issue. The Company is primarily reliant on third party vendors for its computer output and processing, as well as other significant functions and services (i.e., securities safekeeping services, securities pricing information, etc.). The Year 2000 Committee is continually working with these third party vendors to assess their year 2000 readiness. Based upon the initial assessment, management presently believes that with planned modifications to existing software and hardware and planned conversions to new software and hardware, the Company's third party vendors are taking the appropriate steps to ensure critical systems will function properly. The Company has identified 63 priority 1 (directly effects customers) and 58 priority 2 (effects employee's ability to service customers) third party vendors. Of such priority 1 and priority 2 vendors, the Company has been informed that 33% are already Year 2000 compliant. The Company's data service processing vendor, which is our major software provider, has informed the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
Financial Conditions and Results of Operations (continued)


YEAR 2000 ISSUES (CONTINUED)

Company that it expects to complete testing of its updated systems (in which testing the Company has been involved) by the end of April 1999. The initial phase of testing of the data service processor's updated system will be completed in February 1999. Substantially all of the Company's vendors of its priority 1 and priority 2 applications (discussed below) have provided assurances, written or oral, that they are working to make their products and services Year 2000 compliant. The Company currently expects the majority of such modifications and conversions and related testing of such systems to be completed by December 31, 1998 with any remaining ones being completed by March 31, 1999. While the Company has received assurances from such vendors as to compliance, such assurances are not guarantees and may not be enforceable. The Company's existing older contracts with such vendors do not include Year 2000 certifications or warranties. Thus, in the event such vendor's products and/or services are not Year 2000 compliant, the Company's recourse in the event of such failure maybe limited. If the required modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 Issue could have a material impact on the operations of the Company. There can be no assurance that potential system interruptions or unanticipated additional expense incurred to obtain Year 2000 compliance would not have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. Nevertheless, the Company does not believe that the cost of addressing the Year 2000 issues will be a material event or uncertainty that would cause reported financial information not to be necessarily indicative of future operating results or financial conditions, nor does it believe that the costs or the consequences of incomplete or untimely resolution of its Year 2000 issues represents a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition. The Year 2000 issues also affect certain of the Company's customers, particularly in the areas of access to funds and additional expenditures to achieve compliance. As of February 28, 1998, the Company had contacted all of its commercial credit customers (19 borrowers with loans outstanding aggregating $10.0 million) regarding the customers awareness of the Year 2000 Issue. While no assurance can be given that the customers will be Year 2000 compliant, management believes, based on representations of such customers and reviews of their operations (including assessments of the borrowers' level of sophistication and data and record keeping requirements), that the customers are either addressing the appropriate issues to insure compliance or that they are not faced with material Year 2000 issues. In substantially all cases the credit extended to such borrowers is collateralized by real estate which inherently minimizes the Company's exposure in the event that such borrowers do experience problems becoming Year 2000 compliant. The Company has completed its own company-wide Year 2000 contingency plan. Individual contingency plans concerning specific software and hardware issues and operational plans for continuing operations were completed for a substantial majority of its mission critical hardware and software applications as of September 15, 1998 with the remainder expected to be completed by the end of 1998. The Year 2000 Committee has reviewed substantially all mission critical test plans and contingency plans to ensure the reasonableness of the plans. Testing began on mission critical systems in August 1998 and planned completion of testing of a majority of such systems is expected by December 1998 with the remainder by March 31, 1999. The Company has completed contingency plans for substantially all priority 1 and priority 2 applications. The Company is working to develop contingency plans for the remainder by the end of 1998 including working on contingency plans which address operational policies and procedures in the event of data processing, electric power supply and/or telephone service failures associated with the Year 2000. Such contingency plans provide documented actions to allow the Company to maintain

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS (CONTINUED)


YEAR 2000 ISSUES (CONTINUED)

and/or resume normal operations in the event of the failure of priority 1 and priority 2 applications. Such plans identify participants, processes and equipment that will be necessary to permit the Company to continue operations. Such plans may include providing off-line system processing, back-up electrical and telephone systems and other methods to ensure the Company's ability to continue to operate. The costs of modifications to the existing software is being primarily absorbed by the third party vendors. The Company recognizes that the need exists to purchase new hardware and software regardless of year 2000 implications. Based upon current estimates, the Company has identified the hardware and software that would have to be replaced, and have found the amounts to not be material and in line with normal expenditures for technology upgrades. The Company is being charged $25,000 to participate in the data service processor year 2000 test system. As of September 30, 1998, the Company has incurred $13,328 of that cost.

FORWARD LOOKING STATEMENTS

      In this Report, the Company has included certain "forward looking statements" concerning the future operations of the Company. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward looking statements" contained in this Report. The Company has used "forward looking statements" to describe the future plans and strategies including management's expectations of the Company's Year 2000 readiness and future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could affect results include interest rate trends, competition, the general economic climate in Delaware and Chester Counties, the mid-Atlantic region and the country as a whole, loan delinquency rates, changes in federal and state regulation, Year 2000 uncertainties and other uncertainties described in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended September 30, 1998. These factors should be considered in evaluating the "forward looking statements", and undue reliance should not be placed on such statements.

[DELOITTE & TOUCHE LOGO]

Board of Directors
First Keystone Financial, Inc. and Subsidiaries
Media, Pennsylvania 19063

      We have audited the accompanying consolidated statements of financial condition of First Keystone Financial, Inc. and Subsidiaries (the "Company") as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Keystone Financial, Inc. and Subsidiaries at September 30, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in accordance with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
November 6, 1998


DELOITTE TOUCHE TOHMATSU INTERNATIONAL

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



(dollars in thousands, except per share data)
--------------------------------------------------------------------------------

                                                                                  SEPTEMBER 30
                                                                             -----------------------
                                                                                1998          1997
                                                                             -----------------------
ASSETS
Cash and amounts due from depository institutions                            $   2,457     $   1,832
Interest-bearing deposits with depository institutions                          21,669        19,729
----------------------------------------------------------------------------------------------------
   Total cash and cash equivalents                                              24,126        21,561
Investment securities available for sale                                        40,621        10,211
Mortgage-related securities available for sale                                 115,486       104,472
Loans held for sale                                                              2,799         4,577
Investment securities held to maturity--at amortized
   cost (approximate fair value of $9,960)                                                    10,000
Mortgage-related securities held to maturity--at
   amortized cost (approximate fair value of $18,700
   and $20,200 at September 30, 1998 and 1997,
   respectively)                                                                18,769        20,707
Loans receivable--net                                                          198,343       188,289
Accrued interest receivable                                                      3,117         2,565
Real estate owned                                                                1,663         1,672
Federal Home Loan Bank stock--at cost                                            5,079         3,769
Office properties and equipment--net                                             2,612         2,552
Deferred income taxes                                                              283           680
Prepaid expenses and other assets                                                2,965         2,375
----------------------------------------------------------------------------------------------------
    Total Assets                                                             $ 415,863     $ 373,430
====================================================================================================
 LIABILITIES, MINORITY INTEREST IN SUBSIDIARY
       AND STOCKHOLDERS' EQUITY

Liabilities:
    Deposits                                                                 $ 247,311     $ 227,918
    Advances from Federal Home Loan Bank                                       101,578        75,387
    Securities sold under agreements to repurchase                              19,300        24,600
    Accrued interest payable                                                     1,683         1,575
    Advances from borrowers for taxes and insurance                              1,036           913
    Accounts payable and accrued expenses                                        2,091         2,085
----------------------------------------------------------------------------------------------------
      Total liabilities                                                        372,999       332,478
----------------------------------------------------------------------------------------------------
   Guaranteed preferred beneficial interest in
      subordinated debt                                                         16,200        16,200
----------------------------------------------------------------------------------------------------
Stockholders' Equity:
   Preferred stock, $.01 par value, 10,000,000 shares
      authorized; none issued
   Common stock, $.01 par value, 20,000,000 shares authorized; issued and outstanding; September 30, 1998 and 1997, 2,329,216
      and 2,585,000 shares, respectively                                            14            14
   Additional paid in capital                                                   13,204        12,896
   Common stock acquired by stock benefit plans                                 (1,789)       (2,038)
   Treasury stock at cost, 390,784 and 263,162 shares
      at September 30, 1998 and 1997, respectively                              (4,575)       (2,545)
   Unrealized gain on available for
      sale securities--net of tax                                                1,487           408
    Retained earnings--partially restricted                                     18,323        16,017
----------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                26,664        24,752
----------------------------------------------------------------------------------------------------
   Total Liabilities, Minority Interest in Subsidiary
      and Stockholders' Equity                                               $415,863      $ 373,430
====================================================================================================


See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income

(dollars in thousands, except per share data)
--------------------------------------------------------------------------------

                                                             YEAR ENDED SEPTEMBER 30
                                                       ----------------------------------
                                                          1998         1997         1996
                                                       ----------------------------------
INTEREST INCOME:
Interest on:
   Loans                                               $ 16,447     $ 14,737     $ 13,459
   Mortgage-related securities                            8,029        6,197        5,229
   Investments                                            2,429        1,478          715
   Interest-bearing deposits                                488          338          434
-----------------------------------------------------------------------------------------
         TOTAL INTEREST INCOME                           27,393       22,750       19,837
-----------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on:
   Deposits                                               9,937        9,182        9,363
   Federal Home Loan Bank advances                        4,206        3,381        1,569
   Securities sold under agreements to repurchase         1,482           76
-----------------------------------------------------------------------------------------
         TOTAL INTEREST EXPENSE                          15,625       12,639       10,932
-----------------------------------------------------------------------------------------
Net interest income                                      11,768       10,111        8,905
Provision for loan losses                                   186          239        1,250
-----------------------------------------------------------------------------------------
Net interest income after provision for loan losses      11,582        9,872        7,655
-----------------------------------------------------------------------------------------
OTHER INCOME (LOSS):
   Service charges and other fees                           898          972        1,047
   Net gain (loss) on sale of:
      Investments and mortgage-related securities            51                        (6)
      Loans held for sale                                   526          285          209
      Real estate owned                                       7           32           34
      Other assets                                            1           46
   Real estate operations                                   (32)         (25)         (32)
   Other income                                              57           40           56
-----------------------------------------------------------------------------------------
         TOTAL OTHER INCOME                               1,508        1,350        1,308
-----------------------------------------------------------------------------------------
OPERATING EXPENSES:
   Salaries and employee benefits                         3,642        3,174        3,236
   Occupancy and equipment                                1,013          858        1,022
   Professional fees                                        580          733          793
   Federal deposit insurance premium                        145          207          530
   SAIF special assessment                                                          1,426
   Bank service charges                                     417          384          401
   Data processing                                          360          335          337
   Advertising                                              293          280          201
   Minority interest in expense of subsidiary             1,571          153
   Other                                                  1,038          797          699
-----------------------------------------------------------------------------------------
         TOTAL OPERATING EXPENSES                         9,059        6,921        8,645
-----------------------------------------------------------------------------------------
Income before income tax expense (benefit)                4,031        4,301          318
Income tax expense (benefit)                              1,250        1,664         (567)
-----------------------------------------------------------------------------------------
         NET INCOME                                    $  2,781     $  2,637     $    885
=========================================================================================
EARNINGS PER COMMON SHARE:
   Basic                                               $   1.31     $   1.20     $   0.37
   Diluted                                             $   1.23     $   1.13     $   0.37


See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity


(dollars in thousands)
--------------------------------------------------------------------------------

                                                                                         UNREALIZED
                                                                 COMMON                 GAIN (LOSS)ON
                                                                  STOCK                  SECURITIES                    TOTAL
                                                  ADDITIONAL   ACQUIRED BY                AVAILABLE                   STOCK-
                                         COMMON     PAID-IN   STOCK BENEFIT  TREASURY     FOR SALE      RETAINED     HOLDERS'
                                          STOCK     CAPITAL       PLANS        STOCK    (NET OF TAX)    EARNINGS      EQUITY
------------------------------------------------------------------------------------------------------------------------------
Balance at October 1, 1995               $ 14      $ 12,568     $(1,006)                $    142        $12,745      $24,463
   Common stock acquired
       by stock benefit plans                                      (704)                                                (704)
   ESOP stock committed
       to be released                                               109                                                  109
   Excess of fair value above
       cost of ESOP shares
       committed to be released                          91                                                               91
   RRP amortization                                                 164                                                  164
   Net unrealized loss relating to
       transfer of securities from held
       to maturity to available for sale,
       net of tax                                                                           (227)                       (227)
   Net unrealized loss on securities
       available for sale, net of tax                                                       (409)                       (409)
   Purchase of treasury stock                                               $ (1,288)                                 (1,288)
   Net income                                                                                               885          885
------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996              14        12,659      (1,437)      (1,288)       (494)        13,630       23,084

   Common stock acquired
       by stock benefit plans                                      (775)                                                (775)
   ESOP stock committed
       to be released                                                33                                                   33
   Excess of fair value above
       cost of ESOP and RRP shares
       committed to be released                         237                                                              237
   RRP amortization                                                 141                                                  141
   Net unrealized gain on securities
       available for sale, net of tax                                                        902                         902
   Exercise of stock options                                                      11                                      11
   Purchase of treasury stock                                                 (1,268)                                 (1,268)
   Dividends paid                                                                                          (250)        (250)
   Net income                                                                                             2,637        2,637
------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997              14        12,896      (2,038)      (2,545)        408         16,017       24,752

   ESOP stock committed
       to be released                                               108                                                  108
   Excess of fair value above
       cost of ESOP and RRP shares
       committed to be released                         308                                                              308
   RRP amortization                                                 141                                                  141
   Net unrealized gain on securities
       available for sale, net of tax                                                      1,079                       1,079
   Exercise of stock options                                                       6                                       6
   Purchase of treasury stock                                                 (2,036)                                 (2,036)
   Dividends paid                                                                                          (475)        (475)
   Net income                                                                                             2,781        2,781
------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1998            $ 14     $  13,204     $(1,789)    $ (4,575)   $  1,487        $18,323      $26,664
==============================================================================================================================


See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(dollars in thousands)
--------------------------------------------------------------------------------

                                                                            YEAR ENDED SEPTEMBER 30
                                                                     ------------------------------------
                                                                        1998         1997         1996
                                                                     ------------------------------------
OPERATING ACTIVITIES:
    Net income                                                       $  2,781     $  2,637     $    885
    Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
       Provision for depreciation and amortization                        453          364          520
       Amortization of discounts                                         (609)        (872)        (161)
       Gain (Loss) on sales of:
          Loans held for sale                                            (526)        (285)        (209)
          Investments and mortgage-related
             securities available for sale                                (51)                        6
          Real estate owned                                                (7)         (32)         (34)
          Other assets                                                     (1)         (46)
       Provision for loan losses                                          186          239        1,250
       Provision for real estate owned losses                             200
       Amortization of stock benefit plans                                563          422          364
    Changes in assets and liabilities which provided (used) cash:
       Origination of loans held for sale                             (56,398)     (37,209)     (30,239)
       Loans sold in the secondary market                              58,176       35,079       27,849
       Deferred income taxes                                             (112)         862         (700)
       Accrued interest receivable                                       (552)        (161)           3
       Prepaid expenses and other assets                                 (590)        (740)        (297)
       Accrued interest payable                                           108           74          405
       Accounts payable and accrued expenses                                6         (705)         569
---------------------------------------------------------------------------------------------------------
         Net cash (used in) provided by operating activities            3,627         (373)         211
---------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:

    Loans originated or acquired                                      (64,979)     (56,049)     (52,056)
    Purchases of:
       Investments held to maturity                                    (2,000)     (12,000)
       Investments available for sale                                 (40,892)      (6,030)     (18,000)
       Mortgage-related securities held to maturity                    (2,687)                   (4,013)
       Mortgage-related securities available for sale                 (52,422)     (51,654)     (25,770)
       Purchase of FHLB stock                                          (1,310)      (1,432)        (845)
    Proceeds from sales of investment and
       mortgage-related securities available for sale                  20,299                    17,790
    Proceeds from sales of real estate owned                            1,451          944        1,009
    Proceeds from sales of other assets                                    30          101
    Principal collected on loans                                       55,694       35,418       40,160
    Proceeds from maturities, calls or repayments of:
       Investment securities available for sale                         5,070       12,500        3,065
       Mortgage-related securities available for sale                  28,129        9,243        3,908
       Investment securities held to maturity                          12,000        2,000        4,000
       Mortgage-related securities held to maturity                     4,663        2,483        8,347
    Purchase of property and equipment                                   (542)        (409)         (84)
    Net expenditures on real estate acquired through
       foreclosure and in development                                  (1,462)        (734)        (371)
---------------------------------------------------------------------------------------------------------
         Net cash (used in) investing activities                      (38,958)     (65,619)     (22,860)
---------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
    Net increase (decrease) in deposit accounts                        19,393        8,713       (4,548)
    Net proceeds from FHLB and other borrowings                        20,891       53,247       18,329
    Net increase (decrease) in advances from
       borrowers for taxes and insurance                                  123           (8)        (114)
    Proceeds from issuance of capital securities                                    16,200
    Common stock acquired by stock benefit plans                                      (775)        (704)
    Purchase of treasury stock                                         (2,036)      (1,268)      (1,288)
    Cash dividends                                                       (475)        (250)
---------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                     37,896       75,859       11,675
---------------------------------------------------------------------------------------------------------
Increase (Decrease) in cash and cash equivalents                        2,565        9,867      (10,974)
Cash and cash equivalents at beginning of year                         21,561       11,694       22,668
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                             $ 24,126     $ 21,561     $ 11,694
---------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest on deposits and borrowings                $ 15,517     $ 12,600     $ 10,500
Cash payments of income taxes                                           1,150          630          720
Transfers of loans receivable into real estate owned                      207          411        1,768
Transfers of investment securities to investment
   securities available for sale                                                                  6,710
Transfers of mortgage-related securities to
   mortgage-related securities available for sale                                                43,823
=========================================================================================================


See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)



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

SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

         Securities held to maturity are carried at amortized cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to equity, net of tax. At September 30, 1998 and 1997, there were no securities held in a trading account.

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

         The Company accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114 "Accounting by Creditors for Impairment of a Loan" and No. 118, "Accounting by Creditors for

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of a Loan - Income Recognition and Disclosures." Impaired loans are predominantly measured based on the fair value of the collateral. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of possible losses and impairment existing in the current loan and lease portfolio. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Large groups of smaller balance homogeneous loans, including residential real estate and consumer loans, are collectively evaluated for impairment, except for loans restructured under a troubled debt restructuring. The majority of loans classified as impaired on an individual basis are construction and commercial loans and commercial loans secured by real estate.

MORTGAGE BANKING ACTIVITIES

         The Company originates mortgage loans held for investment and for sale. At origination, the mortgage loan is identified as either held for sale or for investment. Mortgage loans held for sale are carried at the lower of cost or forward committed contracts (which approximates market), determined on a net aggregate basis.

         At September 30, 1998, 1997, and 1996, loans serviced for others totalled approximately $96,275, $114,554 and $127,229, respectively. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and processing foreclosures. Loan servicing income is recorded on the cash basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Company has fiduciary responsibility for related escrow and custodial funds aggregating approximately $824 and $793 at September 30, 1998 and 1997, respectively.

         The Company adopted SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinquishments of Liabilities" at January 1, 1997. This statement requires an entity which sells loans with servicing retained to assess the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period of estimated net servicing income or net servicing loss, as appropriate. Assessment of the fair value of the retained interest is performed on a continuing basis. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

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

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

INTEREST RATE RISK

         At September 30, 1998 and 1997, the Company's assets consist primarily of assets that earned interest at either adjustable or fixed interest rates and the average life of which is long term. Those assets were funded primarily with medium-term liabilities that have interest rates which vary over time with market rates.

         Since the assets and liabilities reprice at different times, the Company is exposed to interest rate risk.

EARNINGS PER SHARE

         In February 1997, the FASB issued SFAS No. 128 "Earnings Per Share." This statement establishes standards for computing and presenting earnings per share ("EPS") for financial statements issued for periods ending after December 15, 1997, and requires restatement of all prior-period EPS data presented. The adoption of this statement did not have a material impact on the Company's financial statements.

ACCOUNTING FOR STOCK OPTIONS

         The Company accounts for stock options in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation," which allows an entity to choose between the intrinsic value method, as defined in Accounting Principals Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" or the fair value method of accounting for stock-based compensation described in SFAS No.
123. An entity using the intrinsic value method must disclose pro forma net income and earnings per share as if the stock-based compensation was accounted for using the fair value method. The Company continues to account for stock-based compensation using the intrinsic value method and has not recognized compensation expense under this method.

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

         Also in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which requires an entity to disclose information in a manner consistent to internally used information and requires more detailed disclosures of operating and reporting segments than are currently in practice. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure About Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. These statements are effective for fiscal years beginning after December 15, 1997. Management has not completed an analysis of the effect the adoption of the statements will have on the Company's financial condition or results of operations.

         In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)

2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

statement is effective for fiscal years beginning after June 15, 1999, and will not be applied retroactively to financial statements of prior periods. Management of the Company does not believe this statement will have a material impact on the Company financial position or results of operations when adopted.

RECLASSIFICATIONS

         Certain reclassifications have been made to the September 30, 1997 and 1996 consolidated financial statements to conform with the September 30, 1998 presentation. Such reclassifications had no impact on the reported net income.


3.       INVESTMENT SECURITIES

         The amortized cost and approximate fair value of investment securities available for sale and held to maturity, by contractual maturities (where applicable), are as follows:


                                                                SEPTEMBER 30, 1998
                                             ------------------------------------------------------
                                                             GROSS          GROSS
                                             AMORTIZED     UNREALIZED     UNREALIZED    APPROXIMATE
                                               COST           GAIN           LOSS       FAIR VALUE
                                             ------------------------------------------------------
Available for Sale:

U.S. Treasury securities and securities
   of U.S. Government agencies:
       5 to 10 years                         $  12,000          $ 109                     $12,109
Municipal obligations                           18,993            484                      19,477
Mutual funds                                     2,000                      $   8           1,992
Preferred stocks                                 5,500            263                       5,763
Other equity investments                         1,390                        110           1,280
---------------------------------------------------------------------------------------------------
       Total                                 $  39,883          $856        $ 118         $40,621
===================================================================================================

                                                             September 30, 1997
                                             ------------------------------------------------------
                                                             Gross          Gross
                                             Amortized     Unrealized     Unrealized    Approximate
                                               Cost           Gain           Loss       Fair Value
                                             ------------------------------------------------------
Available for Sale:

U.S. Treasury securities and securities
   of U.S. Government agencies:
       1 to 5 years                           $ 4,000          $ 15                       $ 4,015
        5 to 10 years                           3,000                       $ 17            2,983
Municipal obligations                           3,138            75                         3,213
---------------------------------------------------------------------------------------------------
       Total                                  $10,138          $ 90         $ 17          $10,211
===================================================================================================
Held to Maturity:


U.S. Treasury securities and securities
   of U.S. Government agencies:
       Over 10 years                          $10,000                       $ 40           $9,960
---------------------------------------------------------------------------------------------------
       Total                                  $10,000                       $ 40           $9,960
===================================================================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)

4.       MORTGAGE-RELATED SECURITIES

         Mortgage-related securities available for sale and mortgage-related securities held to maturity are summarized as follows:

                                                              SEPTEMBER 30, 1998
                                             ------------------------------------------------------
                                                             GROSS          GROSS
                                             AMORTIZED     UNREALIZED     UNREALIZED    APPROXIMATE
                                               COST           GAIN           LOSS       FAIR VALUE
                                             ------------------------------------------------------
Available for Sale:

   FHLMC pass-through certificates          $  10,968         $   197                     $ 11,165
   FNMA pass-through certificates              25,600             503                       26,103
   GNMA pass-through certificates              41,379             562                       41,941
   Collateralized mortgage obligations         36,022             327       $ 72            36,277
---------------------------------------------------------------------------------------------------
      Total                                 $ 113,969         $ 1,589       $ 72          $115,486
===================================================================================================
Held to Maturity:

   FHLMC pass-through certificates           $  4,698            $ 33      $   1          $  4,730
   FNMA pass-through certificates               8,747              46        103             8,690
   Collateralized mortgage obligations          5,324               1         45             5,280
---------------------------------------------------------------------------------------------------
      Total                                  $ 18,769            $ 80      $ 149          $ 18,700
===================================================================================================

                                                              September 30, 1997
                                            -------------------------------------------------------
                                                             Gross          Gross
                                             Amortized     Unrealized     Unrealized    Approximate
                                               Cost           Gain           Loss       Fair Value
                                            -------------------------------------------------------
Available for Sale:

   FHLMC pass-through certificates          $  17,540           $ 213       $   9         $ 17,744
   FNMA pass-through certificates              14,587             149          21           14,715
   GNMA pass-through certificates              28,938             133          17           29,054
   Collateralized mortgage obligations         42,814             376         231           42,959
---------------------------------------------------------------------------------------------------
      Total                                 $ 103,879           $ 871       $ 278         $104,472
===================================================================================================
Held to Maturity:

   FHLMC pass-through certificates           $  2,747            $ 15        $ 52         $  2,710
   FNMA pass-through certificates              10,053              29         272            9,810
   Collateralized mortgage obligations          7,907              17         244            7,680
---------------------------------------------------------------------------------------------------
      Total                                  $ 20,707            $ 61        $568         $ 20,200
===================================================================================================

         The collateralized mortgage obligations contain both fixed and adjustable classes of securities which are repaid in accordance with a predetermined priority. The underlying collateral of the securities are loans which are primarily insured by FHLMC, FNMA, and GNMA.

         Mortgage-related securities with a carrying value of $27,846 and $21,923 were pledged as collateral for public funds on deposit, treasury tax and loan processing and financings at September 30, 1998 and 1997, respectively (see Notes 9 and 11).


5.       ACCRUED INTEREST RECEIVABLE

         The following is a summary of accrued interest receivable by category:

                                                                           SEPTEMBER 30
                                                                   -----------------------------
                                                                     1998                1997
                                                                   -----------------------------
Loans                                                              $ 1,542             $  1,593
Mortgage-related securities                                            823                  726
Investment securities                                                  752                  246
------------------------------------------------------------------------------------------------
     Total                                                         $ 3,117             $  2,565
================================================================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES notes to Consolidated Financial Statements (Continued)
Years Ended September 30, 1998, 1997 and 1996 (dollars in thousands)


6.       LOANS RECEIVABLE


         Loans receivable consist of the following:

                                          SEPTEMBER 30
                                     ----------------------
                                         1998       1997
                                     ----------------------
Real estate loans:
   Single-family                     $ 148,088   $ 135,168
   Construction and land                15,858      16,400
   Multi-family and commercial          20,563      18,305
Consumer loans:
   Home equity and lines of credit      19,609      22,964
   Deposit                                 181         348
   Education                               449         365
   Other                                 1,429       1,690
Commercial loans                         1,390       2,000
-----------------------------------------------------------
      Total loans                      207,567     197,240
   Loans in process                     (5,781)     (5,670)
   Allowance for loan losses            (1,738)     (1,628)
   Deferred loan fees                   (1,705)     (1,653)
-----------------------------------------------------------
   Loans receivable--net             $ 198,343   $ 188,289
===========================================================

         The Company originates loans primarily in its local market area of Delaware and Chester Counties, Pennsylvania to borrowers that share similar attributes. This concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

         To a lesser extent, the Company participates in the origination and sale of nonagency, non-conforming loans to the secondary market. The Company recognized gains on sale of loans held for sale of $526,000, $281,000 and $183,000 for fiscal years ended September 30, 1998, 1997 and 1996, respectively.

         The Company offers loans to its directors and senior officers on terms permitted by OTS regulations. There were approximately $388 and $440 of loans outstanding to senior officers and directors as of September 30, 1998 and 1997, respectively. The amount of repayments during the years ended September 30, 1998 and 1997 totalled $102 and $266, respectively. There was $50 and $271 of new loans granted during fiscal year 1998 and 1997, respectively.

         The Company has undisbursed portions under consumer and commercial lines of credit as of September 30, 1998 of $4,587 and $4,238, respectively.

         The Company originates both adjustable and fixed interest rate loans and purchases mortgage-backed securities and collateralized mortgage obligations in the secondary market. The originated adjustable-rate loans have interest rate adjustment limitations and are generally indexed to U.S. Treasury securities plus a fixed margin. Future market factors may affect the correlation of the interest rate adjustment with rates the Company pays on the short-term deposits that have been primarily utilized to fund these loans. The adjustable-rate mortgage-related securities adjust to various national indices plus a fixed margin. At September 30, 1998, the composition of these loans and mortgage-related securities follows:

             FIXED-RATE
---------------------------------------

 TERM TO MATURITY            BOOK VALUE
---------------------------------------
 1 month to 1 year            $   3,102
 1 year to 3 years                5,962
 3 years to 5 years               7,141
 5 years to 10 years             19,123
 Over 10 years                  203,205
---------------------------------------
      Total                   $ 238,533
=======================================

           ADJUSTABLE-RATE
---------------------------------------

     TERM TO
 RATE ADJUSTMENT             BOOK VALUE
---------------------------------------
 1 month to 1 year            $  76,949
 1 year to 3 years               18,583
 3 years to 5 years               1,976
---------------------------------------
      Total                   $  97,508
=======================================


         The following is an analysis of the allowance for loan losses:

                              YEAR ENDED
                             SEPTEMBER 30
                      -------------------------
                       1998      1997     1996
                      -------------------------
Beginning balance     $1,628    $2,624   $1,487
Provisions charged
  to income               186      239    1,250
Charge-offs              (114)  (1,252)    (113)
Recoveries                 38       17
-----------------------------------------------
     Total            $1,738    $1,628   $2,624
===============================================


         At September 30, 1998 and 1997, non-performing loans (which include loans in excess of 90 days delinquent) amounted to approximately $3,704 and $2,077, respectively.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Years Ended September 30, 1998, 1997 and 1996 (dollars in thousands)

7.       REAL ESTATE OWNED

         Real estate owned is comprised of:

                                SEPTEMBER 30
                              ----------------
                                1998     1997
                              ----------------
Real estate acquired
  in settlement of loans      $   196   $  168
Real estate acquired
  and in development            1,467    1,504
----------------------------------------------
     Total                    $ 1,663   $1,672
==============================================

         In fiscal year 1996, First Pointe, Inc., a subsidiary of the Company, accepted a deed in lieu of foreclosure on a construction loan for the acquisition and improvement of a 106-lot real estate development project located in Pennsylvania. As of September 30, 1998, 91 of the townhouses were completed and sold. Work-in-process consists of 15 units of which two consist of a sample home and a sales office.


8.       OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment are summarized by major classification as follows:

                              SEPTEMBER 30
                          --------------------
                            1998         1997
                          --------------------
Land and buildings        $ 4,220       $4,045
Furniture, fixtures
  and equipment             3,753        3,448
----------------------------------------------
     Total                  7,973        7,493
Accumulated
  depreciation and
  amortization             (5,361)      (4,941)
----------------------------------------------
     Net                  $ 2,612       $2,552
==============================================


         The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 1998 are as follows:

  September 30:
      1999                               $ 119
      2000                                 121
      2001                                  53
      2002                                  36
      2003                                  27
      Thereafter                            59
----------------------------------------------
      Total minimum
         future rental payments          $ 415
==============================================

         Leasehold expense was approximately $197, $148 and $155 for the years ended September 30, 1998, 1997 and 1996, respectively.


9.       DEPOSITS

                  Deposits consist of the following major classifications:

                                                               SEPTEMBER 30
                                          --------------------------------------------------
                                                     1998                       1997
                                          --------------------------------------------------
                                             AMOUNT        PERCENT        Amount     Percent
--------------------------------------------------------------------------------------------
Non-interest bearing accounts             $    8,254         3.3%      $   6,165        2.7%
NOW accounts                                  28,181        11.4          27,754       12.2
Passbook accounts                             37,988        15.4          38,035       16.7
Money market demand accounts                  16,087         6.5          16,429        7.2
Certificate of deposit accounts              156,801        63.4         139,535       61.2
--------------------------------------------------------------------------------------------
     Total                                $  247,311       100.0%      $ 227,918      100.0%
============================================================================================


         The weighted average interest rates paid on deposits were 4.21% and 4.26% at September 30, 1998 and 1997, respectively.

         Included in deposits as of September 30, 1998 are deposits greater than $100,000 totalling approximately $30,700.

         At September 30, 1998 and 1997, the Company had pledged certain mortgage-related securities aggregating approximately $1,633 and $2,870, respectively, as collateral for government deposits.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)

9. DEPOSITS (continued)

         A summary of scheduled maturities of certificates is as follows:

                             SEPTEMBER 30
                                 1998
                             ------------
Within one year              $   109,908
One to two years                  26,535
Two to three years                10,821
Thereafter                         9,537
-----------------------------------------
Total                        $   156,801
=========================================

         A summary of interest expense on deposits is as follows:

                             YEAR ENDED
                            SEPTEMBER 30
                    -------------------------
                      1998      1997    1996
---------------------------------------------
NOW accounts        $    376  $  360  $   372
Passbook accounts        923     949    1,030
Money market
  demand accounts        452     450      487
Certificates of
  deposit accounts     8,186   7,423    7,474
---------------------------------------------
Total               $  9,937  $9,182  $ 9,363
=============================================


10.      ADVANCES FROM FEDERAL HOME LOAN BANK

         A summary of advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh follows:

                                                                SEPTEMBER 30
                                            -------------------------------------------------
                                                        1998                    1997
                                            -------------------------------------------------
                                                            WEIGHTED                 Weighted
                                                             AVERAGE                  average
                                                            INTEREST                 interest
                                               AMOUNT         RATE       Amount        rate
                                            -------------------------------------------------
Advances from FHLB due by
September 30,
   1998                                                                 $ 33,200       5.7%
   1999                                     $   30,325         5.8%       11,325       5.7
   2000                                          5,159         5.4           257       6.0
   Thereafter                                   66,094         5.5        30,605       5.6
---------------------------------------------------------------------------------------------

         Total                              $  101,578         5.6%     $ 75,387       5.7%
=============================================================================================

         The advances are collateralized by Federal Home Loan Bank stock and substantially all first mortgage loans held by the company.

         Included in the table above at September 30, 1998 are convertible advances whereby the FHLB has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR. The Company then has the option to prepay these advances if the FHLB converts the interest rate. These advances are included in the year in which they mature.

         The Company has available an annually renewable line of credit not to exceed 10% of the Company's maximum borrowing capacity which was $20.5 million at the time the commitment was executed. At September 30, 1998 and 1997, there were no balances outstanding on the line of credit.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Years Ended September 30, 1998, 1997 and 1996 (dollars in thousands)



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

         Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                 SEPTEMBER 30
                                                      -------------------------------
                                                        1998                    1997
                                                      -------------------------------
Average balance for months outstanding                 $24,411                $11,179
-------------------------------------------------------------------------------------
Average interest rate for months outstanding              6.07%                  5.90%
-------------------------------------------------------------------------------------
Maximum month-end balance during the year              $24,600                $24,600
-------------------------------------------------------------------------------------

 Mortgage-related securities underlying the
   agreements at year-end:
        Carrying value                                 $23,055                $27,255
-------------------------------------------------------------------------------------
        Estimated fair value                           $23,385                $27,267
-------------------------------------------------------------------------------------


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

         The Company treated such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. For financial reporting purposes, the Company will not incur any additional tax expense. At September 30, 1997, under SFAS No. 109, deferred taxes were provided on the difference between the book reserve at September 30, 1997 and the applicable excess reserve in the amount equal to the Bank's increase in the tax reserve from December 31, 1987 to September 30, 1996. Retained earnings at September 30, 1998, 1997 and 1996 included approximately $2.5 million representing bad debt deductions for which no deferred income taxes have been provided.

         Income tax expense (benefit) is comprised of the following:

                              YEAR ENDED
                             SEPTEMBER 30
                      --------------------------
                       1998      1997      1996
------------------------------------------------
Current
  Federal             $1,362    $  489    $   30
  State                            313       103
------------------------------------------------
     Subtotal           1,362      802       133
  Deferred               (112)     862      (700)
------------------------------------------------
     Total            $1,250    $1,664    $ (567)
================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)


12.      INCOME TAXES (CONTINUED)

         The Company's effective tax rate is less than the statutory federal income tax rate for the following reasons:

                                                                          YEAR ENDED
                                                                         SEPTEMBER 30
                                                 -------------------------------------------------------------
                                                       1998                1997                 1996
                                                 -------------------------------------------------------------
                                                          PERCENTAGE          Percentage           Percentage
                                                           OF PRETAX           of Pretax            of Pretax
                                                  AMOUNT    INCOME    Amount    Income    Amount     Income
                                                 -------------------------------------------------------------
Tax at statutory rate                            $ 1,370      34.0%   $1,462       34.0%  $  108        34.0%
Increase (decrease) in taxes resulting from:
     Adjustment for resolution
        of tax contingency                                                                  (700)     (220.2)
     Tax exempt interest, net                       (149)     (3.7)      (24)       (.6)     (14)       (4.3)
     State tax--net of federal tax effect                                207        4.8       68        21.3
     Other                                            29        .7        19         .5      (29)       (9.1)
--------------------------------------------------------------------------------------------------------------
        Total                                    $ 1,250      31.0%   $1,664       38.7%  $ (567)     (178.3)%
==============================================================================================================

         The tax effect of temporary differences that give rise to significant portions of the deferred tax accounts, calculated at 34%, are as follows:

                                       SEPTEMBER 30
                                    ------------------
                                      1998       1997
                                    ------------------
Accelerated depreciation            $   249    $  221
Allowance for loan losses               634       525
Deferred loan fees                      (61)      (43)
Accrued expenses                        161       185
Unrealized gain (loss)
  on available for sale securities     (767)     (258)
Other                                    67        50
------------------------------------------------------
   Total deferred tax asset         $   283    $  680
======================================================


13.      REGULATORY CAPITAL REQUIREMENTS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted assets (as defined), and of Tier I and total capital (as defined) to average assets (as defined). Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

         As of September 30, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier-1 risk-based, and Tier-1 leveraged-ratios as

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Years Ended September 30, 1998, 1997 and 1996 (dollars in thousands)

13. REGULATORY CAPITAL REQUIREMENTS (continued)

set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Bank's actual capital amounts and ratios are also presented in the table. At September 30, 1998 and 1997, risk-based capital, for regulatory requirements, is increased by $1,688 and $1,578, respectively, of general loan loss reserves for a total of $35,389 and $31,832, respectively. During fiscal 1997, regulatory capital was increased by a $6.0 million capital contribution by the holding company in conjunction with the issuance of junior subordinated debentures (see Note 20).

                                                                                         REQUIRED TO BE
                                                                     REQUIRED FOR       WELL CAPITALIZED
                                                                   CAPITAL ADEQUACY       UNDER PROMPT
                                                    ACTUAL             PURPOSES         CORRECTIVE ACTION
                                               ------------------------------------------------------------
                                               AMOUNT  PERCENTAGE  AMOUNT  PERCENTAGE   AMOUNT   PERCENTAGE
                                               ------------------------------------------------------------
AT SEPTEMBER 30, 1998:
  Core Capital (to Adjusted Tangible Assets)   33,701      8.3%    16,301      4.0%     20,376       5.0%
-----------------------------------------------------------------------------------------------------------
  Tier I Capital (to Risk Weighted Assets)     33,701     20.1        N/A      N/A      24,451       6.0
-----------------------------------------------------------------------------------------------------------
  Total Capital (to Risk Weighted Assets)      35,389     21.1     13,424      8.0      16,780      10.0
-----------------------------------------------------------------------------------------------------------
  Tangible Capital (to Tangible Assets)        33,701      8.3      6,113      1.5         N/A       N/A
-----------------------------------------------------------------------------------------------------------
September 30, 1997:
   Core Capital (to Adjusted Tangible Assets)  30,254      8.1%    14,902      4.0%     18,627       5.0%
-----------------------------------------------------------------------------------------------------------
   Tier I Capital (to Risk Weighted Assets)    30,254     18.9        N/A      N/A       9,594       6.0
-----------------------------------------------------------------------------------------------------------
   Total Capital (to Risk Weighted Assets)     31,832     19.9     12,792      8.0      15,990      10.0
-----------------------------------------------------------------------------------------------------------
   Tangible Capital (to Tangible Assets)       30,254      8.1      5,594      1.5         N/A       N/A
-----------------------------------------------------------------------------------------------------------


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

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)

14.      EMPLOYEE BENEFITS


401(k) PROFIT SHARING PLAN

         The Bank's 401(k) profit sharing plan covers substantially all full-time employees of the Company and provides for pre-tax contributions by the employees with matching contributions at the discretion of the Board of Directors determined at the beginning of the calendar year. All amounts are fully vested. For calendar year 1998, there was no contribution to the 401(k) profit sharing plan. For calendar year 1997, the Board approved an 1% of salary profit sharing contribution of all contributing participants. For calendar year 1996, a salary match up to 2.5% was approved by the Board. Pension expense was $35 and $88 for the years ended September 30, 1997, and 1996, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

         In connection with the Conversion, the Company established an ESOP for the benefit of eligible employees. The ESOP purchased 207,600 shares of common stock in the Conversion. During November 1996, the ESOP purchased an additional 77,550 shares of common stock. At September 30, 1998, 88,386 shares of the total number of shares held by the ESOP were committed to be released. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6, "Employers Accounting for Employee Stock Ownership Plans," which requires the Company to recognize compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares differs from the cost of such shares, this differential will be charged or credited to equity as additional paid-in-capital. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. The Company's ESOP, which is internally leveraged, does not report the loan receivable from the ESOP as an asset and does not report the ESOP debt from the employer as a liability. The Company recorded compensation and employee benefit expense related to the ESOP of $450, $275 and $200 for the years ended September 30, 1998, 1997 and 1996, respectively.

RECOGNITION AND RETENTION PLAN

         Under the 1995 Recognition and Retention Plan and Trust (the "RRP"), the Company had outstanding awards aggregating 50,590 shares as of September 30, 1998 to the Company's Board of Directors and executive officers subject to vesting and other provisions of the RRP.

         At September 30, 1998 and 1997, the deferred cost of unearned RRP shares totaled $258 and $399, respectively, and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period for shares awarded. For the fiscal years ended September 30, 1998, 1997 and 1996, the Company recorded compensation and employee benefit expense of $141, $141 and $137, respectively, relating to the RRP.

STOCK OPTION PLAN

         Under the 1995 Stock Option Plan (the "Plan"), Common Stock totaling 272,000 shares has been reserved for issuance for the Plan. An aggregate of 251,124 stock options have been granted to the Company's executive officers, nonemployee directors and other key employees, subject to vesting and other provisions of the Plan. During the years ended September 30, 1998 and 1997, 1,088 and 544 shares, respectively, were exercised at an exercise price of $7.56 and $7.50.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)

14.  EMPLOYEE BENEFITS (continued)

         The following is a summary of transactions under the Plan:

                                                                                        WEIGHTED
                                                                       EXERCISE          AVERAGE
                                                       NUMBER OF         PRICE       EXERCISE PRICE
                                                     OPTION SHARES       RANGE          PER SHARE
                                                     ----------------------------------------------
Outstanding at September 30, 1995                      239,360       $ 7.50 -  7.50      $ 7.50
Granted                                                  6,800         8.50 -  8.50        8.50
Canceled                                                (9,792)        7.50 -  7.50        7.50
---------------------------------------------------------------------------------------------------
Outstanding at September 30, 1996                      236,368         7.50 -  8.50        7.53
Granted                                                 15,720        12.38 - 14.25       13.52
Canceled                                                (5,032)        7.50 -  8.50        7.64
Exercised                                               (1,088)        7.50 -  7.50        7.50
---------------------------------------------------------------------------------------------------
Outstanding at September 30, 1997                      245,968       $ 7.50 - 14.25        7.91
Granted                                                  5,700        12.88 - 12.88       12.88
Exercised                                                 (578)        7.50 -  8.50        7.56
---------------------------------------------------------------------------------------------------
Outstanding at September 30, 1998                      251,090       $ 7.50 - 14.25      $ 8.02
===================================================================================================

         A summary of the exercise price range at September 30, 1998 is as follows:

                                             WEIGHTED             WEIGHTED
                       EXERCISE               AVERAGE              AVERAGE
    NUMBER OF            PRICE               REMAINING         EXERCISE PRICE
  OPTION SHARES          RANGE           CONTRACTUAL LIFE         PER SHARE
-----------------------------------------------------------------------------
     229,670        $ 7.50 -  8.50             7.03                 $7.53
      21,420         12.38 - 14.25             9.27                 13.35
-----------------------------------------------------------------------------
     251,090        $ 7.50 - 14.25             7.22                 $8.02
=============================================================================

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

                                  YEAR ENDED
                                 SEPTEMBER 30
                           -----------------------
                             1998            1997
                           -----------------------
Net income:
  As reported              $2,781           $2,637
--------------------------------------------------
  Pro forma                  2,770           2,598
--------------------------------------------------
Net income per common and
 common equivalent share:
  Earnings per
   common share
   - As reported           $ 1.23           $ 1.13
--------------------------------------------------
   - Pro forma               1.22             1.12
--------------------------------------------------
  Weighted average
   fair value of
   options granted
   during the period       $ 5.15           $10.55
--------------------------------------------------

         The binomial option-pricing model was used to determine the grant date fair value of options. Significant assumptions used to calculate the above fair value of the awards are as follows:

                            September 30
                         --------------------
                         1998           1997
---------------------------------------------
  Risk free interest
   rate of return         4.69%          6.12%
---------------------------------------------
  Expected option
   life (months)            60             60
---------------------------------------------
  Expected volatility       45%            37%
---------------------------------------------
  Expected Dividends       1.9%             1%
---------------------------------------------

OTHER

         The Company established an expense accrual in connection with the anticipated funding of a trust to be created to formalize the Company's deferred compensation arrangements with four former officers of the Company. A total of $377 and $448 was included in the Company's liabilities at September 30, 1998 and 1997.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Years Ended September 30, 1998, 1997 and 1996 (dollars in thousands)


15.      COMMITMENTS AND CONTINGENCIES


         The Company has outstanding loan commitments, excluding undisbursed portion of loans in process and equity lines of credit, of approximately $11,759 and $7,651 as of September 30, 1998 and 1997, respectively, which are all expected to be funded within four months. Of these commitments outstanding, the breakdown between fixed and adjustable rate loans is as follows:

                                SEPTEMBER 30
                             ------------------
                               1998      1997
                             ------------------
Fixed-rate (ranging
  from 5.875% to 13.50%)      $ 6,859    $4,073
Adjustable-rate                 4,900     3,578
-----------------------------------------------
     Total                    $11,759    $7,651
===============================================

Generally, non-conforming loans are sold in the secondary market, depending on cash flow, interest rate, risk management and other considerations. There were approximately $6,029 and $5,324 in outstanding commitments to sell loans at September 30, 1998 and 1997, respectively.


16.      RELATED PARTY TRANSACTIONS


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

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)

18.      FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

                                                             SEPTEMBER 30
                                           --------------------------------------------------
                                                     1998                       1997
                                           --------------------------------------------------
                                                          ESTIMATED                 Estimated
                                            CARRYING        FAIR         Carrying     Fair
                                             AMOUNT         VALUE         Amount      Value
Assets:
   Cash and interest-earning deposits      $   24,126     $  24,126      $ 21,561   $ 21,561
---------------------------------------------------------------------------------------------
   Investment securities                       40,621        40,621        20,211     20,171
---------------------------------------------------------------------------------------------
   Loans                                      198,343       214,020       188,289    196,194
---------------------------------------------------------------------------------------------
   Loans held for sale                          2,799         2,799         4,577      4,577
---------------------------------------------------------------------------------------------
   Mortgage-related securities                134,255       134,146       125,179    124,672
---------------------------------------------------------------------------------------------

Liabilities:
   Savings deposits                            37,988        37,988        38,035     38,035
---------------------------------------------------------------------------------------------
   NOW and MMDA deposits                       52,522        52,522        50,348     50,348
---------------------------------------------------------------------------------------------
   Certificates of deposit                    156,801       158,526       139,535    139,741
---------------------------------------------------------------------------------------------
   Advances from Federal Home Loan Bank       101,578       120,235        75,387     83,525
---------------------------------------------------------------------------------------------
   Securities sold under agreements
      to repurchase                            19,300        19,884        24,600     24,605
---------------------------------------------------------------------------------------------
   Off balance sheet commitments               26,365        26,365        19,439     19,439
---------------------------------------------------------------------------------------------

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

         No adjustment was made to the entry-value interest rates for changes in credit performing commercial loans, construction loans, and land loans for which there are no known credit concerns. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the performing commercial, construction, and land loan portfolios for which there are no known credit concerns, result in a fair valuation of such loans on an entry-value basis. The fair value of non-performing loans, with a recorded book value of approximately $3,704 and $2,077 (which are collateralized by real estate properties with property values in excess of carrying amounts) as of September 30, 1998 and 1997, respectively, was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)

19.      EARNINGS PER SHARE


         Basic earnings per share is computed based on the weighted average number of shares of common stock outstanding. Diluted earnings per common share is computed based on the weighted average number of shares of common stock outstanding, increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of stock options. The calculation of the weighted average shares, after giving effect to the stock split, was as follows:

                                                          YEAR ENDED
                                                         SEPTEMBER 30
                                             ------------------------------------
                                                1998         1997          1996
                                             ------------------------------------
Average common share outstanding             2,130,712     2,198,453    1,191,583
Increase in shares due to options -
  diluted basis                                135,100       125,316
---------------------------------------------------------------------------------
Adjusted shares outstanding - diluted        2,265,812     2,323,769    1,191,583
=================================================================================


20.      CAPITAL SECURITIES


         On August 21, 1997, First Keystone Capital Trust I ("the Trust"), a trust formed under Delaware law, that is a subsidiary of the Company, issued $16.2 million of preferred securities at an interest rate of 9.7%, with a scheduled maturity of August 15, 2027. The Company owns all the common stock of the Trust. The proceeds from the issue were invested in Junior Subordinated Debentures (the "Debentures") issued by the Company. The Debentures are unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligations of the Company. The Debentures represent the sole assets of the Trust. Interest on the Preferred Securities is cumulative and payable semi-annually in arrears. The Company has the option, subject to required regulatory approval, to prepay the securities beginning August 15, 2007.

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

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (DOLLARS IN THOUSANDS)

21.      PARENT COMPANY FINANCIAL INFORMATION


         Condensed financial statements of First Keystone Financial, Inc. are as follows:


                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                               SEPTEMBER 30
                                         -----------------------
                                             1998           1997
                                         -----------------------
ASSETS
Interest-bearing deposits                $    222       $  9,832
Investment securities
    available for sale                      7,043
Investment in subsidiaries                 35,622         31,168
Other assets                                  884            712
----------------------------------------------------------------
      Total assets                       $ 43,771       $ 41,712
================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Other borrowed money                     $ 16,802       $ 16,702
Other liabilities                             305            258
----------------------------------------------------------------
      Total liabilities                    17,107         16,960
Stockholders' equity                       26,664         24,752
----------------------------------------------------------------
      Total liabilities and
         stockholders' equity            $ 43,771       $ 41,712
================================================================

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                          YEAR ENDED
                                                                         SEPTEMBER 30
                                                            -------------------------------------
                                                              1998           1997           1996
                                                            -------------------------------------
INCOME:

      Dividends from subsidiary                             $     5        $ 1,000        $ 1,350
      Loan to Employee Stock Ownership Plan                     136            129             88
      Interest and dividends on investments                     502
      Interest on deposits                                       43             48             20
-------------------------------------------------------------------------------------------------
         Total income                                           686          1,177          1,458

Interest on other borrowed money                              1,620            153

Operating expenses                                              107             26             13
-------------------------------------------------------------------------------------------------
Income (Loss) before income taxes and equity in
   undistributed income of subsidiaries                      (1,041)           998          1,445
   Income tax expense (benefit)                                (343)            10             39
-------------------------------------------------------------------------------------------------
Income (Loss) before equity in (return of) undistributed
   income of subsidiaries                                      (698)           988          1,406
Equity in (return of) undistributed income
of subsidiaries                                               3,479          1,649           (521)
-------------------------------------------------------------------------------------------------
NET INCOME                                                  $ 2,781        $ 2,637        $   885
=================================================================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Years Ended September 30, 1998, 1997 and 1996 (dollars in thousands)

21.      PARENT COMPANY FINANCIAL INFORMATION (continued)


                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED
                                                                  SEPTEMBER 30
                                                         --------------------------------
                                                           1998        1997         1996
                                                         --------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income                                            $ 2,781     $ 2,637     $   885
   Adjustments to reconcile net income
      to cash provided by operations:
      (Equity in) Return of undistributed
         earnings of subsidiaries                         (3,479)     (1,649)        521
      Increase in investment of subsidiaries                 (48)     (1,000)     (1,350)
      Amortization of common stock acquired
         by stock benefit plans                              563         411         364
      Gain on sale of investment available for sale           (5)
      Increase in other assets                              (172)       (677)
      Increase in other liabilities                           47         184          36
-----------------------------------------------------------------------------------------
         Net cash (used in) provided
            by operating activities                         (313)        (94)        456
-----------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchases of investments available for sale            (8,891)                  1,350
   Proceeds from sale of
      investments available for sale                       2,005
   Dividends received from subsidiaries                                1,000
-----------------------------------------------------------------------------------------
       Net cash provided (used in)
         by investing activities                          (6,886)      1,000       1,350
------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Proceeds from issuance of debentures                               16,200
   Increase in other
      borrowed money                                         100
    Capital contribution to subsidiary                                (6,000)
    Common stock acquired by
       stock benefit plans                                              (775)       (704)
    Purchase of treasury stock                            (2,036)     (1,257)     (1,288)
    Dividends paid                                          (475)       (250)
-----------------------------------------------------------------------------------------
       Net cash (used in) provided by
          financing activities                            (2,411)      7,918      (1,992)
-----------------------------------------------------------------------------------------
    Increase (Decrease) in cash                           (9,610)      8,824        (186)
    Cash at beginning of period                            9,832       1,008       1,194
-----------------------------------------------------------------------------------------
    Cash at end of period                                $   222     $ 9,832     $ 1,008
=========================================================================================

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
Years Ended September 30, 1998, 1997 and 1996 (dollars in thousands)

22.  QUARTERLY       Unaudited quarterly financial data for the year ended
     FINANCIAL       September 30, 1998 and 1997 is as follows:
          DATA
   (Unaudited)

                                                1998                                          1997
                              -------------------------------------------------------------------------------------
                                1ST         2ND         3RD         4TH       1st        2nd        3rd       4th
                                QTR         QTR         QTR         QTR       QTR        QTR        QTR       QTR
Interest Income               $ 6,762     $6,836     $ 6,776     $7,019     $5,305     $5,495    $5,759    $6,191
Interest Expense                3,827      3,834       3,852      4,112      2,929      3,042     3,228     3,440
-------------------------------------------------------------------------------------------------------------------
Net Interest Income             2,935      3,002       2,924      2,907      2,376      2,453     2,531     2,751
Provision for Loan Losses          75         76          20         15         56         60        56        67
-------------------------------------------------------------------------------------------------------------------
Net Interest Income after
   Provision for Loan Losses    2,860      2,926       2,904      2,892      2,320      2,393     2,475     2,684
Non-Interest Income               385        408         320        407        317        352       325       356
Non-Interest Expense            2,155      2,256       2,363      2,298      1,638      1,682     1,706     1,895
-------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes      1,090      1,078         861      1,001        999      1,063     1,094     1,145
Provision for Income Taxes        418        394         160        278        384        410       421       449
-------------------------------------------------------------------------------------------------------------------
Net Income                    $   672     $  684     $   701     $  723     $  615     $  653    $  673    $  696
===================================================================================================================


PER SHARE:

Earnings Per Share -Basic     $   .31     $  .32     $   .33     $  .35     $  .27     $  .30    $  .31    $   .32
Earnings Per Share -Diluted   $   .29     $  .30     $   .31     $  .33     $  .26     $  .29    $  .30    $   .30
Common Stock Price Range
     of the Company
High                          $ 18.75     $19.00     $ 22.25     $17.75     $10.13     $11.25    $11.69    $16.63
Low                           $ 14.63     $16.38     $ 17.25     $11.63     $ 8.88     $ 9.50    $10.63    $11.38