Form 10-K, Exhibit 13
period 1999-09-30
FIRST KEYSTONE FINANCIAL INC
filed 1999-12-29
CIK 856751

                                                                  EXHIBIT  13




                                                                           FIRST
                                                                        KEYSTONE
                                                                 FINANCIAL, INC.





                                     [COIN]


                     "NOTHING HAPPENS UNLESS FIRST A DREAM"
                                 -CARL SANDBURG


                                                                   ANNUAL REPORT
                                                                        1999

As we approach the millennium, we look to the challenges that lie ahead as opportunities to improve our services, expand our line of products, develop the potential of our employees, and explore the yet unknown expanses of the financial world.

                                                  Donald S. Guthrie
                                                  President
a Message
   to Our  Shareholders
--------------------------------------------------------------------------------

Dear Shareholders:


   More than 100 years ago, the founders of First Keystone Financial envisioned a community bank that would serve the needs of the working man by helping him purchase a home, build a business, and save for his family and his own retirement. Today, as we approach the dawn of a new era, we salute our predecessors who had the forethought to develop the building and loan association concept, and all the visionaries who have marked this century with achievements such as television, computers and space exploration.

       As we stand at the starting line of a new millennium, it is now clearer than ever that mankind is only limited by its imagination and its ability to learn from the lessons of its past. At First Keystone, we have prepared ourselves for the journey into the future by taking on the challenges brought with the rapidly changing times. We began preparations for the Year 2000 upgrade of the Company's computer hardware and software system early in 1998, formed strategic alliances in 1999 to offer our customers more services including a complete line of insurance products, and we plan to introduce Internet Banking in the Year 2000. We challenge our employees to continue to provide the Bank's customers with the products and services needed to make banking more convenient and efficient while providing the Company's shareholders with increased value.

[PHOTO]
Donald S. Guthrie
President and Chief Executive Officer

            It is with respect for all that has been accomplished in this past century, and with wonder at the possibilities ahead, that I report on the Company's performance for fiscal 1999.

[PHOTO]
Thomas M. Kelly, Executive Vice President and Chief Financial Officer, reviews a design for the new home page for the Bank's website which will introduce internet banking during the Year 2000.

           I am pleased to report that for the year ended September 30, 1999, First Keystone continued to achieve record earnings. Net income increased to $2.8 million and diluted earnings per share increased to $1.32 per share as compared to $1.23 per share for the prior fiscal year.

          Total assets grew to $450 million at year-end compared to $416 million at the previous year-end. Asset growth was attributed primarily to growth of the Company's loan portfolio. The Company's net loan portfolio increased by $28 million to $226 million at

September 30, 1999. As we continue to implement our strategic business plan, we are particularly pleased with the impressive growth in the origination of commercial real estate and construction loans.

             Asset growth was partially funded by an increase in the Bank's core deposits. The increase of 11.7%, or $11 million, in core deposits can be attributed to the Bank's successful efforts to cross-sell existing customers, acquire new households through targeted direct mail campaigns, and open new ancillary deposit accounts by further developing the Bank's commercial business lending relationships.

      During the first quarter of fiscal year 1999, the Board of Directors unanimously approved to increase the quarterly dividends paid to the Company's shareholders by 20% reflecting First Keystone's commitment to enhancing shareholder value.

[PHOTO]
Robert Hosier, Vice President of Management Information Services, spearheaded the Bank's Y2K compliance program and alleviated customers' fears of the Big Bad Wolf.

                I encourage you to read the Company's complete financial review presented in this annual report. One of the highlights includes a 35% reduction in the Company's ratio of non-performing assets and troubled debt restructurings to total assets as a result of the completion of a real estate development project. In addition, I am pleased to report that the Company's financial performance remains strong as evidenced through earnings improvement and the continued repurchase of its stock in the open market. These factors contributed to the Company's slight increase in return on equity at year-end despite a sluggish market in the financial services sector.

            During the next fiscal year, we plan to introduce internet banking, open the Bank's seventh full service office in Chester Heights, Pennsylvania, and further develop the strategic alliances formed through the Company's subsidiaries to provide insurance services and title insurance. These subsidiaries will provide additional financial services to both bank and non-bank customers and will directly impact the bottom line by contributing to non-interest income.

             Thank you for the trust and confidence that you have placed in our management team. We will continue to work hard to increase the value of your investment.


[PHOTO]
With the bank well prepared for the millennium,"Who's afraid of Y2K?" was an appropriate and fun theme for this year's Delaware County Halloween Parade in Media. The parade was sponsored by First Keystone Federal.


Sincerely,

/s/Donald S. Guthrie

Donald S. Guthrie
President and Chief Executive Officer

YEAR IN REVIEW


We're More than Y2K OK

Recognizing the importance of upgrading the Bank's computer system to properly read dates in a four-digit system, management began dedicating significant resources to this potential problem in early 1998. In accordance with the Bank's Y2K Compliance Plan, the Bank has run complete diagnostic tests on its computer system, all necessary hardware and software has been updated, and testing with the Bank's primary service provider has produced excellent results. In addition, the Bank has hosted numerous customer informational seminars on the topic, and we are confident that these efforts will result in a seamless transition into the new millennium for its customers.

FORMING STRATEGIC ALLIANCES TO MAKE FINANCIAL MATTERS EASIER

Understanding that, for many of us, time has become one of our most valuable assets, the Bank has added to the convenience of one-stop shopping for residential and commercial loans by also offering title insurance services through its investment in a title insurance agency. Now, with just one quick telephone call, our customers can feel confident that their title insurance will be completed efficiently and professionally. Another natural extension of services is the ability to offer a full array of insurance products. Through First Keystone Insurance Services, LLC, a subsidiary of the Bank, Bank customers can receive valuable discounts on the purchase of long-term health care, life, automobile, home and commercial insurance products. These strategic alliances enable the Bank to provide its customers with excellent service, competitive prices and time saving convenience on many financial products while providing the Company with a more diversified income stream that is less dependent on interest income.

CONCENTRATING ON COMMERCIAL, CONSTRUCTION AND CONSUMER LENDING

With a strong economy helping to pave the way, commercial real estate lending and commercial business loans enjoyed a robust year with outstanding balances increasing from $22 million at September 30, 1998 to $33 million at September 30, 1999. This 50% increase in the portfolio helped to provide many small businesses with the financing they needed to

[PHOTO]
A group of Russian delegates, brought to the United States by Congressman Curt Weldon, attended a meeting with First Keystone Federal Vice President of Lending Elizabeth Gibson to learn mortgage processing and underwriting skills. With the information gathered from this and other meetings with bank officials and business leaders throughout Delaware County, they will use their knowledge to help institute business and economic changes in their country.

[PHOTO]
Mary Wentz, Vice President of Construction Loans and Bud Amentt, Vice President of Commercial Lending work together to provide commercial real estate lending and commercial business loans throughout Chester and Delaware Counties. Shown above, they are on the construction site of the new Fox Roach Realtor office in Media.

expand, while providing the Company with solid returns on its investments. The tremendous growth in this department is a result of increased market penetration, and greater customer awareness that First Keystone is a source for commercial financing.

        Continued strong activity in new residential construction was spurred by both record low interest rates and the expansion of public sewer and water in many of the markets the Bank serves. In addition, the ability to offer permanent commercial loan financing has also enhanced the construction lending portfolio. First Keystone continues to maintain its market share in this extremely competitive arena because of its proven expertise, active presence in the trade associations and solid reputation with area builders.

            First mortgage lending remains an important aspect of the Bank's portfolio mix, and management recognizes that traditional residential lending will always be a staple among its lending products. However, increased emphasis is being placed on originating consumer loans, as well as first and second mortgages to subprime borrowers. The origination of consumer loans provides greater interest rate spreads than single-family residential loans while the origination of subprime loans generates increased fee income as they are sold into the capital markets for a premium.

BANKING SERVICES DELIVERED IN A MULTITUDE OF MEDIUMS

First Keystone is meeting the needs of our customers by providing access to bank products through a multitude of mediums. These include the expansion of branch offices, increased options and services through its telephone banking system, and Internet banking which will be introduced in fiscal year 2000.

           The Company's goal remains to provide its banking customers with a multitude of financial services while striving to enhance shareholder value. First Keystone continues to face these challenges with foresight and strong leadership. The latest branch office that opened in December 1999 in Chester Heights, Pennsylvania is located in the most explosive growth area in Delaware County. The Bank's 24/7 banking telephone system, Keystone Direct, continues to expand its services and the number of transactions increases monthly. Internet banking will be launched during the new fiscal year, and management recognizes that this new service will not only assist the Bank in remaining competitive in the financial industry, but will serve as an aggressive tool to attract a younger demographic group than its current client base.

[PHOTO]
The newest branch of First Keystone Federal opened in December 1999 in Chester Heights, PA.

First Keystone Financial, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


The selected consolidated financial and other data of First Keystone Financial, Inc. set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, appearing elsewhere herein.

                                                                    AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                     --------------------------------------------------------------------
                                                        1999           1998           1997          1996           1995
                                                        ----           ----           ----          ----           ----
(dollars in thousands, except per share data)
SELECTED FINANCIAL DATA:

Total assets                                         $ 450,126      $ 415,863      $ 373,430     $ 294,241      $ 280,979
Loans receivable, net                                  226,375        198,343        188,289       167,530        158,002
Mortgage-related securities held to maturity            14,497         18,769         20,707        23,221         60,294
Investment securities held to maturity                                                10,000        16,532         10,710
Assets held for sale:
   Mortgage-related securities                         113,046        115,486        104,472        60,211         19,538
   Investment securities                                44,315         40,621         10,211
   Loans                                                 1,792          2,799          4,577         2,447             57
Real estate owned                                          297          1,663          1,672         1,557            465
Deposits                                               260,826        247,311        227,918       219,205        223,753
Borrowings                                             142,437        120,878         99,987        46,740         28,411
Stockholders' equity                                    23,904         26,664         24,752        23,084         24,463
Non-performing assets                                    3,477          5,367          3,749         6,909          3,621
                                                     =========      =========      =========     ===========    =========

SELECTED OPERATIONS DATA:

Interest income                                      $  28,694      $  27,393      $  22,750     $  19,837      $  18,295
Interest expense                                        16,956         15,625         12,639        10,932         10,767
                                                     ---------      ---------      ---------     ---------      ---------
Net interest income                                     11,738         11,768         10,111         8,905          7,528
Provision for loan losses                                  259            186            239         1,250             52
                                                     ---------      ---------      ---------     ---------      ---------
Net interest income
   after provision for loan losses                      11,479         11,582          9,872         7,655          7,476
Other income (expense):
   Service charges and other fees                          934            898            972         1,047          1,029
   Net gain on sales of interest-earning assets            616            577            285           203            113
   Net gain on sale of other assets                                         1             46
   Net gain (loss) on real estate activities              (113)           (25)             7             2            (44)
   Other                                                   350             57             40            56             89
Operating expenses                                       9,501          9,059          6,921         8,645          7,036
                                                      --------      ---------       --------     ---------      ---------
Income (loss) before income taxes, extraordinary
   item and cumulative effect of change in
   accounting principle                                  3,765          4,031          4,301           318          1,627
Income tax expense (benefit)                               917          1,250          1,664          (567)           504
                                                     ---------      ---------      ---------     ----------     ---------
Net income                                           $   2,848      $   2,781      $   2,637     $    885(2)   $    1,123
                                                     =========      =========      =========     ===========    =========
Diluted earnings per common share(1)                 $    1.32      $    1.23      $    1.13     $    .37(2)   $      .37
                                                     =========      =========      =========     ===========    =========


      (1) Adjusted for the effect of a 2 for 1 stock split declared December 4, 1997.

      (2) Includes the effects of the one-time SAIF special assessment. The effects of the assessment increased operating expenses and decreased income before income taxes by $1.4 million. The effects of the assessment also decreased net income and earnings per share by $876,000 and $.74, respectively.

First Keystone Financial, Inc. and Subsidiaries
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA



                                                                  AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                       ------------------------------------------------------------
                                                        1999         1998         1997         1996           1995
                                                        ----         ----         ----         ----           ----
SELECTED OPERATING RATIOS: (3)

Average yield earned on interest-earning assets          7.15%        7.40%        7.54%        7.45%          7.37%
Average rate paid on interest-bearing liabilities        4.49%        4.68         4.48         4.42           4.62
Average interest rate spread                             2.65%        2.72         3.07         3.03           2.75
Net interest margin                                      2.98%        3.18         3.35         3.34           3.03
Ratio of interest-earning assets to
   interest-bearing liabilities                        107.91       110.80       106.82       107.65         106.55
Net interest income after provision for loan
   losses to operating expenses                        120.82       127.84       142.64        88.55(4)      106.25
Operating expenses as a percent of average assets        2.23         2.37         2.21         3.14(4)        2.73
Return on average assets                                 0.67         0.73         0.84         0.32(4)        0.44
Return on average equity                                11.18        11.13        11.46         3.92(4)        5.59
Ratio of average equity to average assets                5.99         6.54         7.36         8.20           7.80
Full-service offices at end of period                       6            6            5            5              5
                                                       ======       ======       ======        =======       ======
ASSET QUALITY RATIOS: (5)

Non-performing loans as a
   percent of gross loans receivable                     1.39%        1.85%        1.09%        3.15%          1.98%
Non-performing assets as a
   percent of total assets                               0.77         1.29         1.00         2.35           1.29
Allowance for loan losses as a
    percent of gross loans receivable                    0.84         0.87         0.86         1.54           0.93
Allowance for loan losses as a
   percent of non-performing loans                      60.63        46.92        78.38        49.03          47.12
Net loans charged-off to average
   interest-earning loans receivable                     0.03         0.04         0.68         0.07           0.07
                                                       ======       ======       ======        =======       ======
CAPITAL RATIOS: (5) (6)

Tangible capital ratio                                   8.17%        8.27%        8.12%        7.67%          8.23%
Core capital ratio                                       8.17         8.27         8.12         7.67           8.23
Risk-based capital ratio                                18.80        21.09        19.91        17.24          17.82
                                                       ======       ======       ======        =======       ======


   (3)  Adjusted for the effects of tax-free investments

   (4) Includes the effects of the one-time SAIF special assessment of $1.4 million. Excluding the one-time effects, the ratio of net interest income after provision for loan losses to operating expenses and operating expenses as a percent of average assets ratios were 106.04% and 2.62%, respectively. In addition, return of average assets and return on average equity were .64% and 7.79%, respectively, excluding the special assessment.

   (5) Asset Quality Ratios and Capital Ratios are end of period ratios, except for charge-offs to average loans. With the exception of end of period ratios, all ratios are based on average daily balances during the indicated periods.

   (6) Regulatory capital ratios of the Company's wholly-owned subsidiary, First Keystone Federal Savings Bank.


                                LOANS RECEIVABLE

                          Commercial Business      1%
                          Single Family           69%
                          Construction             8%
                          Non-Residential         13%
                          Consumer Equity          8%
                          Other                    1%



                                DEPOSIT ACCOUNTS


                       Non-Interest Bearing Accounts      3%
                       Money Market Demand Accounts       7%
                       Passbook Accounts                 16%
                       New Accounts                      13%
                       Certificates of Deposit           61%

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

   First Keystone Financial, Inc. (the "Company") is the holding company for its wholly owned subsidiary, First Keystone Federal Savings Bank (the "Bank"). For purposes of this discussion, First Keystone Financial, Inc., including its wholly owned subsidiaries, will be referred to as the "Company". The Company is a community oriented banking organization that focuses on providing customer and business services within its primary market area, consisting of Delaware and Chester counties in the state of Pennsylvania.

   The following discussion should be read in conjunction with the Company's consolidated financial statements presented elsewhere herein. The primary asset of the Company is its investment in the Bank and, accordingly, the discussion below with respect to results of operations relates primarily to the Bank.

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

ASSET AND LIABILITY MANAGEMENT

   The principal objective of the Company's asset and liability management is to evaluate the interest rate risk existing in certain assets and liabilities, determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines, and manage the risk consistent with Board approved guidelines. Through asset and liability management, the Company seeks to reduce both the vulnerability and volatility of its operations to changes in interest rates and to manage the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing periods. The Company's actions in this regard are taken under the guidance of the Asset/Liability Committee ("ALCO"), which is chaired by the Chief Financial Officer and comprised of members of the Company's senior management. The ALCO meets on a monthly basis to review, among other things, liquidity and cash flow needs, current market conditions and interest rate environment, the sensitivity to changes in interest rates of the Company's assets and liabilities, the book and market values of assets and liabilities, unrealized gains and losses, and the purchase and sale activity and maturities of investments, deposits and borrowings. In addition, the pricing of the Company's residential loans and deposits is reviewed at least weekly while the pricing of loans originated for sale in the secondary market is reviewed daily. The ALCO reports to the Company's Board of Directors no less than once a quarter.

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

   An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. Conversely, during a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   For purposes of the table below, annual prepayment assumptions range from 9% to 15% for fixed-rate mortgage loans and mortgage-related securities and 5% to 15% for adjustable-rate mortgage loans and mortgage-related securities. Passbook and statement savings accounts are assumed to decay at a rate of 14.0% per year. Money market ("MMDA") are assumed to decay at a rate of 30% per year. Negotiable order of withdrawal ("NOW") accounts are assumed to decay at a rate of 20% per year. First Keystone's passbook, statement savings, MMDA and NOW accounts are generally subject to immediate withdrawal. However, management considers a portion of these deposits to be core deposits having significantly longer effective maturities based upon the Bank's experience in retaining such deposits in changing interest rate environments.

   Management believes that the assumptions used by it to evaluate the vulnerability of the Bank's operations to changes in interest rates are conservative and considers them reasonable. However, the interest rate sensitivity of the Bank's assets and liabilities as portrayed in the table below could vary substantially if different assumptions are used or actual experience differs from the assumptions used in the table.

   The Company also utilizes an analysis of the market value of portfolio equity, which addresses the estimated change in the Company's equity value arising from movements in interest rates. The market value of portfolio equity is estimated by valuing the Company's assets and liabilities under different interest rate scenarios. The extent to which assets gain or lose value in relation to gains or losses of liabilities as interest rates increase or decrease determines the appreciation or depreciation in equity on a market value basis. Market value analysis is intended to evaluate the impact of immediate and sustained shifts of the current yield curve upon the market value of the Company's current balance sheet. See Item 7A in the Company's Annual Report on Form 10-K.

The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of September 30, 1999, based on the information and assumptions set forth above.


                                                                         MORE THAN    MORE THAN
                                                WITHIN       SIX TO      ONE YEAR       THREE        OVER
                                                 SIX         TWELVE      TO THREE     YEARS TO       FIVE
                                                MONTHS       MONTHS        YEARS     FIVE YEARS      YEARS      TOTAL
                                                ------       ------        -----     ----------      -----      -----
(Dollars in thousands)
Interest-earning assets:
   Loans receivable, net(1)                   $  61,292    $  35,858    $  44,010    $  30,896    $  51,140   $ 223,196
   Mortgage-related securities                   13,980        8,890       28,722       24,718       51,233     127,543
   Loans held for sale                            1,792                                                           1,792
   Investment securities                         10,645                     4,994                    34,833      50,472
   Interest-earning deposits                     17,005                                                          17,005
                                              ---------    ---------    ---------    ---------    ---------   ---------
     Total interest-earning assets            $ 104,714    $  44,748    $  77,726    $  55,614    $ 137,206   $ 420,008
                                              ---------    ---------    ---------    ---------    ---------   ---------

Interest-bearing liabilities:
   Deposits                                   $  85,613    $  57,271    $  66,178    $  36,250    $  15,514   $ 260,826
   Borrowed funds                                72,180       34,300       20,500       10,000        5,457     142,437
                                              ---------    ---------    ---------    ---------    ---------   ---------
     Total interest-bearing liabilities       $ 157,793    $  91,571    $  86,678    $  46,250    $  20,971   $ 403,263
                                              ---------    ---------    ---------    ---------    ---------   ---------

Excess (deficiency) of interest-earning
   assets over interest-bearing liabilities   $ (53,079)   $ (46,823)   $  (8,952)   $   9,364    $ 116,235   $  16,745
                                              =========    =========    =========    =========    =========   =========

Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities               $ (53,079)   $ (99,902)   $(108,854)   $ (99,490)   $  16,745
                                              =========    =========    =========    =========    =========

Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities as a
   percentage of total assets                   (11.79)%     (22.19)%     (24.18)%     (22.10)%        3.72%
                                              =========    =========    =========    =========    =========

(1) Balances have been reduced for non-accruing loans, which amounted $3.2 million at September 30, 1999.

MD&A

management's discussion and analysis
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN FINANCIAL CONDITION

   GENERAL. Total assets of the Company increased by $34.3 million, or 8.2%, from $415.9 million at September 30, 1998 to $450.1 million at September 30, 1999. The increase reflected primarily growth in loans receivable and, to a lessor extent, prepaid expenses and other assets, which consist primarily of the Bank's purchase of Bank Owned Life Insurance ("BOLI") products. The asset growth was funded by increases in customer deposits and advances from the FHLB of Pittsburgh. Asset growth was also funded by a modest increase in retained earnings.

   CASH AND INVESTMENTS. Cash and investments (including investments available for sale) decreased by $417,000, or .6%, to $64.3 million at September 30, 1999 compared to $64.7 million at September 30, 1998. The decrease was primarily due to use of the Company's liquid assets and the proceeds from investments to fund increases in the Company's loan portfolio.

   LOANS HELD FOR SALE AND LOANS RECEIVABLE, NET. Aggregate loans receivable (loans receivable, net, and loans held for sale) increased $27.0 million or 13.4% to $228.2 million at September 30, 1999 compared to $201.1 million at September 30, 1998. Single-family mortgage loans increased $18.7 million, or 12.6%, while an increased focus on the origination of multi-family and commercial real estate mortgages increased the balance of such loans to $11.4 million, or 52.0%, for the year ended September 30, 1999.

   MORTGAGE-RELATED SECURITIES AND MORTGAGE-RELATED SECURITIES AVAILABLE FOR SALE. Mortgage-related securities and mortgage-related securities available for sale decreased in the aggregate by $6.8 million, or 5.0%, to $127.5 million at September 30, 1999 compared to $134.3 million at September 30, 1998. The decrease was the result of the Company's continued emphasis on loan originations.

   NON-PERFORMING ASSETS. The Company's total non-performing loans (including troubled debt restructurings) and real estate owned decreased $1.9 million or 35.2% from $5.4 million, or 1.0%, of total assets at September 30, 1998 to $3.5 million, or .8%, of total assets at September 30, 1999. The decrease in the non-performing assets was primarily due to the completion in fiscal 1999 of the Company's only real estate development project. Real estate owned decreased by $1.4 million to $297,000, or .07%, of total assets at September 30, 1999 as compared to $1.7 million, or .40%, of total assets at September 30, 1998. Non-performing assets consist primarily of single-family residential loans.

   DEPOSITS. Deposits increased by $13.5 million, or 5.5%, from $247.3 million at September 30, 1998 to $260.8 million at September 30, 1999. This increase was primarily due to a $10.6 million, or 11.7%, increase in the Company's core accounts, NOW, passbook, and MMDA accounts, as a result of the Company's continued emphasis on these deposit accounts. Certificates of deposit also increased by $3.0 million, or 1.9%, in the current fiscal year.

   BORROWINGS. The Company's total borrowings increased $21.6 million to $142.4 million at September 30, 1999 from $120.9 million at September 30, 1998. The FHLB advances were used to fund loan growth and had a weighted average interest rate of 5.4% at September 30, 1999. See Note 10 to the Consolidated Financial Statements for further information.

   EQUITY. At September 30, 1999, total stockholders' equity was $23.9 million, or 5.3% of total assets, compared to $26.7 million, or 6.4%, of total assets at September 30, 1998. The $2.8 million decrease was due to the combination of a decrease of $4.5 million in unrealized gains on available for sale securities as well as the cost of the Company's stock repurchases and dividends paid aggregating $1.6 million offset, in part, by the Company's net income of $2.8 million. The decrease in the unrealized gains on available for sale securities was due to general increases in market interest rates.

MD&A

management's discussion and analysis
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate;
(iii) net interest income; (iv) interest rate spread; and (v) net interest margin. Information is based on average daily balances during the indicated periods and yields were adjusted for the effects of tax-free investments.


                                                                            YEAR ENDED SEPTEMBER 30,
                                                  --------------------------------------------------------------------------------
                                                                           1999                              1998
                                                  YIELD/COST   -------------------------------------------------------------------
                                                      AT                                AVERAGE                            Average
                                                   SEPT. 30,   AVERAGE                  YIELD/     Average                 Yield/
                                                     1999      BALANCE    INTEREST       COST      Balance     Interest     Cost
                                                  --------------------------------------------------------------------------------
                                                                             (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(1)(2)                            7.69%    $ 218,784   $ 17,366       7.94%   $ 197,776    $ 16,447      8.32%
   Mortgage-related securities(2)                    6.66       127,572      7,965       6.24      123,283       8,029      6.51
   Investment securities(2)                          6.80        49,273      3,363       6.83       38,475       2,607      6.78
   Other interest-earning assets                     5.51        11,600        414       3.57       10,585         488      4.61
                                                              ---------   --------                --------    --------
      Total interest-earning assets                  7.19       407,229   $ 29,108       7.15      370,119     $27,571      7.45
                                                     ----                 --------       ----                 --------      ----
Noninterest-earning assets                                       18,261                             11,608
                                                              ---------                          ---------
   Total assets                                               $ 425,490                          $ 381,727
                                                              =========                          =========
Interest-bearing liabilities:
   Deposits                                          3.96     $ 255,536   $ 10,265       4.02    $ 234,937    $  9,937     4.23
   FHLB advances and other borrowings                5.50       121,829      6,691       5.49       99,092       5,688     5.74
                                                              ---------   --------               ---------    --------
      Total interest-bearing liabilities             4.50       377,365     16,956       4.49      334,029      15,625     4.68
                                                     ----                 --------                            --------
Interest rate spread                                 2.68                                2.65                              2.77
                                                     ----                                ----                              ----
Noninterest-bearing liabilities                                  22,643                             22,730
                                                              ---------                          ---------
   Total liabilities                                            400,008                            356,759
Stockholders' equity                                             25,482                             24,968
                                                              ---------                          ---------
   Total liabilities and stockholders' equity               $   425,490                          $ 381,727
                                                              =========                          =========
 Net interest-earning assets                                $    29,864                          $  36,090
                                                              =========                          =========


Net interest income/net interest margin(3)                                  12,152      2.98%                   11,946     2.23%
                                                                                         ====                               ====
Less: tax equivalent adjustments                                               (414)                               (178)
                                                                           --------                            --------
   Net interest income                                                     $ 11,738                            $ 11,768
                                                                           ========                            ========
Ratio of average interest-earning assets to
   average interest-bearing liabilities                                                107.91%                            110.80%
                                                                                       ======                             ======



                                                           YEAR ENDED SEPTEMBER 30,
                                                       -------------------------------
                                                                    1997
                                                       -------------------------------
                                                                               Average
                                                       Average                 Yield/
                                                       Balance    Interest      Cost
                                                       -------    --------      ----
                                                           (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(1) (2)                            $179,566    $ 14,737       8.21%
   Mortgage-related securities(2)                       92,393       6,197       6.71
   Investment securities(2)                             21,774       1,478       6.79
   Other interest-earning assets                         7,793         338       4.34
                                                      --------    --------
      Total interest-earning assets                    301,526    $ 22,750       7.54
                                                                  --------       ----
Noninterest-earning assets                              11,193
                                                      --------
   Total assets                                       $312,719
                                                      ========
Interest-bearing liabilities:
   Deposits                                           $221,140    $  9,182       4.15
   FHLB advances and other borrowings                   61,124       3,457       5.65
                                                      --------    --------
      Total interest-bearing liabilities               282,264      12,639       4.47
                                                                  --------
Interest rate spread                                                             3.07
                                                                                 ----
Noninterest-bearing liabilities                          7,453
                                                      --------
   Total liabilities                                   289,717
Stockholders' equity                                    23,002
                                                      --------
   Total liabilities and stockholders' equity         $312,719
                                                      ========
   Net interest-earning assets                        $ 19,262
                                                      ========
Net interest income/net interest margin(3)                        $ 10,111       3.35%
                                                                                 ====
Less: tax equivalent adjustments                                  --------
   Net interest income                                            $ 10,111
                                                                  ========


Ratio of average interest-earning assets to
   average interest-bearing liabilities                                        106.82%
                                                                               ======


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


                                                                           Year Ended September 30,
                                              ---------------------------------------------------------------------------------
                                                             1999 vs. 1998                           1998 vs. 1997
                                              ---------------------------------------------------------------------------------
                                                Increase (Decrease)                        Increase (Decrease)
                                                     Due To                                     Due To
                                              ---------------------------------------------------------------------------------
                                                                      Total Increase                             Total Increase
                                                Rate        Volume      (Decrease)         Rate        Volume      (Decrease)
                                                ----        ------      ----------         ----        ------      ----------
Interest-earnings assets:
   Loans receivable(1)                        $  (689)      $1,608       $   919          $ 198       $1,512         $1,710
   Mortgage-related securities(1)                (409)         345          (64)           (174)       2,006          1,832
   Investment securities (1) (2)                   19          737           756             (3)       1,132          1,129
   Other interest-earning assets                 (129)          55          (74)              22         128            150
                                              -------       ------       -------          ------      ------         ------
      Total interest-earning assets            (1,208)       2,745         1,537              43       4,778          4,821
                                              -------       ------       -------          ------      ------         ------
Interest-bearing liabilities:
   Deposits                                      (440)         768           328             174         581            755
   FHLB advances and other borrowings            (169)       1,172         1,003             (2)       2,233          2,231
                                              -------       ------       -------          ------      ------         ------
      Total interest-bearing liabilities         (609)       1,940         1,331             172       2,814          2,986
                                              -------       ------       -------          ------      ------         ------
Increase (decrease) in net interest income    $  (599)      $  805       $   206           $(129)     $1,964         $1,835
                                              =======       ======       =======          ======      ======         ======

(1)   Includes assets classified as either available for sale or held for sale.
(2)   The above table is presented on a taxable equivalent basis.

RESULTS OF OPERATIONS

   GENERAL. The Company reported net income of $2.8 million, $2.8 million and $2.6 million for the years ended September 30, 1999, 1998 and 1997, respectively. The $67,000 increase in net income for the year ended September 30, 1999 compared to the year ended September 30, 1998 was primarily due to a $279,000, or 18.5%, increase in other income, and a $333,000 decrease in income tax expense offset, in part, by a $442,000, or 4.9%, increase in operating expenses.

   The $144,000 increase in net income for the year ended September 30, 1998 compared to the year ended September 30, 1997 was primarily due to a $1.7 million, or 16.4%, increase in net interest income, a $158,000, or 11.7%, increase in other income and a $414,000 decrease in income tax expense partially offset by a $2.1 million, or 30.9%, increase in operating expenses. The increase in operating expenses for the year ended September 30, 1998 was primarily due to the minority interest expense related to the issuance of trust preferred securities.

   NET INTEREST INCOME. Net interest income is determined by the interest rate spread (the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. All ratios are reported on a fully tax equivalent basis. The Company's average interest-rate spread was 2.65%, 2.72% and 3.07% during the years ended September 30, 1999, 1998 and 1997, respectively. The Company's interest-rate spread was 2.68% at September 30, 1999. The Company's net interest margin (net interest income as a percentage of average interest-earning assets) was 2.98%, 3.23% and 3.35% during the years ended September 30, 1999, 1998 and 1997, respectively. In fiscal 1999 and 1998, the Company's net interest spread and net interest margin were impacted by the relatively flat yield curve in which assets have repriced downward to a greater degree than liabilities in the declining interest rate environment that existed.

   Net interest income declined slightly to $11.7 million in fiscal 1999 as compared to $11.8 million in fiscal 1998. The reason for the decrease was a greater increase in total interest expense than in total interest income. Net interest income increased by $1.7 million, or 16.4%, in the year ended September 30, 1998 to $11.8 million compared to $10.1 million in fiscal 1997. The reason for such increase was a $4.6 million, or 20.4%, increase in interest income partially offset by a $3.0 million, or 23.6%, increase in interest expense.

management's discussion and analysis
--------------------------------------------------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS




         INTEREST INCOME. The $1.3 million, or 4.7%, increase in total interest income during the year ended September 30, 1999 as compared to fiscal 1998 was primarily due to a $919,000, or 5.6%, increase in interest income from loans as a result of a $21.0 million, or 10.6%, increase in the average balance of the loan portfolio offset, in part, by a 38 basis point (with 100 basis points being equal to 1.0%) decrease in the yield earned thereon. The increase in the average balance was due to increased loan originations in both single-family, commercial business and commercial real estate loans as part of the Company's continued emphasis on expanding its loan portfolio. The decline in yield was due to the low rate environment in fiscal 1999 resulting in the refinancing of higher yielding loans into lower yielding products. Additionally, interest income on mortgage-related securities, investments and other interest-earning assets increased $382,000, or 3.5%, due to a $16.1 million, or 9.3%, increase in the aggregate average balance thereof offset by a 22 basis point decrease in the average yield earned. The increase in the average balances of such assets was due to the ongoing leveraging of the Company's capital base as part of the implementation of its strategic plan and the decrease in the yield earned was due to the declining interest rate environment experienced during fiscal 1999.

         Total interest income amounted to $27.4 million for the year ended September 30, 1998 compared to $22.8 million for the year ended September 30, 1997. The primary reason for the increase in the 1998 period was a $2.9 million, or 36.6%, increase in interest income from mortgage-related securities, investments and other interest-earning assets as a result of a $50.4 million, or 41.3%, increase in the aggregate average balance thereof. Such increase was partially offset by a 22 basis point decrease in the yield earned thereon. The increase in the average balances was due to increased leveraging of the Company's capital base while the decrease in the yield reflected the declining interest rate environment existing during fiscal 1998 compared to 1997. In addition, interest income from loans increased $1.7 million, or 11.6%, due to a $18.2 million, or 10.1%, increase in the average loan balance and a 11 basis point increase in the yield earned thereon. The increase in the average balance of the loan portfolio in fiscal 1998 reflected increased originations of primarily fixed-rate single family loans held in portfolio.

         INTEREST EXPENSE. Total interest expense amounted to $17.0 million for the year ended September 30, 1999 as compared to $15.6 million for fiscal 1998. The $1.4 million, or 8.5%, increase in interest expense in fiscal 1999 compared to fiscal 1998 was due to a $1.0 million increase in interest expense on borrowings and a $328,000 increase in interest expense on deposits. The increase in interest expense on borrowings was due to a $22.7 million increase in the average balance partially offset by a 25 basis point decline in the average rate paid on borrowings. The increase in interest paid on deposits was due to a $20.6 million increase in the average balance of deposits offset by a 21 basis point decline in the average rate paid on deposits. The increased level of borrowings and deposits was used to fund loan originations and the purchase of mortgage-related and investment securities. The decrease in the average rate paid on deposits and borrowings was due to general market interest rate fluctuations.

         Total interest expense increased by $3.0 million, or 23.6%, in the year ended September 30, 1998 compared to fiscal 1997. The reason for such increase was a $2.2 million increase in interest expense on borrowings and $755,000 increase in interest expense on deposits. The increase in interest expense on borrowings was due to a $38.0 million increase in the average balance of total borrowings and a 9 basis point increase in the average rate paid thereon. The increase in interest paid on deposits was due to a $13.8 million increase in the average balance of deposits combined with an 8 basis point increase in the average rate paid. The increased level of deposits and borrowings was used to fund loan originations and purchases of investment securities. The modest increase in the rates paid on deposits and borrowings was due to general market interest rate fluctuations.

         PROVISIONS FOR LOAN LOSSES. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Company, the amount of the Company's classified assets, the status of past due principal and interest payments, general economic conditions, particularly as they relate to the Company's primary market area, and other factors related to the collectibility of the Company's loan and loans held for sale portfolios. Management of the Company assesses the allowance for loan losses on a monthly basis and makes provisions for loan losses as deemed appropriate in order to maintain the adequacy of the allowance for loan losses. For the year ended September 30, 1999, the provision for loan losses amounted to $259,000 as compared to $186,000 for fiscal 1998. For the year ended September 30, 1997, the provision for loan losses was $239,000. At September 30, 1999, the Company's allowance for loan losses amounted to 60.6% of total non-performing loans and .81% of gross loans receivable.

         Although management of the Company believes that the Company's allowance for loan losses was adequate management's discussion and analysis
--------------------------------------------------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



at September 30, 1999, based on facts and circumstances available to it, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect the Company's results of operations for such periods. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's provision for loan losses and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination.

         OTHER INCOME. For the year ended September 30, 1999, the Company reported other income of $1.8 million compared to $1.5 million for the year ended September 30, 1998. The primary reason for the $279,000, or 18.5%, increase in other income in fiscal 1999 was a $274,000 increase in other income and a $36,000 increase in service charges and other fees, partially offset by a $106,000 increase in the cost of real estate operations. Also contributing to the increase in other income was a $240,000 increase in the gain on sale of investments and mortgage-related securities as the Company sought to take advantage of certain market opportunities partially offset by a decrease in the gain on sale of loans of $201,000 due to the record refinancings processed in the prior fiscal year. The increase in other income is due to the Bank's purchase of Bank Owned Life Insurance Policies which were purchased to offset current employee benefit plan costs.

         The $158,000, or 11.7%, increase in other income for the year ended September 30, 1998 as compared to fiscal 1997 was due to a $241,000 increase in net gain on sales of mortgage loans held for sale and a $51,000 gain on the sale of investments and mortgage-related securities partially offset by a decrease of $74,000 in service charges and other fees. The increase in gains on sales of loans for fiscal 1998 reflected the Company's increased emphasis on the origination and sale, servicing released, of non-conforming loans. See Note 6 to the Consolidated Financial Statements.

         OPERATING EXPENSES. Operating expenses include compensation and employee benefits, occupancy and equipment expense, Federal Deposit Insurance Corporation ("FDIC") deposit insurance premiums, data processing expense and other items. Operating expenses increased $442,000, or 4.9%, to $9.5 million for the year ended September 30, 1999 compared to the year ended September 30, 1998. The primary reason for the increase in operating expenses in fiscal 1999 was a $350,000 provision for real estate owned losses primarily related to the Bank real estate development project. Also contributing to the increase in operating expenses were modest increases in occupancy and equipment, professional fees, bank service charges, data processing and advertising expenses offset in part by a decrease in salaries and employee benefits.

         Operating expenses increased $2.1 million, or 30.9%, for the year ended September 30, 1998 compared to the year ended September 30, 1997 and amounted to $9.1 million in fiscal 1998 compared to $6.9 million in fiscal 1997. The primary reason for the substantially higher level of operating expenses for fiscal 1998 was the $1.6 million minority interest in expense of subsidiary relating to the issuance of trust preferred securities by the Company. See Note 20 to the Consolidated Financial Statements for further information regarding the trust preferred securities. Also contributing to the increase was a $468,000, or 14.7% increase in compensation expense, a $241,000, or 30.2% increase in other expenses, and a $155,000, or 18.1%, increase in occupancy and equipment expense partially offset by a $153,000, or 20.9%, decrease in professional fees and a $62,000, or 30.0%, decrease in FDIC insurance premiums. Expansion of the branch network, through the opening of a new branch office, contributed to both the increased occupancy and equipment expense and compensation expense. Compensation expense also increased due to general salary increases as well as increased costs associated with the market value accounting for the employee stock ownership plan in accordance with AICPA Statement of Position 93-6. The increase in other expenses was due to a provision established for the Company's real estate owned property.

         INCOME TAXES. The Company recognized income tax expenses of $917,000, or 24.4%, of pre-tax income, for the year ended September 30, 1999, compared to $1.3 million, or 31.0%, of pre-tax income, for the year ended September 30, 1998. The Company recognized income tax expenses of $1.7 million, or 38.7% of pre-tax income, for fiscal 1997. The primary reason for the decrease in the percentage of tax expense in fiscal 1999 and 1998 was the reduction in state income taxes combined with the increase in tax-free income resulting from purchases of tax-exempt securities and insurance, as the Company employed various strategies to reduce both federal and state income taxes.

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

management's discussion and analysis
--------------------------------------------------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



While scheduled payments from the amortization of loans and mortgage-related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, the Company invests excess funds in overnight deposits and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Company has the ability to obtain advances from the FHLB of Pittsburgh through several credit programs with the FHLB in amounts not to exceed the Bank's maximum borrowing capacity and subject to certain conditions, including holding a predetermined amount of FHLB stock as collateral. As an additional source of funds, the Company has access to the Federal Reserve discount window, but only after it has exhausted its access to the FHLB of Pittsburgh. At September 30, 1999, the Company had $123.1 million of outstanding advances from the FHLB of Pittsburgh.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer term basis, the Company maintains a strategy of investing in various lending products and mortgage-related securities. The Company uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-related and investment securities. At September 30, 1999, the total of approved loan commitments outstanding amounted to $6.4 million. At the same date, commitments under unused lines of credit and loans in process on construction loans amounted to $22.2 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1999 totalled $122.6 million. Based upon its historical experience, management believes that a significant portion of maturing deposits will remain with the Company.

         The Company is required by the Office of Thrift Supervision ("OTS") to maintain average daily balances of liquid assets, defined as a ratio of cash and certain marketable securities that can be readily converted into cash to total deposits and short-term borrowings, of 4% to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The Company's liquidity ratio under these guidelines was 6.32% at September 30, 1999.

         The OTS requires that the Bank meet minimum regulatory tangible, core, tier 1 risk-based and total risk-based capital requirements. At September 30, 1999, the Bank exceeded all regulatory capital requirements and was deemed a well capitalized institution for regulatory purposes. See Note 13 to the Consolidated Financial Statements.

         The Company's assets consist primarily of its investment in the Bank and investments in various corporate debt and equity instruments. Its only material source of income consists of earnings from its investment in the Bank and interest and dividends earned on other investments. The Company, as a separately incorporated holding company, has no significant operations other than serving as the sole stockholder of the Bank and paying interest to its subsidiary, First Keystone Capital Trust I, for junior subordinated debt in conjunction with the issuance of trust preferred securities. On an unconsolidated basis, the Company has no paid employees. The expenses primarily incurred by the Company relate to its reporting obligations under the Securities Exchange Act of 1934, related expenses incurred as a publicly traded company, and expenses relating to the issuance of the trust preferred securities and the junior subordinated debentures issued in connection therewith. Management believes that the Company has adequate liquidity available to respond to its liquidity demands. Under applicable federal regulations, the Bank may pay dividends within certain limits after providing written notice to the OTS. See
Note 21 to the Consolidated Financial Statements.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 2000, and will not be applied retroactively to financial statements of prior periods. Management of the Company does not believe this statement will have a material impact on the Company's financial position or results of operations when adopted.

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

management's discussion and analysis
--------------------------------------------------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



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

YEAR 2000 ISSUES (YEAR 2000 READINESS DISCLOSURE STATEMENT)

         The Year 2000 Issue is the result of computer programs which were written using two digits rather than four to define the applicable year. As a result, such programs may recognize a date using "00" as the year 1900 instead of the year 2000 which could result in system failures or miscalculations.

         In order to be ready for the year 2000, the Company has developed a Year 2000 Policy (the "Policy") which was presented to the Board of Directors during June 1997. The Policy was developed using the guidelines outlined in the Federal Financial Institutions Examination's Council's "The Effect of Year 2000 on Computer Systems". The Board of Directors and its Executive Committee assigned responsibility for the Policy to the Year 2000 Committee, which reports to the Board of Directors on a monthly basis. The Policy recognizes that the Company's operating, processing and accounting operations are computer reliant and could be affected by the Year 2000 Issue. The Company is primarily reliant on third party vendors for its computer output and processing, as well as other significant functions and services (i.e., securities safekeeping services, securities pricing information, etc.). The Year 2000 Committee is continually working with these third party vendors to assess their year 2000 readiness. Based upon this continual assessment, management presently believes that with planned modifications to existing software and hardware and planned conversions to new software and hardware, the Company's third party vendors are taking the appropriate steps to ensure critical systems will function properly. The Company has identified 74 priority 1 (directly effects customers) and 59 priority 2 (effects employee's ability to service customers) third party vendors. Of such priority 1 and priority 2 vendors, the Company has been informed that 100% are Year 2000 compliant. The Company's data service processing vendor, which is its major software provider, has informed the Company that it has completed testing and updating systems. The initial phase of testing of the data service processor's updated system was successfully completed in January 1999, and the subsequent phase of modifications and conversions and related testing of the system was completed by March 31, 1999. All of the Company's vendors of its priority 1 and priority 2 applications (discussed below) have provided assurances, written or oral, that they are Year 2000 compliant. While the Company has received assurances from such vendors as to compliance, such assurances are not guarantees and may not be enforceable. The Company's existing older contracts with such vendors do not include Year 2000 certifications or warranties. Thus, in the event such vendor's products and/or services are not Year 2000 compliant (notwithstanding their assurances to the contrary), the Company's recourse in the event of such failure may be limited. If the required modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 Issue could have a material impact on the operations of the Company. There can be no assurance that potential system interruptions or unanticipated additional expense incurred to obtain Year 2000 compliance will not have a material adverse effect on the Company's business, financial condition, results of operations and business prospects. Nevertheless, the Company does not believe that the cost of addressing the Year 2000 issues will be a material event or uncertainty that would cause reported financial information not to be necessarily indicative of future operating results or financial conditions, nor does it believe that the costs or the consequences of incomplete or untimely resolution of its Year 2000 issues represents a known material event or uncertainty that is reasonably likely to affect its future financial results, or cause its reported financial information not to be necessarily indicative of future operating results or future financial condition.

         The Year 2000 issues also affect certain of the Company's customers, particularly in the areas of access to funds and additional expenditures to achieve compliance. As of September 30, 1999, the Company had contacted all of its commercial credit customers (85 borrowers with loans outstanding aggregating $28.2 million) regarding the customers' awareness of the Year 2000 Issue. While no assurance can be given that the customers will be Year 2000 compliant, management believes, based on representations of such customers and reviews of their operations (including assessments of the borrowers' level of sophistication and data and record keeping requirements), that the customers are either addressing the appropriate issues to insure compliance or that they are not faced with material Year 2000 issues. In the majority of cases the credit extended to such borrowers is collateralized by management's discussion and analysis
--------------------------------------------------------------------------------
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



real estate which inherently minimizes the Company's exposure to loss in the event that such borrowers do experience problems becoming Year 2000 compliant. The remaining borrowers have completed their Year 2000 projects or are in the process of completing their projects. The Year 2000 Committee is continually working with its commercial customers to assess their Year 2000 readiness.

         The Company has completed its own company-wide Year 2000 contingency plan. Individual contingency plans concerning specific software and hardware issues and operational plans for continuing operations were completed by December 1998. The Year 2000 Committee has reviewed all mission critical test plans and contingency plans to ensure the reasonableness of the plans including a Liquidity Contingency Plan to address the potential liquidity issues that federal banking regulations have raised. These plans include ordering extra currency, utilizing lines of credit, holding more liquid investments in order to provide the Bank with the ability to maintain smooth operations in the event of abnormally large withdrawals of funds by consumers concerned with the effect of the advent of the Year 2000. Testing began on mission critical systems in August 1998 and was completed by September 30, 1999. The Company has developed contingency plans for substantially all priority 1 and priority 2 applications which address operational policies and procedures in the event of data processing, electric power supply and/or telephone service failures associated with the Year 2000. Such contingency plans provide documented actions to allow the Company to maintain and/or resume normal operations in the event of the failure of priority 1 and priority 2 applications. Such plans identify participants, processes and equipment that will be necessary to permit the Company to continue operations. The plans include providing off-line system processing, back-up electrical and telephone systems and other methods to ensure the Company's ability to continue to operate. The costs of modifications to the existing software is being primarily absorbed by the third party vendors. The Company recognizes that the need exists to purchase new hardware and software regardless of year 2000 implications. Based upon current estimates, the Company has identified the hardware and software that would have to be replaced, and have found the amounts to not be material and consistent with the Company's normal expenditures for technology upgrades. The Company has paid $25,000 to participate in the data service processor's Year 2000 testing.

FORWARD LOOKING STATEMENTS

         In this Report, the Company has included certain "forward looking statements" concerning the future operations of the Company. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward looking statements" contained in this Report. The Company has used "forward looking statements" to describe the future plans and strategies including management's expectations of the Company's Year 2000 readiness and future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could affect results include interest rate trends, competition, the general economic climate in Delaware and Chester Counties, the mid-Atlantic region and the country as a whole, loan delinquency rates, changes in federal and state regulation, Year 2000 uncertainties and other uncertainties described in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended September 30, 1999. These factors should be considered in evaluating the "forward looking statements", and undue reliance should not be placed on such statements.

[Deloitte & Touche Logo]

             DELOITTE & TOUCHE LLP                    Telephone:  (215) 246-2300
             Twenty-Fourth Floor                      Facsimile:  (215) 569-2441
             1700 Market Street
             Philadelphia, Pennsylvania 19103-3984


INDEPENDENT AUDITORS' REPORT

Board of Directors
First Keystone Financial, Inc. and Subsidiaries
Media, Pennsylvania 19063

We have audited the accompanying consolidated statements of financial condition of First Keystone Financial, Inc. and Subsidiaries (the "Company") as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of First Keystone Financial, Inc. and Subsidiaries at September 30, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999 in accordance with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 5, 1999

---------------
DELOITTE TOUCHE
TOHMATSU

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share data)

                                                                                   September 30
                                                                                1999           1998
                                                                                ----           ----
ASSETS
Cash and amounts due from depository institutions                            $   3,010       $   2,457
Interest-bearing deposits with depository institutions                          17,005          21,669
                                                                             ---------       ---------
     Total cash and cash equivalents                                            20,015          24,126
Investment securities available for sale                                        44,315          40,621
Mortgage-related securities available for sale                                 113,046         115,486
Loans held for sale                                                              1,792           2,799
Mortgage-related securities held to maturity -- at amortized cost
     (approximate fair value of $14,100 and $18,700 at
     September 30, 1999 and 1998, respectively)                                 14,497          18,769
Loans receivable -- net                                                        226,375         198,343
Accrued interest receivable                                                      3,096           3,117
Real estate owned                                                                  297           1,663
Federal Home Loan Bank stock -- at cost                                          6,157           5,079
Office properties and equipment -- net                                           3,076           2,612
Deferred income taxes                                                            2,749             283
Prepaid expenses and other assets                                               14,711           2,965
                                                                             ---------       ---------
     Total Assets                                                            $ 450,126       $ 415,863
                                                                             =========       =========

LIABILITIES, MINORITY INTEREST IN SUBSIDIARY
AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits                                                                $ 260,826       $ 247,311
     Advances from Federal Home Loan Bank                                      123,137         101,578
     Securities sold under agreements to repurchase                             19,300          19,300
     Accrued interest payable                                                    2,321           1,683
     Advances from borrowers for taxes and insurance                               946           1,036
     Accounts payable and accrued expenses                                       3,492           2,091
                                                                             ---------       ---------
        Total liabilities                                                      410,022         372,999
                                                                             ---------       ---------
Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated
     debentures of the Company                                                  16,200          16,200
                                                                             ---------       ---------

Stockholders' Equity:
     Preferred stock, $.01 par value, 10,000,000 shares
        authorized; none issued
     Common stock, $.01 par value, 20,000,000 shares authorized; issued and outstanding; September 30, 1999 and 1998, 2,251,716
       and 2,329,216 shares, respectively                                           14              14
     Additional paid in capital                                                 13,408          13,204
     Common stock acquired by stock benefit plans                               (1,531)         (1,789)
     Treasury stock at cost, 468,284 and 390,784 shares
       at September 30, 1999 and 1998, respectively                             (5,622)         (4,575)
     Accumulated other comprehensive (loss) income                              (2,992)          1,487
     Retained earnings -- partially restricted                                  20,627          18,323
                                                                             ---------       ---------
       Total stockholders' equity                                               23,904          26,664
                                                                             ---------       ---------
     Total Liabilities, Minority Interest in Subsidiary
       and Stockholders' Equity                                              $ 450,126       $ 415,863
                                                                             =========       =========

See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME


(dollars in thousands, except per share data)

                                                                YEAR ENDED SEPTEMBER 30
                                                           ----------------------------------
                                                           1999           1998           1997
                                                           ----           ----           ----
INTEREST INCOME:

Interest on:
     Loans                                               $ 17,366       $ 16,447       $ 14,737
     Mortgage-related securities                            7,965          8,029          6,197
     Investments                                            2,949          2,429          1,478
     Interest-bearing deposits                                414            488            338
                                                         --------       --------       --------
          TOTAL INTEREST INCOME                            28,694         27,393         22,750
                                                         --------       --------       --------
INTEREST EXPENSE:

Interest on:
     Deposits                                              10,265          9,937          9,182
     Federal Home Loan Bank advances                        5,511          4,206          3,381
     Securities sold under agreements to repurchase         1,180          1,482             76
                                                         --------       --------       --------
          TOTAL INTEREST EXPENSE                           16,956         15,625         12,639
                                                         --------       --------       --------
Net interest income                                        11,738         11,768         10,111
Provision for loan losses                                     259            186            239
                                                         --------       --------       --------
Net interest income after provision for loan losses        11,479         11,582          9,872
                                                         --------       --------       --------
OTHER INCOME (LOSS):
     Service charges and other fees                           934            898            972
     Net gain on sale of:
       Investments and mortgage-related securities            291             51
       Loans held for sale                                    325            526            285
       Real estate owned                                       25              7             32
       Other assets                                                            1             46
     Real estate operations                                  (138)           (32)           (25)
     Other income                                             350             57             40
                                                         --------       --------       --------
          TOTAL OTHER INCOME                                1,787          1,508          1,350
                                                         --------       --------       --------
OPERATING EXPENSES:
     Salaries and employee benefits                         3,567          3,642          3,174
     Occupancy and equipment                                1,030          1,013            858
     Professional fees                                        617            580            733
     Federal deposit insurance premium                        147            145            207
     Bank service charges                                     445            417            384
     Data processing                                          386            360            335
     Advertising                                              322            293            280
     Provision for real estate owned losses                   350            200
     Minority interest in expense of subsidiary             1,571          1,571            153
     Other                                                  1,066            838            797
                                                         --------       --------       --------
          TOTAL OPERATING EXPENSES                          9,501          9,059          6,921
                                                         --------       --------       --------
Income before income tax expense                            3,765          4,031          4,301
Income tax expense                                            917          1,250          1,664
                                                         --------       --------       --------
          NET INCOME                                     $  2,848       $  2,781       $  2,637
                                                         ========       ========       ========

EARNINGS PER COMMON SHARE:
     Basic                                               $   1.40       $   1.31       $   1.20
     Diluted                                             $   1.32       $   1.23       $   1.13
                                                         ========       ========       ========


See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY


(dollars in thousands)

                                                                     COMMON
                                                                     STOCK
                                                                    ACQUIRED
                                                                       BY                 ACCUMULATED     RETAINED
                                                       ADDITIONAL    STOCK                   OTHER        EARNINGS-       TOTAL
                                              COMMON    PAID-IN     BENEFIT    TREASURY   COMPREHENSIVE   PARTIALLY    STOCKHOLDERS'
                                              STOCK     CAPITAL      PLANS      STOCK     INCOME (LOSS)   RESTRICTED      EQUITY
                                              -----     -------      -----      -----     -------------   ----------      ------
Balance at October 1, 1996                   $   14    $ 12,659     $(1,437)   $(1,288)    $   (494)       $ 13,630      $ 23,084
Comprehensive income:
Net income                                                                                                    2,637         2,637
Other comprehensive income, net of tax:
 Net unrealized gain on securities,
  net of reclassification adjustment(1)                                                         902                           902
Comprehensive income                                                                                                        3,539
Common stock acquired
 by stock benefit plans                                                (775)                                                 (775)
ESOP stock committed to be released                                      33                                                    33
Excess of fair value above cost of ESOP
 and RRP shares committed to be released                    237                                                               237
RRP amortization                                                        141                                                   141
Exercise of stock options                                                           11                                         11
Purchase of treasury stock                                                      (1,268)                                    (1,268)
Dividends paid                                                                                                 (250)         (250)
                                             ------    --------     -------    -------     --------        --------      --------
Balance at September 30, 1997                    14      12,896      (2,038)    (2,545)         408          16,017        24,752
Comprehensive income:
Net income                                                                                                    2,781         2,781
Other comprehensive income, net of tax:
 Net unrealized gain on securities,
  net of reclassification adjustment(1)                                                       1,079                         1,079
Comprehensive income                                                                                                        3,860
ESOP stock committed to be released                                     108                                                   108
Excess of fair value above cost of ESOP
 and RRP shares committed to be released                    308                                                               308
RRP amortization                                                        141                                                   141
Exercise of stock options                                                            6                                          6
Purchase of treasury stock                                                      (2,036)                                    (2,036)
Dividends paid                                                                                                 (475)         (475)
                                             ------    --------     -------    -------     --------        --------      --------
Balance at September 30, 1998                    14      13,204      (1,789)    (4,575)       1,487          18,323        26,664
Comprehensive income:

Net income                                                                                                    2,848         2,848
Other comprehensive income, net of tax:
 Net unrealized loss on securities
  net of reclassification adjustment(1)                                                      (4,479)                       (4,479)
Comprehensive income (loss)                                                                                                (1,631)
ESOP stock committed to be released                                     117                                                   117
Excess of fair value above cost of ESOP
 and RRP shares committed to be released                    204                                                               204
RRP amortization                                                        141                                                   141
Purchase of treasury stock                                                      (1,047)                                    (1,047)
Dividends paid                                                                                                 (544)         (544)
                                             ------    --------     -------    -------     --------        --------      --------
Balance at September 30, 1999                $   14    $ 13,408     $(1,531)   $(5,622)    $ (2,992)       $ 20,627      $ 23,904
                                             ======    ========     =======    =======     ========        ========      ========



  (1) Disclosure of reclassification amount, net of tax for the years ended:        1999         1998       1997
                                                                                   -------      ------     -----
      Net unrealized (depreciation) appreciation arising during the year           $(4,671)     $1,113     $ 902
      Less: Reclassification adjustment for net gains included in net income           192          34
                                                                                   -------      ------     -----
      Net unrealized (loss) gain on securities                                     $(4,479)     $1,079     $ 902
                                                                                   =======      ======     =====


See notes to consolidated financial statements.

FIRST KEYSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


(dollars in thousands)

                                                                            YEAR ENDED SEPTEMBER 30
                                                                        --------------------------------
                                                                        1999          1998          1997
                                                                        ----          ----          ----
OPERATING ACTIVITIES:
    Net income                                                        $  2,848      $  2,781      $  2,637
    Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
       Provision for depreciation and amortization                         444           453           364
       Amortization of discounts                                          (288)         (609)         (872)
       Gain on sales of:
          Loans held for sale                                             (325)         (526)         (285)
          Investment securities available for sale                                        (4)
          Mortgage-related securities available for sale                  (291)          (47)
          Real estate owned                                                (25)           (7)          (32)
          Other assets                                                                    (1)          (46)
       Provision for loan losses                                           259           186           239
       Provision for real estate owned losses                              350           200
       Amortization of stock benefit plans                                 462           563           422
    Changes in assets and liabilities which provided (used) cash:
       Origination of loans held for sale                              (46,199)      (56,398)      (37,209)
       Loans sold in the secondary market                               47,206        58,176        35,079
       Deferred income taxes                                              (140)         (112)          862
       Accrued interest receivable                                          21          (552)         (161)
       Prepaid expenses and other assets                               (11,746)         (590)         (740)
       Accrued interest payable                                            638           108            74
       Accounts payable and accrued expenses                             1,401             6          (705)
                                                                      --------      --------      --------
         Net cash (used in) provided by operating activities            (5,385)        3,627          (373)
                                                                      --------      --------      --------

INVESTING ACTIVITIES:
    Loans originated                                                   (96,238)      (64,979)      (56,049)
    Purchases of:
       Investment securities held to maturity                                         (2,000)      (12,000)
       Investment securities available for sale                        (24,949)      (40,892)       (6,030)
       Mortgage-related securities held to maturity                                   (2,687)
       Mortgage-related securities available for sale                  (45,895)      (52,422)      (51,654)
    Purchase of FHLB stock                                              (1,078)       (1,310)       (1,432)
    Proceeds from sales of investment and
       mortgage-related securities available for sale                    6,791        20,299
    Proceeds from sales of real estate owned                             2,373         1,451           944
    Proceeds from sales of other assets                                                   30           101
    Principal collected on loans                                        67,481        55,694        35,418
    Proceeds from maturities, calls or repayments of:
       Investment securities available for sale                         12,075         5,070        12,500
       Mortgage-related securities available for sale                   44,031        28,129         9,243
       Investment securities held to maturity                                         12,000         2,000
       Mortgage-related securities held to maturity                      4,221         4,663         2,483
    Purchase of property and equipment                                    (908)         (542)         (409)
    Net expenditures on real estate acquired through
       foreclosure and in development                                      (23)       (1,462)         (734)
                                                                      --------      --------      --------
         Net cash used in investing activities                         (32,119)      (38,958)      (65,619)
                                                                      --------      --------      --------
FINANCING ACTIVITIES:
    Net increase in deposit accounts                                    13,515        19,393         8,713
    Net proceeds from FHLB and other borrowings                         21,559        20,891        53,247
    Net (decrease) increase in advances from
       borrowers for taxes and insurance                                   (90)          123            (8)
    Proceeds from issuance of capital securities                                                    16,200
    Common stock acquired by stock benefit plans                                                      (775)
    Purchase of treasury stock                                          (1,047)       (2,036)       (1,268)
    Cash dividends                                                        (544)         (475)         (250)
                                                                      --------      --------      --------
         Net cash provided by financing activities                      33,393        37,896        75,859
                                                                      --------      --------      --------
(Decrease) increase in cash and cash equivalents                        (4,111)        2,565         9,867
Cash and cash equivalents at beginning of year                          24,126        21,561        11,694
                                                                      --------      --------      --------
Cash and cash equivalents at end of year                              $ 20,015      $ 24,126      $ 21,561
                                                                      ========      ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest on deposits and borrowings                 $ 16,318      $ 15,517      $ 12,600
Cash payments of income taxes                                              915         1,150           630
Transfers of loans receivable into real estate owned                     1,317           207           411
                                                                      ========      ========      ========

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED STATEMENTS
--------------------------------------------------------------------------------


  1.  NATURE OF OPERATIONS AND ORGANIZATION STRUCTURE
--------------------------------------------------------------------------------

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

  2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

PRINCIPLES OF CONSOLIDATION

   The accompanying consolidated financial statements include the accounts of the Company, the Bank, and the Company's and the Bank's wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

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

SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

   Securities held to maturity are carried at amortized cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to equity, net of tax. For the years ended September 30, 1999 and 1998, the Company did not maintain a trading portfolio.

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

   The Company accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114 "Accounting by Creditors for Impairment of a Loan" and No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Impaired loans are predominantly measured based on the fair value of the collateral. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of probable losses and impairment existing in the current loan and lease portfolio. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Large groups of smaller balance homogeneous loans, including residential real estate and consumer loans, are collectively evaluated for impairment, except for loans restructured under a troubled debt restructuring.

MORTGAGE BANKING ACTIVITIES

   The Company originates mortgage loans held for investment and for sale. At origination, the mortgage loan is identified as either held for sale or for investment. Mortgage loans held for sale are carried at the lower of cost or forward committed contracts (which approximates market), determined on a net aggregate basis.

--------------------------------------------------------------------------------

   At September 30, 1999, 1998, and 1997, loans serviced for others totalled approximately $77,186, $96,275 and $114,554, respectively. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and processing foreclosures. Loan servicing income is recorded on a cash basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Company has fiduciary responsibility for related escrow and custodial funds aggregating approximately $720 and $824 at September 30, 1999 and 1998, respectively.

   The Company assesses the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period of estimated net servicing income or net servicing loss, as appropriate. Assessment of the fair value of the retained interest is performed on a continuing basis.

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

INTEREST RATE RISK

   At September 30, 1999 and 1998, the Company's assets consist primarily of assets that earned interest at either adjustable or fixed interest rates and the average life of which is long term. Those assets were funded primarily with shorter-term liabilities that have interest rates which vary over time with market rates and certain call features that are impacted by changes in market rates. Since the assets and liabilities reprice at different times, the Company is exposed to interest rate risk.

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

                                     Year Ended September 30
                            ------------------------------------------
                               1999            1998            1997
                            ------------------------------------------
  Average common
   share outstanding         2,043,780       2,130,712       2,198,453

  Increase in shares
   due to options -
   diluted basis                76,724         135,100         125,316
                             ---------       ---------       ---------
  Adjusted shares
   outstanding - diluted     2,120,504       2,265,812       2,323,769
                             ---------       ---------       ---------

ACCOUNTING FOR STOCK OPTIONS

   The Company accounts for stock options in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation," which allows an entity to choose between the intrinsic value method, as defined in Accounting Principals Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" or the fair value method of accounting for stock-based compensation described in SFAS No.
123. An entity using the intrinsic value method must disclose pro forma net income and earnings per share as if the stock-based compensation was accounted

--------------------------------------------------------------------------------

for using the fair value method. The Company continues to account for stock-based compensation using the intrinsic value method and has not recognized compensation expense under this method.

OTHER COMPREHENSIVE INCOME

   In 1999, the Company adopted SFAS No. 130 "Reporting Comprehensive Income." This statement requires the Company to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholders' equity.

STATEMENT OF CASH FLOWS

   For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits with depository institutions.

NEW ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

   In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for fiscal years beginning after June 15, 2000, and will not be applied retroactively to financial statements of prior periods. Management of the Company does not believe this statement will have a material impact on the Company's financial position or results of operations when adopted.

RECLASSIFICATIONS

   Certain reclassifications have been made to the September 30, 1998 and 1997 consolidated financial statements to conform with the September 30, 1999 presentation. Such reclassifications had no impact on the reported net income.


  3.  INVESTMENT SECURITIES
--------------------------------------------------------------------------------

   The amortized cost and approximate fair value of investment securities are as follows:

                                                                September 30, 1999
                                             ------------------------------------------------------
                                                              Gross          Gross
                                             Amortized     Unrealized     Unrealized    Approximate
                                               Cost           Gain           Loss       Fair Value
                                             ------------------------------------------------------
Available for Sale:
U.S. Treasury securities and securities
   of U.S. Government agencies:
       1 to 5 years                           $ 5,746                     $   94         $  5,652
       5 to 10 years                            6,994                        214            6,780
Municipal obligations                          18,924          $  1        1,052           17,873
Corporate bonds                                 4,909                        270            4,639
Mutual funds                                    2,000                         28            1,972
Preferred stocks                                5,534                        286            5,248
Other equity investments                        2,390                        239            2,151
                                              -------          ----       ------         --------
       Total                                  $46,497          $  1       $2,183         $ 44,315
                                              =======          ====       ======         ========



                                                                September 30, 1998
                                             ------------------------------------------------------
                                                              Gross          Gross
                                             Amortized     Unrealized     Unrealized    Approximate
                                               Cost           Gain           Loss       Fair Value
                                             ------------------------------------------------------
Available for Sale:
U.S. Treasury securities and securities
   of U.S. Government agencies:
       5 to 10 years                          $12,000         $ 109                       $12,109
Municipal obligations                          18,993           484                        19,477
Mutual funds                                    2,000                      $   8            1,992
Preferred stocks                                5,500           263                         5,763
Other equity investments                        1,390                        110            1,280
                                              -------         -----        -----          -------
       Total                                  $39,883         $ 856        $ 118          $40,621
                                              =======         =====        =====          =======



   For the years ended September 30, 1999 and 1998, gross realized gains on sales of investment securities available for sale amounted to $161 and $12, respectively. Gross realized losses on sales of investment securities available for sale amounted to $8 for the year ended September 30, 1998.

--------------------------------------------------------------------------------


  4.  MORTGAGE-RELATED SECURITIES
--------------------------------------------------------------------------------


         Mortgage-related securities available for sale and mortgage-related securities held to maturity are summarized as follows:

                                                                September 30, 1999
                                            --------------------------------------------------------
                                                              Gross          Gross
                                             Amortized     Unrealized     Unrealized    Approximate
                                               Cost           Gain           Loss       Fair Value
                                            --------------------------------------------------------

Available for Sale:
   FHLMC pass-through certificates          $  11,927        $     81    $   174        $  11,834
   FNMA pass-through certificates              32,795              37        877           31,955
   GNMA pass-through certificates              34,639              75        755           33,959
   Collateralized mortgage obligations         36,054             111        867           35,298
                                             --------        --------    -------        ---------
      Total                                 $ 115,415        $    304    $ 2,673        $ 113,046
                                            =========        ========    =======        =========

Held to Maturity:

   FHLMC pass-through certificates           $  3,156        $     11    $    67        $   3,100
   FNMA pass-through certificates               6,832                        232            6,600
   Collateralized mortgage obligations          4,509                        109            4,400
                                             --------        --------    -------        ---------
      Total                                  $ 14,497        $     11    $   408        $  14,100
                                             ========        ========    =======        =========


                                                              September 30, 1998
                                             -------------------------------------------------------
                                                              Gross          Gross
                                             Amortized     Unrealized     Unrealized    Approximate
                                               Cost           Gain           Loss       Fair Value
                                             -------------------------------------------------------
Available for Sale:
   FHLMC pass-through certificates           $ 10,968        $    197                   $  11,165
   FNMA pass-through certificates              25,600             503                      26,103
   GNMA pass-through certificates              41,379             562                      41,941
   Collateralized mortgage obligations         36,022             327       $ 72           36,277
                                             --------        --------       ----        ---------
      Total                                  $113,969        $  1,589       $ 72        $ 115,486
                                             ========        ========       ====        =========

Held to Maturity:

   FHLMC pass-through certificates           $  4,698        $     33       $  1        $   4,730
   FNMA pass-through certificates               8,747              46        103            8,690
   Collateralized mortgage obligations          5,324               1         45            5,280
                                             --------        --------       ----        ---------
      Total                                  $ 18,769        $     80       $149        $  18,700
                                             ========        ========       ====        =========

   The collateralized mortgage obligations contain both fixed and adjustable classes of securities which are repaid in accordance with a predetermined priority. The underlying collateral of the securities are loans which are primarily insured by FHLMC, FNMA, and GNMA.

   Mortgage-related securities with a carrying value of $37,504 and $27,846 were pledged as collateral for public funds on deposit, treasury tax and loan processing and financings at September 30, 1999 and 1998, respectively (see Notes 9 and 11).

   For the year ended September 30, 1998, gross realized gains and losses on sales of mortgage-related securities available for sale amounted to $83 and $36, respectively.

5.    ACCRUED INTEREST RECEIVABLE

      The following is a summary of accrued interest receivable by category:

                                             September 30
                                       ------------------------
                                        1999              1998
                                       ------            ------
Loans                                  $1,602            $1,542
Mortgage-related securities               755               823
Investment securities                     739               752
                                       ------            ------
     Total                             $3,096            $3,117
                                       ======            ======

  6.  LOANS RECEIVABLE

      Loans receivable consist of the following:

                                                       September 30
                                              -------------------------------
                                                1999                  1998
                                              ---------             ---------
Real estate loans:
   Single-family                              $ 166,802             $ 148,088
   Construction and land                         18,426                15,858
   Multi-family and commercial                   31,188                20,563
Consumer loans:
   Home equity and lines of credit               18,624                19,609
   Deposit                                          243                   181
   Education                                        365                   449
   Other                                          1,080                 1,429
Commercial loans                                  2,190                 1,390
                                              ---------             ---------
      Total loans                               238,918               207,567
   Loans in process                              (9,005)               (5,781)
   Allowance for loan losses                     (1,928)               (1,738)
   Deferred loan fees                            (1,610)               (1,705)
                                              ---------             ---------
   Loans receivable -- net                    $ 226,375             $ 198,343
                                              =========             =========

      The Company originates loans primarily in its local market area of Delaware and Chester Counties, Pennsylvania to borrowers that share similar attributes. This concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

      The Company also participates in the origination and sale of nonagency, non-conforming sub-prime loans to the secondary market. The Company recognized gains on sale of loans held for sale of $325, $526 and $281 for fiscal years ended September 30, 1999, 1998 and 1997, respectively.

      The Company offers loans to its directors and senior officers on terms permitted by OTS regulations. There were approximately $575 and $388 of loans outstanding to senior officers and directors as of September 30, 1999 and 1998, respectively. The amount of repayments during the years ended September 30, 1999 and 1998 totalled $28 and $102, respectively. There were $215 and $50 of new loans granted during fiscal year 1999 and 1998, respectively.

      The Company has undisbursed portions under consumer and commercial lines of credit as of September 30, 1999 of $4,323 and $8,891, respectively.

      The Company originates both adjustable and fixed interest rate loans and purchases mortgage-backed securities and collateralized mortgage obligations in the secondary market. The originated adjustable-rate loans have interest rate adjustment limitations and are generally indexed to U.S. Treasury securities plus a fixed margin. Future market factors may affect the correlation of the interest rate adjustment with rates the Company pays on the short-term deposits that have been the primary source funds for these loans. The adjustable-rate mortgage-related securities adjust to various national indices plus a fixed margin. At September 30, 1999, the composition of these loans and mortgage-related securities follows:

                      FIXED-RATE
------------------------------------------------------
 TERM TO MATURITY                           BOOK VALUE
------------------------------------------------------
 1 month to 1 year                          $   3,317
 1 year to 3 years                              5,290
 3 years to 5 years                             8,712
 5 years to 10 years                           23,204
 Over 10 years                                227,754
                                            ---------
      Total                                 $ 268,277
                                            =========

                     ADJUSTABLE-RATE
------------------------------------------------------
 TERM TO RATE ADJUSTMENT                    BOOK VALUE
------------------------------------------------------
 1 month to 1 year                          $  73,723
 1 year to 3 years                             12,329
 3 years to 5 years                             3,127
                                            ---------
      Total                                 $  89,179
                                            =========

      The following is an analysis of the allowance for loan losses:

                                                  YEAR ENDED
                                                 SEPTEMBER 30
                              -----------------------------------------------
                               1999                 1998               1997
                              -------             -------             -------
Beginning balance             $ 1,738             $ 1,628             $ 2,624
Provisions charged
  to income                       259                 186                 239
Charge-offs                       (72)               (114)             (1,252)
Recoveries                          3                  38                  17
                              -------             -------             -------
     Total                    $ 1,928             $ 1,738             $ 1,628
                              =======             =======             =======

      At September 30, 1999 and 1998, non-performing loans (which include loans in excess of 90 days delinquent) amounted to approximately $3,180 and $3,704, respectively. All non-performing loans are collectively evaluated for impairment.

7.    REAL ESTATE OWNED

      Real estate owned is comprised of:

                                          SEPTEMBER 30
                                    ------------------------
                                     1999              1998
                                    ------            ------
Real estate acquired
  in settlement of loans            $  297            $  196
Real estate acquired
  and in development                                   1,467
                                    ------            ------
     Total                          $  297            $1,663
                                    ======            ======

      In fiscal year 1996, First Pointe, Inc., a subsidiary of the Company, accepted a deed in lieu of foreclosure on a construction loan for the acquisition and improvement of a 106-lot real estate development project located in Pennsylvania. As of September 30, 1999, all townhomes have been completed and sold. Remaining items to be completed consist of township improvements under a tri-party agreement.

8.    OFFICE PROPERTIES AND EQUIPMENT

      Office properties and equipment are summarized by major classification as follows:

                                           SEPTEMBER 30
                                    ---------------------------
                                      1999               1998
                                    -------             -------
Land and buildings                  $ 4,990             $ 4,220
Furniture, fixtures
  and equipment                       3,860               3,753
                                    -------             -------
     Total                            8,850               7,973

Accumulated depreciation
   and amortization                  (5,774)             (5,361)
                                    -------             -------
     Net                            $ 3,076             $ 2,612
                                    =======             =======

   The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 1999 are as follows:

   September 30:
      2000                                     $  181
      2001                                        125
      2002                                        117
      2003                                        116
      2004                                        120
      Thereafter                                  563
                                               ------
      Total minimum future rental payments     $1,222
                                               ======

   Lease hold expense was approximately $182, $197 and $148 for the years ended September 30, 1999, 1998 and 1997, respectively.

9.    DEPOSITS

      Deposits consist of the following major classifications:

                                                               SEPTEMBER 30
                                       --------------------------------------------------------------
                                                 1999                                  1998
                                       ------------------------             -------------------------
                                       AMOUNT            PERCENT             Amount            Percent
                                       -------            -----             --------            -----
Non-interest bearing                  $  7,912              3.0%            $  8,254              3.3%
NOW                                     33,412             12.8               28,181             11.4
Passbook                                40,324             15.5               37,988             15.4
Money market
   demand                               19,417              7.4               16,087              6.5
Certificates of
   deposit                             159,761             61.3              156,801             63.4
                                       -------            -----             --------            -----
Total                                  260,826            100.0%            $247,311            100.0%
                                       =======            =====             ========            =====

      The weighted average interest rates on deposits were 3.96% and 4.21% at September 30, 1999 and 1998, respectively.

      Included in deposits as of September 30, 1999 are deposits greater than $100,000 totalling approximately $41,740.

      At September 30, 1999 and 1998, the Company had pledged certain mortgage-related securities aggregating approximately $5,849 and $1,633, respectively, as collateral for municipal deposits.

      A summary of scheduled maturities of certificates is as follows:

                            SEPTEMBER 30
                                1999
                              --------
Within one year               $122,597
One to two years                23,036
Two to three years               4,332
Thereafter                       9,796
                              --------
Total                         $159,761
                              ========

      A summary of interest expense on deposits is as follows:

                                                     YEAR ENDED
                                                    SEPTEMBER 30
                                   ---------------------------------------------
                                     1999               1998               1997
                                   -------            -------            -------
NOW                                $   440            $   376            $   360
Passbook                               955                923                949
Money market demand                    502                452                450
Certificates of deposit              8,368              8,186              7,423
                                   -------            -------            -------
Total                              $10,265            $ 9,937            $ 9,182
                                   =======            =======            =======

10.   ADVANCES FROM FEDERAL HOME LOAN BANK

      A summary of advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh follows:

                                                  SEPTEMBER 30
                            ------------------------------------------------------------
                                       1999                                1998
                            ------------------------------------------------------------
                                              WEIGHTED                          WEIGHTED
                                               AVERAGE                           AVERAGE
                                              INTEREST                          INTEREST
                             AMOUNT            RATE              AMOUNT            RATE
                            --------            ---             --------            ---
Advances from FHLB
due by September 30,
            1999                                                $ 30,325            5.8%
            2000            $ 47,055            5.4%               5,159            5.4
            2001
            Thereafter        76,082            5.4               66,094            5.5
                            --------            ---             --------            ---
Total                       $123,137            5.4             $101,578            5.6%
                            ========            ===             ========            ===

      The advances are collateralized by FHLB stock and substantially all first mortgage loans held by the company.

      Included in the table above at September 30, 1999 and 1998 are convertible advances whereby the FHLB has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR. The Company then has the option to prepay these advances if the FHLB converts the interest rate. These advances are included in the year in which they mature.

      The Company has available various lines of credit with the FHLB up to the Company's maximum borrowing capacity which was $220.6 million, of which $123.1 million was outstanding, at September 30, 1999.


11.   SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

      The Company sold, under agreements to repurchase, mortgage-related securities to broker-dealers. Securities underlying the agreements with broker-dealers were delivered to the dealer who arranged the transaction. Securities delivered to broker-dealers may have been sold, loaned, or otherwise disposed of, to other parties in the normal course of their operations.

      Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                  SEPTEMBER 30
                                          ---------------------------
                                           1999                1998
                                          -------             -------
Average balance
   for months outstanding                 $19,300             $24,411
Average interest
   rate for months outstanding               6.11%               6.07%
Maximum month-end
   balance during the year                $19,300             $24,600
Mortgage-related securities
   underlying the agreements
   at year-end:
     Carrying value                       $20,972             $23,055
     Estimated fair value                 $20,681             $23,385

12.   INCOME TAXES

      As of October 1, 1996, the Company changed its method of computing reserves for bad debts to the experience method. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method allowed the Company to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Company's reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years net chargeoffs divided by the sum of the previous six years total outstanding loans at year end.

      The Company treated such change as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. For financial reporting purposes, the Company will not incur any additional tax expense. At September 30, 1997, under SFAS No. 109, deferred taxes were provided on the difference between the book reserve at September 30, 1997 and the applicable excess reserve in the amount equal to the Bank's increase in the tax reserve from December 31, 1987 to September 30, 1996. Retained earnings at September 30, 1999 and 1998 included approximately $2.5 million representing bad debt deductions for which no deferred income taxes have been provided.

      Income tax expense (benefit) is comprised of the following:

                                         YEAR ENDED
                                        SEPTEMBER 30
                         1999                1998                1997
                       -------             -------             -------
Current
Federal                $ 1,057             $ 1,362             $   489
State                                                              313
                       -------             -------             -------
   Subtotal              1,057               1,362                 802
Deferred                  (140)               (112)                862
                       -------             -------             -------
   Total               $   917             $ 1,250             $ 1,664
                       =======             =======             =======

      The tax effect of temporary differences that give rise to significant portions of the deferred tax accounts, calculated at 34%, are as follows:

                                                       SEPTEMBER 30
                                               ---------------------------
                                                1999                1998
                                               -------             -------
Accelerated depreciation                       $   326             $   249
Allowance for loan losses                          824                 634
Deferred loan fees                                (135)                (61)
Accrued expenses                                   111                 161
Unrealized (gain) loss
   on available for sale securities              1,559                (767)
Other                                               64                  67
                                               -------             -------
     Total deferred tax asset                  $ 2,749             $   283
                                               =======             =======

      The Company's effective tax rate is less than the statutory federal income tax rate for the following reasons:

                                                                                    YEAR ENDED
                                                                                   SEPTEMBER 30
                                                   ------------------------------------------------------------------------------
                                                            1999                       1998                       1997
                                                               PERCENTAGE                   PERCENTAGE                 PERCENTAGE
                                                               OF PRETAX                    OF PRETAX                  OF PRETAX
                                                    AMOUNT       INCOME        AMOUNT        INCOME        AMOUNT        INCOME
                                                   -------      -------        -------       -------       -------       -------
Tax at statutory rate                              $ 1,280        34.0%        $ 1,370        34.0%        $ 1,462        34.0%
Increase (decrease) in taxes resulting from:
     Tax exempt interest, net                         (284)       (7.5)           (149)       (3.7)            (24)        (.6)
     State tax -- net of federal tax effect                                                                    207         4.8
     Other                                             (79)       (2.1)             29          .7              19          .5
                                                   -------      -------        -------       -------       -------       -------
        Total                                      $   917        24.4%        $ 1,250        31.0%        $ 1,664        38.7%
                                                   =======      =======        =======       =======       =======       =======

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

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted assets (as defined), and of Tier I and total capital (as defined) to average assets (as defined). Management believes, as of September 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

      As of September 30, 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier-1 risk-based, and Tier-1 leveraged-ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

      The Bank's actual capital amounts and ratios are also presented in the table. At September 30, 1999 and 1998, risk-based capital, for regulatory requirements, is increased by $1,813 and $1,688, respectively, of general loan loss reserves for a total of $38,280 and $35,389, respectively.

                                                                                  REQUIRED FOR            WELL CAPITALIZED
                                                                                CAPITAL ADEQUACY            UNDER PROMPT
                                                          ACTUAL                    PURPOSES             CORRECTIVE ACTION
                                                  ------------------------------------------------------------------------
                                                  AMOUNT      PERCENTAGE     AMOUNT      PERCENTAGE    AMOUNT      PERCENTAGE
                                                  ------        ------       ------        ------      ------        ------
At September 30, 1999:
  Core Capital (to Adjusted Tangible Assets)      36,467           8.2%      17,586           4.0%     22,320           5.0%
  Tier I Capital (to Risk Weighted Assets)        36,467          17.9          N/A           N/A      26,784           6.0
  Total Capital (to Risk Weighted Assets)         38,280          18.8       16,294           8.0      20,367          10.0
  Tangible Capital (to Tangible Assets)           36,467           8.2        6,696           1.5         N/A           N/A

At September 30, 1998:
  Core Capital (to Adjusted Tangible Assets)      33,701           8.3%      16,301           4.0%     20,376           5.0%
  Tier I Capital (to Risk Weighted Assets)        33,701          20.1          N/A           N/A      24,451           6.0
  Total Capital (to Risk Weighted Assets)         35,389          21.1       13,424           8.0      16,780          10.0
  Tangible Capital (to Tangible Assets)           33,701           8.3        6,113           1.5         N/A           N/A

   At the date of the Conversion, the Bank established a liquidation account in an amount equal to its retained income as of August 31, 1995. The liquidation account is maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account is reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases in such balances will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

   The Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

14.   EMPLOYEE BENEFITS

401(k) PROFIT SHARING PLAN

      The Bank's 401(k) profit sharing plan covers substantially all full-time employees of the Company and provides for pre-tax contributions by the employees with matching contributions at the discretion of the Board of Directors determined at the beginning of the calendar year. All amounts are fully vested. For calendar years 1999 and 1998, there were no contributions to the 401(k) profit sharing plan. For calendar year 1997, the Board approved a 1% of salary profit sharing contribution of all contributing participants.

EMPLOYEE STOCK OWNERSHIP PLAN

      In connection with the Conversion, the Company established an ESOP for the benefit of eligible employees. The ESOP purchased 217,600 shares of common stock in the Conversion. During November 1996, the ESOP purchased an additional 77,550 shares of common stock. At September 30, 1999, 114,022 shares of the total number of shares held by the ESOP were committed to be released. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6, "Employers Accounting for Employee Stock Ownership Plans," which requires the Company to recognize compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares released differs from the cost of such shares, this difference is charged or credited to equity as additional paid-in capital. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. The Company's ESOP, which is internally leveraged, does not report the loan receivable from the ESOP as an asset and does not report the ESOP debt from the employer as a liability. The Company recorded compensation and employee benefit expense related to the ESOP of $348, $450 and $275 for the years ended September 30, 1999, 1998 and 1997, respectively.

RECOGNITION AND RETENTION PLAN

      Under the 1995 Recognition and Retention Plan and Trust (the "RRP"), the Company had outstanding awards aggregating 21,216 shares as of September 30, 1999 to the Company's Board of Directors and executive officers subject to vesting and other provisions of the RRP.

      At September 30, 1999 and 1998, the deferred cost of unearned RRP shares totaled $117 and $258, respectively, and is recorded as a charge against stockholders' equity. Compensation expense will be recognized ratably over the five year vesting period for shares awarded. For the fiscal years ended September 30, 1999, 1998 and 1997, the Company recorded compensation and employee benefit expense of $141 for each fiscal year relating to the RRP.

STOCK OPTION PLAN

      Under the 1995 Stock Option Plan (the "Plan"), Common Stock totaling 272,000 shares has been reserved for issuance for the Plan. During fiscal year 1999, shareholders approved the adoption of the 1998 Stock Option Plan ("1998 Option Plan")(collectively the "Plans") which reserves an additional 111,200 shares of common stock for issuance. An aggregate of 351,050 stock options have been granted to the Company's executive officers, nonemployee directors and other key employees, subject to vesting and other provisions of the Plans. During the year ended September 30, 1998 and 1997, 578 and 1,088 shares were exercised at a weighted average exercise price of $7.56 and $7.50, respectively.

      The following table summarizes transactions regarding stock option plans:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                 EXERCISE             EXERCISE
                             NUMBER OF            PRICE                PRICE
                           OPTION SHARES          RANGE              PER SHARE
                              -------         -------------        -------------
Outstanding at
   October 1, 1996            236,368         $7.50 -  8.50        $        7.53
Granted                        15,720         12.38 - 14.25                13.52
Canceled                       (5,032)         7.50 -  8.50                 7.64
Exercised                      (1,088)         7.50  - 7.50                 7.50
                              -------         -------------        -------------
Outstanding at
   September 30, 1997         245,968         $7.50 - 14.25        $        7.91
Granted                         5,700         12.88 - 12.88                12.88
Exercised                        (578)         7.50 -  8.50                 7.56
                              -------         -------------        -------------
Outstanding at
   September 30, 1998         251,090         $7.50 - 14.25        $        8.02
Granted                        99,960         12.13 - 12.13                12.13
                              -------         -------------        -------------
Outstanding at
   September 30, 1999         351,050         $7.50 - 14.25        $        9.19
                              =======         =============        =============

      A summary of the exercise price range at September 30, 1999 is as follows:

                                    WEIGHTED          WEIGHTED
                   EXERCISE          AVERAGE           AVERAGE
   NUMBER OF        PRICE           REMAINING       EXERCISE PRICE
OPTION SHARES       RANGE        CONTRACTUAL LIFE      PER SHARE
-------------       -----        ----------------      ---------
   229,670       $ 7.50 - 8.50          7.03           $ 7.53
   121,380        12.38 - 14.25         9.69            12.34
   -------       --------------         ----           ------
   351,050       $ 7.50 - 14.25         7.29           $ 9.19
   =======       ==============         ====           ======

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

                                                                   Year Ended September 30
                                                                   -----------------------
                                                            1999            1998            1997
                                                            ----            ----            ----
Net income:
  As reported                                            $   2,848       $   2,781       $   2,637
  Pro forma                                                  2,770           2,771       $   2,598

Net income per common and common equivalent share:
  Earnings per common share
   -As report                                            $    1.32       $    1.23       $    1.13
   -Pro forma                                                 1.31            1.22            1.12
  Weighted average fair
   value of options granted
   during the period                                     $    4.43       $    5.15       $   10.55

   The binomial option-pricing model was used to determine the grant date fair value of options. Significant assumptions used to calculate the above fair value of the awards are as follows:

                                                                    September 30
                                                                    ------------

                                                          1999           1998           1997
                                                          ----           ----           ----

  Risk free interest
   rate of return                                         5.83%          4.69%          6.12%
  Expected option
   life (months)                                            60             60             60
  Expected volatility                                       41%            45%            37%
  Expected Dividends                                       2.6%           1.9%           1.0%

OTHER

   The Company established an expense accrual in connection with the anticipated funding of a trust to be created to formalize the Company's deferred compensation arrangements with four former officers of the Company. A total of $308 and $377 was included in the Company's liabilities at September 30, 1999 and 1998, respectively.

 15.  COMMITMENTS AND CONTINGENCIES

   The Company has outstanding loan commitments, excluding undisbursed portion of loans in process and equity lines of credit, of approximately $6,405 and $11,759 as of September 30, 1999 and 1998, respectively, which are all expected to be funded within four months. Of these commitments outstanding, the breakdown between fixed and adjustable rate loans is as follows:

                                                  September 30
                                                  ------------
                                                1999      1998
                                                ----      ----
Fixed-rate (ranging
  from 5.875% to 13.50%)                     $ 6,122   $ 6,859
Adjustable-rate                                2,706     4,900
                                             -------   -------
   Total                                     $ 8,828   $11,759
                                             =======   =======

   Generally, non-conforming loans are sold in the secondary market, depending on cash flow, interest rate, risk management and other considerations. There were approximately $2,733 and $6,029 in outstanding commitments to sell loans at September 30, 1999 and 1998, respectively.


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


                                           September 30

                                     1999               1998
                                     ----               ----
                                              Estimated              Estimated
                                  Carrying      Fair      Carrying     Fair
                                   Amount      Value       Amount     Value
                                   ------      -----       ------     -----

Assets:
  Cash and
   interest-earning
   deposits                      $ 20,015   $ 20,015   $ 24,126   $ 24,126
  Investment securities            44,315     44,315     40,621     40,621
  Loans                           226,375    222,007    198,343    214,020
  Loans held for sale               1,792      1,792      2,799      2,799
  Mortgage-related
   securities                     127,543    127,146    134,255    134,146
  FHLB stock                        6,157      6,157      5,079      5,079

Liabilities:
  Passbook deposits                40,324     40,324     37,988     37,988
  NOW and MMDA
   deposits                        60,741     60,741     52,522     52,522
  Certificates of deposit         159,761    158,165    156,801    158,526
  Advances from
   Federal Home
   Loan Bank                      123,137    121,800    101,578    120,235
  Securities sold under
   agreements to
   repurchase                      19,300     19,226     19,300     19,884
  Off balance sheet
   commitments                     31,047     31.047     26,365     26,365

   The fair value of cash and interest-earning deposits is their carrying value due to their short-term nature. The fair value of investments and mortgage-related securities is based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The fair value of loans is estimated, based on present values using approximate current entry-value interest rates, applicable to each category of such financial instruments. The fair value of FHLB stock approximates its carrying amount.

   The fair value of NOW deposits, MMDA deposits, and passbook deposits is the amount reported in the financial statements. The fair value of certificates of deposit and FHLB advances is based on a present value estimate, using rates currently offered for deposits of similar remaining maturity.

   No adjustment was made to the entry-value interest rates for changes in credit performing commercial loans, construction loans, and land loans for which there are no known credit concerns. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the performing commercial, construction, and land loan portfolios for which there are no known credit concerns, result in a fair valuation of such loans on an entry-value basis. The fair value of non-performing loans, with a recorded book value of approximately $3,180 and $3,704 (which are collateralized by real estate properties with property values in excess of carrying amounts) as of September 30, 1999 and 1998, respectively, was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.


18.   CAPITAL SECURITIES

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

   The securities are shown on the liability side of the balance sheet as "Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of the Company." The Company has, under the terms of the Debentures and the related Indenture as well as the other operative corporate documents, agreed to irrevocably and unconditionally guarantee the Trust's obligations under the Debentures. The Company contributed approximately $6.0 million of the net proceeds to the Bank to support the Bank's lending activities. The interest cost associated with this issue is treated as a non-interest expense on the consolidated statement of operations rather than interest expense.

19.   PARENT COMPANY ONLY FINANCIAL INFORMATION

      Condensed financial statements of First Keystone Financial, Inc. are as follows:


                   CONDENSED STATEMENTS OF FINANCIAL CONDITION


                                                               September 30
                                                               ------------
                                                             1999      1998
                                                             ----      ----
ASSETS
Interest-bearing deposits                                 $   606   $   222
Investment securities
  available for sale                                        7,400     7,043
Investment in subsidiaries                                 34,403    35,622
Other assets                                                  793       884
                                                          -------   -------
      Total assets                                        $43,202   $43,771
                                                          =======   =======


LIABILITIES AND STOCKHOLDERS' EQUITY
Junior subordinated debt                                  $16,702   $16,702
Other borrowed money                                        2,232       100
Other liabilities                                             364       305
                                                          -------   -------
Total liabilities                                          19,298    17,107
Stockholders' equity                                       23,904    26,664
      Total liabilities and
         stockholders' equity                             -------   -------
                                                          $43,202   $43,771
                                                          =======   =======

                         Condensed Statements of Income

                                                            Year Ended
                                                           September 30
                                                           ------------

                                                     1999       1998       1997
                                                     ----       ----       ----

Interest and dividend Income:

      Dividends from subsidiary                   $   750               $ 1,000
      Loan to Employee Stock Ownership Plan           127    $   136        129
      Interest and dividends on investments           549        502
      Interest on deposits                              9         43         48
                                                   ------     ------     ------
         Total interest and dividend income         1,435        681      1,177
Interest on debt and other borrowed money           1,788      1,620        153
Other Income                                          130          5
Operating expenses                                    129        107         26
                                                   ------     ------     ------
Income (loss) before income taxes and equity in
   undistributed income of subsidiaries              (352)    (1,041)       998
Income tax expense (benefit)                         (374)      (343)        10
                                                   ------     ------     ------
Income (loss) before equity in undistributed
   income of subsidiaries                              22       (698)       988
Equity in undistributed income of subsidiaries      2,826      3,479      1,649
                                                    -----      -----      -----
Net income                                        $ 2,848    $ 2,781    $ 2,637
                                                   =======    =======    =======

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                           Year Ended September 30
                                                                           -----------------------

                                                                         1999        1998        1997
                                                                         ----        ----        ----

Cash flows from operating activities:
   Net income                                                        $  2,848    $  2,781    $  2,637
   Adjustments to reconcile net income to cash
      provided by operations:
      (Equity in) return of undistributed earnings of subsidiaries     (2,826)     (3,479)     (1,649)
      Increase in investment of subsidiaries                              (48)
      Amortization of common stock acquired by stock benefit plans        462         563         411
      Gain on sale of investment available for sale                      (130)         (5)
      Amortization of premium                                               1
      Decrease (increase) in other assets                                  91        (172)       (677)
      Increase in other liabilities                                       302          47         184
                                                                          ---        ----         ---
        Net cash provided by (used in) operating activities               748        (313)        906
                                                                          ---        ----         ---
Cash flows from investing activities:

   Purchases of investments available for sale                         (3,535)     (8,891)
   Proceeds from sale of investments available for sale                 2,630       2,005
                                                                        -----       -----
         Net cash used in investing activities                           (905)     (6,886)
                                                                          ---        ----

Cash flows from financing activities:

   Proceeds from issuance of debentures                                                        16,200
   Increase in other borrowed money                                     2,132         100
   Capital contribution to subsidiary                                                          (6,000)
   Common stock acquired by stock benefit plans                                                  (775)
   Purchase of treasury stock                                          (1,047)     (2,036)     (1,257)
   Dividends paid                                                        (544)       (475)       (250)
                                                                     --------    --------     -------
         Net cash provided by (used in) financing activities              541      (2,411)      7,918
                                                                     --------    --------     -------
   Increase (decrease) in cash                                            384      (9,610)      8,824
   Cash at beginning of period                                            222       9,832       1,008
                                                                     --------    --------    --------
   Cash at end of period                                             $    606    $    222    $  9,832
                                                                     ========    ========    ========


    20. QUARTERLY FINANCIAL DATA (UNAUDITED)

      Unaudited quarterly financial data for the years ended September 30, 1999 and 1998 is as follows:

                                                              1999                                1998
                                                  1st      2nd      3rd      4th      1st      2nd      3rd      4th
                                                  QTR      QTR      QTR      QTR      QTR      QTR      QTR      QTR
                                                  ---      ---      ---      ---      ---      ---      ---      ---
Interest Income                                $7,165   $7,083   $7,050   $7,396   $6,762   $6,836   $6,776   $7,019
Interest Expense                                4,270    4,162    4,146    4,378    3,827    3,834    3,852    4,112
                                               ------   ------   ------   ------   ------   ------   ------   ------
Net Interest Income                             2,895    2,921    2,904    3,018    2,935    3,002    2,924    2,907
Provision for Loan Losses                          25       75       84       75       75       76       20       15
                                               ------   ------   ------   ------   ------   ------   ------   ------
Net Interest Income after
   Provision for Loan Losses                    2,870    2,846    2,820    2,943    2,860    2,926    2,904    2,892
Non-Interest Income                               322      687      372      406      385      408      320      407
Non-Interest Expense                            2,336    2,594    2,223    2,348    2,155    2,256    2,363    2,298
                                               ------   ------   ------   ------   ------   ------   ------   ------
Income Before Income Taxes                        856      939      969    1,001    1,090    1,078      861    1,001
Provision for Income Taxes                        196      228      244      249      418      394      160      278
                                               ------   ------   ------   ------   ------   ------   ------   ------
Net Income                                     $  660   $  711   $  725   $  752   $  672   $  684   $  701   $  723
                                               ======   ======   ======   ======   ======   ======   ======   ======
Per Share:

Earnings Per Share - Basic                     $  .32   $  .35   $  .35   $  .37   $  .31   $  .32   $  .33   $  .35
Earnings Per Share - Diluted                   $  .31   $  .33   $  .34   $  .35   $  .29   $  .30   $  .31   $  .33
Common Stock Price Range
   of the Company
High                                           $16.00   $14.63   $14.25   $14.00   $18.75   $19.00   $22.25   $17.75
Low                                            $12.25   $12.00   $12.00   $12.13   $14.63   $16.38   $17.25   $11.63

   Earnings per share is computed independently for each period presented Consequently, the sum of the quarters may not equal the total earnings per share for the year.

First Keystone Financial, Inc. is a unitary savings and loan holding company conducting business through its wholly-owned subsidiary, First Keystone Federal Savings Bank. The savings bank is a federally chartered SAIF-insured savings institution operating through six full-service offices located in Delaware and Chester Counties, Pennsylvania. The Company's headquarters is located at 22 West State Street, Media, PA 19063.



DIRECTORS

Donald A. Purdy, Esquire
   Chairman of the Board

William K. Betts; retired
   Former Senior Vice President of Human Resources
   First Keystone Federal Savings Bank

Edward Calderoni
   President of Century-21 Alliance

Silvio F. D'Ignazio
   Owner of the Towne House Restaurant

Olive J. Faulkner; retired
   Former Vice President and Corporate Secretary
   First Keystone Federal Savings Bank

Donald S. Guthrie, Esquire
   President and Chief Executive Officer

Edmund Jones, Esquire
   Chairman Emeritus
   Member Jones, Strohm, Crain & Guthrie, P.C.

Thomas M. Kelly
   Executive Vice President and Chief Financial Officer

Willard F. Letts
   President and Principal Stockholder
   Eastern Flame Hardening Company

Walter J. Lewicki; retired
   Former associate of Looker, Lees and Melcher, Inc.

Joan G. Taylor; retired
   Former Executive Director of the Young Women's Christian Association (YWCA)

SENIOR OFFICERS

Donald S. Guthrie
   President and Chief Executive Officer

Thomas M. Kelly
   Executive Vice President and Chief Financial Officer

Stephen J. Henderson
   Senior Vice President/Lending

Elizabeth M. Mulcahy
   Senior Vice President/Human Resources

Carol Walsh
   Corporate Secretary

EXECUTIVE OFFICES

22 West State Street
Media, PA 19063
(610) 565-6210

TRANSFER AGENT

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

COUNSEL

Lawrence G. Strohm, Jr., Esquire
Jones, Strohm, Crain & Guthrie, P.C
10 Beatty Road
Media, PA 19063

SPECIAL COUNSEL

Elias, Matz, Tiernan and Herrick L.L.P.
Suite 1200
734 15th Street, N.W.
Washington, DC 20005

INDEPENDENT AUDITORS

Deloitte & Touche LLP
Twenty-Fourth Floor
1700 Market Street
Philadelphia, PA 19103-3984

INVESTOR INFORMATION

Thomas M. Kelly
Executive Vice President and Chief Financial Officer
(610) 565-6210

SHAREHOLDER INFORMATION

Carol Walsh
Corporate Secretary
(610) 565-6210

STOCK INFORMATION

First Keystone Financial, Inc. is traded on the Nasdaq National Market under the symbol of "FKFS." There were approximately 435 shareholders of record as of October 1, 1999, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks.

The Annual Meeting of Shareholders is scheduled for Wednesday, January 26, 2000, at 2:00 p.m. to be held at the Towne House Restaurant, 117 Veterans Square, Media, Pennsylvania.

[FIRST KEYSTONE FINANCIAL, Inc. LOGO]

                     [FIRST KEYSTONE FINANCIAL, Inc. LOGO]



                         FIRST KEYSTONE FINANCIAL, INC.
         22 West State Street - Media, Pennsylvania 19063 - 610.565.6210
                          http://www.firstkeystone.com