Form 10-K405, Exhibit 13
period 2000-09-30
FIRST KEYSTONE FINANCIAL INC
filed 2000-12-29
CIK 856751

MEDIA IN MINIATURE

                         [STATE STREET DISPLAY GRAPHIC]

                               ANNUAL REPORT 2000

         The animated display recreating State Street in Media was constructed as a window decoration for the commercial loan department's expanded new downtown office adjoining First Keystone's main branch office.

         The 12 foot long platform features a self-reversing "Media" trolley and an illuminated skyline, the town's trademark during the holiday season. It was previewed by thousands of families at the Delaware County Halloween Parade, sponsored by First Keystone Federal.

HIGHLIGHTS OF FISCAL 2000

CORE DEPOSITS UP BY 6.0%

RETAIL CHECKING INCREASED BY 16.4%

COMMERCIAL LOANS ENDED THE FISCAL YEAR WITH AN INCREASE OF 26.9%

CONSUMER LOANS INCREASED OVER 17%




TABLE OF CONTENTS

A Message to
   Our Shareholders ....................................................       1

Year 2000 Highlights ...................................................       3

Selected Consolidated
   and Other Financial Data ............................................       7

Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations ...........................................       9

Report of Independent Auditors .........................................      18

Consolidated Financial Statements
   Consolidated Statements
   of Financial Condition ..............................................      19

   Consolidated Statements
   of Income ...........................................................      20

   Consolidated Statements
   of Changes in Stockholders'
   Equity ..............................................................      21

   Consolidated Statements
   of Cash Flows .......................................................      22

   Notes to Consolidated
   Financial Statements ................................................      23

Corporate Information ..................................................      39

MESSAGE TO SHAREHOLDERS

Building on our strengths in fiscal 2000, First Keystone accomplished the following during the year:

-  Increased consumer loans over 17%

-  Increased core deposits and transaction accounts

- Increased non-interest income, in part, through modest profits realized from its insurance agency and other income

- Restructured the Company's balance sheet to better insulate the Company's operations against interest rate risk

-  Developed and implemented standards for superior customer service

   I am pleased to report that while much of the national banking industry experienced stagnant deposit growth, First Keystone not only grew its deposit base by 4.5% from the previous year, but that the bulk of this growth was in core deposits. Core deposits increased 6.0% to $107 million at fiscal year end compared to $101 million in fiscal 1999. Retail checking accounts increased 16.4%, or $5.5 million, from the previous fiscal year. This solid growth in core deposits enabled the Company to internally fund its asset growth.




                                     [PHOTO]

Donald S. Guthrie, President and Chief Executive Officer, stands in front of the commercial lending department's new offices adjacent to the Bank's headquarters in Media, Pennsylvania.




   I am equally pleased to report that the outstanding aggregate balance of commercial real estate loans at year end represented 15.5% of the entire loan portfolio, an increase of 21.4% from the previous year, and consumer loans represented 9.8% or a 17.9% increase from the previous year. Our underwriting standards and asset quality of the loan portfolio remained strong as evidenced by the .75% ratio of non-performing assets to total assets at fiscal year end as compared to .78% at the end of the previous year.

   At September 30, 2000, total assets of the Company were $463.5




                                                  FIRST KEYSTONE FINANCIAL     1
million compared to $450.1 million at September 30, 1999. This 13.3% increase is primarily attributable to an increase in the net loan portfolio and interest-bearing deposits.

   First Keystone could not escape the national market trends as the Federal Reserve Board continued to raise interest rates throughout most of the fiscal year in an effort to control inflation. As a result, the Bank's net interest margin declined to 2.91% at fiscal year end compared to 2.98% at September 30, 1999. In the fourth quarter of fiscal 2000, First Keystone sold $24.3 million of low yield, fixed-rate securities from its available for sale portfolio, with the proceeds being invested in other financial instruments that provide higher yields and shorter maturities. This restructuring strategy will enable management to both improve the Company's interest rate spread and net interest margin as well as fund stock repurchase programs. At September 30, 2000, the Company's stock closed at $10.25 per share and at fiscal year end its book value per share was $11.80. Excluding the one-time pre-tax loss of $886,000 due to the restructuring, net income was $2.9 million or $1.39 per diluted share, compared to $2.8 million, or $1.32 per diluted share, for the previous fiscal year.

   Despite the volatility in the stock market during this past year, consistent performance enabled the Company to continue to reward its shareholders with a cash dividend of $.28 cents a share for the fiscal year. For the last five years, shareholders have earned a compounded annual growth rate, including dividends paid, of 6.7% per share.

   First Keystone will continue to pursue its initiatives to improve the Company's stock price through earnings growth, by optimizing operational infrastructure and controlling expenses. Our commitment to the investment community, our customers and employees remains steadfast. We will continue our disciplined strategy of growth through the expansion of the Bank's branch network, balance sheet leverage and prudent capital management. As always, on behalf of the Board of Directors, I extend my gratitude to our dedicated employees and thank you, our investors, for your continued support.


Respectfully submitted,

/s/ Donald S. Guthrie
-----------------------------------------
    Donald S. Guthrie
    President and Chief Executive Officer


2     FIRST KEYSTONE FINANCIAL

                            HIGHLIGHTS OF FISCAL 2000

TAKING ON THE COMPETITION BY CAPITALIZING ON BANK MERGERS


An aggressive marketing and advertising campaign was launched during the fourth quarter of fiscal 2000 to increase overall market share. The strategy behind the campaign was to capitalize on the recent bank mergers and acquisitions in our market area by articulating the negative impact they have had on the consumer. First Keystone, through a series of focused advertisements on radio, television, public transit and direct mail, announced to the public "We're community. We're competitive. And we're not going away." The message stressed the confusion and hassles the customer typically experiences when a bank is merged or acquired, and suggests now would be a good time to switch to First Keystone Federal. Although it is too early to quantify the results of the campaign, evidence of an increase in core deposits is already noticeable.




                                   [GRAPHICS]

Direct mail postcards and advertisements on public transit were an integral part of the Bank's aggressive advertising campaign.

                           [HOME EQUITY LOAN GRAPHIC]



DEVELOPING A SALES CULTURE HELPS HOME EQUITY LOANS INCREASE BY MORE THAN 20%

Understanding the need to constantly focus on increasing customer relationships, First Keystone implemented an employee incentive program for the sale of home equity loans. At fiscal year end, the Bank was nine months into the program and despite higher interest rates, First Keystone's origination volume continued to rise and total dollar amount was up by more than 20% from the prior year. The success of this program is being used as a model as the Bank broadens its sales incentive program to include more employees and incorporates rewards for referrals for non-interest income products.




                                                  FIRST KEYSTONE FINANCIAL     3

COMMERCIAL LENDING GAINS MARKET SHARE

Building on the Bank's strong name recognition and stellar reputation as a residential mortgage provider, First Keystone's commercial lending department is carving out its own presence in the marketplace. Focusing on small and medium-sized businesses, the Bank's commercial lending department has increased its portfolio for the third consecutive year while maintaining asset quality.

With local decision makers and an experienced staff, this group of individuals distinguishes themselves from the competition by the personal service and accessibility they provide their customers. The Bank's commercial loan officers can offer clients a full array of services, including lines of credit, capital equipment and lease funding. In addition, the Bank has a complete line of business deposit and transaction accounts including a very competitively priced commercial checking account with an optional sweep feature in an overnight interest-bearing account. First Keystone can offer its business clients everything they expect from a big commercial bank with the personalized attention you can only receive from a progressive community bank.




                                     [PHOTO]

FKF's construction department and many of its builder clients took part in the construction of two homes for Habitat for Humanity of Chester County, Pennsylvania. Through volunteer labor and donations, Habitat builds and rehabilitates simple, decent houses with the help of a homeowner-partner and family. The houses are sold to the families at no profit and financed with affordable, no-interest loans.




AFFILIATES EXPAND BANK'S PRODUCT MIX AND ADD TO ITS BOTTOM LINE

                          [INSURANCE PAMPHLET GRAPHIC]

First Keystone Insurance Services, LLC, has successfully minimized the operating expenses normally associated with a new company, and produced a modest profit in its infant stage. Building on the sales culture emerging within the Bank, the insurance agency implemented a Bank-wide incentive program for referrals, thereby, creating a dynamic sales force of over 75 motivated individuals. The customer benefits from this aggressive referral program by receiving insurance quotes from an independent broker, additional discounts for being a Bank customer and the convenience of one stop shopping for financial services. As the Bank continues to reward its employees for their cross-sell efforts, we believe First Keystone Insurance will gain market share, and further contribute to the diversification of the Company's income stream.

First Keystone also maintains an investment interest in a title insurance agency to better serve its loan customers while expanding its sources of income. Management will continue to pursue business opportunities that contribute to non-interest income.



4     ANNUAL REPORT 2000

E-MAIL CONTEST HELPS INTRODUCE FIRST KEYSTONE'S ONLINE BANKING SERVICE

In order to generate interest and excitement in the Bank's new online banking service, and to establish a database to communicate more efficiently with potential online banking customers, the Bank created an e-mail contest. First Keystone offered contestants a chance to win gift certificates to local establishments just for registering their name and e-mail address through the Bank's website. The contest provided the Bank with a database of potential new customers.




                                     [PHOTO]

Lobby stands were part of the "e is for e-mail" campaign and PCs were available in branches to help launch online banking at First Keystone Federal.




The Bank plans to continue its marketing efforts throughout the upcoming year with cooperative promotional campaigns with its host provider. Features of online banking include transaction histories and inquiries, First Keystone loan payments, transfer of funds, 24-hour accessibility, investment services and online applications. Bill payment is also available as an optional feature. Online services for commercial clients are expected to be introduced in fiscal 2001.




                                     [PHOTO]

Chester Heights Branch Manager Pat Natale congratulates Frank Fabrizio for winning tickets to Barbra Streisand's Manhattan concert as part of the Bank's customer appreciation program.




                                   [GRAPHICS]

Keystone Direct, First Keystone Federal's 24-hour telephone banking system, has provided thousands of customers each month with personal access to their accounts. With the addition of Online Banking, customers can view their accounts, download statements and pay bills electronically.




                                                  FIRST KEYSTONE FINANCIAL     5

COMPANY VISION TO BE A PROGRESSIVE COMMUNITY BANK

Throughout fiscal 2000, First Keystone focused on building its franchise by funding asset growth through core deposits, and restructuring its balance sheet to better insulate the Bank from interest rate risk. Furthermore, going forward, the Company will continue to utilize stock repurchase programs, especially in an undervalued market as an important capital management tool.

Management will continue to strive to enhance shareholder value through a disciplined strategy of growth utilizing capital management, balance sheet leverage, branch office expansion, diversification of the Company's income stream and continued increase of core deposits.

As the Company expands its branch network, increases its product mix and diversifies its income stream, it will ensure a superior long-term return on investments that will meet the interdependent needs of the shareholders, customers, employees and the communities served. First Keystone will continue to further brand itself as a niche bank through the use of multi-media advertising and the efficient use of its customer information management software. It will reinforce to the consumer that First Keystone Federal Savings Bank is a progressive bank that can offer the products and services of a big bank, but with the small town touch.




                                     [PHOTO]

Executive Vice President Thomas Kelly approves the in-lobby displays promoting the Bank's consumer loan program. Despite Federal Reserve Board interest rate hikes throughout the year, consumer loans increased by more than 17%.




                                    [GRAPHIC]

Multi-family and commercial real estate loans increased over 20% from the prior fiscal year, and represented 15.5% of the loan portfolio.




6     ANNUAL REPORT 2000

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

                                                                              AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                               ---------------------------------------------------------------------
                                                                  2000           1999           1998          1997         1996
                                                               ---------------------------------------------------------------------
(dollars in thousands, except per share data)
SELECTED FINANCIAL DATA:
Total assets .............................................     $ 463,463      $ 450,126      $ 415,863     $ 373,430    $ 294,241
Loans receivable, net ....................................       230,686        226,375        198,343       188,289      167,530
Mortgage-related securities held to maturity .............        13,056         14,497         18,769        20,707       23,221
Investment securities held to maturity ...................                       10,000         16,532
Assets held for sale:
   Mortgage-related securities ...........................        96,257        113,046        115,486       104,472       60,211
   Investment securities .................................        42,215         44,315         40,621        10,211
   Loans .................................................         3,099          1,792          2,799         4,577        2,447
Real estate owned ........................................           947            297          1,663         1,672        1,557
Deposits .................................................       272,562        260,826        247,311       227,918      219,205
Borrowings ...............................................       142,902        142,437        120,878        99,987       46,740
Stockholders' equity .....................................        26,569         23,904         26,664        24,752       23,084
Non-performing assets ....................................         3,462          3,477          5,367         3,749        6,909
                                                               =====================================================================
SELECTED OPERATIONS DATA:
Interest income ..........................................     $  31,068         28,694      $  27,393     $  22,750    $  19,837
Interest expense .........................................        19,231         16,956         15,625        12,639       10,932
                                                               =====================================================================
Net interest income ......................................        11,837         11,738         11,768        10,111        8,905
Provision for loan losses ................................           420            259            186           239        1,250
                                                               =====================================================================
Net interest income
   after provision for loan losses .......................        11,417         11,479         11,582         9,872        7,655
Other income (expense):
   Service charges and other fees ........................           941            934            898           972        1,047
   Net gain (loss) on sales of interest-earning assets ...          (680)           616            577           285          203
   Net gain on sale of other assets ......................                            1             46
   Net gain (loss) on real estate activities .............           (47)          (113)           (25)            7            2
   Other .................................................         1,013            350             57            40           56
Operating expenses .......................................         9,802          9,501          9,059         6,921        8,645
                                                               =====================================================================
Income before income taxes ...............................         2,842          3,765          4,031         4,301          318
Income tax expense (benefit) .............................           480            917          1,250         1,664         (567)
                                                               =====================================================================
Net income ...............................................     $   2,362      $   2,848      $   2,781     $   2,637    $     885(2)
                                                               =====================================================================
Diluted earnings per common share(1) .....................     $    1.11      $    1.32      $    1.23     $    1.13    $     .37(2)
                                                               =====================================================================


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

First Keystone Financial, Inc. and Subsidiaries

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                                                                      AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                        -----------------------------------------------------------------
                                                          2000          1999          1998          1997          1996
                                                        -----------------------------------------------------------------
SELECTED OPERATING RATIOS:(3)
Average yield earned on interest-earning assets           7.47%         7.15%         7.40%         7.54%         7.45%
Average rate paid on interest-bearing liabilities         4.79          4.49          4.68          4.48          4.42
Average interest rate spread                              2.68          2.65          2.72          3.07          3.03
Net interest margin                                       2.91          2.98          3.18          3.35          3.34
Ratio of interest-earning assets to
   interest-bearing liabilities                         104.91        107.91        110.80        106.82        107.65
Net interest income after provision for loan
   losses to operating expenses                         116.48        120.82        127.84        142.64         88.55(4)
Operating expenses as a percent of average assets         2.19          2.23          2.37          2.21          3.14(4)
Return on average assets                                  0.53          0.67          0.73          0.84          0.32(4)
Return on average equity                                  9.96         11.18         11.13         11.46          3.92(4)
Ratio of average equity to average assets                 5.29          5.99          6.54          7.36          8.20
Full-service offices at end of period                        7             6             6             5             5
                                                        =================================================================
ASSET QUALITY RATIOS:(5)
Non-performing loans as a
   percent of gross loans receivable                      1.07%         1.39%         1.85%         1.09%         3.15%
Non-performing assets as a
   percent of total assets                                0.75          0.77          1.29          1.00          2.35
Allowance for loan losses as a
    percent of gross loans receivable                     0.86          0.84          0.87          0.86          1.54
Allowance for loan losses as a
   percent of non-performing loans                       80.28         60.63         46.92         78.38         49.03
Net loans charged-off to average
   interest-earning loans receivable                      0.14          0.03          0.04          0.68          0.07
                                                        -----------------------------------------------------------------
CAPITAL RATIOS:(5)(6)
Tangible capital ratio                                    8.32%         8.17%         8.27%         8.12%         7.67%
Core capital ratio                                        8.32          8.17          8.27          8.12          7.67
Risk-based capital ratio                                 17.70         18.80         21.09         19.91         17.24
                                                        -----------------------------------------------------------------



   (3)  Adjusted for the effects of tax-free investments.

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

   (6) Regulatory capital ratios of the Company's wholly-owned subsidiary, First Keystone Federal Savings Bank.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


GENERAL

         First Keystone Financial, Inc. (the "Company") is the holding company for its wholly owned subsidiary, First Keystone Federal Savings Bank (the "Bank"). For purposes of this discussion, references to the Company will include its wholly owned subsidiaries, unless otherwise indicated. The Company is a community oriented banking organization that focuses on providing customer and business services within its primary market area, consisting of Delaware and Chester counties in the state of Pennsylvania.

         The following discussion should be read in conjunction with the Company's consolidated financial statements presented elsewhere herein. The primary asset of the Company is its investment in the Bank and, accordingly, the discussion below with respect to results of operations relates primarily to the Bank.

         The Company's results of operations depend primarily on its net interest income which is the difference between interest income on interest-earning assets, which principally consist of loans, mortgage-related securities and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and Federal Home Loan Bank ("FHLB") advances. The Company's results of operations also are affected by the provision for loan losses, resulting from management's assessment of the adequacy of the allowance for loan losses, the level of its non-interest income, including service charges and other fees as well as gains and losses from the sale of certain assets, the level of its operating expenses, and income tax expense.

ASSET AND LIABILITY MANAGEMENT

         The principal objectives of the Company's asset and liability management are (1) to evaluate the interest rate risk existing in certain assets and liabilities, (2) determine the level of risk appropriate given the Company's business focus, operating environment, capital and liquidity requirements and performance objectives, (3) establish prudent asset concentration guidelines, and (4) manage the risk consistent with Board approved guidelines. Through asset and liability management, the Company seeks to reduce both the vulnerability and volatility of its operations to changes in interest rates and to manage the ratio of interest-rate sensitive assets to interest-rate sensitive liabilities within specified maturities or repricing periods. The Company's actions in this regard are taken under the guidance of the Asset/Liability Committee ("ALCO"), which is chaired by the Chief Financial Officer and comprised of members of the Company's senior management. The ALCO meets on a monthly basis to review, among other things, liquidity and cash flow needs, current market conditions and interest rate environment, the sensitivity to changes in interest rates of the Company's assets and liabilities, the book and market values of assets and liabilities, unrealized gains and losses, and the purchase and sale activity and maturities of investments, deposits and borrowings. In addition, the pricing of the Company's residential loans and deposits is reviewed at least weekly while the pricing of loans originated for sale in the secondary market is reviewed daily. The ALCO reports to the Company's Board of Directors no less than once a quarter.

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

         An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Although a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

         For purposes of the table below, annual prepayment assumptions range from 9% to 15% for fixed-rate mortgage loans and mortgage-related securities and 5% to 15% for adjustable-rate mortgage loans and mortgage-related securities. Passbook and statement savings accounts are assumed to decay at a rate of 14.0% per year. Money market deposit accounts ("MMDA") are assumed to decay at a rate of 25% per year. Negotiable order of withdrawal ("NOW") accounts are assumed to decay at a rate of 20% per year. The Bank's passbook, statement savings, MMDA and NOW accounts are generally subject to immediate withdrawal. However, management considers a portion of these deposits to be core deposits having significantly longer effective maturities based upon the Bank's experience in retaining such deposits in changing interest rate environments.

         Management believes that the assumptions used to evaluate the vulnerability of the Bank's operations to changes in interest rates are conservative and considers them reasonable. However, the interest rate sensitivity of the Bank's assets and liabilities as portrayed in the table below could vary substantially if different assumptions are used or actual experience differs from the assumptions used in the table.

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


The following table summarizes the anticipated maturities or repricing of the Company's interest-earning assets and interest-bearing liabilities as of September 30, 2000, based on the information and assumptions set forth above.


                                                                             More Than     More Than
                                                  Within         Six to        One Year        Three          Over
                                                    Six          Twelve        to Three       Years to        Five
                                                   Months        Months          Years       Five Years       Years          Total
(Dollars in thousands)
Interest-earning assets:
   Loans receivable, net(1) ..................   $  48,667      $  23,233      $  55,717      $  39,065      $  61,489     $ 228,171
   Mortgage-related securities ...............      26,196          9,677         18,119         13,930         41,391       109,313
   Loans held for sale .......................       3,099                                                                     3,099
   Investment securities .....................       4,926                         2,936                        41,025        48,887
   Interest-earning deposits .................      37,223                                                                    37,223
                                                 -----------------------------------------------------------------------------------
     Total interest-earning assets ...........   $ 120,111      $  32,910      $  76,772      $  52,995      $ 143,905     $ 426,693
                                                 -----------------------------------------------------------------------------------

Interest-bearing liabilities:
   Deposits ..................................   $  74,515      $  41,829      $  97,443      $  47,819      $  10,956     $ 272,562
   Borrowed funds ............................      82,500         25,500         20,000          9,457          5,445       142,902
                                                 -----------------------------------------------------------------------------------
     Total interest-bearing liabilities ......   $ 157,015      $  67,329      $ 117,443      $  57,276      $  16,401     $ 415,464
                                                 -----------------------------------------------------------------------------------

Excess (deficiency) of interest-earning
   assets over interest-bearing liabilities ..   $ (36,904)     $ (34,419)     $ (40,671)     $  (4,281)     $ 127,504     $  11,229
                                                 ===================================================================================
Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities ..............   $ (36,904)     $ (71,323)     $(111,994)     $(116,275)     $  11,229
                                                 ===================================================================================

Cumulative excess (deficiency) of
   interest-earning assets over
   interest bearing liabilities as a
   percentage of total assets ...............      (7.96)%       (15.39)%       (24.16)%       (25.09)%         2.42%
                                               ===================================================================================


(1) Balances have been reduced for non-accruing loans, which amounted to $2.5 million at September 30, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

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

                                                                               YEAR ENDED SEPTEMBER 30,
                                                     ------------------------------------------------------------------------------
                                                                                2000                              1999
                                                     YIELD/COST   -------------------------------   -------------------------------
                                                         AT                              AVERAGE                           Average
                                                      SEPT. 30,    AVERAGE                YIELD/     Average                Yield/
                                                        2000       BALANCE    INTEREST     COST      Balance    Interest     Cost
                                                     ------------------------------------------------------------------------------
                                                                                      (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(1)(2) .........................     7.97%     $232,807    $ 18,533     7.96%    $218,784    $ 17,366     7.94%
   Mortgage-related securities(2) .................     6.88       125,246       8,582     6.85      127,572       7,965     6.24
   Investment securities(2) .......................     7.27        51,331       3,809     7.42       49,273       3,363     6.83
   Other interest-earning assets ..................     6.52        11,807         551     4.67       11,600         414     3.57
                                                                  --------------------              --------------------
      Total interest-earning assets ...............     7.48       421,191    $ 31,475     7.47      407,229    $ 29,108     7.15
                                                                  --------------------              --------------------
Non-interest-earning assets .......................                 26,738                            18,261
                                                                  --------                          --------
   Total assets ...................................               $447,929                          $425,490
                                                                  ========                          ========
Interest-bearing liabilities:
   Deposits .......................................     4.40      $268,157    $ 11,352     4.23     $255,536    $ 10,265     4.02
   FHLB advances and other borrowings .............     6.21       133,330       7,879     5.90      121,829       6,691     5.49
                                                                  --------------------              --------------------
      Total interest-bearing liabilities ..........     5.02       401,487      19,231     4.79      377,365      16,956     4.49
                                                                  --------------------              --------------------
Interest rate spread ..............................     2.46                               2.68                              2.65
Non-interest-bearing liabilities ..................                 22,732                            22,643
                                                                  --------                          --------
   Total liabilities ..............................                424,219                           400,008
Stockholders' equity ..............................                 23,710                            25,482
                                                                  --------                          --------
   Total liabilities and stockholders' equity .....               $447,929                          $425,490
                                                                  ========                          ========
   Net interest-earning assets ....................               $ 19,704                          $ 29,864
                                                                  ========                          ========
Net interest income/net interest margin(3) ........                             12,244     2.91%                  12,152     2.98%
                                                                                          ======                            ======
Less: tax equivalent adjustments ..................                               (407)                             (414)
                                                                              --------                          --------
   Net interest income ............................                           $ 11,837                          $ 11,738
                                                                              ========                          ========
Ratio of average interest-earning assets to
   average interest-bearing liabilities ...........                 104.91%                           107.91%
                                                                  ========                          ========

                                                          YEAR ENDED SEPTEMBER 30,
                                                     ------------------------------------
                                                                     1998
                                                     ------------------------------------
                                                                                  Average
                                                        Average                    Yield/
                                                        Balance      Interest       Cost
                                                     ------------------------------------
                                                            (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(1)(2) ........................     $197,776     $  16,447       8.32%
   Mortgage-related securities(2) ................      123,283         8,029       6.51
   Investment securities(2) ......................       38,475         2,607       6.78
   Other interest-earning assets .................       10,585           488       4.61
                                                       ----------------------
      Total interest-earning assets ..............      370,119     $  27,571       7.45
                                                       ----------------------
Non-interest-earning assets ......................       11,608
                                                       --------
   Total assets ..................................     $381,727
                                                       ========
Interest-bearing liabilities:
   Deposits ......................................     $234,937     $   9,937       4.23
   FHLB advances and other borrowings ............       99,092         5,688       5.74
                                                       ----------------------
      Total interest-bearing liabilities .........      334,029        15,625       4.68
                                                       ----------------------
Interest rate spread .............................                                  2.77
Non-interest-bearing liabilities .................       22,730
                                                       --------
   Total liabilities .............................      356,759
Stockholders' equity .............................       24,968
                                                       --------
   Total liabilities and stockholders' equity ....     $381,727
                                                       ========
   Net interest-earning assets ...................     $ 36,090
                                                       ========
Net interest income/net interest margin(3) .......                     11,946       2.23%
                                                                                   ======
Less: tax equivalent adjustments .................                       (178)
                                                                    ---------
   Net interest income ...........................                  $  11,768
                                                                    =========
Ratio of average interest-earning assets to
   average interest-bearing liabilities ..........       110.80%
                                                       ========

(1)      Includes non-accrual loans.

(2) Includes assets classified as either available for sale or held for sale.

(3)      Net interest income divided by interest-earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

CHANGES IN FINANCIAL CONDITION

         GENERAL. Total assets of the Company increased by $13.3 million, or 3.0%, from $450.1 million at September 30, 1999 to $463.5 million at September 30, 2000. The increase reflected growth in both the net loan portfolio and investments as well as mortgage-related securities available for the sale (prior to the restructure of the investment portfolio in September 2000). The asset growth was primarily funded by increases in customer deposits. Asset growth was also funded by a modest increase in retained earnings.

         CASH AND INVESTMENTS. Cash and investments (including investments available for sale) increased by $18.0 million, or 28.0%, to $82.3 million at September 30, 2000 compared to $64.3 million at September 30, 1999. The increase was primarily due to the proceeds received during the fourth quarter from the sale of fixed-rate securities from the available for sale portfolio in connection with its asset restructuring.

         LOANS HELD FOR SALE AND LOANS RECEIVABLE, NET. Aggregate loans receivable (loans receivable, net and loans held for sale) increased $5.6 million or 2.5% to $233.8 million at September 30, 2000 compared to $228.2 million at September 30, 1999. Reflecting the Company's increased focus on business and consumer lending, multi-family and commercial real estate and commercial loans increased $9.0 million, or 26.9%, and home equity loans increased $4.0 million, or 21.3%, from the prior fiscal year while single-family loans declined to $160.1 million from $166.8 million.

         MORTGAGE-RELATED SECURITIES AND MORTGAGE-RELATED SECURITIES AVAILABLE FOR SALE. Mortgage-related securities and mortgage-related securities available for sale decreased in the aggregate by $18.2 million, or 14.3%, to $109.3 million at September 30, 2000 compared to $127.5 million at September 30, 1999. The decrease was the result of the sale of $24.3 million of low yielding, fixed-rate securities from its available for sale portfolio during the fourth quarter as part of the Company's asset and liability management strategy. The proceeds of the restructuring are being invested in both higher yielding securities with shorter maturities and adjustable rate assets to improve the Company's interest rate risk profile and net interest income.

         NON-PERFORMING ASSETS. The Company's total non-performing loans (including troubled debt restructurings) and real estate owned remained virtually the same at $3.5 million, or .7% of assets, at September 30, 2000 compared to the prior year. The slight decrease of $39,000 in non-performing assets was due to a decrease of $665,000, or 20.9%, in non-performing loans offset by an increase in real estate owned of $650,000 to $947,000, or .2%, of total assets at September 30, 2000 as compared to $297,000, or .07%, of total assets at September 30, 1999. Non-performing assets consist primarily of single-family conforming and non-conforming residential loans.

         DEPOSITS. Deposits increased by $11.7 million, or 4.5%, from $260.8 million at September 30, 1999 to $272.6 million at September 30, 2000. This increase was partially due to a $6.0 million, or 6.0%, increase in the Company's core accounts (non-interest bearing, NOW, passbook, and MMDA accounts) as a result of the Company's continued emphasis on these deposit accounts. Certificates of deposit also increased by $5.7 million, or 3.6%, to $165.5 million in the current fiscal year.

         BORROWINGS. The Company's total borrowings increased $465,000 to $142.9 million at September 30, 2000 from $142.4 million at September 30, 1999. The FHLB advances were used to fund loan growth and had a weighted average interest rate of 6.2% at September 30, 2000. See Note 9 to the Consolidated Financial Statements for further information.

         EQUITY. At September 30, 2000, total stockholders' equity was $26.6 million, or 5.7% of total assets, compared to $23.9 million, or 5.3% of total assets, at September 30, 1999. The $2.7 million increase was due to net income for the year of $2.4 million and an improvement of $606,000 in unrealized losses on available for sale securities partially offset by dividends paid. The decrease in the unrealized losses on available for sale securities was due to general movements in market interest rates which increased the value of the Company's investment securities.

         RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

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



                                                                             YEAR ENDED SEPTEMBER 30,
                                                 ---------------------------------------------------------------------------------
                                                              2000 VS. 1999                           1999 vs. 1998
                                                 ---------------------------------------------------------------------------------
                                                         INCREASE (DECREASE) DUE TO              Increase (Decrease) Due To
                                                 ---------------------------------------------------------------------------------
                                                                          TOTAL INCREASE                            Total Increase
                                                       RATE    VOLUME       (DECREASE)        Rate       Volume       (Decrease)
                                                 ---------------------------------------------------------------------------------
Interest-earnings assets:
   Loans receivable(1)                                $   51   $ 1,116        $1,167        $  (689)     $1,608       $  919
   Mortgage-related securities(1)                        758      (141)          617           (409)        345          (64)
   Investment securities(1) (2)                          302       144           446             19         737          756
   Other interest-earning assets                         130         7           137           (129)         55          (74)
                                                 ----------------------------------------------------------------------------------
      Total interest-earning assets                    1,241     1,126         2,367         (1,208)      2,745        1,537
                                                 ----------------------------------------------------------------------------------
Interest-bearing liabilities:
   Deposits                                              567       520         1,087           (440)        768          328
   FHLB advances and other borrowings                    542       646         1,188           (169)      1,172        1,003

                                                 ----------------------------------------------------------------------------------
      Total interest-bearing liabilities               1,109     1,166         2,275           (609)      1,940        1,331
                                                 ----------------------------------------------------------------------------------
Increase (decrease) in net interest income            $  132   $   (40)       $   92        $  (599)     $  805       $  206
                                                 ==================================================================================

(1) Includes assets classified as either available for sale or held for sale.

(2)      The above table is presented on a taxable equivalent basis.


RESULTS OF OPERATIONS

         GENERAL. The Company reported net income of $2.4 million, $2.8 million and $2.8 million for the years ended September 30, 2000, 1999 and 1998, respectively.

         The $486,000 decrease in net income for the year ended September 30, 2000 compared to the year ended September 30, 1999 was primarily due to the $560,000, or 31.3%, decrease in non-interest income combined with a $301,000, or 3.17% increase in non-interest expense offset, in part, by a $437,000, or 47.7% decrease in income tax expense.

         The $67,000 increase in net income for the year ended September 30, 1999 compared to the year ended September 30, 1998 was primarily due to a $279,000, or 18.5%, increase in other income, and a $333,000 decrease in income tax expense offset, in part, by a $442,000, or 4.9%, increase in operating expenses.

         NET INTEREST INCOME. Net interest income is determined by the interest rate spread (the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. All ratios are reported on a fully tax-equivalent basis. The Company's average interest-rate spread was 2.68%, 2.65% and 2.72% during the years ended September 30, 2000, 1999 and 1998, respectively. The Company's interest-rate spread was 2.46% at September 30, 2000. The Company's net interest margin (net interest income as a percentage of average interest-earning assets) was 2.91%, 2.98% and 3.23% during the years ended September 30, 2000, 1999 and 1998, respectively. In fiscal 2000 and 1999, the Company's net interest spread and net interest margin were impacted by several interest rate increases implemented by the Board of Governors of the Federal Reserve System resulting in higher funding costs. Assuming the current interest rate environment continues, the company expects net interest margin will remain relatively stable or decline as its liabilities reprice more rapidly than the Company's assets.

         Net interest income increased to $11.8 million in fiscal 2000 as compared to $11.7 million in fiscal 1999. The $99,000, or .84%, increase came as a result of a $2.4 million increase in interest income offset by a $2.3 million increase in interest expense.

         Net interest income declined slightly to $11.7 million in the year ended September 30, 1999 as compared to $11.8 million in fiscal 1998. The reason for the decrease

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

was a greater increase in total interest expense than in total interest income.

         INTEREST INCOME. Total interest income amounted to $31.1 million for the year ended September 30, 2000 compared to $28.7 million for the year ended September 30, 1999. The reason for the increase in fiscal 2000 period was a $1.2 million, or 6.7%, increase in interest income earned on the loan portfolio primarily as a result of a $14.0 million, or 6.4%, increase in the average balance of the loan portfolio. The increase in the average balance of the loan portfolio in fiscal 2000 reflects increased originations of multi-family and commercial real estate and home equity loans as part of the Company's continued emphasis on expanding its commercial and consumer loan portfolio which generally bear higher rates of interest and have shorter contractual maturities. Also contributing to the increase was interest income on mortgage-related securities, investments and other interest-earning assets which increased $1.2 million, or 10.7%, primarily due to a 64 basis point (with 100 basis points being equal to 1.0%) increase in the yield earned due to increases in the interest rate environment.

         The $1.3 million, or 4.7%, increase in total interest income during the year ended September 30, 1999 as compared to fiscal 1998 was primarily due to a $919,000, or 5.6%, increase in interest income from loans as a result of a $21.0 million, or 10.6%, increase in the average balance of the loan portfolio offset, in part, by a 38 basis point decrease in the yield earned thereon. The increase in the average balance was due to increased loan originations in both single-family, commercial business and commercial real estate loans. The decline in yield was due to the low rate environment existing during fiscal 1999 resulting in the refinancing of higher yielding loans into lower yielding products. Additionally, interest income on mortgage-related securities, investments and other interest-earning assets increased $382,000, or 3.5%, due to a $16.1 million, or 9.3%, increase in the aggregate average balance thereof offset by a 22 basis point decrease in the average yield earned. The increase in the average balances of such assets was due to the ongoing leveraging of the Company's capital base as part of the implementation of its strategic plan while the decrease in the yield earned reflecting the effects of the declining interest rate environment experienced during fiscal 1999.

         INTEREST EXPENSE. Total interest expense increased by $2.3 million, or 13.4%, during the year ended September 30, 2000 compared to fiscal 1999. The reason for such increase was a $1.2 million increase in interest expense on borrowings and $1.1 million increase in interest expense on deposits. The increase in interest expense on borrowings was due to a $11.5 million increase in the average balance of total borrowings and a 42 basis point increase in the average rate paid thereon. The increase in interest paid on deposits was due to a $12.6 million increase in the average balance of deposits combined with an 21 basis point increase in the average rate paid. The increased level of deposits and borrowings was used to fund loan originations and purchases of investment and mortgage-related securities. The increase in the rates paid on deposits and borrowings was due to rising short-term interest rates.

         Total interest expense amounted to $17.0 million for the year ended September 30, 1999 as compared to $15.6 million for fiscal 1998. The $1.4 million, or 8.5%, increase in interest expense in fiscal 1999 compared to fiscal 1998 was due to a $1.0 million increase in interest expense on borrowings and a $328,000 increase in interest expense on deposits. The increase in interest expense on borrowings was due to a $22.7 million increase in the average balance partially offset by a 25 basis point decline in the average rate paid on borrowings. The increase in interest paid on deposits was due to a $20.6 million increase in the average balance of deposits offset by a 21 basis point decline in the average rate paid on deposits. The increased level of borrowings and deposits was used to fund loan originations and the purchase of mortgage-related and investment securities. The decrease in the average rate paid on deposits and borrowings reflected the generally low market rates of interest experienced during fiscal 1999.

         PROVISIONS FOR LOAN LOSSES. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Company, the amount of the Company's classified assets, the status of past due principal and interest payments, general economic conditions, particularly as they relate to the Company's primary market area, and other factors related to the collectibility of the Company's loan and loans held for sale portfolios. Management of the Company assesses the allowance for loan losses on a monthly basis and makes provisions for loan losses as deemed appropriate in order to maintain the adequacy of the allowance for loan losses. For the year ended September 30, 2000, the provision for loan losses was $420,000 as compared to $259,000 and $186,000 for fiscal 1999 and 1998, respectively. At September 30, 2000 the Company's allowance for loan losses totalled $2.0 million which amounted to

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

80.3% of total non-performing loans and .86% of gross loans receivable.

         Although management of the Company believes that the Company's allowance for loan losses was adequate at September 30, 2000, based on facts and circumstances available to it, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect the Company's results of operations for such periods. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's provision for loan losses and the carrying value of its other non-performing assets based on their judgments about information available to them at the time of their examination.

         NON-INTEREST INCOME. For the year ended September 30, 2000, the Company reported non-interest income of $1.2 million compared to $1.8 million for the year ended September 30, 1999. The primary reason for the $560,000, or 31.3%, decrease in non-interest income in fiscal 2000 was the $886,000 loss on sale of $24.3 million of investment and mortgage-related securities combined with $119,000 decrease in gain on sale of loans held for sale. These decreases were partially offset by a $322,000 increase in cash surrender value related to Bank Owned Life Insurance ("BOLI") policies and a $341,000 increase in other income primarily due to a distribution of common stock, with a value of $278,000 at the date of issue, in connection with the demutualization of an insurance company.

         The $279,000, or 18.5%, increase in non-interest income for the year ended September 30, 1999 as compared to fiscal 1998 was primarily due to a $291,000 increase in income recognized on BOLI policies and a $36,000 increase in service charges and other fees, partially offset by a $106,000 increase in the cost of real estate operations. Also contributing to the increase in non-interest income was a $240,000 increase in the gain on sale of investments and mortgage-related securities as the Company sought to take advantage of certain market opportunities. Such increase was partially offset by a decrease in the gain on sale of loans of $201,000 due to the high level of mortgage loan refinancings processed in the prior fiscal year. The increase in cash surrender value is due to the Bank's purchase of BOLI policies which were purchased to offset employee benefit plan costs.

         OPERATING EXPENSES. Operating expenses include compensation and employee benefits, occupancy and equipment expense, Federal Deposit Insurance Corporation ("FDIC") deposit insurance premiums, professional fees, data processing expense, advertising and other items. Operating expenses increased $301,000, or 3.2%, for the year ended September 30, 2000 compared to the year ended September 30, 1999 and amounted to $9.8 million in fiscal 2000 compared to $9.5 million in fiscal 1999. The primary reason for the increase of operating expenses for fiscal 2000 was a $239,000, or 40.9%, increase in professional fees, a $184,000, or 5.2%, increase in salaries and employee benefits expenses, and a $100,000, or 28.2%, increase in advertising expense partially offset by a $310,000, or 88.6%, decrease in the provision for real estate owned losses and a $67,000, or 45.6%, decrease in FDIC insurance premiums. Expansion of the branch network, through the opening of a new branch office, contributed to both the increased occupancy and equipment expense and compensation expense. Compensation expense also increased due to general salary increases and the addition of personnel.

         Operating expenses increased $442,000, or 4.9%, to $9.5 million for the year ended September 30, 1999 compared to the year ended September 30, 1998. The primary reason for the increase in operating expenses in fiscal 1999 was a $350,000 provision for real estate owned losses primarily related to a real estate development project in which the Bank was involved. Also contributing to the increase in operating expenses were modest increases in occupancy and equipment, professional fees, bank service charges, data processing and advertising expenses offset in part by a decrease in salaries and employee benefits.

         INCOME TAXES. The Company recognized income tax expenses of $480,000, or 16.9%, of pre-tax income, for the year ended September 30, 2000, compared to $917,000, or 24.4%, of pre-tax income, for the year ended September 30, 1999. The Company recognized income tax expenses of $1.3 million, or 31.0% of pre-tax income, for fiscal 1998. The primary reason for the decrease in the percentage of tax expense in fiscal 2000 and 1999 was the increase in tax-free income resulting from purchases of tax-exempt securities and BOLI, as the Company employed various strategies to reduce taxes. In addition, Fiscal 2000 income tax expense was further reduced by the loss incurred on the sale of securities in the fourth quarter.


LIQUIDITY AND CAPITAL RESOURCES

         The Company's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Company's primary sources of funds are deposits, amortization, prepay-

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

ments and maturities of outstanding loans and mortgage-related securities, sales of loans, maturities of investment securities and other short-term investments, borrowings and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan and mortgage-related securities prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, the Company invests excess funds in overnight deposits and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Company has the ability to obtain advances from the FHLB of Pittsburgh through several credit programs with the FHLB in amounts not to exceed the Bank's maximum borrowing capacity and subject to certain conditions, including holding a predetermined amount of FHLB stock as collateral. As an additional source of funds, the Company has access to the Federal Reserve discount window, but only after it has exhausted its access to the FHLB of Pittsburgh. At September 30, 2000, the Company had $132.9 million of outstanding advances from the FHLB of Pittsburgh.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer term basis, the Company maintains a strategy of investing in various lending products and mortgage-related securities. The Company uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of mortgage-related and investment securities. At September 30, 2000, the total of approved loan commitments outstanding amounted to $4.1 million. At the same date, commitments under unused lines of credit and loans in process on construction loans amounted to $18.3 million. Certificates of deposit scheduled to mature in one year or less at September 30, 2000 totalled $90.5 million. Based upon its historical experience, management believes that a significant portion of maturing deposits will remain with the Company.

         The Company is required by the Office of Thrift Supervision ("OTS") to maintain average daily balances of liquid assets, defined as a ratio of cash and certain marketable securities that can be readily converted into cash to total deposits and short-term borrowings, of 4% to assure its ability to meet demand for withdrawals and repayment of short-term borrowings. The Company's liquidity ratio under these guidelines was 13.3% at September 30, 2000.

         The OTS requires that the Bank meet minimum regulatory tangible, core, tier 1 risk-based and total risk-based capital requirements. At September 30, 2000, the Bank exceeded all regulatory capital requirements and was deemed a well capitalized institution for regulatory purposes. See Note 12 to the Consolidated Financial Statements.

         The Company's assets consist primarily of its investment in the Bank and investments in various corporate debt and equity instruments. Its only material source of income consists of earnings from its investment in the Bank and interest and dividends earned on other investments. The Company, as a separately incorporated holding company, has no significant operations other than serving as the sole stockholder of the Bank and paying interest to its subsidiary, First Keystone Capital Trust I, for junior subordinated debt issued in conjunction with the issuance of trust preferred securities. See Note 17 to the Consolidated Financial Statements. On an unconsolidated basis, the Company has no paid employees. The expenses primarily incurred by the Company relate to its reporting obligations under the Securities Exchange Act of 1934, related expenses incurred as a publicly traded company, and expenses relating to the issuance of the trust preferred securities and the junior subordinated debentures issued in connection therewith. Management believes that the Company has adequate liquidity available to respond to its liquidity demands. Under applicable federal regulations, the Bank may pay dividends within certain limits after providing written notice to the OTS.


RECENT ACCOUNTING PRONOUNCEMENTS

         In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125" was issued. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125 provisions without reconsideration. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement is effective for all fiscal years ending after December 15, 2000. Management has not yet determined the impact on the

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
--------------------------------------------------------------------------------

Company's financial position or results of operations when SFAS No. 140 is adopted.

         In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company adopted the provisions of SFAS 133, as amended by SFAS Nos. 137 and 138, and as interpreted by the Financial Accounting Standards Board ("FASB") and the Derivatives Implementation Group through "Statement 133 Implementation Issues," as of October 1, 2000. The Company believes that it has properly identified all derivative instruments and any embedded derivative instruments. The Company currently does not employ hedging activities that require designation as either fair value or cash flow hedges, or hedges of a net investment in a foreign operation. The adoption of SFAS No. 133 on October 1, 2000 resulted in no transition adjustment.

         In March 2000, FASB Interpretation No. 44, "Accounting for Certain Transaction Involving Stock Compensation" ("FIN No. 44") was issued. FIN No. 44 clarifies the application of APB No. 25 for certain issues. The Company adopted the provisions of FIN No. 44 in fiscal year 2000. The adoption of the interpretation did not have a material effect on the consolidated financial statements.

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

FORWARD LOOKING STATEMENTS

         In this Annual Report, the Company has included certain "forward looking statements" concerning the future operations of the Company. It is management's desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing the Company of the protections of such safe harbor with respect to all "forward looking statements" contained in this Annual Report. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such forward-looking statements may be identified by the use of words such as "believe", "expect", "should", "estimated", and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, business strategy, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. Factors that could affect results include interest rate trends, deposit flows, competition, the general economic climate in Delaware and Chester Counties, the mid-Atlantic region and the country as a whole, loan demand, real estate values, loan delinquency rates, changes in federal and state regulation, and other uncertainties described in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended September 30, 2000. These factors should be considered in evaluating the "forward looking statements", and undue reliance should not be placed on such statements. The Company assumes no obligation to update forward-looking statements.

                       [DELOITTE & TOUCHE LLP LETTERHEAD]


INDEPENDENT AUDITORS' REPORT

Board of Directors
First Keystone Financial, Inc. and Subsidiaries
Media, Pennsylvania 19063

We have audited the accompanying consolidated statements of financial condition of First Keystone Financial, Inc. and Subsidiaries (the "Company") as of September 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of First Keystone Financial, Inc. and Subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
November 3, 2000



DELOITTE
TOUCHE
TOHMATSU

First Keystone Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------


(dollars in thousands, except per share data)

                                                                                           SEPTEMBER 30
                                                                                     ------------------------
                                                                                        2000           1999
                                                                                     ------------------------
ASSETS
Cash and amounts due from depository institutions ...............................    $   2,891      $   3,010
Interest-bearing deposits with depository institutions ..........................       37,223         17,005
                                                                                     ------------------------
   Total cash and cash equivalents ..............................................       40,114         20,015
Investment securities available for sale ........................................       42,215         44,315
Mortgage-related securities available for sale ..................................       96,257        113,046
Loans held for sale .............................................................        3,099          1,792
Mortgage-related securities held to maturity -- at amortized cost
   (approximate fair value of $12,580 and $14,100 at September 30, 2000
   and 1999, respectively) ......................................................       13,056         14,497
Loans receivable -- net .........................................................      230,686        226,375
Accrued interest receivable .....................................................        3,373          3,096
Real estate owned ...............................................................          947            297
Federal Home Loan Bank stock -- at cost .........................................        6,672          6,157
Office properties and equipment -- net ..........................................        3,624          3,076
Deferred income taxes ...........................................................        2,319          2,749
Prepaid expenses and other assets ...............................................       21,101         14,711
                                                                                     ------------------------
   Total Assets .................................................................    $ 463,463      $ 450,126
                                                                                     ========================

LIABILITIES, MINORITY INTEREST IN SUBSIDIARY AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits .....................................................................    $ 272,562      $ 260,826
   Advances from Federal Home Loan Bank .........................................      132,902        123,137
   Securities sold under agreements to repurchase ...............................       10,000         19,300
   Accrued interest payable .....................................................        2,294          2,321
   Advances from borrowers for taxes and insurance ..............................          772            946
   Accounts payable and accrued expenses ........................................        2,164          3,492
                                                                                     ------------------------
      Total liabilities .........................................................      420,694        410,022
                                                                                     ------------------------
Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated
   debentures of the Company ....................................................       16,200         16,200
                                                                                     ------------------------
Stockholders' Equity:
   Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued
   Common stock, $.01 par value, 20,000,000 shares authorized; issued
      and outstanding: 2,251,716 shares at September 30, 2000 and 1999 ..........           14             14
   Additional paid-in capital ...................................................       13,491         13,408
   Common stock acquired by stock benefit plans .................................       (1,287)        (1,531)
   Treasury stock at cost, 468,284 shares .......................................       (5,622)        (5,622)
   Accumulated other comprehensive loss .........................................       (2,386)        (2,992)
   Retained earnings -- partially restricted ....................................       22,359         20,627
                                                                                     ------------------------
      Total stockholders' equity ................................................       26,569         23,904
                                                                                     ------------------------
   Total Liabilities, Minority Interest in Subsidiary and Stockholders' Equity ..      $ 463,463      $ 450,126
                                                                                     ========================

See notes to consolidated financial statements.

First Keystone Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------


     (dollars in thousands, except per share data)

                                                                       YEAR ENDED SEPTEMBER 30
                                                                ------------------------------------
                                                                  2000          1999          1998
                                                                ------------------------------------
     INTEREST INCOME:
     Interest on:
         Loans ............................................     $ 18,533      $ 17,366      $ 16,447
         Mortgage-related securities ......................        8,582         7,965         8,029
         Investments ......................................        3,402         2,949         2,429
         Interest-bearing deposits ........................          551           414           488
                                                                ------------------------------------
              Total interest income .......................       31,068        28,694        27,393
                                                                ====================================
     INTEREST EXPENSE:
     Interest on:
         Deposits .........................................       11,352        10,265         9,937
         Federal Home Loan Bank advances ..................        6,758         5,511         4,206
         Securities sold under agreements to repurchase ...        1,121         1,180         1,482
                                                                ------------------------------------
              Total interest expense ......................       19,231        16,956        15,625
                                                                ====================================

     Net interest income ..................................       11,837        11,738        11,768
     Provision for loan losses ............................          420           259           186
                                                                ------------------------------------
     Net interest income after provision for loan losses ..      11,417        11,479        11,582
                                                                ====================================
     NON-INTEREST INCOME (LOSS):
         Service charges and other fees ...................          941           934           898
         Net gain (loss) on sale of:
           Investments and mortgage-related securities ....         (886)          291            51
           Loans held for sale ............................          206           325           526
           Real estate owned ..............................           52            25             7
           Other assets ...................................                                        1
         Real estate operations ...........................          (99)         (138)          (32)
         Increase in cash surrender value .................          613           291
         Other income .....................................          400            59            57
                                                                ------------------------------------
              Total non-interest income ...................        1,227         1,787         1,508
                                                                ====================================
     NON-INTEREST EXPENSE:
         Salaries and employee benefits ...................        3,751         3,567         3,642
         Occupancy and equipment ..........................        1,117         1,030         1,013
         Professional fees ................................          824           585           540
         Federal deposit insurance premium ................           80           147           145
         Bank service charges .............................          508           445           417
         Data processing ..................................          401           386           360
         Advertising ......................................          454           354           333
         Provision for real estate owned losses ...........           40           350           200
         Minority interest in expense of subsidiary .......        1,571         1,571         1,571
         Other ............................................        1,056         1,066           838
                                                                ------------------------------------
              Total non-interest expense ..................        9,802         9,501         9,059
                                                                ====================================

     Income before income tax expense .....................        2,842         3,765         4,031
     Income tax expense ...................................          480           917         1,250
                                                                ------------------------------------
              Net income ..................................     $  2,362      $  2,848      $  2,781
                                                                ====================================
     Earnings per common share:
         Basic ............................................     $   1.14      $   1.40      $   1.31
         Diluted ..........................................     $   1.11      $   1.32      $   1.23

See notes to consolidated financial statements.

First Keystone Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------


(dollars in thousands)


                                                                     COMMON
                                                                     STOCK
                                                                    ACQUIRED             ACCUMULATED   RETAINED
                                                        ADDITIONAL  BY STOCK                OTHER      EARNINGS-       TOTAL
                                               COMMON    PAID-IN     BENEFIT  TREASURY  COMPREHENSIVE  PARTIALLY    STOCKHOLDERS'
                                               STOCK     CAPITAL      PLANS     STOCK    INCOME(LOSS)  RESTRICTED      EQUITY
                                              -----------------------------------------------------------------------------------
Balance at October 1, 1997 ................   $    14    $12,896    $(2,038)  $(2,545)     $   408      $16,017       $24,752
Comprehensive income:
Net income ................................                                                               2,781         2,781
Other comprehensive income, net of tax:
   Net unrealized gain on securities,
      net of reclassification adjustment(1)                                                  1,079                      1,079
                                              --------------------------------------------------------------------------------
Comprehensive income ......................                                                                             3,860
                                              --------------------------------------------------------------------------------
ESOP stock committed to be released .......                             108                                               108
Excess of fair value above cost of ESOP and
   RRP shares committed to be released ....                  308                                                          308
RRP amortization ..........................                             141                                               141
Exercise of stock options .................                                         6                                       6
Purchase of treasury stock ................                                    (2,036)                                 (2,036)
Dividends paid ............................                                                                (475)         (475)
                                              --------------------------------------------------------------------------------
Balance at September 30, 1998 .............        14     13,204     (1,789)   (4,575)       1,487       18,323        26,664
                                              --------------------------------------------------------------------------------
Comprehensive income:
Net income ................................                                                               2,848         2,848
Other comprehensive income, net of tax:
Net unrealized loss on securities
   net of reclassification adjustment(1) ..                                                 (4,479)                    (4,479)
                                              --------------------------------------------------------------------------------
Comprehensive loss ........................                                                                            (1,631)
                                              --------------------------------------------------------------------------------
ESOP stock committed to be released .......                             117                                               117
Excess of fair value above cost of ESOP and
   RRP shares committed to be released ....                  204                                                          204
RRP amortization ..........................                             141                                               141
Purchase of treasury stock ................                                    (1,047)                                 (1,047)
Dividends paid ............................                                                                (544)         (544)
                                              --------------------------------------------------------------------------------
Balance at September 30, 1999 .............        14     13,408     (1,531)   (5,622)      (2,992)      20,627        23,904
                                              --------------------------------------------------------------------------------
Comprehensive income:
Net income ................................                                                               2,362         2,362
Other comprehensive income, net of tax:
   Net unrealized gain on securities
      net of reclassification adjustment(1)                                                    606                        606
                                              --------------------------------------------------------------------------------
Comprehensive income ......................                                                                             2,968
                                              --------------------------------------------------------------------------------
ESOP stock committed to be released .......                             127                                               127
Excess of fair value above cost of ESOP and
   RRP shares committed to be released ....                   83                                                           83
RRP amortization ..........................                             117                                               117
Dividends paid ............................                                                                (630)         (630)
                                              --------------------------------------------------------------------------------
Balance at September 30, 2000 .............   $    14    $13,491    $(1,287)  $(5,622)     $(2,386)     $22,359       $26,569
                                              ================================================================================


(1)  Disclosure of reclassification amount, net of tax for the years ended:              2000       1999      1998
                                                                                        ---------------------------
     Net unrealized (depreciation) appreciation arising during the year                 $1,191    $(4,671)   $1,113
     Less: Reclassification adjustment for net (losses) gains included in net income      (585)       192        34
                                                                                        ---------------------------
     Net unrealized gain (loss) on securities                                           $  606    $(4,479)   $1,079
                                                                                        ===========================


See notes to consolidated financial statements.

First Keystone Financial, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


     (dollars in thousands)

                                                                                  YEAR ENDED SEPTEMBER 30
                                                                           ------------------------------------
                                                                             2000          1999          1998
                                                                           ------------------------------------
     OPERATING ACTIVITIES:
         Net income ..................................................     $  2,362      $  2,848      $  2,781
         Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
            Provision for depreciation and amortization ..............          424           444           453
            Amortization of discounts ................................         (261)         (288)         (609)
            (Gain) loss on sales of:
               Loans held for sale ...................................         (206)         (325)         (526)
               Investment securities available for sale ..............          120          (291)           (4)
               Mortgage-related securities available for sale ........          766                         (47)
               Real estate owned .....................................          (52)          (25)           (7)
               Other assets ..........................................                                       (1)
            Provision for loan losses ................................          420           259           186
            Provision for real estate owned losses ...................           40           350           200
            Amortization of stock benefit plans ......................          327           462           563
            Distribution of policy value in demutualization ..........         (278)
         Changes in assets and liabilities which provided (used) cash:
            Origination of loans held for sale .......................      (39,531)      (46,199)      (56,398)
            Loans sold in the secondary market .......................       38,224        47,206        58,176
            Deferred income taxes ....................................          100          (140)         (112)
            Accrued interest receivable ..............................         (277)           21          (552)
            Prepaid expenses and other assets ........................       (6,390)      (11,746)         (590)
            Accrued interest payable .................................          (27)          638           108
            Accounts payable and accrued expenses ....................       (1,328)        1,401             6
                                                                           ------------------------------------
              Net cash (used in) provided by operating activities ....       (5,567)       (5,385)        3,627
                                                                           ------------------------------------
     INVESTING ACTIVITIES:
         Loans originated ............................................      (63,434)      (96,238)      (64,979)
         Purchases of:
            Investment securities held to maturity ...................                                   (2,000)
            Investment securities available for sale .................       (3,033)      (24,949)      (40,892)
            Mortgage-related securities held to maturity .............                                   (2,687)
            Mortgage-related securities available for sale ...........      (15,838)      (45,895)      (52,422)
         Purchase of FHLB stock ......................................         (515)       (1,078)       (1,310)
         Proceeds from sales of investment and
             mortgage-related securities available for sale ..........       23,401         6,791        20,299
         Proceeds from sales of real estate owned ....................          560         2,373         1,451
         Proceeds from sales of other assets .........................                                       30
         Principal collected on loans ................................       58,268        67,481        55,694
         Proceeds from maturities, calls or repayments of:
            Investment securities available for sale .................                     12,075         5,070
            Mortgage-related securities available for sale ...........       14,652        44,031        28,129
            Investment securities held to maturity ...................                                   12,000
            Mortgage-related securities held to maturity .............        1,433         4,221         4,663
         Purchase of property and equipment ..........................         (972)         (908)         (542)
         Net expenditures on real estate acquired through
             foreclosure and in development ..........................         (253)          (23)       (1,462)
                                                                           ------------------------------------
              Net cash provided by (used in) investing activities ....       14,269       (32,119)      (38,958)
                                                                           ------------------------------------
     FINANCING ACTIVITIES:
         Net increase in deposit accounts ............................       11,736        13,515        19,393
         Net increase in FHLB advances and  other borrowings .........          465        21,559        20,891
         Net (decrease) increase in advances from
             borrowers for taxes and insurance .......................         (174)          (90)          123
         Purchase of treasury stock ..................................       (1,047)                     (2,036)
         Cash dividends ..............................................         (630)         (544)         (475)
                                                                           ------------------------------------
              Net cash provided by financing activities ..............       11,397        33,393        37,896
                                                                           ------------------------------------
     Increase (decrease) in cash and cash equivalents ................       20,099        (4,111)        2,565
     Cash and cash equivalents at beginning of year ..................       20,015        24,126        21,561
                                                                           ------------------------------------
     Cash and cash equivalents at end of year ........................     $ 40,114      $ 20,015      $ 24,126
                                                                           ====================================
     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash payments for interest on deposits and borrowings ...........     $ 19,258      $ 16,318      $ 15,517
     Cash payments of income taxes ...................................          550           915         1,150
     Transfers of loans receivable into real estate owned ............        1,177         1,317           207

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED STATEMENTS (dollars in thousands)
--------------------------------------------------------------------------------


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

SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE

   Securities held to maturity are carried at amortized cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities available for sale are carried at fair value with resulting unrealized gains or losses recorded to equity, net of tax. For the years ended September 30, 2000 and 1999, the Company did not maintain a trading portfolio.

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

   The Company accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Impaired loans are predominantly measured based on the fair value of the collateral. The provision for loan losses charged to expense is based upon past loan loss experience and an evaluation of probable losses and impairment existing in the current loan and lease portfolio. A loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the original contractual terms of the loan. An insignificant delay or insignificant shortfall in amounts of payments does not necessarily result in the loan being identified as impaired. For this purpose, delays less than 90 days are considered to be insignificant. Large groups of smaller balance homogeneous loans, including residential real estate and consumer loans, are collectively evaluated for impairment, except for loans restructured under a troubled debt restructuring.

MORTGAGE BANKING ACTIVITIES

   The Company originates mortgage loans held for investment and for sale. At origination, the mortgage loan is identified as either held for sale or for investment. Mortgage loans held for sale are carried at the lower of cost or forward committed contracts (which

--------------------------------------------------------------------------------


approximates market), determined on a net aggregate basis.

   At September 30, 2000, 1999 and 1998, loans serviced for others totalled approximately $70,390, $77,186 and $96,275, respectively. Servicing loans for others consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and processing foreclosures. Loan servicing income is recorded on a cash basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Company has fiduciary responsibility for related escrow and custodial funds aggregating approximately $690 and $720 at September 30, 2000 and 1999, respectively.

   The Company assesses the retained interest in the servicing asset or liability associated with the sold loans based on the relative fair values. The servicing asset or liability is amortized in proportion to and over the period during which estimated net servicing income or net servicing loss, as appropriate, will be received. Assessment of the fair value of the retained interest is performed on a continuing basis.

INCOME RECOGNITION ON LOANS

   Interest on loans is credited to income when earned. Accrual of loan interest is discontinued and a reserve established on existing accruals if management believes after considering, among other things, economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

REAL ESTATE OWNED

   Real estate owned consists of properties acquired by foreclosure or deed in-lieu of foreclosure. These assets are initially recorded at the lower of carrying value of the loan or estimated fair value less selling costs at the time of foreclosure and at the lower of the new cost basis or net realizable value thereafter. The amounts recoverable from real estate owned could differ materially from the amounts used in arriving at the net carrying value of the assets at the time of foreclosure because of future market factors beyond the control of the Company. Costs relating to the development and improvement of real estate owned properties are capitalized and those relating to holding the property are charged to expense.

OFFICE PROPERTIES AND EQUIPMENT

   Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The costs of maintenance and repairs are expensed as they are incurred, and renewals and betterments are capitalized.

CASH SURRENDER VALUE OF LIFE INSURANCE

   The Company is the beneficiary of insurance policies on the lives of officers and employees of the Bank. The Company has recognized the amount that could be realized under the insurance policies as an asset in the statement of financial condition. During the year ended September 30, 2000, the Company recognized a gain of $278 from a distribution of common stock in demutualization of an insurance company.

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

INTEREST RATE RISK

   At September 30, 2000 and 1999, the Company's assets consist primarily of assets that earned interest at either adjustable or fixed interest rates and the average life of which is long term. Those assets were funded primarily with shorter term liabilities that have interest rates which vary over time with market rates and certain call features that are impacted by changes in market rates. Since the assets and liabilities reprice at different times, the Company is exposed to interest rate risk.

EARNINGS PER SHARE

   Basic earnings per share is computed based on the weighted average number of shares of common stock outstanding. Diluted earnings per common share is computed based on the weighted average number of shares of common stock outstanding increased by the number of common shares that are assumed to have been purchased with the proceeds from the exercise of stock options. The calculation of the weighted average shares was as follows:

                                    YEAR ENDED SEPTEMBER 30
                          -----------------------------------------
                             2000            1999            1998
                          -----------------------------------------
Average common
 shares outstanding       2,069,925       2,040,781       2,130,712
Increase in shares
 due to options -
 diluted basis               57,526         116,207         135,100
                          -----------------------------------------
Adjusted shares
 outstanding -
 diluted                  2,127,451       2,156,988       2,265,812
                          =========================================

--------------------------------------------------------------------------------


ACCOUNTING FOR STOCK OPTIONS

   The Company accounts for stock options in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," which allows an entity to choose between the intrinsic value method, as defined in Accounting Principals Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" or the fair value method of accounting for stock-based compensation described in SFAS No.
123. An entity using the intrinsic value method must disclose pro forma net income and earnings per share as if the stock-based compensation was accounted for using the fair value method. The Company continues to account for stock-based compensation using the intrinsic value method and has not recognized compensation expense under this method.

OTHER COMPREHENSIVE INCOME

   In 1999, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires the Company to present, as a component of comprehensive income, the amounts from transactions and other events which currently are excluded from the statement of income and are recorded directly to stockholders' equity.

STATEMENT OF CASH FLOWS

   For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits with depository institutions.

NEW ACCOUNTING PRONOUNCEMENTS

   In September 2000, SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125" was issued. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125 provisions without reconsideration. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This statement is effective for all fiscal years ending after December 15, 2000. Management has not yet determined the impact on the Company's financial position or results of operations when SFAS No. 140 is adopted.

   In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company adopted the provisions of SFAS 133, as amended by SFAS Nos. 137 and 138, and as interpreted by the Financial Accounting Standards Board ("FASB") and the Derivatives Implementation Group through "Statement 133 Implementation Issues," as of October 1, 2000. The adoption of SFAS No. 133 on October 1, 2000 resulted in no transition adjustment.

   In March 2000, FASB Interpretation No. 44, "Accounting for Certain Transaction Involving Stock Compensation" ("FIN No. 44") was issued. FIN No. 44 clarifies the application of APB No. 25 for certain issues. The Company adopted the provisions of FIN No. 44 in fiscal year 2000. The adoption of the interpretation did not have a material effect on the consolidated financial statements.

RECLASSIFICATIONS

   Certain reclassifications have been made to the September 30, 1999 and 1998 consolidated financial statements to conform with the September 30, 2000 presentation. Such reclassifications had no impact on the reported net income.

--------------------------------------------------------------------------------


3. INVESTMENT SECURITIES

   The amortized cost and approximate fair value of investment securities are as follows:

                                                           SEPTEMBER 30, 2000
                                           -------------------------------------------------
                                                         GROSS        GROSS
                                           AMORTIZED   UNREALIZED   UNREALIZED   APPROXIMATE
                                             COST         GAIN         LOSS       FAIR VALUE
                                           -------------------------------------------------
Available for Sale:

U.S. Treasury securities and securities
   of U.S. Government agencies:
       1 to 5 years ...................     $ 2,936       $ 34                     $ 2,970
       5 to 10 years ..................       6,997                   $  252         6,745
Municipal obligations .................      18,930         11           788        18,153
Corporate bonds .......................       4,910                      314         4,596
Mutual funds ..........................       2,000                       30         1,970
Preferred stocks ......................       5,528                      796         4,732
Other equity investments ..............       2,778        384           113         3,049
                                            ----------------------------------------------
       Total ..........................     $44,079       $429        $2,293       $42,215
                                            ==============================================

                                                           September 30, 1999
                                           -------------------------------------------------
                                                         Gross        Gross
                                           Amortized   Unrealized   Unrealized   Approximate
                                             Cost         Gain         Loss       Fair Value
                                           -------------------------------------------------
Available for Sale:

U.S. Treasury securities and securities
   of U.S. Government agencies:
       1 to 5 years ...................     $ 5,746                   $   94       $ 5,652
       5 to 10 years ..................       6,994                      214         6,780
Municipal obligations .................      18,924       $  1         1,052        17,873
Corporate bonds .......................       4,909                      270         4,639
Mutual funds ..........................       2,000                       28         1,972
Preferred stocks ......................       5,534                      286         5,248
Other equity investments ..............       2,390                      239         2,151
                                            ----------------------------------------------
       Total ..........................     $46,497       $  1        $2,183       $44,315
                                            ==============================================


   For the years ended September 30, 1999 and 1998, gross realized gains on sales of investment securities available for sale amounted to $291 and $12, respectively. Gross realized losses on sales of investment securities available for sale amounted to $120 and $8 for the years ended September 30, 2000 and 1998, respectively.

   Investment securities with a carrying value of $9,933 and $4,994 were pledged as collateral for public funds on deposit, treasury tax and loan processing and financings at September 30, 2000 and 1999, respectively (see Notes 8 and 10).

--------------------------------------------------------------------------------


4. MORTGAGE-RELATED SECURITIES


   Mortgage-related securities available for sale and mortgage-related securities held to maturity are summarized as follows:

                                                         SEPTEMBER 30, 2000
                                          ----------------------------------------------------
                                                         GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED    APPROXIMATE
                                            COST          GAIN          LOSS        FAIR VALUE
                                          ----------------------------------------------------
Available for Sale:

   FHLMC pass-through certificates        $  5,759        $ 20         $    8        $  5,771
   FNMA pass-through certificates           23,934          18            407          23,545
   GNMA pass-through certificates           39,007          70            655          38,422
   Collateralized mortgage obligations      29,308          72            861          28,519
                                          ---------------------------------------------------
      Total                               $ 98,008        $180         $1,931        $ 96,257
                                          ===================================================
Held to Maturity:

   FHLMC pass-through certificates        $  2,898        $  6         $   74        $  2,830
   FNMA pass-through certificates            5,674                        204           5,470
   Collateralized mortgage obligations       4,484                        204           4,280
                                          ---------------------------------------------------
      Total                               $ 13,056        $  6         $  482        $ 12,580
                                          ===================================================

                                                         September 30, 1999
                                          ----------------------------------------------------
                                                         Gross         Gross
                                          Amortized    Unrealized    Unrealized    Approximate
                                            Cost          Gain          Loss        Fair Value
                                          ----------------------------------------------------
Available for Sale:

   FHLMC pass-through certificates        $ 11,927        $ 81         $  174        $ 11,834
   FNMA pass-through certificates           32,795          37            877          31,955
   GNMA pass-through certificates           34,639          75            755          33,959
   Collateralized mortgage obligations      36,054         111            867          35,298
                                          ---------------------------------------------------
      Total                               $115,415        $304         $2,673        $113,046
                                          ===================================================
Held to Maturity:

   FHLMC pass-through certificates        $  3,156        $ 11        $   67        $  3,100
   FNMA pass-through certificates            6,832                       232           6,600
   Collateralized mortgage obligations       4,509                       109           4,400
                                          ---------------------------------------------------
      Total                               $ 14,497        $ 11        $  408        $ 14,100
                                          ===================================================


   The collateralized mortgage obligations contain both fixed and adjustable classes of securities which are repaid in accordance with a predetermined priority. The underlying collateral of the securities are loans which are primarily guaranteed by FHLMC, FNMA, and GNMA.

   Mortgage-related securities with aggregate carrying values of $24,612 and $32,510 were pledged as collateral for public funds on deposit, treasury tax and loan processing and financings at September 30, 2000 and 1999, respectively (see Notes 8 and 10).

   For the year ended September 30, 1998, gross realized gains on sales of mortgage-related securities available for sale amounted to $83. Gross realized losses on sales of mortgage-related securities available for sale amounted to $766 and $36 for the years ended September 30, 2000 and 1998, respectively.

--------------------------------------------------------------------------------


5. ACCRUED INTEREST RECEIVABLE

   The following is a summary of accrued interest receivable by category:

                                           SEPTEMBER 30
                                       -------------------
                                        2000         1999
                                       -------------------
Loans ............................     $1,847       $1,602
Mortgage-related securities ......        640          755
Investment securities ............        886          739
                                       -------------------
     Total .......................     $3,373       $3,096
                                       ===================

6. LOANS RECEIVABLE

   Loans receivable consist of the following:

                                           SEPTEMBER 30
                                     ------------------------
                                        2000          1999
                                     ------------------------
Real estate loans:
   Single-family .................   $ 160,143      $ 166,802
   Construction and land .........      17,905         18,426
   Multi-family and commercial ...      37,870         31,188

Consumer loans:
   Home equity and lines of credit      22,597         18,624
   Deposit .......................         251            243
   Education .....................         285            365
   Other .........................         807          1,080
Commercial loans .................       4,475          2,190
                                     ------------------------
     Total loans .................     244,333        238,918
   Loans in process ..............     (10,330)        (9,005)
   Allowance for loan losses .....      (2,019)        (1,928)
   Deferred loan fees ............      (1,298)        (1,610)
                                     ------------------------
Loans receivable -- net ..........   $ 230,686      $ 226,375
                                     ========================

   The Company originates loans primarily in its local market area of Delaware and Chester Counties, Pennsylvania to borrowers that share similar attributes. This geographic concentration of credit exposes the Company to a higher degree of risk associated with this economic region.

   The Company also participates in the origination and sale of non-agency, non-conforming sub-prime loans in the secondary market. The Company recognized gains on sale of loans held for sale of $206, $325 and $526 for fiscal years ended September 30, 2000, 1999 and 1998, respectively.

   The Company offers loans to its directors and senior officers on terms permitted by OTS regulations. There were approximately $529 and $575 of loans outstanding to senior officers and directors as of September 30, 2000 and 1999, respectively. The amount of repayments during the years ended September 30, 2000 and 1999 totalled $65 and $28, respectively. There were $19 and $215 new loans granted during fiscal year 2000 and 1999.

   The Company has undisbursed portions under consumer and commercial lines of credit as of September 30, 2000 of $4,411 and $3,536, respectively.

   The Company originates both adjustable and fixed interest rate loans and purchases mortgage-backed securities and collateralized mortgage obligations in the secondary market. The originated adjustable-rate loans have interest rate adjustment limitations and are generally indexed to U.S. Treasury securities plus a fixed margin. Future market factors may affect the correlation of the interest rate adjustment with rates the Company pays on the short-term deposits that have been the primary funding source for these loans. The adjustable-rate mortgage-related securities adjust to various national indices plus a fixed margin. At September 30, 2000, the composition of these loans and mortgage-related securities follows:

                      FIXED-RATE
----------------------------------------------------
TERM TO MATURITY                          BOOK VALUE
----------------------------------------------------
1 month to 1 year ....................      $  2,121
1 year to 3 years ....................         3,368
3 years to 5 years ...................         8,674
5 years to 10 years ..................        39,748
Over 10 years ........................       179,900
                                            --------
     Total ...........................      $233,811
                                            ========

                  ADJUSTABLE-RATE
----------------------------------------------------
TERM TO RATE ADJUSTMENT                   BOOK VALUE
----------------------------------------------------
1 month to 1 year ....................      $ 90,401
1 year to 3 years ....................         9,644
3 years to 5 years ...................         9,460
                                            --------
     Total ...........................      $109,505
                                            ========

   The following is an analysis of the allowance for loan losses:

                                  YEAR ENDED
                                 SEPTEMBER 30
                       ---------------------------------
                         2000         1999         1998
                       ---------------------------------
Beginning balance      $ 1,928      $ 1,738      $ 1,628
Provisions charged
  to income ......         420          259          186
Charge-offs ......        (363)         (72)        (114)
Recoveries .......          34            3           38
                       ---------------------------------
   Total .........     $ 2,019      $ 1,928      $ 1,738
                       =================================

   At September 30, 2000 and 1999, non-performing loans (which include loans in excess of 90 days delinquent) amounted to approximately $2,515 and $3,180, respectively.

--------------------------------------------------------------------------------


7. OFFICE PROPERTIES AND EQUIPMENT

   Office properties and equipment are summarized by major classification as follows:

                                           SEPTEMBER 30
                                      --------------------
                                        2000         1999
                                      --------------------
Land and buildings ..............     $ 5,683      $ 4,990
Furniture, fixtures and equipment       4,137        3,860
                                      --------------------
     Total ......................       9,820        8,850

Accumulated depreciation
   and amortization .............      (6,196)      (5,774)
                                      --------------------
     Net ........................     $ 3,624      $ 3,076
                                      ====================

   The future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of September 30, 2000 are as follows:

   September 30:
      2001 ...............................     $  206
      2002 ...............................        198
      2003 ...............................        198
      2004 ...............................        202
      2005 ...............................        204
      Thereafter .........................        440
                                               ------
      Total minimum future rental payments     $1,448
                                               ======

   Leasehold expense was approximately $292, $182 and $197 for the years ended September 30, 2000, 1999 and 1998, respectively.

8. DEPOSITS

   Deposits consist of the following major classifications:

                                            SEPTEMBER 30
                            ---------------------------------------------
                                     2000                    1999
                            ---------------------------------------------
                             AMOUNT       PERCENT    Amount       Percent
                            ---------------------------------------------
Non-interest bearing ..     $  6,764         2.5%   $  7,912         3.0%
NOW ...................       38,898        14.3      33,412        12.8
Passbook ..............       37,861        13.9      40,324        15.5
Money market ..........       23,583         8.6      19,417         7.4
Certificates of deposit      165,456        60.7     159,761        61.3
                            ---------------------------------------------
   Total ..............     $272,562       100.0%   $260,826       100.0%
                            =============================================

   The weighted average interest rates on deposits were 4.40% and 3.96% at September 30, 2000 and 1999, respectively.

   Included in deposits as of September 30, 2000 are deposits greater than $100 totalling approximately $45,100.

   At September 30, 2000 and 1999, the Company pledged certain mortgage-related securities aggregating approximately $6,195 and $5,849, respectively, as collateral for municipal deposits.

   A summary of scheduled maturities of certificates is as follows:

                                        SEPTEMBER 30
                                            2000
                                        ------------
Within one year ....................      $ 90,481
One to two years ...................        54,738
Two to three years .................         4,505
Thereafter .........................        15,732
                                          --------
   Total ...........................      $165,456
                                          ========

   A summary of interest expense on deposits is as follows:

                                      YEAR ENDED
                                     SEPTEMBER 30
                            ------------------------------
                              2000        1999       1998
                            ------------------------------
NOW ...................     $   557     $   440     $  376
Passbook ..............         952         955        923
Money market ..........         597         502        452
Certificates of deposit       9,246       8,368      8,186
                            ------------------------------
   Total ..............     $11,352     $10,265     $9,937
                            ==============================

9. ADVANCES FROM FEDERAL HOME LOAN BANK

   A summary of advances from the Federal Home Loan Bank ("FHLB") of Pittsburgh follows:

                                        SEPTEMBER 30
                          -----------------------------------------
                                 2000                  1999
                          -----------------------------------------
                                     WEIGHTED              Weighted
                                     AVERAGE               average
                                     INTEREST              interest
                           AMOUNT      RATE       Amount     rate
                          -----------------------------------------
Advances from FHLB
due by September 30,
         2000                                   $ 47,055     5.4%
         2001             $ 67,500     6.7%
         2002                                     25,125     5.7
         2003                                      5,000     5.4
         2004                5,000     4.4         5,000     4.4
        Thereafter          60,402     5.8        40,957     5.4
                          ---------------------------------------
           Total          $132,902     6.2%     $123,137     5.4%
                          =======================================

   The advances are collateralized by FHLB stock and substantially all first mortgage loans held by the Company.

   Included in the table above at September 30, 2000 and 1999 are convertible advances whereby the FHLB has the option at a predetermined time to convert the fixed interest rate to an adjustable rate tied to LIBOR. The Company then has the option to prepay these advances if the FHLB converts the interest rate. These

--------------------------------------------------------------------------------


advances are included in the year in which they mature.

   The Company has available various lines of credit with the FHLB up to the Company's maximum borrowing capacity which was $220.8 million, of which $132.9 million was outstanding, at September 30, 2000.


10. SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

   The Company sold, under agreements to repurchase, mortgage-related securities to broker-dealers. Securities underlying the agreements with broker-dealers were delivered to the dealer who arranged the transaction. Securities delivered to broker-dealers may have been sold, loaned, or otherwise disposed of, to other parties in the normal course of their operations.

   Information concerning securities sold under agreements to repurchase is summarized as follows:

                                        SEPTEMBER 30
                                   --------------------
                                     2000         1999
                                   --------------------
Average balance
   for months outstanding ....     $18,284      $19,300
Average interest
   rate for months outstanding        6.21%        6.11%
Maximum month-end
   balance during the year ...     $19,300      $19,300
Mortgage-related securities
   underlying the agreements
   at year-end:
Carrying value ...............     $10,369      $20,972
Estimated fair value .........     $10,250      $20,681


11. INCOME TAXES

   The Company uses the experience method for computing reserves for bad debts. The bad debt deduction allowable under this method is available to small banks with assets less than $500 million. Generally, this method allowed the Company to deduct an annual addition to the reserve for bad debts equal to the increase in the balance of the Company's reserve for bad debts at the end of the year to an amount equal to the percentage of total loans at the end of the year, computed using the ratio of the previous six years net chargeoffs divided by the sum of the previous six years total outstanding loans at year end.

   The Company treated the change to the experience method as a change in a method of accounting determined solely with respect to the "applicable excess reserves" of the institution. The amount of the applicable excess reserves are being taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after December 31, 1995. For financial reporting purposes, the Company will not incur any additional tax expense. Under SFAS No. 109, deferred taxes were provided on the difference between the Company's book reserve and the applicable excess reserve in the amount equal to the Bank's increase in the tax reserve from December 31, 1987 to September 30, 1996. Retained earnings at September 30, 2000 and 1999 included approximately $2.5 million representing bad debt deductions for which no deferred income taxes have been provided.

   Income tax expense (benefit) is comprised of the following:

                          YEAR ENDED
                         SEPTEMBER 30
                  ---------------------------
                   2000      1999       1998
                  ---------------------------
Federal:
   Current        $  380    $1,057     $1,362
   Deferred          100      (140)      (112)
                  ---------------------------
     Total        $  480    $  917     $1,250
                  ===========================


   The tax effect of temporary differences that give rise to significant portions of the deferred tax accounts, calculated at 34%, is as follows:

                                     SEPTEMBER 30
                                  -------------------
                                   2000         1999
                                  -------------------
Accelerated depreciation          $  325       $  326
Allowance for loan losses            875          824
Deferred loan fees                  (211)       (135)
Accrued expenses                     107          111
Unrealized loss on available
   for sale securities             1,229        1,559
Other                                 (6)          64
                                  -------------------
     Total deferred tax asset     $2,319       $2,749
                                  ===================

   The Company's effective tax rate is less than the statutory federal income tax rate for the following reasons:

                                                                                    YEAR ENDED
                                                                                   SEPTEMBER 30
                                                   -----------------------------------------------------------------------------
                                                          2000                        1999                       1998
                                                   ------------------------  -------------------------  ------------------------
                                                               PERCENTAGE                  Percentage                 Percentage
                                                                OF PRETAX                   of Pretax                  of Pretax
                                                   AMOUNT        INCOME       Amount         Income      Amount         Income
                                                   -----------------------------------------------------------------------------
Tax at statutory rate                              $  966         34.0%       $1,280          34.0%      $1,370          34.0%
Increase (decrease) in taxes resulting from:
     Tax exempt interest, net                        (278)        (9.8)         (284)         (7.5)        (149)         (3.7)
     Increase in cash surrender value                (209)        (7.4)          (99)         (2.6)
     Other                                              1           .1            20            .5           29            .7
                                                   -----------------------------------------------------------------------------
         Total                                     $  480         16.9%       $  917          24.4%      $1,250          31.0%
                                                   =============================================================================

--------------------------------------------------------------------------------


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

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of tangible and core capital (as defined in the regulations) to adjusted assets (as defined), and of Tier I and total capital (as defined) to average assets (as

                                                                            REQUIRED FOR            WELL CAPITALIZED
                                                                          CAPITAL ADEQUACY            UNDER PROMPT
                                                       ACTUAL                 PURPOSES             CORRECTIVE ACTION
                                                 ----------------------------------------------------------------------
                                                  AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE    AMOUNT     PERCENTAGE
                                                 ----------------------------------------------------------------------
At September 30, 2000:
  Core Capital (to Adjusted Tangible Assets)     $38,127       8.3%      $18,332       4.0%      $22,914        5.0%
  Tier I Capital (to Risk Weighted Assets)        38,127      17.2         N/A         N/A        13,337        6.0
  Total Capital (to Risk Weighted Assets)         39,283      17.7       $17,782       8.0       $22,228       10.0
  Tangible Capital (to Tangible Assets)           38,127       8.3         6,874       1.5         N/A          N/A

At September 30, 1999:
  Core Capital (to Adjusted Tangible Assets)     $36,467       8.2%      $17,586       4.0%      $22,320        5.0%
  Tier I Capital (to Risk Weighted Assets)        36,467      17.9         N/A         N/A        26,784        6.0
  Total Capital (to Risk Weighted Assets)         38,280      18.8        16,294       8.0        20,367       10.0
  Tangible Capital (to Tangible Assets)          $36,467       8.2       $ 6,696       1.5         N/A          N/A

defined). Management believes, as of September 30, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

   As of September 30, 2000, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier-1 risk-based, and Tier-1 leveraged-ratios as set forth in the table above. There are no conditions or events since that notification that management believes have changed the institution's category.

   Capital at September 30, 2000 and 1999 for financial statement purposes differ from tangible, core (leverage), and Tier-1 risk-based capital amounts by $11,558 and $12,563 representing the inclusion of unrealized loss on securities available for sale and a portion of capital securities (see Note 17) that qualifies as regulatory capital as well as adjustments to the Bank's capital that do not affect the parent company.

   At September 30, 2000 and 1999, risk-based capital, for regulatory requirements, is increased by $1,667 and $1,813, respectively, of general loan loss reserves but decreased by $511 for September 30, 2000 reflecting equity investments in the Bank, for a total of $39,283 and $38,280, respectively.

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

--------------------------------------------------------------------------------


effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

13. EMPLOYEE BENEFITS

401(k) Profit Sharing Plan

   The Bank's 401(k) profit sharing plan covers substantially all full-time employees of the Company and provides for pre-tax contributions by the employees with matching contributions at the discretion of the Board of Directors determined at the beginning of the calendar year. All amounts are fully vested. For calendar year 2000, the Company matches twenty-five cents for every dollar contributed up to 5% of salary. The profit sharing expense for the plan was $17 for the fiscal year ended September 30, 2000 for all contributing participants. For calendar years 1999 and 1998, there were no Company contributions to the 401(k) profit sharing plan.

Employee Stock Ownership Plan

   In connection with the Conversion, the Company established an Employee Stock Ownership Plan ("ESOP") for the benefit of eligible employees. The ESOP purchased 217,600 shares of common stock in the Conversion. During November 1996, the ESOP purchased an additional 77,550 shares of common stock. At September 30, 2000, 139,661 shares were committed to be released, of which 19,229 shares have not yet been allocated to participant accounts. The Company accounts for its ESOP in accordance with AICPA Statement of Position 93-6, "Employers Accounting for Employee Stock Ownership Plans," which requires the Company to recognize compensation expense equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the ESOP shares released differs from the cost of such shares, this difference is charged or credited to equity as additional paid-in capital. Management expects the recorded amount of expense to fluctuate as continuing adjustments are made to reflect changes in the fair value of the ESOP shares. The Company's ESOP, which is internally leveraged, does not report the loan receivable from the ESOP as an asset and does not report the ESOP debt from the employer as a liability. The Company recorded compensation and employee benefit expense related to the ESOP of $253, $348 and $450 for the years ended September 30, 2000, 1999 and 1998, respectively.

Recognition and Retention Plan

   Under the 1995 Recognition and Retention Plan and Trust (the "RRP"), the Company has awarded and allocated 81,600 shares as of September 30, 2000 to the Company's Board of Directors and executive officers subject to vesting and other provisions of the RRP.

   At September 30, 1999, the deferred cost of unearned RRP shares totaled $117, and was recorded as a charge against stockholders' equity. Compensation expense recognized ratably over the five year vesting period for shares awarded. For the fiscal years ended September 30, 2000, 1999 and 1998, the Company recorded compensation and employee benefit expense of $117, $141 and $141 relating to the RRP.

Stock Option Plan

   Under the 1995 Stock Option Plan (the "Option Plan"), Common Stock totaling 272,000 shares has been reserved for issuance for the Plan. During fiscal year 1999, shareholders approved the adoption of the 1998 Stock Option Plan ("1998 Option Plan")(collectively with the Option Plan, the "Plans") which reserves an additional 111,200 shares of common stock for issuance. An aggregate of 358,350 stock options have been granted to the Company's executive officers, nonemployee directors and other key employees, subject to vesting and other provisions of the Plans. During the year ended September 30, 1998, 578 shares were exercised at a weighted average exercise price of $7.56.

   The following table summarizes transactions regarding stock option plans:

                                                            Weighted
                                                            Average
                                            Exercise        Exercise
                          Number of          Price            Price
                        Option Shares        Range          per Share
                       ---------------------------------------------
Outstanding at
   October 1, 1997         245,968      $ 7.50 - 14.25       $  7.91
Granted .............        5,700       12.88 - 12.88         12.88
Exercised ...........         (578)       7.50 -  8.50          7.56
                       ---------------------------------------------
Outstanding at
   September 30, 1998      251,090      $ 7.50 - 14.25       $  8.02
Granted .............       80,750       12.13 - 12.13         12.13
                       ---------------------------------------------
Outstanding at
   September 30, 1999      331,840      $ 7.50 - 14.25       $  9.02
Granted .............        7,300       10.13 - 10.13         10.13
                       ---------------------------------------------
Outstanding at
   September 30, 2000      339,140      $ 7.50 - 14.25       $  9.05
                       =============================================
Exercisable at
   September 30, 2000      262,738      $ 7.50 - 14.25       $  8.21
                       =============================================

--------------------------------------------------------------------------------


   A summary of the exercise price range at September 30, 2000 is as follows:

                                      WEIGHTED          WEIGHTED
                      EXERCISE         AVERAGE           AVERAGE
  NUMBER OF            PRICE          REMAINING       EXERCISE PRICE
OPTION SHARES          RANGE       CONTRACTUAL LIFE     PER SHARE
--------------------------------------------------------------------
   236,970        $ 7.50 - 10.13         5.18            $ 7.61
   102,170         12.13 - 14.25         8.64             12.38
--------------------------------------------------------------------
   339,140        $ 7.50 - 14.25         6.22            $ 9.05
====================================================================

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

                                                          YEAR ENDED SEPTEMBER 30
                                                       ----------------------------
                                                        2000       1999       1998
                                                       ----------------------------
Net income:
  As reported ....................................     $2,362     $2,848     $2,781
  Pro forma ......................................      2,293      2,783      2,771

Net income per common and common equivalent share:
  Earnings per common share
    - As reported ................................     $ 1.11     $ 1.32     $ 1.23
    - Pro forma ..................................       1.08       1.29       1.22
  Weighted average fair
   value of options granted
   during the period .............................     $ 3.80     $ 4.43     $ 5.15

   The binomial option-pricing model was used to determine the grant date fair value of options. Significant assumptions used to calculate the above fair value of the awards are as follows:

                                           SEPTEMBER 30
                                  ------------------------------
                                  2000         1999         1998
                                  ------------------------------
Risk free interest
 rate of return .......           5.85%        5.83%        4.69%
Expected option
 life (months) ........             60           60           60
Expected volatility ...             44%          41%          45%
Expected Dividends ....            3.1%         2.6%         1.9%

Other

   The Company established an expense accrual in connection with the anticipated funding of a trust to be created to formalize the Company's deferred compensation arrangements with four former officers of the Company. A total of $278 and $308 was included in the Company's liabilities at September 30, 2000 and 1999, respectively.

14. COMMITMENTS AND CONTINGENCIES

   The Company has outstanding loan commitments, excluding undisbursed portion of loans in process and equity lines of credit, of approximately $4,053 and $8,828 as of September 30, 2000 and 1999, respectively, which are all expected to be funded within four months. Of these commitments outstanding, the breakdown between fixed and adjustable-rate loans is as follows:

                                         SEPTEMBER 30
                                      ------------------
                                       2000        1999
                                      ------------------
Fixed-rate (ranging
  from 8.12% to 16.87%)...            $1,578      $6,122
Adjustable-rate ..........             2,475       2,706
                                      ------------------
   Total .................            $4,053      $8,828
                                      ==================

   Generally, longer-term fixed-rate and non-conforming loans are sold in the secondary market, depending on cash flow, interest rate, risk management and other considerations. There were approximately $663 and $2,733 in outstanding commitments to sell loans at September 30, 2000 and 1999, respectively.

15. RELATED PARTY TRANSACTIONS

   The Company retains the services of a law firm in which one of the Company's Directors is a member. In addition to providing general legal counsel to the Company, the firm also prepares mortgage documents and attends loan closings for which it is paid directly by the borrower.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about the Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may

--------------------------------------------------------------------------------


have a material effect on the estimated fair value amounts.

                                                  SEPTEMBER 30
                                ------------------------------------------------
                                         2000                      1999
                                ------------------------------------------------
                                Carrying/    Estimated    Carrying/    Estimated
                                 notional       Fair       notional       Fair
                                  Amount       Value        Amount       Value
                                ------------------------------------------------
Assets:
  Cash and
   interest-earning
   deposits ................    $ 40,114      $ 40,114     $ 20,015     $ 20,015
  Investment securities ....      42,215        42,215       44,315       44,315
  Loans ....................     230,686       225,410      226,375      222,007
  Loans held for sale ......       3,099         3,099        1,792        1,792
  Mortgage-related
   securities ..............     109,313       108,837      127,543      127,146
  FHLB stock ...............       6,672         6,672        6,157        6,157

Liabilities:
  Passbook deposits ........      37,861        37,861       40,324       40,324
  NOW and money
   market deposits .........      69,245        69,245       60,741       60,741
  Certificates of deposit ..     165,456       163,988      159,761      158,165
  Advances from
   Federal Home
   Loan Bank ...............     132,902       130,905      123,137      121,800
  Securities sold under
   agreements to
   repurchase ..............      10,000        10,000       19,300       19,226
  Off balance sheet
   commitments .............      22,330        22,330       31,047       31,047

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

   The fair value of NOW deposits, money market deposits and passbook deposits is the amount reported in the financial statements. The fair value of certificates of deposit and FHLB advances is based on a present value estimate, using rates currently offered for deposits of similar remaining maturity.

   No adjustment was made to the entry-value interest rates for changes in credit performing commercial loans, construction loans, and land loans for which there are no known credit concerns. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the performing commercial, construction, and land loan portfolios for which there are no known credit concerns, result in a fair valuation of such loans on an entry-value basis. The fair value of non-performing loans, with a recorded book value of approximately $2,515 and $3,180 (which are collateralized by real estate properties with property values in excess of carrying amounts) as of September 30, 2000 and 1999, respectively, was not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans. The fair value estimates presented herein are based on pertinent information available to management as of September 30, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since September 30, 2000 and 1999 and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

17. CAPITAL SECURITIES

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

   The securities are shown on the balance sheet as "Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures of the Company." The Company has, under the terms of the Debentures and the related Indenture as well as the other operative corporate documents, agreed to irrevocably and unconditionally guarantee the Trust's obligations under the Debentures. The Company contributed approximately $6.0 million of the net proceeds to the Bank to support the Bank's lending activities. The interest cost associated with this issue is treated as a non-interest expense on the consolidated statement of income rather than interest expense.



18. PARENT COMPANY ONLY FINANCIAL INFORMATION

   Condensed financial statements of First Keystone Financial, Inc. are as follows:



                   CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                       SEPTEMBER 30
                                                   -------------------
                                                     2000        1999
                                                   -------------------
          Assets
          Interest-bearing deposits ..........     $    72     $   606
          Investment securities
            available for sale ...............       7,270       7,400
          Investment in subsidiaries .........      37,043      34,403
          Other assets .......................       1,048         793
                                                   -------------------
                Total assets .................     $45,433     $43,202
                                                   ===================

          Liabilities and Stockholders' Equity
          Junior subordinated debt ...........     $16,702     $16,702
          Other borrowed money ...............       1,526       2,232
          Other liabilities ..................         636         364
          Total liabilities ..................      18,864      19,298
          Stockholders' equity ...............      26,569      23,904
                                                   -------------------
                Total liabilities and
                   stockholders' equity ......     $45,433     $43,202
                                                   ===================



                         CONDENSED STATEMENTS OF INCOME

                                                            YEAR ENDED
                                                           SEPTEMBER 30
                                                  -----------------------------
                                                    2000       1999       1998
                                                  -----------------------------
Interest and dividend income:

   Dividends from subsidiary .................... $ 1,250    $   750
   Loan to Employee Stock Ownership Plan ........     116        127    $   136
   Interest and dividends on investments ........     618        549        502
   Interest on deposits .........................      16          9         43
                                                  -----------------------------

      Total interest and dividend income ........   2,000      1,435        681
                                                  -----------------------------

Interest on debt and other borrowed money .......   1,783      1,788      1,620
Other income ....................................                130          5
Operating expenses ..............................      96        129        107
                                                  -----------------------------
Income (loss) before income taxes and equity in
   undistributed income of subsidiaries .........     121       (352)    (1,041)
Income tax benefit ..............................    (374)      (374)      (343)
                                                  -----------------------------
Income (loss) before equity in undistributed
   income of subsidiaries .......................     495         22       (698)
Equity in undistributed income of subsidiaries ..   1,867      2,826      3,479
                                                  -----------------------------

Net income ...................................... $ 2,362    $ 2,848    $ 2,781
                                                  =============================

--------------------------------------------------------------------------------



                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                             YEAR ENDED SEPTEMBER 30
                                                                         -----------------------------
                                                                           2000       1999       1998
                                                                         -----------------------------
Cash flows from operating activities:

   Net income ........................................................   $ 2,362    $ 2,848    $ 2,781
   Adjustments to reconcile net income to cash provided by operations:
      Equity in undistributed earnings of subsidiaries ...............    (1,867)    (2,826)    (3,479)
      Increase in investment in subsidiaries .........................                             (48)
      Amortization of common stock acquired by stock benefit plans ...       327        462        563
      Gain on sales of investment securities available for sale ......                 (130)        (5)
      Amortization of premium ........................................         5          1
      Increase (decrease) in other assets ............................      (255)        91       (172)
      Increase in other liabilities ..................................       339        302         47
                                                                         -----------------------------
         Net cash provided by (used in) operating activities .........       911        748       (313)
                                                                         -----------------------------


Cash flows from investing activities:

   Purchases of investments available for sale .......................      (109)    (3,535)    (8,891)
   Proceeds from sale of investments available for sale ..............                2,630      2,005
                                                                         -----------------------------
         Net cash used in investing activities .......................      (109)      (905)    (6,886)
                                                                         -----------------------------


Cash flows from financing activities:

   (Repayment) increase in other borrowed money ......................      (706)     2,132        100
   Purchase of treasury stock ........................................               (1,047)    (2,036)
   Dividends paid ....................................................      (630)      (544)      (475)
                                                                         -----------------------------
         Net cash provided by (used in) financing activities .........    (1,336)       541     (2,411)
                                                                         -----------------------------
   (Decrease) increase in cash .......................................      (534)       384     (9,610)
   Cash at beginning of period .......................................       606        222      9,832
                                                                         -----------------------------
   Cash at end of period .............................................   $    72    $   606    $   222
                                                                         =============================

--------------------------------------------------------------------------------



19. QUARTERLY FINANCIAL DATA (UNAUDITED)


   Unaudited quarterly financial data for the years ended September 30, 2000 and 1999 is as follows:

                                                          2000                                 1999
                                           ----------------------------------------------------------------------
                                             1ST      2ND      3RD      4TH       1st      2nd      3rd      4th
                                             QTR      QTR      QTR      QTR       QTR      QTR      QTR      QTR
                                           ----------------------------------------------------------------------

Interest income ........................   $7,470   $7,620   $8,017   $7,961    $7,165   $7,083   $7,050   $7,396
Interest expense .......................    4,546    4,640    4,954    5,090     4,270    4,162    4,146    4,378
                                           ----------------------------------------------------------------------
Net interest income ....................    2,924    2,980    3,063    2,871     2,895    2,921    2,904    3,018
Provision for loan losses ..............      105      105      105      105        25       75       84       75
                                           ----------------------------------------------------------------------
Net interest income after
   provision for loan losses ...........    2,819    2,875    2,958    2,766     2,870    2,846    2,820    2,943
Non-interest income (loss) .............      416      442      776     (409)      322      687      372      406
Non-interest expense ...................    2,354    2,392    2,614    2,442     2,336    2,594    2,223    2,348
                                           ----------------------------------------------------------------------
Income (loss) before
   income taxes ........................      881      925    1,120      (85)      856      939      969    1,001
Income tax expense (benefit) ...........      178      187      261     (147)      196      228      244      249
                                           ----------------------------------------------------------------------
Net income .............................   $  703   $  738   $  859   $   62    $  660   $  711   $  725   $  752
                                           ======================================================================


Per Share:
   Earnings per share - basic ..........   $  .34   $  .36   $  .42   $  .03    $  .32   $  .35   $  .35   $  .37
   Earnings per share - diluted ........   $  .33   $  .35   $  .41   $  .03    $  .31   $  .33   $  .34   $  .35
Common stock price range of the company:
   High ................................   $12.50   $ 9.88   $10.75   $10.63    $16.00   $14.63   $14.25   $14.00
   Low .................................   $ 8.38   $ 8.75   $ 8.94   $ 9.88    $12.25   $12.00   $12.00   $12.13

   Earnings per share is computed independently for each period presented. Consequently, the sum of the quarters may not equal the total earnings per share for the year.

First Keystone Financial, Inc. is a unitary savings and loan holding company conducting business through its wholly-owned subsidiary, First Keystone Federal Savings Bank. The savings bank is a federally chartered SAIF-insured savings institution operating through seven full-service offices located in Delaware and Chester Counties, Pennsylvania. The Company's headquarters is located at 22 West State Street, Media, PA 19063.

--------------------------------------------------------------------------------

DIRECTORS
Donald A. Purdy, Esquire
   Chairman of the Board
William K. Betts; retired
   Former Senior Vice President of Human Resources
   First Keystone Federal Savings Bank
Edward Calderoni
   Associate Broker of Century-21 Alliance
Silvio F. D'Ignazio
   Owner of the Towne House Restaurant
Olive J. Faulkner; retired
   Former Vice President and Corporate Secretary
   First Keystone Federal Savings Bank
Donald S. Guthrie, Esquire
   Vice Chairman
   President and Chief Executive Officer
Edmund Jones, Esquire
   Chairman Emeritus
   Member Jones, Strohm, Crain & Guthrie, P.C.
Thomas M. Kelly
   Executive Vice President and Chief Financial Officer
Willard F. Letts
   President and Principal Stockholder
   Eastern Flame Hardening Company
Walter J. Lewicki; retired
   Former associate of Looker, Lees and Melcher, Inc.
Joan G. Taylor; retired
   Former Executive Director of the Young Women's
   Christian Association (YWCA)

SENIOR OFFICERS
Donald S. Guthrie
   President and Chief Executive Officer
Thomas M. Kelly
   Executive Vice President and Chief Financial Officer
Stephen J. Henderson
   Senior Vice President/Lending
Elizabeth M. Mulcahy
   Senior Vice President/Human Resources
Carol Walsh
   Corporate Secretary

EXECUTIVE OFFICES
22 West State Street
Media, PA 19063
(610) 565-6210

TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016-3572

COUNSEL
Lawrence G. Strohm, Jr., Esquire
Jones, Strohm, Crain & Guthrie, P.C.
10 Beatty Road
Media, PA 19063

SPECIAL COUNSEL
Elias, Matz, Tiernan and Herrick L.L.P.
12th Floor
734 15th Street, N.W.
Washington, DC 20005

INDEPENDENT AUDITORS
Deloitte & Touche LLP
Twenty-Fourth Floor
1700 Market Street
Philadelphia, PA 19103-3984

INVESTOR INFORMATION
Thomas M. Kelly
Executive Vice President and Chief Financial Officer
(610) 565-6210

SHAREHOLDER INFORMATION
Carol Walsh
Corporate Secretary
(610) 565-6210

STOCK INFORMATION
First Keystone Financial, Inc., is traded on the Nasdaq National Market under the symbol of "FKFS." There were approximately 412 shareholders of record as of September 15, 2000, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks.

The Annual Meeting of Shareholders is scheduled for Wednesday, January 24, 2001, at 2 p.m. to be held at the Towne House Restaurant, 117 Veterans Square, Media, Pennsylvania.


                                           [FIRST KEYSTONE FINANCIAL, INC. LOGO]